As Filed with the Securities and Exchange Commission on September 19, 2012

Registration No. 333-183118

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST PRIORITY FINANCIAL CORP.

(Exact name of Registrant as specified in its charter)

Pennsylvania	6022	20-8420347
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2 West Liberty Boulevard, Suite 104

Malvern, PA 19355

(610) 280-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David E. Sparks

Chairman, President and Chief Executive Officer

First Priority Financial Corp.

2 West Liberty Boulevard, Suite 104

Malvern, PA 19355

(610) 280-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David W. Swartz, Esq. Stevens & Lee, P.C. 111 N. Sixth Street Reading, PA 19603 (610) 478-2000	Kimberly J. Decker, Esq. Barley Snyder LLP 126 East King Street Lancaster, PA 17602 (717) 299-5201

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED SEPTEMBER 19, 2012

Joint proxy statement/prospectus First Priority Financial Corp.	Proxy Statement Affinity Bancorp, Inc.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On May 23, 2012, First Priority Financial Corp., or First Priority, and Affinity Bancorp, Inc., or Affinity, entered into a merger agreement that provides for the combination of the two companies. Under the merger agreement, Affinity will merge with and into First Priority, with First Priority remaining as the surviving entity, and the separate corporate existence of Affinity will cease. Before we complete the merger, the shareholders of First Priority and Affinity must adopt the merger agreement. First Priority shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held on [—], 2012. Affinity shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held on [—], 2012.

If the merger is completed, Affinity shareholders will receive 0.9813 shares of First Priority common stock in exchange for each share of Affinity common stock they own immediately prior to completion of the merger, which we refer to as the “exchange ratio.” Immediately after the merger, First Priority shareholders are currently expected to own approximately 62% of the outstanding First Priority common stock and Affinity shareholders are currently expected to own approximately 38% of the outstanding First Priority common stock. To the extent that additional shares of First Priority common stock are issued in a private placement that is a condition to the consummation of the merger, current Affinity shareholders may own more or less than 38% of the outstanding shares of First Priority common stock and current First Priority shareholders may own more or less than 62% of the outstanding shares of First Priority common stock upon completion of the merger.

The merger will be considered a tax-free reorganization except for taxes on cash received by Affinity shareholders for fractional First Priority shares.

The First Priority board of directors has determined that the combination of First Priority and Affinity is advisable and in the best interests of First Priority shareholders based upon its analysis, investigation and deliberation, and the First Priority board of directors unanimously recommends that the First Priority shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

The Affinity board of directors has determined that the combination of Affinity and First Priority is advisable and in the best interests of Affinity shareholders based upon its analysis, investigation and deliberation, and the Affinity board of directors unanimously recommends that the Affinity shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

You should read this entire joint proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 30.

The shares of First Priority common stock to be issued to Affinity shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus or the First Priority common stock to be issued in the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is [—], 2012, and it is first being mailed or otherwise delivered to shareholders on or about [—], 2012.

FIRST PRIORITY FINANCIAL CORP.

2 WEST LIBERTY BOULEVARD, SUITE 104

MALVERN, PENNSYLVANIA 19355

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], [—], 2012

TO THE SHAREHOLDERS OF FIRST PRIORITY FINANCIAL CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of First Priority Financial Corp., or “First Priority,” will be held at [—], local time, on [—], 2012, at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, Pennsylvania 19355, to consider and vote upon the following proposals:

1.	Adoption of the Agreement and Plan of Merger, dated May 23, 2012, by and between First Priority and Affinity Bancorp, Inc., or “Affinity”, which provides for, among other things, the merger of Affinity with and into First Priority;

2.	Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement; and

3.	Transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

All of these items, including the proposal to approve the merger agreement and the merger, are described in more detail in the accompanying joint proxy statement/prospectus and its appendices. You should read these documents in their entirety before voting. We have fixed [—], 2012 as the record date for determining those First Priority shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting. A list of such shareholders will be available for inspection at the special meeting and for ten days prior to the meeting at First Priority’s headquarters located at 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, during normal business hours.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of First Priority and its shareholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. Your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each of the directors and officers of First Priority has executed a letter agreement in favor of Affinity pursuant to which he or she has agreed to vote all shares of First Priority common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

Lawrence E. Donato,

Corporate Secretary

Malvern, Pennsylvania

[—], 2012

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly. For many shareholders, you may also vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. If you later decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

AFFINITY BANCORP, INC.

1310 BROADCASTING ROAD, PO BOX 7068

WYOMISSING PA 19610

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], [—], 2012

TO THE SHAREHOLDERS OF AFFINITY BANCORP, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Affinity Bancorp, Inc., or “Affinity”, will be held at [—], local time, on [—], 2012, at [—], to consider and vote upon the following proposals:

1.	Adoption of the Agreement and Plan of Merger, dated May 23, 2012, by and between First Priority Financial Corp., or “First Priority”, and Affinity, which provides for, among other things, the merger of Affinity with and into First Priority;

2.	Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement; and

3.	Transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

All of these items, including the proposal to approve the merger agreement and the merger, are described in more detail in the accompanying joint proxy statement/prospectus and its appendices. You should read these documents in their entirety before voting. We have fixed [—], 2012 as the record date for determining those Affinity shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting. A list of such shareholders will be available for inspection at the special meeting and for ten days prior to the meeting at Affinity’s headquarters located at 1310 Broadcasting Road, PO Box 7068, Wyomissing PA 19610, during normal business hours.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Affinity and its shareholders and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. Your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each of the directors and officers of Affinity has executed a letter agreement in favor of First Priority pursuant to which he or she has agreed to vote all shares of Affinity common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

Beth D. Mayers

Corporate Secretary

Wyomissing, Pennsylvania

[—], 2012

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly. For many shareholders, you may also vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. If you later decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the shareholders meetings. They may not include all the information that is important to the shareholders of First Priority and of Affinity. Shareholders of First Priority and of Affinity should each read carefully this entire joint proxy statement/prospectus, including the annexes and other documents referred to in this document.

Questions about the Merger

Q:	What is the merger?

A:	First Priority and Affinity have entered into an Agreement and Plan of Merger, dated May 23, 2012, which is referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of First Priority and Affinity. Under the merger agreement, Affinity will merge with and into First Priority, with First Priority remaining as the surviving entity, and the separate corporate existence of Affinity will cease. We refer to this transaction as the “merger.”

Q:	Why am I receiving these materials?

A:	This document constitutes both a joint proxy statement of First Priority and Affinity and a prospectus of First Priority. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective holders of common stock. It is a prospectus because First Priority will issue shares of its common stock in exchange for shares of Affinity common stock in the merger.

First Priority is sending these materials to its shareholders to help them decide how to vote their shares of First Priority common stock with respect to the proposed merger and the other matters to be considered at the First Priority special meeting.

Affinity is sending these materials to its shareholders to help them decide how to vote their shares of Affinity common stock with respect to the proposed merger and the other matters to be considered at the Affinity special meeting.

The merger cannot be completed unless shareholders of First Priority and Affinity each adopt the merger agreement and approve the merger. First Priority is holding its special meeting of shareholders to vote on the merger as well as the other proposals described in “First Priority Special Meeting of Shareholders” beginning on page 79. Affinity is holding its special meeting of shareholders to vote on the merger as well as the other proposals described in “Affinity Special Meeting of Shareholders,” beginning on page 221. Information about these meetings, the merger and the other business to be considered at the meetings is contained in this joint proxy statement/prospectus.

Q:	Why is First Priority proposing the merger?

A:	The First Priority board of directors, in unanimously determining that the merger is in the best interests of First Priority and its shareholders, considered a number of key factors which are described under the headings “The Merger—Background of the Merger” and “The Merger—First Priority’s Reasons for the Merger,” beginning on pages 38 and 42, respectively.

Q:	Why is Affinity proposing the merger?

A:	The Affinity board of directors, in unanimously determining that the merger is in the best interests of Affinity and its shareholders, considered a number of key factors which are described under the headings “The Merger—Background of the Merger” and “The Merger—Affinity’s Reasons for the Merger,” beginning on pages 38 and 49, respectively.

Q:	What will Affinity shareholders receive in the merger, and how will this affect holders of First Priority common stock?

A:	In the proposed merger, Affinity shareholders will receive 0.9813 shares of First Priority common stock in exchange for each share of Affinity common stock they own immediately prior to completion of the merger, which we refer to as the “exchange ratio.”

First Priority shareholders will continue to own their existing shares of First Priority common stock after the merger. Because of the number of shares of First Priority common stock being issued in the merger, the interest in First Priority represented by the existing shares of First Priority common stock will be diluted. As a result of the transaction, Affinity’s shareholders are expected to own approximately 38% of the combined company and First Priority’s shareholders are expected to own approximately 62%. To the extent that additional shares of First Priority common stock are issued in the private placement discussed in this document, current Affinity shareholders may own more or less than 38% of the outstanding shares of First Priority common stock and current First Priority shareholders may own more or less than 62% of the outstanding shares of First Priority common stock upon completion of the merger.

Q:	Who will be the directors and executive officers of the combined company following the merger?

A:	Following the merger, the size of the board of directors of the combined company will be reduced to 12 directors, and the board will consist of David E. Sparks, the current Chairman and Chief Executive Officer of First Priority, Steven A. Ehrlich, the current Chairman and Chief Executive Officer of Affinity, six (6) current independent directors of First Priority, and four (4) current independent directors of Affinity. Mr. Sparks shall be appointed Chairman and Chief Executive Officer of the combined company, and Mr. Ehrlich shall be appointed President of the combined company. All other members of the executive management team of First Priority will remain officers of the combined company.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including receipt of shareholder approvals at the respective special meetings of First Priority and Affinity, completion of a minimum $6 million private placement to accredited investors, and receipt of regulatory approvals. We currently expect to complete the merger in the fourth quarter of 2012. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing it at all.

Q:	What are the federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code, and it is a condition to the completion of the merger that each of First Priority and Affinity receive a written opinion from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that holders of Affinity common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Affinity common stock for First Priority common stock pursuant to the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see “The Merger—Certain Material Federal Income Tax Consequences,” beginning on page 77.

Questions about the First Priority Special Meeting

Q:	What are the matters on which I am being asked to vote at the First Priority special meeting?

A:	You are being asked to consider and vote on the following matters:

1.	Adoption of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus; and

2.	Adjournment of the First Priority special meeting, if necessary, to solicit additional proxies.

Q:	How does the First Priority board of directors recommend that I vote my shares?

A:	The First Priority board of directors recommends that the First Priority shareholders vote their shares as follows:

•	“FOR” adoption of the merger agreement; and

•	“FOR” an adjournment of the First Priority special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of First Priority and their affiliates had the right to vote [964,764] shares of First Priority common stock, or [30.7]% of the outstanding First Priority common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and officers of First Priority has executed a letter agreement (the “Affiliate Letter”) in favor of Affinity pursuant to which he or she has agreed to vote all shares of First Priority common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby. Additionally, each of the directors and officers of Affinity has executed an Affiliate Letter in favor of First Priority pursuant to which he or she has agreed to vote all shares of Affinity common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at First Priority’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the First Priority special meeting?

A:	First Priority shareholders of record as of the close of business on [—], 2012, which is referred to as the “First Priority record date”.

Q:	How many votes do I have?

A:	Each outstanding share of First Priority common stock is entitled to one vote.

Q:	How do I vote my First Priority shares?

A:	You may vote your First Priority shares by completing and returning the enclosed proxy card or by voting in person at the First Priority special meeting.

Voting by Proxy. You may vote your First Priority shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

ON YOUR FIRST PRIORITY PROXY CARD:

•	Mark your selections;

•	Date and sign your name exactly as it appears on your card; and

•	Return your completed proxy card in the enclosed postage-paid envelope.

Voting in person. If you attend the First Priority special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the First Priority special meeting.

Should you have any questions on the procedure for voting your shares, please contact Lawrence E. Donato, First Priority’s Corporate Secretary at 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, telephone (610) 280-7100.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of the holders of a majority of the votes cast at the First Priority special meeting, and because a majority of the outstanding shares of First Priority common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting, every shareholder’s vote is important.

Q:	If my shares of First Priority common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT vote your shares on any proposal at the First Priority special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the First Priority special meeting. For purposes of determining the number of votes cast with respect to the merger proposal, only those votes cast “for” or “against” the proposal are counted. Broker non-votes, if any are submitted by brokers or nominees in connection with the special meeting, will not be counted as votes “for” or “against” for purposes of determining the number of votes cast, but will be treated as present for quorum purposes.

Q:	What constitutes a quorum for the First Priority special meeting?

A:	As of the First Priority record date, [3,144,103] shares of First Priority common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under First Priority’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for purposes of determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the First Priority special meeting?

A:	The affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting is required to approve all matters to be considered at the First Priority special meeting. Abstentions and broker non-votes will not affect the outcome of any matters being voted on at the meeting.

Q:	Do I have appraisal or dissenters’ rights?

A:	No. Under Pennsylvania law, holders of First Priority common stock will not be entitled to exercise any appraisal rights in connection with the merger or any of the other proposals being presented to them.

Q:	Can I attend the First Priority special meeting and vote my shares in person?

A:

Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of First Priority common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to First Priority’s Corporate Secretary, or (3) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. First Priority’s Secretary’s mailing address is First Priority Financial Corp., 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, Attention: Lawrence E. Donato.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying First Priority’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	Who will bear the cost of soliciting votes for the First Priority special meeting?

A:	First Priority and Affinity will bear the cost of preparing, assembling, printing, mailing and distributing these proxy materials equally. In addition to the mailing of these proxy materials, the solicitation of proxies or votes for the First Priority special meeting may be made in person, by telephone, or by electronic communication by First Priority’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, First Priority may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What happens if additional proposals are presented at the First Priority special meeting?

A:	Other than the proposals described in this joint proxy statement/prospectus, First Priority does not expect any matters to be presented for a vote at the special meeting. If you grant a proxy, the persons named as proxy holders, [Matthew L. Miller and Alice D. Flaherty], will have the discretion to vote your shares on any additional matters properly presented for a vote at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus.

Q:	What if I hold stock of both First Priority and Affinity?

A:	If you hold shares of both First Priority and Affinity, you will receive two separate packages of proxy materials. A vote as a First Priority shareholder for the merger proposal or any other proposals to be considered at the First Priority special meeting will not constitute a vote as an Affinity shareholder for the merger proposal or any other proposals to be considered at Affinity special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from First Priority or Affinity, or submit separate proxies as both a First Priority shareholder and an Affinity shareholder as instructed.

Q:	Should I send in my First Priority stock certificates?

A:	No. Please do not send your stock certificates with your proxy card.

First Priority shareholders will not be required to exchange or take any other action regarding their stock certificates in connection with the merger. First Priority shareholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q:	Whom should I contact if I have additional questions?

A:	If you are a First Priority shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

First Priority Financial Corp.

2 West Liberty Boulevard, Suite 104

Malvern, Pennsylvania 19355

Attention: Lawrence E. Donato, Corporate Secretary

Telephone: 610-280-7100

Questions about the Affinity Special Meeting

Q:	What are the matters on which I am being asked to vote at the Affinity special meeting?

A:	You are being asked to consider and vote on the following matters:

1.	Adoption of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus; and

2.	Adjournment of the Affinity special meeting, if necessary, to solicit additional proxies.

Q:	How does the Affinity board of directors recommend that I vote my shares?

A:	The Affinity board of directors recommends that the Affinity shareholders vote their shares as follows:

•	“FOR” adoption of the merger agreement; and

•	“FOR” an adjournment of the Affinity special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of Affinity and their affiliates had the right to vote [308,301] shares of Affinity common stock, or [15.6]% of the outstanding Affinity common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and officers of Affinity has executed an Affiliate Letter in favor of First Priority pursuant to which he or she has agreed to vote all shares of Affinity common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby. Additionally, each of the directors and officers of First Priority has executed a letter agreement in favor of Affinity pursuant to which he or she has agreed to vote all shares of First Priority common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at Affinity’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the Affinity special meeting?

A:	Affinity shareholders of record as of the close of business on [—], 2012, which is referred to as the “Affinity record date”, are entitled to notice of, and to vote at, the Affinity special meeting.

Q:	How many votes do I have?

A:	Each outstanding share of Affinity common stock is entitled to one vote.

Q:	How do I vote my Affinity shares?

A:	You may vote your Affinity shares by completing and returning the enclosed proxy card or by voting in person at the Affinity special meeting.

Voting by Proxy. You may vote your Affinity shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

ON YOUR AFFINITY PROXY CARD:

•	Mark your selections;

•	Date and sign your name exactly as it appears on your card; and

•	Return your completed proxy card in the enclosed postage-paid envelope.

Voting in person. If you attend the Affinity special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the Affinity special meeting.

Should you have any questions on the procedure for voting your shares, please contact Beth Mayers, Corporate Secretary, Affinity Bancorp, Inc., P.O. Box 7068, Wyomissing, PA 19610, telephone (610) 898-7705.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of the holders of a majority of the votes cast at the Affinity special meeting, and because a majority of the outstanding shares of Affinity common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting, every shareholder’s vote is important.

Q:	If my shares of Affinity common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT vote your shares on any proposal at the Affinity special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the Affinity special meeting. For purposes of determining the number of votes cast with respect to the merger proposal, only those votes cast “for” or “against” the proposal are counted. Broker non-votes, if any, submitted by brokers or nominees in connection with the special meeting will not be counted as votes “for” or “against” for purposes of determining the number of votes cast, but will be treated as present for quorum purposes.

Q:	What constitutes a quorum for the Affinity special meeting?

A:	As of the Affinity record date, [1,970,706] shares of Affinity common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Affinity’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for purposes of determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Affinity special meeting?

A:	The affirmative vote of the holders of a majority of all votes cast, in person and by proxy, at the meeting is required to approve all matters to be considered at the Affinity special meeting. Abstentions and broker non-votes are not votes “cast” and will not affect the outcome of any matters being voted on at the meeting.

Q:	Do I have appraisal or dissenters’ rights?

A:	Yes. Under Pennsylvania law, Affinity shareholders have the right to dissent from the merger agreement and the merger and to receive a payment in cash for the “fair value” of their shares of Affinity common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “The Merger—Affinity Shareholders Have Dissenters’ Rights in the Merger,” on page 62 and the information at Annex D.

Q:	Can I attend the Affinity special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Affinity common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Affinity’s Corporate Secretary, or (3) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. Affinity’s Secretary’s mailing address is Affinity Bancorp, Inc., 1310 Broadcasting Road, PO Box 7068, Wyomissing PA 19610, Attention: Beth D. Mayers.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying Affinity’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	Who will bear the cost of soliciting votes for the Affinity special meeting?

A:	First Priority and Affinity will bear the cost of preparing, assembling, printing, mailing and distributing these proxy materials equally. In addition to the mailing of these proxy materials, the solicitation of proxies or votes for the Affinity special meeting may be made in person, by telephone, or by electronic communication by Affinity’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, Affinity may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What happens if additional proposals are presented at the Affinity special meeting?

A:	Other than the proposals described in this joint proxy statement/prospectus, Affinity does not expect any matters to be presented for a vote at the special meeting. If you grant a proxy, the persons named as proxy holders, [—] and [—], will have the discretion to vote your shares on any additional matters properly presented for a vote at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus.

Q:	What if I hold stock of both First Priority and Affinity?

A:	If you hold shares of both First Priority and Affinity, you will receive two separate packages of proxy materials. A vote as an Affinity shareholder for the merger proposal or any other proposals to be considered at the Affinity special meeting will not constitute a vote as a First Priority shareholder for the merger proposal or any other proposals to be considered at the First Priority special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from First Priority or Affinity, or submit separate proxies as both a First Priority shareholder and an Affinity shareholder as instructed.

Q:	Should I send in my Affinity stock certificates?

A:	No. If Affinity shareholders approve the merger agreement, after the merger is completed, you will receive written instructions, including a letter of transmittal that will explain how to exchange your Affinity stock certificates for First Priority common stock certificates. Please do not send in any Affinity stock certificates until you receive these written instructions and the letter of transmittal.

Q:	Whom should I contact if I have additional questions?

A:	If you are an Affinity shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Affinity Bancorp, Inc.

1310 Broadcasting Road, PO Box 7068

Wyomissing PA 19610

Attention: Beth D. Mayers, Corporate Secretary

Telephone: 610-898-7704

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 298. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Parties

First Priority Financial Corp. (page 84)

First Priority is a Pennsylvania business corporation and bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $279.2 million in assets as of June 30, 2012, was chartered in November, 2005 and opened for business to the public in January, 2006 as a state-chartered, FDIC insured, full service commercial bank providing personal and business lending, deposit products and wealth management services through its offices in Malvern, Wyomissing, Newtown, Blue Bell, Plumstead, and Towamencin, Pennsylvania. The common stock of First Priority is not currently traded on the open market. First Priority’s website can be accessed at http://www.fpbk.com.

The principal executive offices of First Priority are located at First Priority Financial Corp., 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, and its telephone number is (610) 280-7100.

Affinity Bancorp, Inc. (page 225)

Affinity is a Pennsylvania business corporation and is registered as a bank holding company. Affinity Bank of Pennsylvania is a wholly-owned subsidiary of Affinity and is a state-chartered, FDIC insured, full-service community bank providing general commercial and consumer banking services. Affinity Bank of Pennsylvania, which opened for business in April 2003, has $174.3 million in assets as of June 30, 2012 and is headquartered in Wyomissing, Pennsylvania. Affinity Bank currently operates five full-service banking offices in Wyomissing, Reading, Sinking Spring, Muhlenberg and Exeter, Berks County, Pennsylvania. The common stock of Affinity is not currently traded on the open market. Affinity’s website can be accessed at www.affinitybankpa.com.

The principal executive offices of Affinity are located at 1310 Broadcasting Road, PO Box 7068, Wyomissing PA 19610, and its telephone number is (610) 898-7700.

Trading Market (page 59)

Currently, neither the common stock of First Priority nor the common stock of Affinity is traded on a national securities exchange, listing service, or similar trading platform for listing or quotation of securities and there is currently no public trading market for the common stock of either First Priority or Affinity. However, in connection with the contemplation of the merger, First Priority has agreed to apply for listing or quotation of its common stock on or before April 30, 2013. The most recent trading price for First Priority’s common stock known to First Priority’s management was $5.25 per share on May 26, 2011, and the most recent trading price for Affinity’s common stock known to Affinity’s management was $9.00 per share on June 4, 2010. Given the absence of an established trading market and publicly available trading information for First Priority and Affinity shares, such prices may not reflect actual current market values.

The Merger (page 38)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger.

Affinity Will Merge into First Priority

We are proposing the merger of Affinity with and into First Priority. As a result, First Priority will continue as the surviving company.

First Priority Private Placement of Equity Securities

Completion of the merger is conditioned upon First Priority’s completion of a $6 million private placement of equity securities, and completion of the private placement is conditioned upon the closing of the merger. It is anticipated that the majority of this capital will be raised from current shareholders, directors and management of Affinity and First Priority. Through September 14, 2012, First Priority has obtained written commitments from such investors totaling $4 million in common equity. First Priority will be required to raise the remaining $2 million prior to closing of the merger. First Priority and Affinity are in continuing discussions with several potential investors and expect to meet or exceed the minimum capital investment required by the merger agreement.

First Priority Will Hold Its Special Meeting on [—] (page 79)

The First Priority special meeting will be held on [—] at [—], local time, at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, Pennsylvania 19355. At the special meeting, First Priority shareholders will be asked to:

1.	Adopt the merger agreement; and

2.	Approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of First Priority common stock at the close of business on [—] will be entitled to vote at the special meeting. Each share of First Priority common stock is entitled to one vote. As of the First Priority record date, there were [3,144,053] shares of First Priority common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote of a majority of the First Priority votes cast is required to adopt the merger agreement and to adjourn the special meeting, in certain circumstances, to solicit additional proxies. A majority of the outstanding First Priority common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting.

As of the record date, directors and executive officers of First Priority and their affiliates had the right to vote [964,764] shares of First Priority common stock, or [30.7]% of the outstanding First Priority common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and officers of First Priority has executed an Affiliate Letter in favor of Affinity pursuant to which he or she has agreed to vote all shares of First Priority common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Affinity Will Hold Its Special Meeting on [—] (page 221)

The Affinity special meeting will be held on [—] at [—], local time, at [—]. At the special meeting, Affinity shareholders will be asked to:

1.	Adopt the merger agreement; and

2.	Approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of Affinity common stock at the close of business on [—] will be entitled to vote at the special meeting. Each share of Affinity common stock is entitled to one vote. As of the Affinity record date, there were [1,970,706] shares of Affinity common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote of a majority of the Affinity votes cast is required to adopt the merger agreement and to adjourn the special meeting, in certain circumstances, to solicit additional proxies. A majority of the outstanding Affinity common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting.

As of the record date, directors and executive officers of Affinity and their affiliates had the right to vote [308,301] shares of Affinity common stock, or [15.6]% of the outstanding Affinity common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and officers of Affinity has executed an Affiliate Letter in favor of First Priority pursuant to which he or she has agreed to vote all shares of Affinity common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Affinity Shareholders Will Receive Shares of First Priority Common Stock in the Merger (page 66)

Each share of Affinity common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive 0.9813 shares of First Priority common stock, which we refer to as the “exchange ratio.” Fractional shares of First Priority common stock resulting from the application of the exchange ratio to an Affinity shareholder’s holdings of First Priority common stock will be converted to the right to receive a cash payment for each such fractional share. The cash payment will equal an amount, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the fair market value of First Priority common stock on the trading day immediately preceding the closing date as mutually determined in good faith by First Priority, Affinity and their financial advisors.

Affinity Stock Options and Warrants Will Be Converted into First Priority Options and Warrants (page 67)

Upon completion of the merger, each outstanding warrant and option to purchase shares of Affinity common stock, whether or not then exercisable, will be converted, in its entirety, automatically into warrants and options, respectively, to purchase shares of First Priority common stock upon the same terms and conditions as the Affinity warrants and options, except that the number of shares and exercise price shall be adjusted to reflect the exchange ratio.

Certain Expected Material United States Federal Income Tax Treatment as a Result of the Merger

The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and it is a condition to the completion of the merger that each of First Priority and

Affinity receive a written opinion from their respective legal counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. For further discussion of the material U.S. federal income tax consequences of the merger, see “The Merger—Certain Material Federal Income Tax Consequences,” beginning on page 77.

Holders of Affinity common stock should consult their tax advisors to determine the tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the merger.

Accounting Treatment of the Merger (page 77)

The merger will be treated as a “business combination” using the acquisition method of accounting with First Priority treated as the acquiror under generally accepted accounting principles, or GAAP.

Griffin Financial Group, LLC Has Provided an Opinion to the First Priority Board of Directors Regarding the Fairness of the Merger Consideration (page 44)

First Priority’s financial advisor, Griffin Financial Group, LLC, or Griffin, has conducted financial analyses and delivered an opinion to First Priority’s board of directors that, as of May 23, 2012, the exchange ratio was fair from a financial point of view to First Priority shareholders.

The full text of Griffin’s opinion is attached as Annex B to this joint proxy statement/prospectus. First Priority shareholders should read that opinion and the summary description of Griffin’s opinion contained in this joint proxy statement/prospectus in their entirety. The opinion of Griffin does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. First Priority does not expect that it will request an updated opinion from Griffin.

First Priority will pay Griffin a fee, currently estimated to be $350,000, upon successful completion of the merger.

Boenning & Scattergood, Inc. Has Provided an Opinion to the Affinity Board of Directors Regarding the Fairness of the Merger Consideration (page 51)

Affinity’s financial advisor, Boenning & Scattergood, Inc., or Boenning, has conducted financial analyses and delivered an opinion to Affinity’s board of directors that, as of May 23, 2012, the exchange ratio was fair from a financial point of view to Affinity shareholders.

The full text of Boenning’s opinion is attached as Annex C to this joint proxy statement/prospectus. Affinity shareholders should read that opinion and the summary description of Boenning’s opinion contained in this joint proxy statement/prospectus in their entirety. The opinion of Boenning does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Affinity does not expect that it will request an updated opinion from Boenning.

Affinity paid Boenning an upfront engagement fee of $30,000, and an additional $45,000 when Affinity entered into a definitive agreement pertaining to the merger. Upon the closing of the merger, Boenning will receive an additional $50,000, plus expenses.

Board of Directors and Executive Officers of First Priority after the Merger (page 59)

At the closing of the merger, the size of the First Priority board of directors will be fixed at 12 directors, consisting of David E. Sparks, the current Chairman and Chief Executive Officer of First Priority, Steven A.

Ehrlich, the current Chairman and Chief Executive Officer of Affinity, six current directors of First Priority who are independent directors as provided in the NASDAQ listing rules and four current directors of Affinity who are independent directors as provided in the NASDAQ listing rules. There will be three classes of the board of directors of First Priority and the particular class in which the Affinity directors will serve shall be mutually agreed by Affinity and First Priority, with the understanding that appointees of each party will be distributed among the classes of directorship of First Priority.

Effective on closing of the merger, Mr. Sparks shall be appointed Chairman and Chief Executive Officer of First Priority and Mr. Ehrlich shall be appointed President of First Priority. The remaining officers of First Priority prior to the consummation of the merger will continue as the officers of First Priority after the merger.

The First Priority Board of Directors Recommends That First Priority Shareholders Vote “FOR” Adoption of the Agreement and Plan of Merger (page 44)

The First Priority board of directors believes that the merger is in the best interests of First Priority and its shareholders and has unanimously approved the merger and the merger agreement. The First Priority board of directors recommends that First Priority shareholders vote “FOR” adoption of the agreement and plan of merger. The First Priority board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

The Affinity Board of Directors Recommends That Affinity Shareholders Vote “FOR” Adoption of the Agreement and Plan of Merger (page 51)

The Affinity board of directors believes that the merger is in the best interests of Affinity and its shareholders and has unanimously approved the merger and the merger agreement. The Affinity board of directors recommends that Affinity shareholders vote “FOR” adoption of the agreement and plan of merger. The Affinity board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Affinity’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from Your Interests (page 62)

Executive officers of Affinity negotiated the terms of the merger agreement with their counterparts at First Priority, and Affinity’s board of directors approved and adopted the merger agreement and unanimously recommended that Affinity shareholders vote to adopt the merger agreement. In considering the information contained in this joint proxy statement/prospectus, you should be aware that Affinity’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Affinity shareholders. These include:

•

Mr. Ehrlich, Affinity’s Chairman and Chief Executive Officer, entering into an employment agreement with First Priority that provides, among other things, salary, bonus opportunity, severance and/or other benefits following the merger;

•	Payments that certain officers of Affinity are entitled to receive in connection with the merger;

•	Acceleration of vesting of stock options and restricted stock awards;

•	Provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Affinity for events occurring before the merger;

•	The continued employment of certain officers of Affinity by First Priority following the close of the merger; and

•	The retention of all of the directors of Affinity on the First Priority board of directors.

These additional interests of Affinity’s executive officers and directors may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a shareholder.

Affinity’s board of directors was aware of these interests and took them into account in its decision to approve the agreement and plan of merger. For information concerning these interests, please see the discussion under the caption “The Merger—Affinity’s Directors and Executive Officers Have Financial Interests in the Merger”.

Holders of Affinity Common Stock Have Dissenters’ Rights (page 59)

If you are an Affinity shareholder, you have the right under Pennsylvania law to dissent from the merger agreement and the merger, and to demand and receive cash for the fair value of your shares of Affinity common stock. For a complete description of the dissenters’ rights of Affinity shareholders, please see the discussion under the caption “The Merger—Affinity Shareholders Have Dissenters’ Rights in the Merger”. In order to assert dissenters’ rights, you must:

•	File a written notice of intent to dissent with Affinity prior to the shareholder vote at the special meeting of shareholders;

•	Make no change in your beneficial ownership of Affinity common stock after you give notice of your intention to demand fair value of your shares of Affinity common stock; and

•	Not vote to adopt the merger agreement at the special meeting.

•

File a written demand for payment and deposit any certificates representing the Affinity shares for which dissenters’ rights are being asserted as requested by the notice that will be sent by First Priority or Affinity after the completion of the merger; and

•	Comply with certain other statutory procedures set forth in Pennsylvania law.

If you are an Affinity shareholder and you sign and return your proxy without voting instructions, we will vote your proxy in favor of the transaction and you will lose any dissenters’ rights that you may have. A copy of the relevant provisions of Pennsylvania law related to dissenters’ rights are attached to this proxy statement/prospectus as Annex D.

The Rights of Affinity Shareholders Will Be Governed by Pennsylvania Law and the First Priority Articles of Incorporation and Bylaws after the Merger

The rights of Affinity shareholders will change as a result of the merger due to differences in First Priority’s and Affinity’s governing documents. A description of shareholder rights under each of the First Priority and Affinity governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 294.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 74)

Currently, we expect to complete the merger in the fourth quarter of 2012. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, First Priority’s completion of a minimum $6 million private placement of equity securities, the completion of which is conditioned upon the closing of the merger; approval by the requisite vote of the First Priority shareholders and the Affinity shareholders; the receipt of all required regulatory approvals from the Federal Reserve Board (“FRB”), Federal Deposit Insurance Corporation (“FDIC”), and the Pennsylvania Department of Banking (“PDB”); the right to demand appraisal rights under the Pennsylvania Business Corporation Law having expired or been unavailable with respect to at least 97% of the outstanding Affinity common shares, and the receipt of a legal opinion from counsel to each of First Priority and Affinity regarding the tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Other Offers

Each of First Priority and Affinity has agreed that it, its subsidiaries, its directors and officers and those of its subsidiaries will not, and each of First Priority and Affinity will use its reasonable best efforts to cause its and each of its subsidiaries’ employees and agents not to, between the date of the merger agreement and the closing of the merger, directly or indirectly:

•

Initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	Respond to any inquiry relating to an alternative acquisition proposal or an alternative acquisition transaction;

•	Recommend or endorse an alternative acquisition transaction;

•	Release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which either First Priority or Affinity is a respective party;

•	Participate in any discussions or negotiations regarding, or furnish information or data to any person that may relate to an alternative acquisition proposal; or

•

Enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

The merger agreement does not, however, prohibit First Priority or Affinity, as the case may be, from taking such actions prior to its respective shareholders’ meeting, if its board of directors determines, in good faith, that such discussions of an alternative acquisition proposal are required for its board of directors to fulfill its fiduciary duties.

For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 72.

Termination of the Merger Agreement (page 75)

We may mutually agree to terminate the merger agreement before completing the merger, even after Affinity shareholder approval. In addition, either of us may decide to terminate the merger agreement, if (i) a governmental entity issues a final order that is not appealable prohibiting the merger, (ii) a bank regulator which must grant a regulatory approval as a condition to the merger denies such approval of the merger and such denial has become final and is not appealable, (iii) the shareholders of First Priority or Affinity fail to approve the merger at their respective special meetings, or (iv) the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice. Either of us may terminate the merger agreement if the merger has not been completed by February 28, 2013, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

First Priority may terminate the merger agreement if the Affinity board of directors, in connection with the receipt of an alternative acquisition proposal, (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to First Priority, or (4) delivers a written notice to First Priority of its determination to accept the alternative acquisition proposal. Additionally, First Priority may terminate the merger agreement if First Priority receives an alternative acquisition proposal and delivers a written notice to Affinity of its determination to accept the alternative acquisition proposal.

Affinity may terminate the merger agreement if the First Priority board of directors, in connection with the receipt of an alternative acquisition proposal, (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Affinity, or (4) delivers a written notice to Affinity of its determination to accept the alternative acquisition proposal. Additionally, Affinity may terminate the merger agreement if Affinity receives an alternative acquisition proposal and delivers a written notice to First Priority of its determination to accept the alternative acquisition proposal.

Termination Fee (page 76)

Affinity will pay First Priority a termination fee of $1 million in the event that the merger agreement is terminated:

•

By First Priority because Affinity’s shareholders fail to approve the merger at the special meeting and prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for Affinity that is agreed to or consummated within 12 months following termination; or

•

By First Priority because Affinity has received an alternative acquisition proposal, and Affinity (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to First Priority, or (4) delivers a written notice to First Priority of its determination to accept the alternative acquisition proposal; or

•	By Affinity, if Affinity receives an alternative acquisition proposal and delivers a written notice to First Priority of its determination to accept the alternative acquisition proposal.

In the event of termination in accordance with the first bullet above, the termination fee is payable in full within ten (10) business days after written demand by First Priority after closing by Affinity of an alternative acquisition proposal. In the event of termination in accordance with the second and third bullets above, 25% of the termination fee is payable in full within ten (10) business days after First Priority giving notice of such termination and the remaining 75% of the termination fee is payable within ten (10) business days after written demand by First Priority after closing by Affinity of an alternative acquisition proposal.

First Priority will pay Affinity a termination fee of $1 million in the event that the merger agreement is terminated:

•

By Affinity because First Priority’s shareholders fail to approve the merger at the special meeting and prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for First Priority that is agreed to or consummated within 12 months following termination; or

•

By Affinity because First Priority has received an alternative acquisition proposal, and First Priority (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Affinity, or (4) delivers a written notice to Affinity of its determination to accept the alternative acquisition proposal; or

•	By First Priority, if First Priority receives an alternative acquisition proposal and delivers a written notice to Affinity of its determination to accept the alternative acquisition proposal.

In the event of termination in accordance with the first bullet above, the termination fee is payable in full within ten (10) business days after written demand by Affinity after closing by First Priority of an alternative acquisition proposal. In the event of termination in accordance with the second and third bullets above, 25% of the termination fee is payable in full within ten (10) business days after Affinity giving notice of such termination and the remaining 75% of the termination fee is payable within ten (10) business days after written demand by Affinity after closing by First Priority of an alternative acquisition proposal.

Regulatory Approvals Required for the Merger (page 62)

The merger is subject to certain regulatory approvals and we must receive approval from the FRB, FDIC and PDB. Additionally, First Priority must provide all notices to, and receive any required approvals and authorizations from, the Treasury under the terms of its outstanding preferred stock issued to the Treasury in connection with First Priority’s participation in the Treasury’s Troubled Assets Relief Program (“TARP”). First Priority will file the required applications and notices. The merger will not proceed in the absence of regulatory approvals. Although First Priority does not know of any reason why it would not obtain regulatory approvals in a timely manner, First Priority cannot be certain when such approvals will be obtained or if they will be obtained.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FIRST PRIORITY

The following table provides historical consolidated summary financial data for First Priority. The data for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 are derived from First Priority’s audited financial statements for the periods then ended. The results of operations for the six months ended June 30, 2012 and 2011 are not necessarily indicative of the results of operations for the full year or any other interim period. First Priority Bank commenced operations in November 2005. First Priority was formed to act as a holding company for First Priority Bank in May 2007. As such, the consolidated results of operations for 2007 consist of First Priority Bank’s financial statements prior to May 11, 2007 and include consolidated financial results of First Priority after that date. First Priority’s management prepared the unaudited information on the same basis as it prepared First Priority’s audited consolidated financial statements. In the opinion of First Priority’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
(In thousands, except per share data)	2012	2011	2011	2010	2009	2008	2007
Selected Financial Data:
Total assets	$279,168	$268,057	$285,763	$268,057	$234,769	$214,657	$151,611
Securities available for sale	24,984	37,444	25,261	24,953	33,327	37,759	45,026
Loans receivable	240,083	240,606	240,115	233,540	195,455	171,735	105,207
Allowance for loan losses	2,427	2,183	2,470	2,261	2,358	1,777	1,055
Deposits	242,267	242,343	245,736	227,693	189,755	169,459	116,304
Short-term borrowings	—	7,500	3,000	1,605	3,931	13,178	18,097
Long-term debt	3,000	8,000	8,000	8,000	8,000	8,000	390
Shareholders’ equity	28,822	27,055	27,857	27,227	27,679	20,301	15,320
Book value per share	$6.18	$5.62	$5.87	$5.67	$5.81	$6.50	$7.27
Selected Operating Data:
Interest income	$6,605	$6,800	$13,625	$12,703	$11,153	$9,488	$7,066
Interest expense	1,904	2,232	4,318	4,551	5,106	5,510	4,293

Net interest income before provision for loan losses	4,701	4,568	9,307	8,152	6,047	3,978	2,773
Provision for loan losses	330	177	1,082	1,307	1,309	588	421

Net interest income after provision for loan losses	4,371	4,391	8,225	6,845	4,738	3,390	2,352
Non-interest income	584	244	1,541	1,243	983	371	265
Non-interest expense	4,622	5,180	9,696	8,298	7,084	7,115	4,993

Income (loss) before income taxes	333	(545)	70	(210)	(1,363)	(3,354)	(2,376)
Income tax benefit	(1,031)	(75)	(88)	(325)	—	—	—

Net income (loss)	$1,364	$(470)	$158	$115	$(1,363)	$(3,354)	$(2,376)

Preferred dividend, including net amortization	267	266	532	471	269	—	—

Income (loss) to common shareholders	$1,097	$(736)	$(374)	$(356)	$(1,632)	$(3,354)	$(2,376)

Income (loss) per common share: basic and fully diluted	$0.35	$(0.23)	$(0.12)	$(0.11)	$(0.52)	$(1.14)	$(1.13)
Cash dividends per common share	$—	$—	$—	$—	$—	$—	$—
Return on average assets	0.98%	-0.35%	0.06%	0.05%	-0.61%	-1.92%	-2.23%
Return on average shareholders’ equity	9.73%	-3.47%	0.57%	0.41%	-5.72%	-16.87%	-14.40%
Average equity to average assets	10.09%	9.95%	9.81%	11.23%	10.74%	11.40%	15.46%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF AFFINITY

The following table provides historical consolidated summary financial data for Affinity. The data for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 are derived from Affinity’s audited financial statements for the periods then ended. The results of operations for the six months ended June 30, 2012 and 2011 are not necessarily indicative of the results of operations for the full year or any other interim period. Affinity’s management prepared the unaudited information on the same basis as it prepared Affinity’s audited consolidated financial statements. In the opinion of Affinity’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

	(Unaudited) For the Six Months Ended June 30,		For the Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(dollars in thousands except per share data)
Balance Sheet Data:
Assets	$174,272	$172,139	$177,573	$170,269	$158,669	$134,864	$110,601
Loans, net of allowance for loan losses	86,145	90,859	90,943	90,535	99,927	99,909	83,811
Investment securities	73,875	62,273	78,233	72,311	48,873	26,515	21,447
Deposits	148,469	146,464	151,802	143,283	133,830	109,203	87,990
Borrowings	13,000	13,000	13,149	14,868	13,000	13,000	10,422
Shareholders’ equity	12,310	12,053	12,233	11,690	11,384	11,889	11,215

Income Statement Data:
Net interest income	2,495	2,464	4,931	5,125	4,603	3,814	3,415
Provision for loan losses	115	235	560	735	760	195	270
Noninterest income (loss), including security gains and losses	100	93	260	533	347	238	(499)
Noninterest expense	2,750	2,341	4,623	4,664	4,360	3,668	3,617
Income (loss) before taxes	(270)	(19)	8	259	(170)	189	(972)
Net income (loss)	(250)	(6)	40	329	(115)	220	(739)
Net income available to common shareholders	(250)	(6)	40	329	(115)	220	(739)

Per Common Share:
Basic earnings (loss)	$(0.13)	$0.00	$0.02	$0.17	$(0.06)	$0.11	$(0.38)
Diluted earnings (loss)	(0.13)	0.00	0.02	0.16	(0.06)	0.11	(0.36)
Dividends declared	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Book value	6.25	6.12	6.21	5.94	5.78	6.04	5.70

Earnings Performance Ratios:
Common return on average assets	(0.29)%	(0.01)%	0.02%	0.19%	(0.8)%	0.18%	(0.73)%
Common return on average shareholders’ equity	(4.35)%	(0.10)%	0.35%	2.89%	(1.02)%	1.96%	(6.51)%
Net interest margin (FTE basis)	2.96%	3.00%	2.93%	3.15%	3.19%	3.23%	3.46%

Asset Quality Ratios:
Net loan charge offs to average loans	0.01%	0.25%	0.90%	0.77%	0.40%	0.02%	—%
Non-performing loans to total loans	4.46%	3.50%	2.23%	4.10%	3.65%	1.32%	.61%
Non-performing assets to total loans + OREO	5.31%	3.88%	2.96%	4.49%	3.90%	1.32%	.61%
Allowance for loan losses to non-performing loans	32.87%	44.75%	57.34%	38.26%	39.56%	83.46%	179.3%
Allowance for loan losses to total loans	1.47%	1.56%	1.28%	1.57%	1.44%	1.10%	1.10%

Capital Ratios:
Leverage ratio	6.6%	6.8%	6.4%	6.6%	6.9%	8.4%	10.0%
Total risk-based capital ratio	14.2%	13.8%	13.5%	13.8%	12.2%	13.1%	14.6%

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information assumes that each share of Affinity common stock will be exchanged for .9813 shares of First Priority common stock, and further assumes a First Priority common stock price of $5.58, reflecting pro forma combined tangible book value at June 30, 2012 prior to the assumed $6 million new equity issuance discussed below. Utilizing the exchange ratio of .9813, it is anticipated that Affinity common shareholders will own approximately 38% of the voting stock of the combined company after the merger, prior to the assumed $6 million new equity issuance discussed below.

The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Affinity common stock immediately prior to the completion of the merger will be 1,970,706 and utilizes the exchange ratio of .9813 which will result in 1,933,854 First Priority common shares being issued in the transaction. Upon completion of the merger, all unvested Affinity stock options will become fully vested. The outstanding Affinity options will convert into options to purchase First Priority common stock with the number and exercise price adjusted for the .9813 exchange ratio. In addition, it is assumed that an additional $6 million of new common equity will be issued at a price of $5.58 per share resulting in 1,075,000 additional common shares for total common shares outstanding of 6,152,907 after the transaction is completed.

The following unaudited pro forma combined consolidated financial statements as of June 30, 2012 combine the historical consolidated financial statements of First Priority and Affinity. The unaudited pro forma combined consolidated financial statements give effect to the proposed merger as if the merger occurred on June 30, 2012 with respect to the consolidated balance sheet, and to the beginning of the period, for the six months ended June 30, 2012 and for the year ended December 31, 2011, with respect to the consolidated income statement.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT FIRST PRIORITY WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that First Priority and Affinity have included in this joint proxy statement/prospectus as of and for the indicated periods.

Selected Unaudited Pro Forma Combined Consolidated Financial Data

(In thousands, except per share data)

	For the Twelve Months Ended December 31, 2011	As of or for the Six Months Ended June 30, 2012
Combined consolidated statement of income (1):
Total interest income	$20,076	$9,742
Total interest expense	5,802	2,528

Net interest income	14,274	7,214
Provision for loan losses	1,642	445

Net interest income after provision for loan losses	12,632	6,769
Total non-interest income	1,801	684
Total non-interest expense	14,462	7,444

Income (loss) before income taxes	(29)	9
Income tax benefit	(156)	(1,069)

Net income	$127	$1,078

Preferred stock dividends, net of amortization	532	267

Income (loss) available to common shareholders	$(405)	$811

Net income (loss) per common share: basic	$(0.07)	$0.13
Net income (loss) per common share: diluted	$(0.07)	$0.13
Selected combined consolidated balance sheet items (1):
Securities available for sale		$104,799
Total loans receivable, net		323,848
Total assets		460,521
Total deposits		391,616
Borrowings		17,193
Equity		45,607

(1)	The selected unaudited pro forma combined consolidated balance sheet items for First Priority and Affinity include estimated fair value purchase accounting adjustments to assets and liabilities of Affinity and costs directly attributable to the transaction. The selected unaudited pro forma combined consolidated statements of income do not include anticipated merger-related expenses or cost savings from the merger.

Pro Forma Combined Consolidated Balance Sheets as of June 30, 2012

Unaudited (In thousands, except share and per share data)

	FPFC 6/30/2012	ABI 6/30/2012	Combined 6/30/2012	Pro Forma Adjustments		Equity Issuance		Pro Forma Combined
Assets
Cash and due from banks	$5,205	$3,108	$8,313	$—		$—		$8,313
Federal funds sold and securities purchased under agreements to resell	—	4,132	4,132	—		—		4,132
Interest bearing deposits in banks	292	2,324	2,616	—		—		2,616

Total cash and cash equivalents	5,497	9,564	15,061	—		—		15,061
Residential mortgage loans held for sale	—	—	—	—		—		—
Securities available for sale	24,984	73,875	98,859	—		5,940	(8)	104,799
Loans receivable	240,083	87,427	327,510	(1,235	)(4)	—		326,275
Less: allowance for loan losses	2,427	1,282	3,709	(1,282	)(5)	—		2,427

Net loans	237,656	86,145	323,801	47		—		323,848
Restricted investment in bank stock	1,324	1,100	2,424	—		—		2,424
Premises and equipment, net	1,013	1,339	2,352	—	(9)	—		2,352
Deferred taxes	1,286	—	1,286	543	(11)(12)	—		1,829
Accrued interest receivable	1,041	619	1,660	—		—		1,660
Other real estate owned	230	787	1,017	(236	)(4)	—		781
Goodwill	1,083	—	1,083	—	(1)	—		1,083
Other identifiable intangible assets, net	—	80	80	787	(3)	—		867
Other assets	5,054	763	5,817	—		—		5,817

Total assets	$279,168	$174,272	$453,440	$1,141		$5,940		$460,521

Liabilities and Shareholders’ Equity Liabilities
Deposits:
Non-interest bearing	$28,547	$10,451	$38,998	$—		$—		$38,998
Interest-bearing	213,720	138,018	351,738	880	(6)	—		352,618

Total deposits	242,267	148,469	390,736	880		—		391,616
Short-term borrowings	—	—	—	—		—		—
Long-term debt	3,000	13,000	16,000	1,193	(7)	—		17,193
Accrued interest payable	453	82	535	—		—		535
Other liabilities	4,626	411	5,037	533	(10)	—		5,570

Total liabilities	250,346	161,962	412,308	2,606		—		414,914

Shareholders’ Equity
Preferred stock	9,316	—	9,316	—		—		9,316
Common stock	3,144	1,971	5,115	(37	)(2)	1,075	(8)	6,153
Surplus	26,162	12,395	38,557	(3,333	)(2)	4,865	(8)	40,089
Accumulated deficit	(10,400)	(3,015)	(13,415)	2,864	(1)(2)(10)	—		(10,551)
Accumulated other comprehensive income	600	959	1,559	(959	)(2)	—		600

Total shareholders’ equity	28,822	12,310	41,132	(1,465)		5,940		45,607

Total liabilities and shareholders’ equity	$279,168	$174,272	$453,440	$1,141		$5,940		$460,521

Per Share Data:
Common shares outstanding	3,144,053	1,970,706	5,114,759	(36,852)		1,075,000		6,152,907
Book value per common share	$6.18	$6.25						$5.88
Tangible book value per common share	$5.83	$6.21						$5.57

Pro Forma Consolidated Statements of Income

For the Twelve Months Ended December 31, 2011

Unaudited (In thousands, except per share data)

	FPFC	ABI	Combined	Pro Forma Adjustments		Equity Issuance		Pro Forma Combined
Interest Income
Loans receivable, including fees	$12,643	$5,193	$17,836	$(671	)(4)	$—		$17,165
Securities—taxable	970	1,785	2,755	—		119	(8)	2,874
Interest bearing deposits and other	12	22	34	—		—		34
Federal funds sold and securities purchased under agreements to resell	—	3	3	—		—		3

Total Interest Income	13,625	7,003	20,628	(671)		119		20,076

Interest Expense
Deposits	3,979	1,612	5,591	(354	)(6)	—		5,237
Borrowings	339	460	799	(234	)(7)	—		565

Total Interest Expense	4,318	2,072	6,390	(588)		—		5,802

Net Interest Income	9,307	4,931	14,238	(83)		119		14,274
Provision for Loan Losses	1,082	560	1,642	—		—		1,642

Net Interest Income after Provision for Loan Losses	8,225	4,371	12,596	(83)		119		12,632

Non-Interest Income
Wealth management fee income	265	—	265	—		—		265
Gains on sales of investment securities	1,114	72	1,186	—		—		1,186
Other	162	188	350	—		—		350

Total Non-Interest Income	1,541	260	1,801	—		—		1,801

Non-Interest Expenses
Salaries and employee benefits	5,264	2,111	7,375	—		—		7,375
Occupancy and equipment	1,064	1,280	2,344	—		—		2,344
Data processing equipment and operations	455	284	739	—		—		739
Professional fees	719	186	905	—		—		905
Marketing, advertising and business development	116	107	223	—		—		223
FDIC insurance assessments	282	225	507	—		—		507
Pennsylvania bank shares tax expense	175	125	300	—		—		300
Collateral protection expense	594	—	594	—		—		594
Other real estate owned costs	495	48	543	—		—		543
Amortization of intangibles	—	43	43	143	(3)	—		186
Other	532	214	746	—		—		746

Total Non-Interest Expenses	9,696	4,623	14,319	143		—		14,462

Income (Loss) Before Income Taxes	70	8	78	(226)		119		(29)
Income Taxes (Benefit)	(88)	(32)	(120)	(77	)(11)	40	(11)	(157)

Net Income (Loss)	$158	$40	$198	$(149)		$79		$128

Preferred Stock Dividends, Net of Amortization	532	—	532	—		—		532

Income (Loss) Available to Common Shareholders	$(374)	$40	$(334)	$(149)		$79		$(404)

Earnings (Loss) per common share:
Basic	$(0.12)	$0.02						$(0.07)
Diluted	$(0.12)	$0.02						$(0.07)
Weighted average common shares outstanding:
Basic	3,142	1,970	5,075			1,075		6,150
Diluted	3,142	2,023	5,127			1,075		6,202

Pro Forma Consolidated Statements of Income

For the Six Months Ended June 30, 2012

Unaudited (In thousands, except per share data)

	FPFC	ABI	Combined	Pro Forma Adjustments		Equity Issuance		Pro Forma Combined
Interest Income
Loans receivable, including fees	$6,195	$2,523	$8,718	$(336	)(4)	$—		$8,382
Securities—taxable	407	874	1,281	—		60	(8)	1,341
Interest bearing deposits and other	3	13	16	—		—		16
Federal funds sold and securities purchased under agreements to resell	—	3	3	—		—		3

Total Interest Income	6,605	3,413	10,018	(336)		60		9,742

Interest Expense
Deposits	1,758	700	2,458	(177	)(6)	—		2,281
Borrowings	146	218	364	(117	)(7)	—		247

Total Interest Expense	1,904	918	2,822	(294)		—		2,528

Net Interest Income	4,701	2,495	7,196	(42)		60		7,214
Provision for Loan Losses	330	115	445	—		—		445

Net Interest Income after Provision for Loan Losses	4,371	2,380	6,751	(42)		60		6,769

Non-Interest Income
Wealth management fee income	129	—	129	—		—		129
Gains on sales of investment securities	365	—	365	—		—		365
Other	90	100	190	—		—		190

Total Non-Interest Income	584	100	684	—		—		684

Non-Interest Expenses
Salaries and employee benefits	2,722	1,059	3,781	—		—		3,781
Occupancy and equipment	516	620	1,136	—		—		1,136
Data processing equipment and operations	245	153	398	—		—		398
Professional fees	260	90	350	—		—		350
Marketing, advertising and business development	42	46	88	—		—		88
FDIC insurance assessments	130	80	210	—		—		210
Pennsylvania bank shares tax expense	113	65	178	—		—		178
Collateral protection expense	168	—	168	—		—		168
Merger integration costs	143	156	299	—		—		299
Other real estate owned costs	—	338	338	—		—		338
Amortization of intangibles	—	22	22	72	(3)	—		94
Other	283	121	404	—		—		404

Total Non-Interest Expenses	4,622	2,750	7,372	72		—		7,444

Income (Loss) Before Income Taxes	333	(270)	63	(114)		60		9
Income Taxes (Benefit)	(1,031)	(20)	(1,051)	(39	)(11)	20	(11)	(1,070)

Net Income (Loss)	$1,364	$(250)	$1,114	$(75)		$40		$1,079

Preferred Stock Dividends, Net of Amortization	267	—	267	—		—		267

Income (Loss) Available to Common Shareholders	$1,097	$(250)	$847	$(75)		$40		$812

Earnings (Loss) per common share:
Basic	$0.35	$(0.13)						$0.13
Diluted	$0.35	$(0.13)						$0.13
Weighted average common shares outstanding:
Basic	3,144	1,971	5,078			1,075		6,153
Diluted	3,155	1,971	5,089			1,075		6,164

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(1)	The acquisition will be effected by the issuance of shares of First Priority common stock to Affinity’s common shareholders. The unaudited pro forma combined consolidated financial information assumes that each share of Affinity common stock will be exchanged for .9813 shares of First Priority common stock. The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Affinity common stock outstanding immediately prior to the completion of the merger will be 1,970,706 and utilizes the exchange ratio of .9813, which results in 1,933,854 First Priority common shares being issued in the transaction. The First Priority common stock issued in connection with the merger has an estimated fair value of $10.8 million. Upon completion of the merger, unvested Affinity stock options will become fully vested. The outstanding Affinity options will convert into options to purchase First Priority common stock the number and exercise price adjusted for the .9813 exchange ratio. The conversion of the stock options has an estimated fair value of $125 thousand. The final purchase price will be determined based upon the estimated fair value of First Priority common stock and First Priority options at the completion date of the merger. The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of Affinity’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma combined consolidated financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Affinity at their respective fair values and represents management’s best estimate based upon the information available at this time. These pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocation to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The total estimated purchase price for the purpose of this unaudited pro forma combined consolidated financial information is $10.9 million. Goodwill is created when the purchase price consideration exceeds the fair value of the assets acquired or a bargain purchase gain results when the current fair value of the assets acquired exceeds the purchase price consideration. For purposes of this analysis as of June 30, 2012, a bargain purchase gain of $261 thousand results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and these amounts are subject to change based on operations subsequent to June 30, 2012, as additional information becomes available and as additional analyses are performed. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding.

Summary of Purchase Price Calculation and Goodwill Resulting from Merger

And Reconciliation of Pro Forma Shares Outstanding at June 30, 2012

Unaudited (In thousands, except share and per share data)
Purchase Price Consideration in Common Stock
Affinity common shares settled for stock	1,970,706
Exchange ratio	0.9813
First Priority shares to be issued	1,933,854
Value assigned to First Priority’s common shares	$5.58
Purchase Price assigned to Affinity common shares exchanged for First Priority Stock—Total Purchase Price		$10,791
Purchase Price Consideration—Affinity Options Rolled over to First Priority Options		125

Total Purchase Price		10,916
Affinity’s common shareholders’ equity	$12,310
Affinity intangibles	(80)
Estimated adjustments to reflect assets acquired at fair value:
Loans:
Interest rate fair value mark	1,891
Credit fair value mark	(3,126)
Allowance for loan losses	1,282
Other real estate owned	(236)
Core deposit intangible	787
Deferred tax assets	543
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	(880)
Borrowings	(1,193)
Transaction merger expenses to be incurred by Affinity	(121)

		11,177

Bargain purchase gain		$261

Reconcilement of Pro Forma Shares Outstanding
Affinity shares outstanding		1,970,706
Exchange ratio		0.9813
First Priority shares to be issued to Affinity		1,933,854
First Priority shares outstanding prior to new capital issuance		3,144,053
Pro Forma First Priority shares outstanding prior to new capital issuance		5,077,907
Percentage ownership for First Priority (*)		61.92%
Percentage ownership for Affinity (*)		38.08%

(*)	Ownership percentages calculated prior to new capital issuance in conjunction with the closing of the merger.
(2)	Adjustment to reflect the issuance of common stock of First Priority common stock with a $1 par value in connection with the merger and the adjustment to shareholders’ equity for the elimination of Affinity’s historical equity accounts (common stock, accumulated other comprehensive income, accumulated deficit) into surplus and adjustment for the bargain purchase gain created in the transaction.
(3)	Adjustment to record a core deposit intangible to reflect the fair value of and the related amortization using an accelerated method based upon an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $143 thousand in the first year following consummation.

(4)	Loans Receivable adjustments include: (a) a fair value premium of $1.9 million to reflect fair values of loans based on current interest rates of similar loans. The adjustment will be substantially recognized over approximately 7 years using an amortization method based upon the expected life of the loans and is expected to decrease pro forma pre-tax interest income by $671 thousands in the first year following consummation of the merger, and (b) a fair value discount of $3.1 million to reflect the credit risk of the loan portfolio.
(5)	Reversal of the Affinity allowance for loan losses of $1.3 million in accordance with acquisition method of accounting for the merger. No pro forma earnings impact was assumed from the loan credit adjustment.
(6)	A fair value premium of $880 thousand to reflect the fair value of certain interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the deposit liabilities. The adjustment is expected to decrease pro forma pre-tax interest expense by $354 thousands in the first year following consummation.
(7)	A fair value premium of $1.2 million to reflect the fair value of long-term debt based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the long-term debt. The adjustment is expected to decrease pro forma pre-tax expense by $234 thousand in the first year following consummation.
(8)	Immediately prior to or contemporaneously with the completion of the merger, First Priority will issue 1,075,000 new shares of common stock assuming an issuance price of $5.58 per share for total proceeds of $5.94 million after issuance costs. The unaudited pro forma combined financial statements assume that these funds are invested in available for sale securities.
(9)	First Priority is continuing to evaluate the fair value adjustment for premises and leased facilities. For purpose of these unaudited pro forma combined consolidated financial statements there is not an adjustment made as the fair value adjustment is not expected to be material.
(10)	For purposes of the unaudited pro forma combined consolidated financial statements, merger costs for both Affinity and First Priority are not included in the unaudited pro forma combined consolidated statement of income. The merger cost related to First Priority and Affinity, respectively, associated with the acquisition will be recorded as expense as incurred for GAAP reporting. Direct transaction costs totaling $533 thousand which have not been expensed to date are included in the pro forma combined consolidated balance sheet as an adjustment of equity.
(11)	Adjustment assumes a tax rate of 34% related to fair value adjustments on the balance sheet and an effective tax rate of 34% on pre-tax amounts in the unaudited pro forma combined consolidated statement of income. A tax benefit was not assumed for certain acquisition obligations and costs that were considered to be not tax deductible.
(12)	First Priority is continuing to evaluate the required adjustment for Affinity’s deferred tax asset valuation allowance. For purpose of these unaudited pro forma combined consolidated financial statements there is not an adjustment made to the valuation allowance on Affinity’s balance sheet as of June 30, 2012. The realization of benefits from related future tax deductions and utilization of net operating loss carry forwards, are subject to future taxable income and IRS Section 382 limitations.

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth certain historical First Priority and Affinity per share data. This data should be read together with First Priority’s and Affinity’s historical financial statements and notes thereto, included elsewhere in this document. Please see “Information About First Priority Financial Corp.” beginning on page 84, “Information About Affinity Bancorp, Inc.” beginning on page 225 and “Where You Can Find More Information” beginning on page 298. The per share data is not necessarily indicative of the operating results that First Priority would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

	For the Twelve Months Ended December 31, 2011	As of and for the Six Months Ended June 30, 2012
	(In dollars)
Comparative Per Share Data:
Basic and diluted net income (loss) per common share:
First Priority historical	(0.12)	0.35
Affinity historical	0.02	(0.13)
Pro forma combined (1) (2)	(0.07)	0.13
Equivalent pro forma for one share of Affinity common stock (3)	(0.07)	0.13

Book value per common share:
First Priority historical		6.18
Affinity historical		6.25
Pro forma combined (1) (2)		5.88
Equivalent pro forma for one share of Affinity common stock (3)		5.77

Tangible book value per common share:
First Priority historical		5.83
Affinity historical		6.21
Pro forma combined (1) (2)		5.57
Equivalent pro forma for one share of Affinity common stock (3)		5.47

(1)	The pro forma combined basic earnings and diluted earnings of First Priority’s common stock is based on the pro forma combined net income per common share for First Priority and Affinity divided by the pro forma common shares or diluted common shares of the combined entity, including the assumed $6 million new equity issuance as part of the merger, adjusted for the liquidation value of preferred stock outstanding prior to the merger. The pro forma information includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. The pro forma information does not include anticipated cost savings or revenue enhancements.
(2)	The pro forma combined book value of First Priority’s common stock is based on pro forma combined common shareholders’ equity of First Priority and Affinity divided by total pro forma common shares of the combined entities, including the assumed $6 million new equity issuance as part of the merger. The unaudited pro forma combined consolidated information does not include anticipated cost savings or revenue enhancements.
(3)	The pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of .9813 in accordance with the merger agreement.

RISK FACTORS

In considering whether to vote in favor of the proposal to adopt the merger agreement, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In particular, you should consider the following risk factors.

Shares of First Priority common stock lack a significant trading market.

Shares of First Priority common stock are not eligible as yet for trading on any national securities exchange and therefore its common stock is highly illiquid. Although First Priority intends to apply for listing of its common stock on an exchange on or before April 30, 2013, there can be no assurance if and when the initial listing criteria could be met or if such application would be granted, or that the trading of First Priority’s common stock will be sustained. There is no assurance that an active trading market in First Priority’s common stock will develop, or if such a market develops, that it will be sustained. As a result, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock, or to obtain coverage for significant news events concerning First Priority, and the common stock would become substantially less attractive for margin loans, for investment by financial institutions, as consideration in future capital raising transactions or other purposes.

Future sales of shares of our common stock by First Priority shareholders could cause its stock price to decline.

First Priority cannot predict the effect, if any, that market sales of shares of its common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. If shareholders sell substantial amounts of common stock in the public market upon the effectiveness of a registration statement, or upon the expiration of any holding period under Rule 144, such sales could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of First Priority’s common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of common stock held by existing First Priority shareholders and those acquired by Affinity shareholder in connection with the merger will be freely tradable upon the earlier of (i) effectiveness of a registration statement covering such shares; and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 under the Securities Act. The sale of such shares could have a negative impact on the price of First Priority’s common stock.

The market price of First Priority common stock after the merger may be affected by factors different from those currently affecting the shares of First Priority or Affinity currently.

The markets of First Priority and Affinity differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of First Priority and Affinity. For a discussion of the business and markets of First Priority and Affinity, see “Information About First Priority Financial Corp.” beginning on page 84 and “Information About Affinity Bancorp, Inc.” beginning on page 225.

Completion of the merger is conditioned upon the completion of a private placement of First Priority securities to accredited investors.

Completion of the merger is conditioned upon First Priority’s completion of a $6 million private placement of equity securities, the completion of which is conditioned upon the closing of the merger. In the event that First Priority is unable to attract accredited investors to an offering on favorable terms or complete the offering in a timely fashion, the merger may be unduly delayed.

Shareholders of both First Priority and Affinity will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

When the merger occurs, each Affinity shareholder that receives shares of First Priority common stock will become a shareholder of First Priority. As a result, the percentage ownership of every shareholder in the combined organization will be much smaller than the shareholder’s percentage ownership of First Priority or Affinity, respectively. Upon completion of the merger and without giving effect to the First Priority securities to be issued in connection with the proposed $6 million private placement, current Affinity shareholders will own approximately 38% of the outstanding shares of First Priority common stock and current First Priority shareholders will own approximately 62%. To the extent that additional shares of First Priority common stock are issued in the private placement, current Affinity shareholders may own more or less than 38% of the outstanding shares of First Priority common stock and current First Priority shareholders may own more or less than 62% of the outstanding shares of First Priority common stock upon completion of the merger.

Future issuances of First Priority equity securities could dilute shareholder ownership and voting interest.

First Priority’s articles of incorporation authorize the issuance of up to 10 million shares of common stock and 10 million shares of preferred stock. Any future issuance of equity securities by First Priority may result in dilution in the percentage ownership and voting interest of First Priority shareholders. Also, any securities First Priority sells in the future may be valued differently and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by First Priority shareholders.

The unaudited pro forma financial data included in this joint proxy statement/prospectus is preliminary and First Priority’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The unaudited pro forma financial data in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record Affinity’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Affinity as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

The merger agreement limits either party’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit each party’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of either First Priority or Affinity. In addition, a termination fee is payable by either First Priority or Affinity under certain circumstances, generally involving the consummation of an alternative transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of First Priority or Affinity from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire First Priority or Affinity than it might otherwise have proposed to pay.

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could delay or have an adverse effect on First Priority.

Before the merger may be completed, various waivers, approvals or consents must be obtained from the FRB, FDIC and PDB. First Priority and Affinity have agreed to use their reasonable best efforts to complete these filings and obtain these waivers, approvals and consents; however, satisfying any requirements of regulatory agencies may delay the date of completion of the merger or such approval may not be obtained at all. In addition, these governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger that could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, First Priority following the merger, any of which might have an adverse effect on First Priority following the merger. Neither party is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any condition or restrictions that the parties reasonably determine would have a material adverse effect on the combined company or would be unduly burdensome. We cannot assure you as to whether these regulatory waivers, approvals and consents will be received, the timing of such or whether any conditions will be imposed.

Affinity executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Affinity shareholders.

Executive officers of Affinity negotiated the terms of the merger agreement with their counterparts at First Priority, and Affinity’s board of directors approved and adopted the merger agreement and unanimously recommended that Affinity shareholders vote to adopt the merger agreement. In considering these facts and the other information contained in this Joint Proxy Statement/Prospectus, you should be aware that Affinity’s officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Affinity shareholders. These include:

•

Mr. Ehrlich, Affinity’s Chairman and Chief Executive Officer, entering into an employment agreement with First Priority that provides, among other things, salary, bonus opportunity, severance and/or other benefits following the merger;

•	Payments that certain officers of Affinity are entitled to receive in connection with the merger;

•	Acceleration of vesting of stock options and restricted stock awards;

•	Provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Affinity for events occurring before the merger;

•	The continued employment of certain officers of Affinity by First Priority following the close of the merger; and

•	The retention of all of the directors of Affinity on the First Priority board of directors.

These additional interests of Affinity directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than an Affinity shareholder may view it.

Affinity’s board of directors was aware of these interests and took them into account in its decision to adopt the agreement and plan of merger. For information concerning these interests, please see the discussion under the caption “The Merger—Affinity’s Directors and Executive Officers Have Financial Interests in the Merger.”

The shares of First Priority common stock to be received by Affinity shareholders as a result of the merger will have different rights from the shares of Affinity common stock.

Upon completion of the merger, Affinity shareholders will become First Priority shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of First Priority. The rights associated with Affinity common stock are different from the rights associated with First Priority common stock. Specifically:

•

Amendments to the Articles of Incorporation of Affinity require approval of the board of directors and the affirmative vote of holders of a majority of the votes cast by all shareholders whereas amendments to certain provisions of the Articles of Incorporation of First Priority require the affirmative vote of holders of at least 80% of the votes that all shareholders are entitled to cast or the affirmative vote of holders of 80% of the members of the board of directors.

•

Affinity’s bylaws may be altered, amended, added to or repealed by a vote of a majority of the board of directors whereas amendment, alteration, change or repeal of certain sections of First Priority’s bylaws requires the affirmative vote of holders of at least 80% of the votes that all shareholders are entitled to cast and/or the affirmative vote of 80% of the entire board of directors.

•

Any plan or proposal for the merger, consolidation, liquidation or dissolution of Affinity, or any action that would result in the sale or other disposition of all or substantially all of the assets of Affinity, requires the affirmative vote of at least eighty percent (80%) of the outstanding shares entitled to vote, unless the proposed action was approved by 75% of the members of Affinity’s board of directors who have been in office for at least one year. Conversely, any such plan or proposal involving First Priority requires the affirmative vote of a majority of the votes cast by the holders of shares of First Priority common stock.

See the section of this joint proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page 294 for a discussion of the different rights associated with ownership of First Priority common stock.

If the merger is not consummated by February 28, 2013, either First Priority or Affinity may choose not to proceed with the merger.

Either First Priority or Affinity may terminate the merger agreement if the merger has not been completed by February 28, 2013, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

The fairness opinions obtained by First Priority and Affinity from their respective financial advisors will not reflect changes in circumstances subsequent to the date of the merger agreement.

Each of First Priority and Affinity obtained a fairness opinion from its financial advisor as of a date immediately prior to May 23, 2012. Neither First Priority nor Affinity has obtained or is required to obtain an updated opinion as of the date of this joint proxy statement/prospectus from its respective financial advisor. Changes in the operations and prospects of First Priority or Affinity, general market and economic conditions and other factors that may be beyond the control of First Priority and Affinity, and on which the fairness opinions were based, may alter the value of First Priority or Affinity or the price of shares of First Priority common stock or Affinity common stock by the time the merger is completed. The opinions do not speak to the time the merger will be completed or to any other date other than the date of such opinions. As a result, the opinions will not address the fairness of the exchange ratio, from a financial point of view, at the time the merger is completed. For a description of the opinions that First Priority and Affinity received from their financial advisors, please see “The Merger – Opinion of First Priority’s Financial Advisor” and “The Merger—Opinion of Affinity’s Financial Advisor” beginning on pages 44 and 51, respectively, of this joint proxy statement/prospectus.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of First Priority and Affinity. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of First Priority and Affinity. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected.

First Priority and Affinity have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on First Priority and/or Affinity during the transition period.

If the merger is not completed, First Priority and Affinity will have incurred substantial expenses without realizing the expected benefits of the merger.

First Priority and Affinity have incurred substantial expenses in connection with the merger described in this joint proxy statement/prospectus. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the merger is not completed, these expenses would have been expended or would be recognized currently and not capitalized, and First Priority and Affinity would not have realized the expected benefits of the merger.

Each of First Priority and Affinity will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on each of the parties to the merger agreement. These uncertainties may impair First Priority’s and/or Affinity’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with each of First Priority and Affinity to seek to change existing business relationships with them. Retention of certain Affinity employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with First Priority. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with First Priority, First Priority’s business following the merger could be harmed. In addition, the merger agreement restricts each of First Priority and Affinity from making certain acquisitions and taking other specified actions until the merger occurs without the consent of the other. These restrictions may prevent First Priority and/or Affinity from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 68 of this joint proxy statement/prospectus for a description of the restrictive covenants to which First Priority and Affinity are subject under the merger agreement.

Future governmental regulation and legislation, including the Dodd-Frank Act and Basel III, could limit First Priority’s future growth.

First Priority and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of First Priority. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect First Priority’s ability to expand its services and to increase the value of its business. Additionally, Basel III and a number of provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, remain to be implemented through the rulemaking process at various regulatory agencies. Certain aspects of the new regulations, including, without limitation, higher minimum capital levels, the higher cost of deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the Bureau of Consumer Financial Protection, could have a significant adverse impact on the combined company’s business, financial condition and results of operations. Compliance with Basel III and the Dodd-Frank Act may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on First Priority, these changes could be materially adverse to First Priority’s shareholders.

A significant portion of First Priority’s 2012 year to date net earnings was derived from the reversal of a valuation allowance on our deferred tax asset, and at June 30, 2012, the recorded net deferred tax asset of $1.3 million could expire with little or no benefit if First Priority does not continue to generate future taxable income.

For the six month period ended June 30, 2012, First Priority reported net income of $1.4 million, of which $1.0 million was attributable to the reversal of a deferred tax asset valuation allowance. At June 30, 2012, First Priority had a recorded net deferred tax asset of $1.3 million resulting from the valuation allowance reversal, a substantial portion of which was attributable to net operating loss carryforwards. In order for First Priority to realize the benefit of such amounts, First Priority will need to generate future taxable income within the carryforward period (net operating loss carryforwards expire in 2026 through 2030). If First Priority is unable to otherwise generate sufficient future taxable income to realize the benefit of the recorded net deferred tax asset, such amounts could expire with no benefit, requiring First Priority to recognize the lost benefit amounts as income tax expense in its statements of operations.

As a public company following the merger, First Priority will be subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy and may divert management’s attention from our business.

As a public company following the merger, First Priority will be required to file annual and quarterly reports and other information with the SEC pursuant to the Exchange Act. First Priority will be required to ensure that it has the ability to prepare financial statements that comply with SEC reporting requirements on a timely basis and will also be subject to other reporting and corporate governance requirements, including the applicable stock exchange listing standards and certain provisions of the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” and the regulations promulgated thereunder, which impose additional compliance obligations upon us.

As a result, First Priority will incur additional costs and may experience added strain on systems and resources. The cost of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, complying with listing standards and obligations of a national exchange, and furnishing audited reports to shareholders will cause First Priority’s expenses to be higher than they were as a privately held company. In addition, the Sarbanes-Oxley Act requires that First Priority maintain effective disclosure controls and procedures and internal control over financial reporting, which may require additional resources and management oversight. First Priority expects to incur certain additional annual expenses related to these activities and, among other things, reporting requirements, transfer agent fees, increased auditing and legal fees and similar expenses.

The limitations on executive compensation imposed through First Priority’s participation in the TARP CPP may restrict its ability to attract, retain and motivate key employees, which could adversely affect its operations.

As part of our participation in the TARP CPP, First Priority agreed to be bound by certain executive compensation restrictions, including limitations on severance payments and the clawback of any bonus and incentive compensation that were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. To the extent that any of these compensation restrictions do not permit First Priority to provide a comprehensive compensation package to key employees that is competitive in First Priority’s market area, it could have difficulty in attracting, retaining and motivating key employees, which could have an adverse effect on results of operations.

Future dividend payments and common stock repurchases are restricted by the terms of the Treasury’s equity investment in First Priority.

Under the terms of the TARP CPP, until the earlier of the third anniversary of the date of issuance of First Priority’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A preferred stock”), Fixed Rate

Cumulative Perpetual Preferred Stock, Series B (“Series B preferred stock”), or Fixed Rate Cumulative Perpetual Preferred Stock, Series C, collectively with the Series A preferred stock and Series B preferred stock, the “TARP preferred stock”), and the date on which the TARP preferred stock has been redeemed in whole or the United States Department of the Treasury (“Treasury”) has transferred all of the TARP preferred stock to third parties, First Priority is prohibited from paying dividends on its common stock and from making certain repurchases of equity securities, including its common stock, without the consent of the Treasury. Furthermore, as long as the TARP preferred stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including its common stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions.

The terms governing the issuance of the TARP preferred stock to the Treasury, which are subject to change, may have an adverse effect on First Priority’s operations.

The terms of the Securities Purchase Agreements First Priority entered into with Treasury pursuant to the TARP CPP provide that the Treasury may unilaterally amend any provision of the Securities Purchase Agreements to the extent required to comply with any changes in applicable federal law that may occur in the future. First Priority has no assurances that changes in the terms of the transaction will not occur in the future. Such changes may place restrictions on First Priority’s business or results of operation, which may adversely affect the market price of its common stock.

Following the consummation of the merger, investors in the combined company will own an institution with different financial and other characteristics than either First Priority or Affinity on a standalone basis.

Following the consummation of the merger, current shareholders of First Priority and Affinity will become shareholders in a combined company that will have different financial and other characteristics than either company had on a standalone basis. For example, the merger will result in a combined company with higher dollar amounts of total assets, risk-based assets and non-performing assets, including non-performing loans and other real estate owned, from the amounts historically experienced by First Priority or Affinity. Although the total dollar amount of non-performing loans will increase for the combined company following the merger, the percentage of non-performing loans to total loans was 2.65% on a pro forma basis at June 30, 2012, compared to historical amounts of 2.34% for First Priority and 3.48% for Affinity as of such date. On a pro forma basis, after giving effect to the merger and the First Priority private placement, total risk-based capital as of June 30, 2012 was 14.18%, compared to historical amounts of 12.87% for First Priority and 13.89% for Affinity as of such date. If we are unable to successfully combine the businesses of First Priority and Affinity, our future earnings may be adversely affected, which in turn could adversely impact the amount of capital of the combined company. The merger transaction will also initially result in lower amounts of book value per common share and tangible book value per common share for both First Priority and Affinity shareholders as set forth in the comparative per share data on page 29, and there can be no assurance that any such book value dilution will be earned back through earnings following completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of First Priority, Affinity and the potential combined company and may include statements for the period following the completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either First Priority or Affinity to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 30 under “Risk Factors,” as well as, among others, the following:

•

Completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals and completion of a $6 million private placement to accredited investors, the timing of which cannot be predicted with precision and which may not be received at all;

•	The merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	Higher than expected increases in First Priority’s or Affinity’s loan losses or in the level of nonperforming loans;

•	A continued weakness or unexpected decline in the U.S. economy, in particular in Pennsylvania;

•	A continued or unexpected decline in real estate values within First Priority’s and Affinity’s market areas;

•	Unanticipated reduction in First Priority’s and Affinity’s deposit base;

•	Government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the FRB;

•

Legislative and regulatory actions (including the impact of the Dodd-Frank Act and related regulations) subject First Priority to additional regulatory oversight which may result in increased compliance costs and/or require First Priority to change its business model;

•

The integration of Affinity’s business and operations with those of First Priority may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Affinity’s or First Priority’s existing businesses; and

•

The anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to First Priority or Affinity or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, First Priority and Affinity undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER

Background of the Merger

First Priority

The board of directors and senior management of First Priority periodically review and evaluate First Priority’s business plan and strategic alternatives in the context of First Priority’s financial performance and the economic and regulatory environment for community banking and financial services companies in the geographic markets it serves. In recent years, significant factors impacting that review and evaluation have been the banking crisis and the recession, as well as the passage in July 2010 of the Dodd-Frank Act and the anticipated effects of additional regulation and oversight on revenue, expense and capital for community banks and their prospects to effectively access the capital markets to grow First Priority, meet increasing regulatory requirements and refinance TARP. Consideration of these and other factors led First Priority to conclude that given the possible continuing effects of these factors outlined above, it would be very difficult for First Priority to continue to grow effectively and efficiently and to provide an acceptable return to common shareholders at its present size and scale.

In the spring of 2011, First Priority’s senior management and board continued to evaluate strategic options. As part of their evaluation process and in part due to the downturn in the economy, First Priority began to implement operational changes to increase profitability by reducing costs including staff reductions and market expansion efforts. Also as part of these actions, First Priority again considered the challenges of the current economic and regulatory environment and again concluded that greater size and scale would be required to compete more effectively, deliver appropriate shareholder returns and provide liquidity at some point for investors. First Priority also recognized that (i) costs, including compliance costs, would continue to increase, (ii) it would be difficult for First Priority to grow organically in the current environment, (iii) it would be difficult for First Priority to grow through acquisition due to capital constraints and the challenges of using First Priority common stock as consideration and (iv) there was a need to ultimately address the disposition of First Priority’s outstanding preferred stock issued to the Department of Treasury under the TARP Capital Purchase Program, or CPP.

On July 29, 2011, First Priority formally engaged Griffin as its advisor to assist it in exploring First Priority’s strategic alternatives.

In August 2011, Griffin prepared summary confidential information materials regarding First Priority to be shared with potential strategic partners and large financial institutions headquartered in other markets that could invest in and/or acquire and use First Priority to acquire institutions in Southeastern Pennsylvania and First Priority’s Chairman, President and CEO, David E. Sparks, met with two of those institutions. Nothing materialized from these meetings.

From August 2011 to April 2012, Mr. Sparks, in consultation with Griffin, met with and held informal confidential discussions with the managements of several banks in the $100 million to $500 million total asset range regarding potential transactions. No transaction materialized from these meetings.

In August 2011, Griffin suggested that Mr. Sparks contact Mr. Steven A. Ehrlich, Chairman and CEO of Affinity, to discuss their businesses and interests and their respective quests for size and scale.

In early September 2011, Mr. Sparks met with Mr. Ehrlich to discuss each company’s philosophy, performance and strategic objectives.

During the time period from September 2011 to April 2012, First Priority held several meetings and conference calls with Griffin to further discuss the structure of a merger transaction, expected strategic benefits, financial forecasts, tax related issues, capital requirements and availability, TARP CPP repayment, Treasury auctions of TARP CPP, and other matters.

On November 19, 2011, at its strategic planning meeting, First Priority’s management updated the First Priority board and discussed the merger environment including the possibility of several potential merger transactions and the board unanimously authorized Mr. Sparks to continue discussions and negotiations toward a combination that would achieve First Priority’s strategic objectives. From November 2011 to April 2012, First Priority senior management, in consultation with Griffin, continued to evaluate strategic benefits, financial issues and capital requirements for a potential transaction with several banks and reported those findings to its board of directors. During that time, First Priority signed a confidentiality agreement with another institution and provided confidential information with respect to First Priority. No transaction materialized with that institution.

On February 1, 2012, Mr. Sparks met again with Mr. Ehrlich and a confidentiality agreement was executed and potential transaction terms were discussed.

On March 29, 2012, First Priority senior management discussed in depth the potential merger with Affinity with the First Priority board, and the board directed First Priority senior management and Griffin to continue negotiations with Affinity and authorized senior management to enter into a non-binding term sheet with Affinity assuming it is acceptable to senior management. In addition, the First Priority board authorized management to discuss the potential transaction with First Priority’s regulators.

On April 18, 2012, First Priority entered into a non-binding term sheet with Affinity and each party continued its due diligence review of the other institution’s books and records, including on-site reviews of loan documents and other credit, financial and legal information.

On May 1, 2012, senior management from First Priority and Affinity met with representatives from the FDIC and the PDB to discuss the potential merger. Also on May 1, 2012, Stevens & Lee, counsel to First Priority submitted a draft merger agreement to the senior management of First Priority and Affinity, and to their respective representatives. From May 1, 2012 through May 23, 2012, the parties negotiated the terms and conditions of the proposed merger agreement and related documentation, with the assistance of their respective advisors.

On May 9, 2012, senior management from First Priority and Affinity met with representatives from the FRB to discuss the potential merger.

On May 23, 2012, First Priority’s board of directors held a special meeting to review and consider the terms of the proposed merger agreement. At this meeting, representatives of Griffin reviewed in detail the financial terms of the transaction and a representative of Stevens & Lee reviewed the provisions of the merger agreement. At this meeting Griffin provided its oral opinion, confirmed in writing later that day, that the exchange ratio set forth in the merger agreement was fair to First Priority from a financial point of view. Stevens & Lee then reviewed with the First Priority board of directors its fiduciary duties under Pennsylvania law in approving the transaction. After careful consideration of these presentations and further discussion, the First Priority board of directors unanimously approved the merger agreement and agreed to recommend that First Priority’s shareholders approve the merger agreement, the merger, and the related transactions provided for in the merger agreement.

On May 23, 2012, the parties executed the merger agreement and issued a joint press release announcing the transaction.

Affinity

The board of directors and senior management of Affinity periodically review and evaluate Affinity’s business plan and strategic alternatives in light of Affinity’s financial performance and the economic and regulatory environment for community banking and financial services companies in Affinity’s market area. Significant factors considered by the board and management in recent years include the impact of the passage in

July 2010 of the Dodd-Frank Act, including the effects of additional regulation and oversight on revenues, expenses and capital requirements for financial institutions, particularly community banks. Management and the board also considered the prospects for smaller community banks to effectively access the capital markets to obtain equity capital, the ability to attract and maintain resources to meet increasing regulatory compliance requirements and to support growth and the continuing effects of sluggish national and local economic conditions on Affinity and its customers. The board’s analysis included consideration of Affinity’s ability, in light of these factors, to operate effectively and efficiently, to provide an acceptable return to shareholders and how to best continue its growth. One alternative considered by Affinity’s board has been the potential combination of Affinity with another financial institution whose culture and business philosophy matched its own.

During the time period from 2010-2011, Mr. Ehrlich engaged in various informal and unsolicited conversations with the CEO’s of several community banks. The nature of the discussions were informal and centered on the state of the banking industry as well as casual discussions of whether there might be benefits in a combination of the banks. However, with the exception of the First Priority discussions, detailed below, none of these casual discussions proceeded to become serious.

In September of 2011, at the request of Mr. Sparks, Mr. Sparks and Mr. Ehrlich met for an informal discussion on the state of banking, corporate philosophies, cultures and future plans. This meeting was followed by another meeting between the two executives in November of 2011. During the November meeting, the two executives again discussed corporate philosophies and cultures, as well as the benefits of possibly combining the two banks. The executives discussed the concept of a merger of equals, strategic vision, executive roles and social issues such as the name of the combined organization, corporate headquarter location, board size and responsibilities, capital requirements and the next steps should both organizations decide to move forward with more serious discussions, and Mr. Sparks provided Mr. Ehrlich with a draft preliminary term sheet, for discussion purposes only, outlining what the potential transaction might look like, in terms of structure, corporate governance, post-transaction management and major terms of the merger agreement, with an indication that the consideration in the deal would be based on the parties’ relative value, taking into account certain adjustments to be agreed during due diligence, with an estimate that Affinity’s legacy shareholders would own between 38% and 42% of the combined company.

In early December of 2011, Mr. Ehrlich met with representatives from Griffin regarding Affinity’s capital plan. Griffin had been engaged by Affinity to assist it in its capital plan, including the structuring of a possible trust preferred/common stock offering. At that time, Mr. Ehrlich and Griffin also discussed the merger of equals concept between Affinity and First Priority as Griffin was aware of these discussions since they represented both banks in different capacities. Mr. Ehrlich and Griffin decided that, given the potential conflict regarding Griffin’s engagements with both banks, it would be prudent for Affinity to engage another investment banking firm to represent Affinity in the event that discussions between Affinity and First Priority became more serious.

Subsequent to the discussion with the Griffin representatives, Mr. Ehrlich and Mr. Sparks met again in early December of 2011 and mid-January of 2012. The two executives discussed in more detail the feasibility of a merger of equals between the two banks. In mid-January, Mr. Sparks provided Mr. Ehrlich with a revised draft of the preliminary term sheet. At this meeting, Mr. Sparks also provided a draft confidentiality agreement that First Priority proposed be executed so that the parties could engage in more detailed discussions regarding the feasibility and desirability of a merger of equals.

On January 26, 2012, at special meeting of the board of directors of Affinity, Mr. Ehrlich updated the Board on his discussions with various financial institutions, including the discussions with First Priority and presented the board with the non-disclosure agreement as well as the draft preliminary term sheet. Mr. Ehrlich also advised the Board of the potential conflict with Griffin Financial and the need to seek an alternative investment banking firm to represent Affinity. The Board unanimously passed a resolution authorizing management to pursue an evaluation process with respect to a possible transaction and to enter into the confidentiality agreement with First Priority.

On January 31, 2012, Mr. Ehrlich and Kimberly J. Decker, Esq. of Barley Snyder, LLP, Affinity’s legal counsel, met with Anthony Latini and Chad Hull of Boenning to review Boenning’s possible representation of Affinity and potential issuance of a fairness opinion.

On February 1, 2012, Mr. Ehrlich met with Mr. Sparks. During this meeting, the confidentiality agreement was executed and the preliminary term sheet was discussed. Over the next two months, the two executives met in person one time and had numerous telephone conversations regarding the preliminary term sheet and a financial model prepared by Griffin and First Priority. By engagement letter dated February 8, 2012, delivered by Affinity to Boenning on March 28, 2012, Affinity officially engaged the services of Boenning, and the legal and financial advisors for the parties continued to negotiate the non-financial aspects of the term sheet with the intent that the exchange ratio would be based on book value as adjusted for the parties’ respective deferred tax assets, with the actual number to be firmed up following loan portfolio due diligence. There were numerous telephone conversations and conference calls revolving around the key points of the term sheet.

In early April, both First Priority and Affinity conducted loan portfolio due diligence as a precursor to entering into the preliminary term sheet. At this point, the parties also began to finalize the financial aspects of the term sheet, including the relative ownership of the parties shareholders in the combined company. On April 16, 2012, the draft term sheet was further revised to provide that Affinity’s legacy shareholders would own approximately 38.2% of the combined company. The parties informally agreed that the actual exchange ratio would be based on March 31, 2012 financial statements.

On April 17, 2012, Affinity’s board met for the purpose of reviewing and considering the term sheet, which outlined the essential terms of the proposed merger of equals transaction between Affinity and First Priority. At this meeting, Boenning made a presentation which included a preliminary analysis of the transaction. The preliminary term sheet was reviewed and the Affinity board authorized the execution of the term sheet for a merger of equals with First Priority.

Subsequent to the approval of the term sheet by Affinity’s board on April 17th, the term sheet was executed on April 18, and management, legal counsel and advisors from both sides proceeded to negotiate a definitive agreement, and both parties simultaneously completed additional due diligence. A final meeting to conclude negotiations was held on May 21st. Present at the meeting were the CEOs from both Affinity and First Priority and legal counsel representing both parties.

On May 23, 2012, Affinity’s board of directors held a meeting to review and consider the terms of the proposed merger agreement. At this meeting, representatives of Boenning and Barley Snyder reviewed in detail the legal and financial terms of the transaction and the provisions of the merger agreement. Boenning advised the Affinity board of directors that the structure of the consideration (approximately 38% legacy Affinity ownership and 62% legacy First Priority ownership) had changed slightly from the term sheet as a result of most recent financial statements, completion of due diligence and finalizing the calculation of each party’s deferred tax assets. Following completion of the review of the financial terms of and financial analyses involving the proposed transaction, Boenning rendered an oral opinion (subsequently confirmed in writing) that the exchange ratio was fair to Affinity from a financial point of view. Barley Snyder reviewed in detail with the Affinity board of directors the terms of the proposed merger agreement, and also the directors’ fiduciary duties under Pennsylvania law in approving the transaction. After careful consideration of these presentations and further discussion, the Affinity board of directors unanimously approved the merger agreement and agreed to recommend that Affinity’s shareholders approve the merger agreement and the transactions provided for in the merger agreement.

On May 23, 2012, the parties executed the merger agreement and issued a joint press release announcing the transaction.

First Priority’s Reasons for the Merger

First Priority’s board of directors considered the terms of the merger agreement, the economic and strategic benefits of the proposed merger, and ownership percentage of the outstanding common stock of the pro forma combined company which would be held by the present holders of First Priority common stock and determined that it is advisable and in the best interests of First Priority for First Priority to enter into the merger agreement with Affinity. Accordingly, First Priority’s board of directors unanimously recommends that First Priority’s shareholders vote “FOR” approval and adoption of the merger agreement.

In the course of making its decision to approve the transaction with Affinity, First Priority’s Board of Directors consulted with First Priority’s senior management and First Priority’s financial and legal advisors. First Priority’s board of directors considered, among other things, the following factors:

•

The board’s understanding of the current and prospective environment in which First Priority operates, including national, regional and local economic conditions, the competitive environment for financial institutions in Southeastern Pennsylvania, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, the trend toward consolidation in the financial services industry generally, First Priority’s relevance and attractiveness at its present size levels to larger better capitalized institutions and the likely effect of these factors on First Priority’s potential growth, profitability and strategic options;

•

The board’s view that the size of the institution and related economies of scale, beyond the level it believed to be reasonably achievable on an independent basis, were becoming increasingly important to profitability and acceptable shareholder returns;

•	The effort of First Priority’s management to identify potential counterparties to potential transactions.

•

The board’s understanding of First Priority’s prospects and of Affinity’s business, operations, financial condition, earnings and prospects, including the respective geographic markets in which the companies and their banking subsidiaries operate;

•	The board’s perception that First Priority’s operating philosophy as a community-oriented financial services company with a strong customer focus is compatible with Affinity’s operating philosophy;

•	The strategic benefits of retaining both First Priority Bank and Affinity Bank brands in the respective markets;

•

The board’s perception regarding the enhanced future prospects of the combined company compared to those First Priority was likely to achieve on a stand-alone basis, including the projected geographic reach of the combined entity, the compatibility of First Priority’s and Affinity’ business activities, the potential for management succession, opportunities for cost reductions, as well as increasing revenues as a result of a higher lending limit to originate larger loans;

•

The board’s review with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement and related documents, including the board’s assessment of the adequacy of the exchange ratio;

•	The expectation that the combination and strategic benefits of the transaction would result in future earnings accretion;

•	The reports of First Priority’s management concerning the operations, financial condition and prospects of Affinity and the expected financial impact of the merger on the combined company;

•

The fact that certain provisions of the merger agreement prohibit Affinity from soliciting, and limit its ability to respond to, proposals for alternative transactions, and Affinity’s obligation to pay a termination fee in the event that the merger agreement is terminated in certain circumstances, including $1 million if Affinity terminates the merger agreement to accept a superior offer;

•

The fact that pursuant to the merger agreement, Affinity must generally conduct its business in the ordinary course and Affinity is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement; and

•

The financial information and analyses presented by Griffin to the board of directors, and the opinion of Griffin to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the exchange ratio in the proposed merger was fair to First Priority from a financial point of view. (See “Opinion of First Priority’s Financial Advisor”).

First Priority’s board of directors also considered the following:

•

The fact that new First Priority shares to be issued to holders of Affinity common stock to complete the merger and to others to provide the incremental capital necessary to secure regulatory approval to complete the merger will result in ownership dilution to existing First Priority shareholders;

•

The proposed board and management arrangements, including First Priority’s commitment to (i) appoint five Affinity directors to the First Priority board of directors and to the First Priority Bank board of directors, (ii) employ certain senior executive officers of Affinity as senior executive offices of First Priority after the merger, and (iii) to reduce the size of the First Priority board from 15 to 7 and to reduce the size of the First Priority Bank board.

•	The potential challenges associated with obtaining the regulatory approvals required to complete the transaction in a timely manner;

•

The fact that pursuant to the merger agreement, First Priority must generally conduct its business in the ordinary course and First Priority is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent First Priority from undertaking business opportunities which may arise pending completion of the merger;

•

The risk that potential benefits, cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of First Priority and Affinity;

•	The risk that certain tax attributes of Affinity and First Priority may be limited by the transaction;

•	The cost and expense associated with First Priority becoming a registrant under the Securities Exchange Act of 1934 as contemplated by the merger agreement;

•	The risk that listing First Priority common stock on the NASDAQ National Markets as contemplated by the merger agreement could result in a trading price that is lower than the expected valuation;

•

The potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on First Priority’s business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated; and

•

Management’s and the board of directors’ expectation that the benefits discussed above, including the view that a larger, combined company with a stronger earnings and operating profile, together with a broader shareholder base through the addition of the Affinity shareholders, would have more access to different sources of capital, which, when coupled with retention of higher levels of earnings, will eventually enable First Priority to redeem the shares of its preferred stock issued to the Treasury under the TARP CPP.

First Priority’s Board of Directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the merger.

The foregoing discussion of the information and factors considered by First Priority’s board of directors is not exhaustive, but includes the material factors considered by First Priority’s board. In view of the wide variety of factors considered by the First Priority board of directors in connection with its evaluation of the merger and the complexity of these matters, the First Priority board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. First Priority’s board of directors evaluated the factors described above, including asking questions of First Priority’s legal and financial advisors. In considering the factors described above, individual members of First Priority’s board of directors may have given different weights to different factors. The First Priority board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of First Priority’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 37.

Recommendation of First Priority’s Board of Directors

First Priority’s board of directors believes that the terms of the transaction are in the best interests of First Priority and its shareholders and has unanimously approved the merger agreement. Accordingly, First Priority’s board of directors unanimously recommends that First Priority shareholders vote “FOR” adoption of the merger agreement.

Opinion of First Priority’s Financial Advisor

First Priority engaged Griffin on a retainer basis to advise it, from a financial perspective, in connection with strategic matters including mergers and acquisitions and capital formation. Pursuant to this engagement, Griffin served as First Priority’s financial advisor in connection with the proposed merger with Affinity, and agreed to provide First Priority with its opinion as to whether the exchange ratio agreed to with respect to the proposed merger is fair from a financial point of view.

On May 23, 2012, at a meeting of the First Priority’s board of directors held to evaluate the proposed merger, Griffin delivered its oral opinion, which it confirmed later that day in writing to the effect that based on and subject to various assumptions and limitations described at the meeting and in such opinion, the exchange ratio was fair, from a financial point of view, to First Priority.

The full text of Griffin’s written opinion to First Priority, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. Holders of First Priority’s shares of common stock are encouraged to read the opinion carefully in its entirety. The following summary of Griffin’s opinion is qualified in its entirety by reference to the full text of such opinion.

Griffin delivered its opinion to First Priority for its benefit and use in connection with its evaluation of the merger with Affinity. It is not intended and does not constitute a recommendation to you on how to vote or act in connection with the merger.

In connection with providing its opinion, Griffin:

•	Reviewed a draft of the merger agreement, dated May 22, 2012;

•

Reviewed and discussed with First Priority certain publicly available business and financial information concerning First Priority and Affinity and the banking, economic and regulatory environments in which each operate;

•	Reviewed and discussed with management of Affinity certain financial information as of December 31, 2011 and March 31, 2012 and for the periods then ended;

•

Reviewed and discussed with First Priority and Affinity matters relating to each of First Priority’s and Affinity’s past, recent and pro forma size liquidity, performance, asset quality, reserve levels, deferred tax asset, capital adequacy, growth expectations, strategic goals, and access to capital;

•	Compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions which Griffin deemed relevant;

•

Compared the financial condition and operating performance of each of First Priority and Affinity with publicly available information concerning other banks and bank holding companies which Griffin deemed relevant;

•

Compared the current and historical trading prices of certain publicly traded companies to the value attributed to First Priority’s common stock and to Affinity’s common stock in connection with the determination of the exchange ratio and;

•	Performed such other financial studies and analyses and considered such other information that Griffin deemed appropriate for the purposes of its opinion.

In addition, Griffin held discussions with certain members of the management of First Priority and the management of Affinity with respect to certain aspects of the merger, the strategy behind the merger and the resulting financial size, condition, future prospects and operations of First Priority and Affinity combined, cost savings expected to be realized by First Priority and Affinity in connection with the merger, and certain other matters Griffin deemed necessary or appropriate to providing its opinion.

Griffin assumed and relied on, without independent verification, the accuracy and completeness of the financial, tax and other information reviewed by it for the purposes of its opinion. Griffin did not review individual credit files of either First Priority or Affinity, nor has Griffin conducted or been provided with any valuation or appraisal of any assets or liabilities (including any derivative or off-balance sheet liabilities) of First Priority or Affinity, nor has Griffin evaluated the solvency of First Priority or Affinity or any of their subsidiaries under any state or federal laws relating to receivership, resolution, bankruptcy, insolvency or similar matters. In addition, Griffin did not review loan and lease portfolios of either Affinity or First Priority for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, Griffin has assumed that such allowances for losses are adequate. Griffin is also not an expert in the computation or evaluation of deferred taxes and, accordingly assumed computations completed by others are correct and that the net deferred tax asset of First Priority or Affinity are recoverable as discussed with representatives of each of Affinity and First Priority. In relying on financial analyses provided to Griffin by First Priority or Affinity or their representatives or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. With First Priority’s consent, Griffin’s review of Affinity was limited to certain publicly-available information and discussions with the management of Affinity and its representatives regarding the past and current business operations, financial condition and future prospects of Affinity. With respect to the strategic and financial benefits anticipated by the managements of First Priority and Affinity to result from the merger, Griffin assumed that such strategic benefits would be realized substantially in accordance with such estimates.

Griffin also assumed, with the consent of First Priority, that the merger would qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the merger and related transactions will be completed as provided in or contemplated by the merger agreement, with full satisfaction of all covenants and conditions set forth in the merger agreement and without any waivers thereof. Griffin further assumed, with the consent of First Priority, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on First Priority, Affinity or the merger.

Griffin expressed no view or opinion as to any terms or aspects of the merger or any related transactions other than the exchange ratio to the extent expressly specified in its opinion. In addition, Griffin expressed no opinion as to the relative merits of the merger in comparison to other transactions available to First Priority or in which First Priority might engage or as to whether any transaction might be more favorable to First Priority as an alternative to the merger, nor did Griffin express any opinion as to the underlying business decision of First Priority to recommend, or the board of directors of First Priority to proceed with or effect, the merger. The opinion did not in any manner address the prices at which the First Priority common shares may trade at any time.

Griffin’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Griffin as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Griffin did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses presented by Griffin to First Priority in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Griffin, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Griffin. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Griffin.

Contribution Analysis. Griffin reviewed relative financial information relating to First Priority and Affinity to understand the relative contribution of net assets and operations to the combined entity, with a focus on relative tangible common equity and relative adjusted tangible common equity.

	Contributions ($000)			Contribution (%)
	First Priority	Affinity	Pro Forma	First Priority	Affinity
Shares Outstanding	3,144,103	1,970,706
Total Assets	$279,690	$176,591	456,281	61%	39%
Total Net Loans	241,231	90,529	331,760	73%	27%
Total Deposits	237,586	150,766	388,352	61%	39%
Common Equity	18,572	12,096	30,668	61%	39%
Tangible Common Equity	17,483	12,005	29,488	59%	41%
TCE adj. for DTA Valuation Allowance	20,670	12,713	33,383	62%	38%
NPA+90	7,692	3,186	10,878	71%	29%
NPA+90/Total Assets	2.75%	1.80%	2.38%	60%	40%
Net Interest Income (LTM)	9,426	1,282	10,708	88%	12%
Pre-Provision Net Revenue (LTM)	1,852	433	2,285	81%	19%
Non-Interest Expense (LTM)	8,790	1,413	10,203	86%	14%
2012 Forecasted Pre-tax net income	1,112	126	1,238	90%	10%

Relative adjusted tangible common equity was computed by each of management of First Priority and Management of Affinity as their respective reported tangible capital attributable to common shareholders as of March 31, 2012, increased for each company’s deferred tax asset valuation allowance, again as computed by management of First Priority and Management of Affinity and confirmed by their respective relevant representatives. The exchange ratio was established based on relative adjusted tangible common equity as of March 31, 2012.

Each of the relative contribution metrics involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics, other factors and other risks that could affect the actual relative contribution of each company to the combined company. Accordingly, an evaluation of the results of this analysis is subjective.

Selected Precedent Transactions Analysis. Griffin reviewed financial information relating to the following selected transactions, which include transaction completed or expected to be completed at the end of 2010 or during 2011 and 2012 with merger partners having assets between $100 million and $500 million in the Eastern United States:

							Ann. Date	Comp. Date	Announced Deal
Buyer				Seller					Deal Value ($M)	Price/ Tang. Book (%)	Consid. Type
Name		St.	Assets ($000)	Name	St.	Assets ($000)
Targets Comparable To Affinity
1	S&T Bancorp, Inc.	PA	4,119,994	Gateway Bank of Pennsylvania	PA	120,260	03/29/12		21.3	145.0	Cash, Common Stock
2	Commerce Bancshares Corp.	MA	1,410,752	Mercantile Capital Corp	MA	191,910	03/21/12		29.9	194.4	Cash
3	BNC Bancorp	NC	2,197,758	KeySource Financial, Inc.	NC	205,794	12/21/11		12.2	60.3	Common Stock
4	Sandy Spring Bancorp, Inc.	MD	3,626,043	CommerceFirst Bancorp, Inc.	MD	204,797	10/06/11	05/31/12	25.4	106.7	Cash, Common Stock
5	S&T Bancorp, Inc.	PA	4,058,290	Mainline Bancorp, Inc.	PA	241,777	09/14/11	03/09/12	25.9	125.9	Cash, Common Stock
6	BCB Bancorp, Inc.	NJ	1,106,888	Allegiance Community Bank	NJ	121,348	04/04/11	10/14/11	6.8	97.2	Common Stock
7	Piedmont Community Bank Holdings, Inc.	NC	89,895	Community Bank of Rowan	NC	149,520	11/19/10	04/19/11	10.0	97.3	Capital Contribution, Cash
8	Customers Bancorp Inc	PA	633,509	Berkshire Bancorp, Inc.	PA	147,083	08/23/10	09/17/11	11.8	105.8	Cash, Common Stock
9	Narragansett Financial Corp	MA	705,138	Bank of Fall River, A Co-Operative Bank	MA	163,291	08/20/10	01/01/11	NA	NA
10	Liberty Bank	CT	3,223,655	Connecticut River Community Bank	CT	175,150	07/23/10	12/03/10	16.1	114.7	Cash
11	TowneBank	VA	3,732,744	Bank of Currituck	NC	168,000	07/15/10	12/03/10	10.0	NA	Cash, Dividend to Seller
12	Cordia Bancorp	DC		Bank of Virginia	VA	220,295	04/26/10	12/10/10	NA	NA	Capital Contribution
	Mean		2,264,061			175,769			16.9	116.4
	Median		2,197,758			171,575			14.1	106.7

*	Data source: As reported by SNL Financial for the most recent period prior to the announcement of the transaction

Griffin reviewed certain financial information for the selected merger partners and compared it to the corresponding data for each of Affinity and First Priority. Financial data for Affinity and First Priority was based on the March 31, 2012 unaudited interim financial statements prepared by their management. Griffin compared the prices in the selected transactions, expressed as a multiple of tangible book value, and compared them to the price implied by the exchange ratio. The exchange ratio implies a valuation of First Priority’s common stock at 118% of tangible common equity value, and results in an implied multiple of Affinity’s tangible book value of 106%, as compared to the mean of the selected transactions of 116% and the median of the selected transactions of 107%.

No company or transaction used in this analysis is identical to Affinity or First Priority or their respective businesses or the proposed merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and subjective judgments concerning differences in financial and operating characteristics and other factors that could affect the values of the companies and transactions to which Affinity was compared.

Dividend Discounted Analysis. Griffin performed a discounted dividend analysis in order to calculate a range of implied valuation for Affinity’s and First Priority’s common shares based on the present value of the forecasted earnings of each of Affinity and First Priority for the next seven years which is assumed to be paid out to holders of the counterparty’s common shares in the form of dividends after maintenance of a minimum tangible common equity to tangible assets ratio of 7.5%. Griffin then applied a range of selected exit multiples ranging from 90% to 130% of tangible common equity, which were selected based upon a combination of observed transactions in the public markets and Griffin’s professional judgment and experience based upon its review of the financial information provided by First Priority and Affinity. Griffin then applied a range of selected discount rates from 10.0% to 14.0% which were selected based upon Griffin’s professional judgment and experience and based upon its review of the financial information provided by First Priority and Affinity. This analysis indicated the following implied equity reference range of values for First Priority and Affinity, versus the transaction value implied by the exchange ratio of $20,670 for First Priority and $12,753 for Affinity:

	First Priority Implied Value						Affinity Implied Value
	Discount Rate						Discount Rate
Terminal Multiple	8%	9%	10%	11%	12%	Terminal Multiple	8%	9%	10%	11%	12%
90%	$15,189	$14,308	$13,475	$12,687	$11,942	90%	$11,292	$10,704	$10,147	$9,620	$9,119
100%	$17,378	$16,399	$15,473	$14,597	$13,767	100%	$12,587	$11,940	$11,328	$10,748	$10,199
110%	$19,568	$18,490	$17,470	$16,506	$15,592	110%	$13,881	$13,177	$12,510	$11,877	$11,278
120%	$21,757	$20,581	$19,468	$18,415	$17,418	120%	$15,176	$14,413	$13,691	$13,006	$12,358
130%	$23,947	$22,672	$21,465	$20,324	$19,243	130%	$16,471	$15,649	$14,872	$14,135	$13,437

Each of the values implied by the dividend discount analysis includes significant judgments and estimates and concerning future performance and future economic conditions.

Other Factors

Griffin also considered that there has historically been little or no observable secondary trading volume of First Priority’s or Affinity’s common shares.

Miscellaneous

The discussion set forth above is merely a summary of the material financial analyses presented by Griffin to First Priority in connection with its opinion and is not a comprehensive description of all analyses undertaken by Griffin in connection with providing its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Griffin believes that its analyses and the summary set forth above must be considered as a whole. Griffin further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Griffin’s analyses and thereafter its opinion. Griffin did not assign any specific weight to any of such analyses or factors. The fact that any specific analysis has been referred to in this summary is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Griffin considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Priority and Affinity. The estimates of the future performance of First Priority and the combined company provided by the management of First Priority in or underlying Griffin’s analyses, and the estimates of the future performance of Affinity provided by the management of Affinity in or underlying Griffin’s analyses, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Griffin’s analyses. These analyses were prepared solely as part of Griffin’s analysis of the fairness of the exchange ratio from a financial point of view provided for in the merger and were provided to First Priority in connection with the delivery of Griffin’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Griffin’s view of the actual value of First Priority, Affinity or the combined company.

The exchange ratio provided for in the merger was determined through negotiations between First Priority and Affinity and approved by the board of directors of First Priority. The decision of First Priority to enter into the merger agreement was solely that of First Priority and its board of directors. As described above, under “Background and Reasons for Transaction”, Griffin’s opinion and analyses were only one of many factors considered by First Priority in making its determination to recommend the merger agreement and should not be viewed as determinative of the views of First Priority, the board of directors of First Priority or First Priority management with respect to the proposed merger or the Exchange ratio.

Griffin will receive a fee from First Priority for Griffin’s services in connection with the merger, a substantial portion of which will become payable only if the proposed merger is completed. In addition, First Priority has agreed to indemnify Griffin for certain liabilities arising out of the engagement. During the two years preceding the date of this letter, Griffin has had investment banking relationships with First Priority and also with Affinity, for which Griffin received customary compensation. Griffin is affiliated with Stevens & Lee, which firm is providing certain legal services to First Priority in connection with the proposed merger.

Affinity’s Reasons for the Merger

Affinity’s board of directors carefully considered the terms of the merger agreement and the value of the merger consideration to be received by the holders of Affinity common stock as well as the likely impact of the merger on various constituencies of Affinity, including employees, customers, vendors and the community. The board also considered opportunities for future growth, the advantages of greater size and scale, the increasing cost of regulatory compliance and the competitive advantages to be gained in the merger. After careful consideration, Affinity’s board of directors determined that it is advisable and in the best interests of Affinity and its shareholders for Affinity to enter into the merger agreement with First Priority. Accordingly, Affinity’s board of directors unanimously recommends that Affinity’s shareholders vote “FOR” adoption of the merger agreement.

In the course of making its decision to approve the transaction with First Priority, Affinity’s board of directors consulted with Affinity’s senior management and Affinity’s financial and legal advisors. Affinity’s board of directors considered, among other things, the following factors:

•

The board’s understanding and assessment of the existing and prospective operating environment for community banks in Affinity’s market area, including the effects of stagnant national and regional economic conditions, the increasing regulatory burdens on community banking organizations, and the impact of these factors on Affinity’s potential future profitability and strategic options.

•

The board’s understanding of Affinity’s historical business, operations, financial condition and results of operations, and its assessments of Affinity’s future prospects in the markets in which Affinity operates.

•

The board’s acknowledgement that the importance of scale in the financial services industry is increasing, and its assessment of Affinity’s ability to achieve the relative size and economies of scale necessary for Affinity to grow and prosper as a stand-alone community banking organization versus the potential benefits to Affinity and its stakeholders in a business combination transaction resulting in a significantly larger financial institution.

•

The board’s belief that a larger combined organization will be better able to attract capital to meet the need for substantial capital resources to address emerging opportunities in the banking industry.

•	The board’s positive perception about the combined organization’s management team and First Priority’s reputation as a result of Affinity’s due diligence review of First Priority and its business.

•	The retention of the current senior management team of Affinity and the post-merger representation on the board of the combined company by current members of the Affinity board of directors.

•	The ability of the combined institution to offer a greater variety of products and services and benefits resulting from increased lending limits.

•	The effects of the merger on Affinity’s depositors and customers and the communities served by Affinity, which was deemed to be favorable.

•

The board’s evaluation of the financial analysis and financial presentation of Boenning, including the contribution to assets, capital and earnings of Affinity to the combined company relative to its shareholders’ pro forma ownership position, as well as Boenning’s oral opinion, which opinion was confirmed by delivery of Boenning’s written opinion dated May 23, 2012, that, as of such date and based on its analysis and subject to the qualifications set forth in the opinion, the exchange ratio was fair from a financial point of view to Affinity.

•	The fact that Affinity legacy shareholders will own approximately 38 percent of the combined institution.

•

The fact that First Priority intends to list its stock on a national securities exchange, listing service, or similar platform for the listing or quotation of securities after the merger is consummated, resulting in increased liquidity for all shareholders.

•	The fact that the transaction is expected to be a tax-free exchange to the extent Affinity shareholders receive First Priority common stock in exchange for their Affinity shares.

•	The fact that no Affinity branches are anticipated to be closed and that most employees are expected to retain their positions.

•	The expected ability of First Priority to receive the requisite regulatory approvals in a timely manner.

•

The board’s assessment of the results that could be expected to be obtained by Affinity if it continued to operate independently compared to the value of the merger consideration offered by First Priority.

•	The board’s review with its legal and financial advisors of the terms of the merger agreement.

Affinity’s board of directors also considered certain potentially adverse factors in connection with the merger, including the following:

•	The fact that First Priority is a TARP participant.

•	The risks associated with possible delays in obtaining necessary regulatory and shareholder approvals and the terms of such regulatory approvals.

•

That a condition to closing includes the raising of an additional $6.0 million of capital, approximately 40% of which is targeted to be raised from Affinity shareholders and 60% from First Priority shareholders, with the proviso that, if Affinity shareholders do not subscribe for 40% of the offering, First Priority shareholders could increase their subscriptions, resulting in legacy Affinity shareholders owning less than 38% of the combined institution.

•

Provisions of the merger agreement which prohibit Affinity from soliciting, and limit its ability to respond to, acquisition proposals from third parties and the obligation of Affinity to pay a termination fee of $1.0 million in the event that the merger agreement terminates as a result of these provisions.

•	The possibility that merger integration activities would occupy more of management’s time and attention than anticipated and therefore impact other business priorities.

•

The risks and costs to Affinity if the transaction does not close, which risks and costs result from the extensive efforts that would be required to attempt to complete the transaction, the significant distractions which Affinity’s employees will experience during the pendency of the transaction and the transaction costs that will be incurred even if the merger is not consummated.

•	While the stock of the combined institution is anticipated to be more liquid that the market for Affinity stock, it is not anticipated that a very active market will result.

•

The combined institution will be a public company and will, therefore, be required to comply with requirements of the Securities and Exchange Commission applicable to reporting companies, which may be time consuming and expensive.

Affinity’s board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the merger.

During its consideration of the merger, Affinity’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of shareholders generally, as described under the heading “The Merger—Affinity’s Directors and Executive Officers Have Financial Interests in the Merger” on page 62.

The foregoing discussion of the information and factors considered by Affinity’s board of directors is not exhaustive, but includes the material factors considered by Affinity’s board. In view of the wide variety of factors considered by the Affinity board of directors in connection with its evaluation of the merger and the complexity of these matters, the Affinity board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Affinity’s board of directors evaluated the factors described above, including asking questions of Affinity’s legal and financial advisors. In considering the factors described above, individual members of Affinity’s board of directors may have given different weights to different factors. The Affinity board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Affinity’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 37.

Recommendation of Affinity’s Board of Directors

Affinity’s board of directors believes that the terms of the transaction are in the best interests of Affinity and its shareholders and has unanimously approved the merger agreement. Accordingly, Affinity’s board of directors unanimously recommends that Affinity shareholders vote “FOR” adoption of the merger agreement.

Opinion of Affinity’s Financial Advisor

Pursuant to an engagement letter dated February 8, 2012, Affinity retained Boenning to act as its exclusive financial advisor in connection with Affinity’s consideration of a possible business combination with First Priority. In connection with the merger with First Priority, the Affinity board requested Boenning to render its opinion as to the fairness of the exchange ratio pursuant to this Agreement. At the May 23, 2012 meeting at which Affinity’s board considered the merger agreement, Boenning rendered its opinion to the board that, based upon and subject to the various considerations set forth therein, as of May 23, 2012 the exchange ratio was fair to the holders of Affinity common stock from a financial point of view. We will refer to the opinion as of May 23, 2012 as the “Affinity Opinion.”

The full text of the Affinity Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this proxy statement/prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this document. The summary of the Affinity Opinion set forth below is qualified in its entirety by reference to the full text of the Affinity Opinion attached as Annex C to this document.

Boenning was selected to act as Affinity’s financial advisor in connection with the merger with First Priority based upon its qualifications, expertise, reputation and experience. Boenning has knowledge of, and experience with the Pennsylvania and surrounding banking markets, as well as banking organizations operating in those markets, and was selected by Affinity because of its knowledge of, experience with, and reputation in the financial services industry. Boenning, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, public offerings, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions. In the ordinary course of its business as a broker-dealer, Boenning may, from time to time, purchase securities from, and sell securities to, Affinity and First Priority.

On May 23, 2012, Affinity’s board of directors approved and executed the merger agreement. Prior to the approval, Boenning delivered the Affinity Opinion to Affinity’s Board stating that, as of such date, the exchange ratio pursuant to the merger agreement was fair to the shareholders of Affinity from a financial point of view. The full text of the Affinity Opinion which sets forth assumptions made, matters considered and limits on the review undertaken is attached as Annex C to this document.

No limitations were imposed by Affinity’s board of directors upon Boenning with respect to the investigations made or procedures followed by Boenning in rendering the Affinity Opinion.

In arriving at its opinion, Boenning, among other things:

•

Reviewed the historical financial performance, current financial position, regulatory standing, and general prospects of Affinity and First Priority and reviewed certain internal financial analyses and forecasts prepared by the management of Affinity and First Priority;

•	Reviewed the draft merger agreement;

•	Studied and analyzed the consolidated financial and operating data of Affinity and First Priority;

•

Considered the financial terms and conditions of the proposed merger between Affinity and First Priority as compared with the financial terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions;

•	Met and/or communicated with certain members of Affinity’s and First Priority’s senior management to discuss operations, historical financial statements and future prospects; and

•	Conducted such other financial analyses, studies and investigations as we deemed appropriate.

In connection with rendering the Affinity Opinion, Boenning assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction will be imposed on Affinity or First Priority that would have a material adverse effect on the contemplated benefits of the merger. Boenning also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of the combined company after the merger.

Boenning relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to Affinity’s and First Priority’s financial forecasts and other information reviewed by Boenning in rendering its opinion, Boenning assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Affinity and First Priority as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Boenning did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Affinity or First Priority nor was it furnished with any such appraisal. Boenning also did not independently verify, and has relied on and assumed, that all allowances for loan and lease losses set forth in the balance sheets of Affinity and First Priority were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Boenning did not review credit files of either Affinity or First Priority.

The following is a summary of the material analyses prepared by Boenning and presented to Affinity’s Board in connection with the Affinity Opinion.

Summary of Transaction: The merger will be considered a merger of equals. The merger will be effected by the issuance of shares of First Priority stock to Affinity shareholders. For purposes of its opinion, Boenning calculated the purchase price, implied pricing and valuation multiples based upon First Priority’s adjusted tangible book value as of March 31, 2012 of $6.57. Each share of Affinity common stock will be exchanged for .9813 shares of First Priority common stock.

Based on a price per common share of $6.57 (First Priority adjusted tangible book value as of March 31, 2012) and the negotiated exchange ratio of 0.9813, the key transaction statistics were as follows:

Aggregate Consideration to Affinity	$12.7M
Implied Consideration Per Affinity Common Share	$6.45
Premium / (Discount) to Last Reported Stock Price	NM
Aggregate Consideration to Affinity’s:
Book Value per Share	106%
Tangible Book Value per Share	106%
LTM(2) Earnings per Share	NM
Pro Forma Affinity Ownership (1)	38.4%
Pro Forma First Priority Ownership (1)	61.6%

(1)	Pro Forma Ownership assumes incremental capital raise of $6 million at 60%/40% split.
(2)	LTM stands for the last twelve months.

Comparable Companies Analysis: Boenning compared selected publicly available financial, operating and stock market data for both Affinity and First Priority with those of two peer groups, one trading (market) based and one operating (performance) based, in order to compare Affinity and First Priority’s historical financial and operating performance with peers and examine the market valuations of peers. The financial and operating data is as of March 31, 2012 (unless otherwise noted), and the stock market data is as of May 22, 2012. The peers consisted of banks, regulated depositories, bank holding companies, and financial holding companies headquartered in Pennsylvania. Affinity’s operating peers consisted of companies with an asset size between $100 million and $325 million located in the eastern half of Pennsylvania while their trading peers have an asset size between $125 million and $250 million located in Pennsylvania. First Priority’s operating peers have asset sizes between $200 million and $450 million located in located in the eastern half of Pennsylvania and their trading peers have asset sizes between $250 million and $325 million located in Pennsylvania. Their respective peers are summarized below:

Affinity		First Priority
Operating Peers	Trading Peers	Operating Peers	Trading Peers
• Luzerne National Bank Corporation	• Enterprise Financial Services Group, Inc.	• Meridian Bank	• West Milton Bancorp, Inc.*

• Riverview Financial Corporation*	• Landmark Bancorp, Inc.	• New Tripoli Bancorp, Inc.*	• New Tripoli Bancorp, Inc.*

• Neffs Bancorp, Inc.*	• Peoples Limited	• MNB Corporation	• Woodlands Financial Services Company

• Peoples Limited	• Scottdale Bank & Trust Company*	• Neffs Bancorp, Inc.*	• Mauch Chunk Trust Financial Corp.

• Landmark Bancorp, Inc.	• Fleetwood Bank Corporation*	• Fleetwood Bank Corporation*	• Luzerne National Bank Corporation

• Scottdale Bank & Trust Company*	• GNB Financial Services, Inc.*	• Valley Green Bank	• MNB Corporation.

• Fleetwood Bank Corporation*	• JTNB Bancorp, Inc.*	• East River Bank	• Muncy Bank Financial, Inc.

• Eagle National Bancorp, Inc.*	• First Resource Bank	• Eagle National Bancorp, Inc.*	• Riverview Financial Corporation

• GNB Financial Services, Inc.*	• UNB Corporation		• Community Banker’s Corporation*

• JTNB Bancorp, Inc.*

*	As of December 31, 2011

Boenning compared selected operating and financial data for Affinity with those of its operating peers. The financial and operating data for Affinity’s operating peer group is as of March 31, 2012 (unless otherwise noted).

	Affinity	Peer Median
	($ in Thousands)
Total Assets	$176,284	$237,034
Tang. Equity / Assets	6.9%	8.9%
Loans / Deposits	60.9%	73.7%
Nonperforming Assets (1) / Assets	1.81%	1.49%
LTM (3) Return on Average Assets	(0.02)%	.77%
LTM (3) Return on Average Common Equity	(.34)%	7.82%
LTM (3) Non-Interest Income / Average Assets	0.12%	0.50%
LTM (3) Non-Interest Expense / Average Assets	2.76%	2.95%
LTM (3) Efficiency Ratio (2)	92.2%	70.4%
LTM (3) Net Interest Margin	2.96%	3.82%

(1)	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.
(2)	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.
(3)	LTM stands for the latest twelve months.

Boenning compared selected operating and financial data for First Priority with those of its operating peers. The financial and operating data for First Priority’s operating peer group is as of March 31, 2012 (unless otherwise noted).

	First Priority	Peer Median
	($ in Thousands)
Total Assets	$279,684	$263,749
Tang. Equity / Assets	6.2%	9.3%
Loans / Deposits	102.4%	88.6%
Nonperforming Assets (1) / Assets	2.75%	1.53%
LTM (3) Return on Average Assets	.26%	0.71%
LTM (3) Return on Average Common Equity	2.66%	7.34%
LTM (3) Non-Interest Income / Average Assets	(0.01)%	0.37%
LTM (3) Non-Interest Expense / Average Assets	3.10%	2.94%
LTM (3) Efficiency Ratio (2)	93.6%	70.7%
LTM (3) Net Interest Margin	3.46%	3.97%

(1)	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.
(2)	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.
(3)	LTM stands for the latest twelve months.

Boenning also compared selected operating and trading data for Affinity with those of a trading peer group. This analysis was performed in order to compare Affinity’s historical operating and trading performance with comparable institutions. The financial and operating data for Affinity’s trading peer group is as of March 31, 2012 (unless otherwise noted). All market data is as of May 22, 2012.

	Affinity	Peer Median
	($ in Thousands)
Total Assets	$176,284	$229,782
Tang. Equity / Assets	6.9%	8.5%
Loans / Deposits	60.9%	72.4%
Nonperforming Assets (1) / Assets	1.81%	.79%
LTM (3) Return on Average Assets	(.02)%	.73%
LTM (3) Return on Average Common Equity	(.34)%	7.44%
LTM (3) Non-Interest Income / Average Assets	0.12%	.43%
LTM (3) Non-Interest Expense / Average Assets	2.76%	2.69%
LTM (3) Efficiency Ratio (2)	92.2%	70.7%
LTM (3) Net Interest Margin	2.96%	3.85%
Common Equity Market Capitalization		$15.3
Price / 52 Week High Price		92.3%
Price to:
Book Value Per Common Share		79.1%
Tangible Book Value Per Common Share		79.1%
LTM (3) Earnings Per Common Share		11.0	X
LTM (3) Dividend Payout Ratio		20.37%
Avg. Weekly Volume / Common Shares Outstanding		0.03%

(1)	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.
(2)	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.
(3)	LTM stands for the latest twelve months.

Boenning also compared selected operating and trading data for First Priority with those of a trading peer group. This analysis was performed in order to compare First Priority’s historical operating and trading performance with comparable institutions The financial and operating data for First Priority’s trading peer group is as of March 31, 2012 (unless otherwise noted). All market data is as of May 22, 2012.

	First Priority	Peer Median
	($ in Thousands)
Total Assets	$279,684	$310,129
Tang. Equity / Assets	6.2%	8.9%
Loans / Deposits	102.4%	69.7%
Nonperforming Assets (1) / Assets	2.75%	1.46%
LTM (3) Return on Average Assets	.26%	.99%
LTM (3) Return on Average Common Equity	2.66%	9.79%
LTM (3) Non-Interest Income / Average Assets	(0.01)%	.56%
LTM (3) Non-Interest Expense / Average Assets	3.10%	2.85%
LTM (3) Efficiency Ratio (2)	93.6%	67.9%
LTM (3) Net Interest Margin	3.46%	3.72%
Common Equity Market Capitalization		$27.7
Price / 52 Week High Price		88.8%
Price to:
Book Value Per Common Share		108.3%
Tangible Book Value Per Common Share		111.0%
LTM (4) Earnings Per Common Share		11.4	X
LTM (4) Dividend Payout Ratio		38.73%
Avg. Weekly Volume / Common Shares Outstanding		0.06%

(1)	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.
(2)	Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.
(3)	LTM stands for the latest twelve months.

Contribution Analysis: Boenning analyzed the contribution that Affinity would have made to various assets, liabilities, revenue and income of the combined company as of March 31, 2012. Boenning also reviewed the ownership percentage that Affinity would receive in the transaction relative to its financial contribution to the combined company. Affinity will own approximately 38.4% of the combined company’s common stock. These results were then compared against comparable publicly available metrics of certain companies that had undertaken a merger of equal transaction according to SNL Securities, LLC. This analysis was conducted in order to compare the level of contribution that Affinity was making to the combined entity relative to the amount of pro forma ownership its shareholders would retain relative to the peer group.

The analysis indicated the following information as of and for the twelve months ended March 31, 2012 for both Affinity and First Priority and the last publicly reported data prior to the transaction involving the peer medians:

	First Priority / Affinity	Merger of Equal Peer Medians
Contribution of:
Assets	61.3% / 38.7%	51.6% / 48.4%
Non Performing Assets (1)	28.3% / 71.7%	46.2% / 53.8%
Tangible Common Equity	59.3% / 40.7%	53.8% / 46.2%
LTM Net Income	NM / NM	49.9% / 50.1%
Projected Net Income	83.7% / 16.3%	50.9% / 49.2%
Pro Forma Ownership (2)	61.6% / 38.4%	51.2% / 48.8%

(1)	Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due. Ratios are actually reversed as a higher amount would support a lower respective contribution percentage.
(2)	Pro Forma Ownership assumes incremental capital raise of $6 million at 60%/40% split.

No company, however, used in this analysis is identical to Affinity, First Priority or the transaction. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

Changes in Pro Forma Relative Value: Boenning analyzed the estimated changes in the amount of earnings, and tangible book value one share of Affinity common stock prior to the merger with the value implied by the exchange ratio offered to First Priority. These analyses were conducted in order to determine the estimated impact upon Affinity per common share values implied by the exchange ratio offered to First Priority. The analysis indicated the following information:

% Change
Tangible Book Value	(7.7)%
Year 1 Projected Earnings Per Share	47.8%
Year 2 Projected Earnings Per Share	30.8%

Discounted Dividend Analysis: Using a discounted dividend analysis, Boenning estimated the present value of the future cash flows that would accrue to a holder of a share of Affinity common stock over a five-year period. This analysis was performed in order to compare the exchange ratio (price per share) in the transaction to an estimated implied value for Affinity common stock based on projected future cash flows. This analysis was structured two ways, an earnings based (P/E multiple) and tangible book value based (P/TBV multiple). For the earnings based methodology, there were several assumptions, including a price to earnings multiple of 11.0x to Affinity’s terminal year common earnings per share and EPS growth rates based upon Affinity management’s five-year projected earnings per share. The multiple applied to Affinity’s estimated five-year earnings per share value reflects a median of a variety of scenarios regarding the growth and profitability prospects of Affinity’s trading peer group median. The terminal value was then discounted to present value using a discount rate of 7.44% (trading peer median ROAE). This discount rate was used in order to reflect an expected rate of return required by holders or prospective buyers of Affinity’s common stock. The analysis indicated that, based upon the aforementioned assumptions, the per share present value of Affinity’s common stock, on a stand-alone basis, was approximately $3.30.

Boenning performed a similar analysis on the five-year financial projections of Affinity’s tangible book value per share. This analysis was based on a tangible book multiple of 0.79x (median of Affinity’s trading peer group) to the terminal year tangible book value based upon Affinity’s management’s five-year projected earnings per share. The terminal value was then discounted to present value using a discount rate of 7.44% (trading peer median ROAE). The analysis indicated that, based upon the aforementioned assumptions, the per share present value of Affinity’s common stock, on a stand-alone basis, was approximately $4.69.

In addition, both the earnings based and tangible book value based discounted dividend analysis include the assumption of a capital raise which issues 328,407 shares for an addition $2 million in tangible common equity and represents potential dilution of roughly 17%.

In connection with the discounted dividend analysis performed, Boenning considered, and discussed with Affinity’s board, how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income and non-interest expenses, earnings, and terminal valuation multiples. Boenning noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the assumptions that must be made, and the results of this analysis, are not necessarily indicative of actual values or future results.

In connection with rendering its opinion, Boenning performed what it deemed were the material financial analyses. Although the evaluation of the fairness, from a financial point of view, of the exchange ratio in the merger was to some extent a subjective one based on the experience and judgment of Boenning and not merely the result of mathematical analysis of financial data, Boenning principally relied on the previously discussed financial valuation methodologies in its determinations. Boenning believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Boenning without considering all such analyses and factors could create an incomplete view of the process underlying the Affinity Opinion. In its analyses, Boenning made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Affinity and First Priority’s control. Any estimates contained in Boenning’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

In reaching its opinion as to fairness, none of the analyses or factors considered by Boenning was assigned any particular weighting by Boenning. As a result of its consideration of the aggregate of all factors present and analyses performed, Boenning reached the conclusion, and opined, that the exchange ratio pursuant to the merger agreement was fair to the shareholders of Affinity from a financial point of view.

The Affinity Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date the Affinity Opinion was delivered; events occurring after the date of the Affinity Opinion could materially affect the assumptions used in preparing the Affinity Opinion. Boenning has not undertaken to reaffirm and revise the Affinity Opinion or otherwise comment upon any events occurring after the date of the Affinity Opinion.

The full text of the Affinity Opinion, dated as of May 23, 2012 which sets forth assumptions made and matters considered, is attached as Annex C to this document. Affinity’s shareholders are urged to read the Affinity Opinion in its entirety. The Affinity Opinion is directed only to the exchange ratio pursuant to the merger agreement from a financial point of view, is for the information of the board of directors of Affinity, and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of Affinity common stock as to how such holder should vote on the merger at the Affinity special meeting of shareholders.

Compensation of Boenning. Affinity and Boenning entered into an agreement relating to the services to be provided by Boenning in connection with the merger. Affinity agreed to pay Boenning a fee of $30,000 upon execution of the engagement agreement. Affinity also agreed to pay Boenning a fee of $45,000 upon the issuance of Boenning’s fairness opinion. In addition, Boenning will receive $50,000 upon the close of the transaction. Pursuant to the Boenning engagement agreement, Affinity also agreed to reimburse Boenning for reasonable out-of-pocket expenses incurred in connection with its retention and to indemnify it against certain liabilities.

Board of Directors and Management of First Priority Following Completion of the Merger

At the closing of the merger, the size of the First Priority board of directors will be fixed at 12 directors, consisting of David E. Sparks, the current Chairman and Chief Executive Officer of First Priority, Steven A. Ehrlich, the current Chairman and Chief Executive Officer of Affinity, six current directors of First Priority who are independent directors as provided in the NASDAQ listing rules and four current directors of Affinity who are independent directors as provided in the NASDAQ listing rules. The classes of the board of directors of First Priority in which the Affinity directors will serve shall be mutually agreed by Affinity and First Priority, with the understanding that appointees of each party will be distributed among the classes of directorship of First Priority. Biographical information about Mr. Sparks and each of the other First Priority directors is located under the heading “Information about First Priority Financial Corp.” beginning on page 84 and biographical information about Mr. Ehrlich and each of the other Affinity directors is located under the heading “Information about Affinity Bancorp, Inc.” beginning on page 225.

Effective on closing of the merger, Mr. Sparks will be appointed Chairman and Chief Executive Officer of First Priority, and Mr. Ehrlich will be appointed President of First Priority. The remaining officers of First Priority prior to the consummation of the merger will continue as the officers of First Priority after the merger.

Affinity is currently party to a written employment agreement with Mr. Ehrlich pursuant to which he receives an annual base salary of $200,000, an annual grant of 785 shares of Affinity common stock and a grant of options to purchase that number of shares of Affinity common stock having a fair market value equal to 25% of his annual base salary, with a fair market value exercise price, as well as other benefits and perquisites described therein. Mr. Ehrlich received 8,500 options to purchase shares of stock at a strike price of $9.00 per share in 2011 and 2010. Mr. Ehrlich has entered into a new employment agreement with First Priority, which will be effective upon consummation of the merger. The terms of both employment agreements are discussed in further detail under the heading “The Merger—Affinity’s Directors and Executive Officers Have Financial Interests in the Merger” beginning on page 62.

Lack of Public Trading Market

Currently, neither the common stock of First Priority nor the common stock of Affinity is traded on a national securities exchange, listing service, or similar trading platform for listing or quotation of securities, and there is currently no public trading market for the common stock of either First Priority or Affinity. The most recent trading price for First Priority’s common stock known to First Priority’s management was $5.25 per share on May 26, 2011 and the most recent trading price for Affinity’s common stock known to Affinity’s management was $9.00 per share on June 4, 2010. Given the absence of an established trading market and publicly available trading information for First Priority and Affinity shares, such prices may not reflect actual current market values. However, in connection with the merger, First Priority has agreed that it will apply for listing or quotation of its common stock on or before April 30, 2013. Upon the effectiveness of the registration statement to which this joint proxy statement/prospectus is a part, the shares issued in connection with the merger will be freely transferable under the Securities Act of 1933, as amended, or the Securities Act.

Affinity Shareholders Have Dissenters’ Rights in the Merger

General

If you are an Affinity shareholder, under Pennsylvania law you have the right to dissent from the merger agreement and obtain the “fair value” of your Affinity shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex D which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex D.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Affinity common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, send any written notice or demand required in order to exercise your dissenters’ rights to Affinity Bancorp, Inc., 1310 Broadcasting Road, PO Box 7068, Wyomissing PA 19610 (Attn: Steven A. Ehrlich, Chief Executive Officer). After the effective date of the merger, send any correspondence to First Priority Financial Corp., 2 West Liberty Blvd., Suite 104, Malvern, PA 19355 (Attn: David E. Sparks, Chief Executive Officer).

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•

Prior to the vote on the merger agreement by Affinity shareholders at the Affinity special meeting, file a written notice of your intention to demand payment of the fair value of your shares of Affinity common stock if the merger with First Priority is completed;

•

Make no change in your beneficial ownership of Affinity common stock from the date you give notice of your intention to demand fair value of your shares of Affinity common stock through the day of the merger; and

•	Not vote your Affinity common stock to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger at the special meeting of shareholders will not constitute notice of your intention to dissent. Further, if you submit a proxy but do not indicate how you wish to vote, you will be deemed to have voted in favor of the merger, and your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of Affinity shareholders, First Priority or Affinity will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting Affinity shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for Affinity common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as those Affinity shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, First Priority will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that First Priority estimates to be the fair value of the Affinity common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

•

A closing balance sheet and statement of income of Affinity for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	A statement of First Priority’s estimate of the fair value of Affinity common stock; and

•	A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by First Priority is less than the fair value of the Affinity common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of the Affinity common stock to First Priority within 30 days after First Priority mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by First Priority of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by First Priority.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	The effective date of the merger;

•	Timely receipt by Affinity or First Priority, as the case may be, of any demands for payment; or

•	Timely receipt by Affinity or First Priority, as the case may be, of any estimates by dissenters’ of the fair value,

then, First Priority may file an application, in the Court of Common Pleas of Berks County, Pennsylvania, requesting that the court determine the fair value of the Affinity common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If First Priority were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against First Priority, may file an application in the name of First Priority at any time within the 30-day period after the expiration of the 60-day period and request that the Berks County Court of Common Pleas determine the fair value of the shares. The fair value determined by the Berks County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than First Priority’s estimate of the fair value of the Affinity common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Berks County Court of Common Pleas finds fair and equitable.

First Priority intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then First Priority will file an application requesting that the fair value of the Affinity common stock be determined by the Berks County Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Berks County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against First Priority, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

Affinity shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Regulatory Approvals Required for the Merger

The merger and the bank merger are subject to certain regulatory approvals as set forth below.

The merger is subject to the approval of the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The merger of Affinity Bank into First Priority Bank, or the bank merger, is subject to the approval of the FDIC under the Bank Merger Act. In addition, both the merger and the bank merger are subject to the approval of the PDB under the Pennsylvania Banking Code (the “Banking Code”).

In reviewing First Priority’s application for approval of the merger under the BHC Act, the FRB must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of First Priority, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the merging companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of First Priority in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.

In reviewing First Priority Bank’s application for approval of the bank merger under the Bank Merger Act, the FDIC must consider, among other factors, the competitive effect of the bank merger, the managerial and financial resources and future prospects of First Priority Bank, the effect of the bank merger on the convenience and needs of the communities to be served, including the records of performance of the merging banks in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of First Priority Bank in combating money laundering activities, and the risk that would be posed by the bank merger to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing.

The merger and the bank merger are also subject to the approval of the PDB under the Banking Code. The Banking Code authorizes the acquisition of a bank holding company by another bank holding company. It also authorizes the merger of Pennsylvania chartered banks, such as First Priority Bank and Affinity Bank. In reviewing an application for approval of a bank merger, the PDB will consider, among other things, whether the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and whether the bank merger would be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the banks involved, their future prospects, the character of their management, the potential effect of the bank merger on competition, and the convenience and needs of the areas primarily to be served by the resulting institution.

First Priority will file the required applications. Additionally, First Priority must provide all notices to, and receive any required approvals and authorizations from, the Treasury under the terms of its outstanding preferred stock issued to the Treasury in connection with First Priority’s participation in TARP. The merger will not proceed in the absence of regulatory approvals. Although First Priority does not know of any reason why it would not obtain regulatory approval in a timely manner, First Priority cannot be certain when such approvals will be obtained or if they will be obtained.

The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Affinity’s Directors and Executive Officers Have Financial Interests in the Merger

In considering the recommendation of the Affinity board of directors that you vote to adopt the merger agreement, you should be aware that Affinity’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of the Affinity shareholders generally. Affinity’s board of directors was aware of and considered these interests, among other matters, in approving and adopting the agreement and plan of merger. For purposes of all of the Affinity agreements and plans described below, the consummation of the transactions contemplated by the merger agreement generally will constitute a change in control of Affinity.

Severance Payments and Benefits in Employment Agreements

Mr. Ehrlich and Affinity are currently parties to an employment agreement pursuant to which Mr. Ehrlich serves as President, Chairman and Chief Executive Officer of Affinity. That agreement provides that Affinity may terminate Mr. Ehrlich’s employment for cause at any time with 15 days’ notice. However, if Mr. Ehrlich terminates his employment for “Good Reason” (which would include a change in control of Affinity, such as the transaction with First Priority) or his employment is terminated by Affinity without “Cause,” he is entitled to receive three times the sum of (x) his annual salary and (y) the highest annual bonus he received in any one of the three years prior to his termination. He will also receive cash compensation in lieu of any other benefits he would have received if he had remained employed with the Company. In the event that the benefits payable upon termination would result in any excise tax under Internal Revenue Code Section 4999, the payments to Mr. Ehrlich will be increased so that, after payment of the additional taxes resulting therefrom, Mr. Ehrlich receives the intended benefits under the employment agreement. This agreement will no longer be effective from and after the date Mr. Ehrlich’s new employment agreement, described below, becomes effective (i.e., the effective date of the merger).

Acceleration of Vesting of Stock Options; Conversion of Stock Options and Warrants

At the time of the acquisition, and as a result of the merger, outstanding options to purchase common stock of Affinity will be converted into options to purchase the same number of shares of common stock of First Priority on the same terms and conditions as were applicable to such Affinity stock options, with the number of shares and exercise price being adjusted pursuant to the exchange ratio for the merger. In addition, all Affinity unvested stock options will vest immediately upon the consummation of the merger. A total of 12,688 options granted to Affinity executive officers that are not currently exercisable will become exercisable as a result of the transaction, all of which are held by Mr. Ehrlich.

New Employment Agreement

In connection with the execution of the merger agreement, and as a condition to consummation of the merger, Mr. Ehrlich entered into an employment agreement with First Priority to become effective only upon consummation of the merger. The employment agreement provides that Mr. Ehrlich will serve as the President of First Priority as well as the President and Chief Executive Officer of First Priority Bank. The agreement has a term of three years that is automatically renewed on each anniversary date of the agreement for an additional year unless either party gives notice to the other of non-renewal at least 60 days prior to such anniversary date. The agreement provides Mr. Ehrlich with a base salary of $200,000 and benefits commensurate with those of other First Priority executive officers, including health insurance, five weeks of vacation, use of a company vehicle, supplemental life insurance and disability coverage, among other things. Under the agreement, Mr. Ehrlich’s employment can be terminated for “cause” on 15 days’ notice, meaning conviction or plea of no contest to certain types of crimes, failure to follow instructions, order of a government agency to terminate his duties, act of fraud, embezzlement or theft or violation of the confidentiality or non-compete provisions of the agreement.

If First Priority were to terminate Mr. Ehrlich without cause, or if Mr. Ehrlich were to terminate his employment for “good reason” (meaning a reduction in his title, authority or base salary, reassignment more than 25 miles away from his current office, reduction of his benefits other than a reduction applicable to employees generally, removal from office other than for cause or disability, a material breach of the agreement by First Priority which remains uncured after 30 days’ notice, or termination by Mr. Ehrlich of his employment for any reason during the one year period following a change of control), he will be entitled to receive post termination benefits as follows: an amount equal to three times the sum of (i) the highest salary paid to him in the year of termination or prior two calendar years and (ii) the highest bonus paid to him in one of the three calendar years prior to termination, to be paid in 12 equal monthly installment or, in the event of a change of control, in a lump sum. In addition, in lieu of benefits, he will also be entitled to receive a lump sum payment of 30% of his base salary within 30 days of termination of employment. In the event that the benefits payable upon termination would result in any excise tax under Internal Revenue Code Section 4999, the payments to Mr. Ehrlich will be increased so that, after payment of the additional taxes resulting therefrom, Mr. Ehrlich receives the intended benefits under the Agreement, provided, however, the obligation to pay an additional payment will only arise if the compensation and benefits giving rise to the excise tax exceed the amount at which the excise tax is triggered by more than five percent. If the excise tax is triggered, but the amount is not greater than the five percent threshold, then the compensation and benefits otherwise owed to Mr. Ehrlich shall be reduced to a level below which the excise tax is triggered. The agreement defines a change in control to include the acquisition by any person (other than First Priority or an affiliate) of more than 20% of First Priority or First Priority Bank’s voting securities, the sale of all or substantially all of the assets of First Priority or First Priority Bank to a non-affiliate, a reorganization, merger, consolidation or similar transaction involving First Priority or First Priority Bank unless shareholders of First Priority or First Priority Bank immediately prior to the transaction will initially own securities representing a majority of the voting power of the surviving corporation and directors of First Priority or First Priority Bank prior to the transaction will initially represent a majority of the directors of the surviving corporation or any other event which a majority of the directors of First Priority or First Priority Bank designate as a change in control.

In the event the term of Mr. Ehrlich’s agreement expires because one party has given notice of nonrenewal, and Mr. Ehrlich’s employment is terminated, other than for cause, before he reaches the age of 65, First Priority will pay Mr. Ehrlich a lump sum equal to 1.5 times the sum of (i) the highest salary paid to him in the year of termination or prior two calendar years and (ii) the highest bonus paid to him in one of the three calendar years prior to termination.

Because First Priority participated in the TARP CPP, until all TARP obligations have been repaid, First Priority is prevented by applicable regulations from making post termination payments to its executive officers, which will include Mr. Ehrlich after the merger is consummated, other than for amounts due for services rendered through the date of termination of employment. As a result, the agreement provides that all post-termination payments described above that would otherwise be due to Mr. Ehrlich will be inapplicable during any period in which First Priority’s TARP obligations remain outstanding. While the TARP obligations are outstanding, Mr. Ehrlich’s employment cannot be terminated for cause, without cause or for disability unless such action is approved by at least 75% of the board of directors, and if he is terminated without cause or terminates his employment for good reason during such period, at his option, First Priority will enter into a consulting and noncompetition agreement with him on the terms described below.

The consulting and noncompetition agreement will provide for a three year term during which Mr. Ehrlich would provide services similar to those provided during his employment to ensure a proper transition of his former duties to a replacement and would consult with First Priority regarding operations and customer relationships as well as provide introductions to customers for up to 25 hours per week, excluding holidays, vacation and periods of illness. Mr. Ehrlich’s annual compensation during the consulting period would equal the sum of his then annual base salary plus highest bonus during the three prior calendar years plus 30% of his base salary, to be paid monthly. As a consultant, Mr. Ehrlich would be subject to confidentiality and non-compete obligations during the period of his consultancy.

Change in Control Agreements

Subsequent to execution of the merger agreement, Affinity will enter into a change in control agreement with Donna L. Rickert. The agreement provides that, upon a change in control, which expressly excludes the transaction with First Priority, she would be entitled to receive her base salary plus the highest bonus paid in one of the past two years if her employment is terminated without “cause” or for “good reason” in a two year period following a change in control. All obligations of Affinity under the agreement will be assumed by First Priority as a result of the merger. Because First Priority participated in the TARP CPP, until all TARP obligations have been repaid, First Priority is prevented by applicable regulations from making post termination payments to its executive officers and certain other employees, other than for amounts due for services rendered through the date of termination of employment.

Governance Structure and Management Positions

Following the merger, the board of directors of First Priority will be comprised of 12 directors including Mr. Sparks, Mr. Ehrlich, six current independent directors of First Priority and four current independent directors of Affinity. In addition, the merger agreement specifies that Steve Ehrlich will serve as the President of First Priority as well as the President and Chief Executive Officer of First Priority Bank.

Indemnification and Insurance

The merger agreement provides that First Priority will, for six years following the acquisition, indemnify all current and former officers and directors of Affinity and its subsidiaries in accordance with Pennsylvania law and the indemnification provisions of Affinity’s articles of incorporation and bylaws, and that the articles of incorporation will not be amended, repealed, or otherwise modified by Affinity, except as required by law. In addition, for six years after the acquisition, First Priority agreed to maintain liability insurance coverage with respect to matters arising at or prior to the merger for each current or former officer or director of Affinity or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the acquisition, subject to a limit on the cost of such insurance of 150% of its current cost.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Affinity board of directors and the First Priority board of directors has unanimously adopted the agreement and plan of merger, which provides for the merger of Affinity with and into First Priority. First Priority will be the surviving corporation in the merger. Each share of First Priority common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of First Priority. Each share of Affinity common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below) will be converted into 0.9813 shares of First Priority common stock, as described below. See “—Consideration to Be Received in the Merger.” Company-Owned Stock means shares of Affinity stock held by Affinity or any of its subsidiaries or by First Priority or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith. Each share of Affinity common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange. First Priority does not own any shares of common stock of Affinity.

The First Priority articles of incorporation will be the articles of incorporation, and the First Priority bylaws will be the bylaws of the combined company after completion of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	The agreement and plan of merger is approved and adopted by both the First Priority shareholders and the Affinity shareholders;

•

All required governmental and regulatory consents and approvals have been obtained without a condition or restriction that First Priority reasonably determines would have a material adverse effect on First Priority or would be unduly burdensome; and

•	All other conditions to the merger discussed in this joint proxy statement/prospectus and the merger agreement are either satisfied or waived.

The merger will become effective when articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania. However, we may agree to a later time for completion of the merger and specify that time in accordance with Pennsylvania law. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than five (5) business days following the satisfaction or waiver of the conditions specified in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, or on another mutually agreed date). It currently is anticipated that the effective time of the merger will occur in the fourth quarter of 2012, but we cannot guarantee when or if the merger will be completed.

Consideration to Be Received in the Merger

As a result of the merger, each Affinity shareholder will have the right, with respect to each share of Affinity common stock held (excluding Company-Owned Stock), to receive merger consideration consisting of 0.9813 shares of First Priority common stock. No fractional shares of First Priority common stock will be issued to any holder of Affinity common stock upon completion of the merger. For each fractional share that would otherwise be issued, First Priority will pay an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the fair market value of First Priority common stock on the trading day immediately preceding the closing date, as mutually determined in good faith by First Priority, Affinity and their financial advisors.

Treatment of Affinity Warrants and Stock Options

Each outstanding and unexercised warrant and option to purchase shares of Affinity common stock granted under any Affinity stock option plan, whether or not then exercisable, will be automatically converted, in their entirety, into warrants and options, respectively, to purchase shares of First Priority common stock upon the same terms and conditions as the Affinity warrants and options, giving effect to any provisions of any applicable plan or grant which provides for the acceleration of the vesting thereof, except that the number of shares and exercise price of the warrants and options shall be adjusted as follows:

•

The number of shares of First Priority common stock to be subject to the converted Affinity warrants and options will be equal to the product of the number of shares of Affinity common stock subject to the outstanding Affinity warrants and options, respectively, and 0.9813, provided that any fractional shares of First Priority common stock resulting from such multiplication will be rounded down to the nearest whole share; and

•

The exercise price per share of First Priority common stock under the converted Affinity warrants and options will be equal to the exercise price per share of Affinity common stock under the outstanding Affinity warrants and options, respectively, divided by 0.9813, provided that such exercise price will be rounded up to the nearest cent.

Representations and Warranties

The merger agreement contains customary representations and warranties of Affinity and First Priority relating to their respective businesses. The representations must be true and correct in all material respects, as of the date of the merger agreement and as of the effective date as though made on and as of the effective date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct in all material respects as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of First Priority and Affinity has made representations and warranties to the other regarding, among other things:

•	Corporate matters, including due organization and qualification;

•	Capitalization;

•	Authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	Required governmental filings and consents;

•	The timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	Financial statements, undisclosed liabilities;

•	Tax matters;

•	The absence of circumstances and events reasonably likely to have a material adverse effect;

•	Material contracts, real estate leases, and other certain types of contracts;

•	Properties;

•	Insurance coverage;

•	Legal proceedings;

•	Compliance with applicable laws;

•	Employee matters, including employee benefit plans;

•	Environmental matters;

•	Brokers, finders and financial advisors;

•	Loan related matters;

•	Related party transactions;

•	Credit card accounts and merchant processing;

•	Required vote;

•	Registration obligations;

•	Risk management arrangements;

•	The receipt of the respective financial advisor’s fairness opinion;

•	Trust accounts;

•	Intellectual property; and

•	Labor matters.

First Priority also has made representations and warranties to Affinity regarding the authorization and valid issuance of the First Priority common stock to pay the merger consideration.

The representations and warranties described above and included in the merger agreement were made by each of First Priority and Affinity to the other party. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by First Priority and Affinity in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between First Priority and Affinity rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Affinity, First Priority or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 298.

Covenants and Agreements

Each of Affinity and First Priority has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of First Priority and Affinity agreed to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable.

Each of First Priority and Affinity has agreed to operate its business only in the ordinary course and to use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises. In addition, each of First Priority and Affinity has agreed that, with certain exceptions and except with the other’s prior written consent (which is not to be unreasonably withheld), that they will not, and will not permit any of their respective subsidiaries to, among other things, undertake the following extraordinary actions:

•

Change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

•

Except as set forth in the merger agreement, change the number of authorized or issued shares of its capital stock, issue any shares of capital stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

•

Enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

•	Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•	Except as set forth in the merger agreement, take specified actions relating to director and employee compensation, benefits, hiring and promotions;

•

Except as otherwise expressly permitted under the merger agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•

Merge or consolidate it or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of its assets or businesses or that of any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other party other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it or any of its subsidiaries, and any other party; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•

Except as otherwise provided in the merger agreement, sell or otherwise dispose of their respective capital stock or that of any of their subsidiaries or sell or otherwise dispose of any of their respective assets or those of any of their respective subsidiaries other than in the ordinary course of business consistent with past practice; subject any of their assets or those of any of their subsidiaries to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

•	Incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•

Voluntarily take any action that would result in any of their representations and warranties or the representations and warranties of their respective banking subsidiary becoming untrue or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;

•

Change any method, practice or principle of accounting, except as may be required from time to time by generally accepted accounting principle or any regulatory authority responsible for regulating them or their respective banking subsidiary;

•

Waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which it or any of its subsidiaries is a party;

•	Purchase any securities, including equity securities, except in accordance with past practice pursuant to policies approved by their respective board of directors currently in effect;

•	Except as permitted under the merger agreement, issue or sell any equity or debt securities;

•

Make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), except in accordance with past practice pursuant to policies approved by their respective board of directors currently in effect;

•	Except as set forth in the merger agreement, enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•

Enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•

Except for the execution of the merger agreement, and actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•	Enter into any new line of business;

•

Make any material change in policies in existence on May 23, 2012 with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a regulatory authority;

•

Except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any of their respective employee plans;

•

Except as set forth in the merger agreement, make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on May 23, 2012 and other than expenditures necessary to maintain existing assets in good repair;

•

Except as set forth in the merger agreement, purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•

Undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by them or their respective banking subsidiary of more than $50,000 annually, or containing any financial commitment extending beyond 24 months from May 23, 2012;

•

Except as set forth in the merger agreement, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $15,000 individually or

$30,000 in the aggregate, and that does not create negative precedent and provided that they may not charge-off through settlement, compromise or discharge more than $100,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with the other party;

•

Foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain environmental materials;

•

Issue any broadly distributed communication to employees relating to post-closing employment, benefit or compensation information without the prior consent of First Priority or issue any broadly distributed communication to customers without the prior approval of First Priority, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger,

•	Purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•

Other than charitable contributions contractually committed on the date hereof, make any charitable contribution in excess of its budgeted amount for 2012 previously submitted to the other party or agree to make any such contribution for any period after the closing of the merger; or

•	Agree or commit to do any of the actions prohibited by the preceding bullets.

Each of First Priority and Affinity has agreed to additional covenants which include, among other things, commitments to:

•	Provide certain financial and regulatory information upon request;

•	Maintain insurance in reasonable amounts;

•	Obtain as soon as practicable all consents and approvals necessary or desirable to close the merger; and

•	Take all actions which are necessary or advisable to complete the merger.

First Priority has further agreed that First Priority will:

•

Provide employees of Affinity who become employees of First Priority with benefits that are generally similar to the benefits provided to similarly situated employees of First Priority, without limiting First Priority’s ability to terminate the employment of any employee or to change employee benefits programs from time to time;

•

For purposes of determining eligibility and vesting for certain First Priority employee benefit plans (and not for benefit accrual purposes), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Affinity or Affinity Bank or any predecessor of Affinity;

•

Pay severance benefits to any employees of Affinity or Affinity Bank whose employment is terminated within one year of the closing of the merger, other than as a result of unsatisfactory performance and who is not party to an agreement that provides for specific severance payments, equal to one week’s salary plus one week’s salary for each year or service with Affinity or Affinity Bank;

•	Honor the terms of all employment and change in control agreements, all as disclosed to First Priority in the Affinity disclosure schedules to the merger agreement;

•	Following the merger, to merge the Affinity Simple IRA plan with and into the applicable First Priority 401(k) plan;

•

For a period of six years after the merger, to indemnify, defend and hold harmless the officers, directors and employees of Affinity against all claims which arise out of the fact that such person is or was a director, officer or employee of Affinity and which relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by Affinity under Pennsylvania law and under Affinity’s articles of incorporation and bylaws;

•

Maintain, for six years following the merger, Affinity’s current directors’ and officers’ liability insurance policies covering the officers and directors of Affinity with respect to matters occurring at or prior to the merger, except that First Priority may substitute similar policies, and that First Priority is not required spend more than 150% of the annual cost currently expended by Affinity in order to obtain this insurance;

•	Reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger;

•

On or before the closing of the merger, complete a private placement transaction under Section 4(2) of the Securities Act of 1933, as amended, in the amount of $6 million to so-called “accredited investors”;

•

Apply, no later than April 30, 2013, for trading of its common stock on a national securities exchange, listing service, or similar trading platform for listing or quotation of securities that is mutually acceptable to Affinity and First Priority; and

•	provide all required notices and request any required approvals or authorizations relating to First Priority’s participation in TARP.

The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, the regulatory application and the holding of the special meetings of First Priority shareholders and Affinity shareholders, respectively, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. Affinity and First Priority have also agreed to use all reasonable best efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.

Bank Merger

First Priority and Affinity have agreed to enter into a merger agreement pursuant to which Affinity Bank will merge with and into First Priority Bank as soon as practicable after the execution of the parent merger agreement. The bank merger is intended to become effective as promptly as practicable following the closing of the merger of the parent companies.

Reasonable Best Efforts to Obtain the Required Shareholder Vote

Each of First Priority and Affinity has agreed to hold a meeting of its respective shareholders as soon as is reasonably practicable for the purpose of obtaining shareholder adoption of the merger agreement and to use all reasonable lawful action to obtain such approval. Subject to its fiduciary duties, as determined in good faith after consultation with its outside legal counsel, each of First Priority’s and Affinity’s boards of directors have agreed to recommend that its shareholders vote in favor of the agreement and plan of merger.

Agreement Not to Solicit Other Offers

Each of First Priority and Affinity has also agreed that it, its subsidiaries and their officers, directors, employees, representatives, agents or affiliates will not, directly or indirectly:

•

Initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an inquiry or proposal that constitutes an Acquisition Proposal (as defined below), respond to any such inquiry, participate in any discussions or negotiations with respect to such inquiry or recommend or endorse any such Acquisition Proposal; or

•

Enter into any agreement, agreement in principle or letter of intent regarding any Acquisition Proposal or authorize or permit any of its officers, directors, employees, subsidiaries or any representative to take any such action.

However, either of First Priority or Affinity, as the case may be, may consider and participate in discussions and negotiations with respect to an unsolicited bona fide Acquisition Proposal if and only if, (a) its special meeting has not occurred and (b) its board of directors determines in good faith (after consultation with outside legal counsel and its independent financial advisor) that (i) failure to take these actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable law and (ii) the Acquisition Proposal constitutes or is likely to result in an Acquisition Proposal that is deemed superior to the transactions contemplated by the merger agreement and provides the other party with notice of such determination within one business day thereafter. In addition, the Acquisition Proposal shall not be the result of a breach by the affected party of the applicable section of the merger agreement and such party must (1) otherwise have complied in all material respects with the applicable sections of the merger agreement, and (2) not provide confidential information or data to any person in connection with an Acquisition Proposal unless the person has executed a confidentiality agreement on terms at least as favorable as the terms contained in the confidentiality agreement between Affinity and First Priority.

Each of First Priority and Affinity has agreed:

•

To notify the other party within one business day after receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material change to any Acquisition Proposal, or any request for nonpublic information relating to it or any of its subsidiaries or for access to its properties, books or records or those of any of its subsidiaries by any person or entity that informs the board of directors that it is considering making, or has made, an Acquisition Proposal, and to provide the other party with relevant information regarding such inquiry, proposal, modification or amendment;

•	To keep the other party fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto; and

•

Not to release any third party from the confidentiality and standstill provisions of any agreement to which it or its subsidiaries is or may become a party and to take all steps necessary to terminate any approval that may have been given under any such provisions authorizing any person to make an Acquisition Proposal.

Acquisition Proposal means any inquiry, offer or proposal as to any of the following (other than the merger between First Priority and Affinity) involving either First Priority or Affinity, or any of their respective subsidiaries, as the case may be:

•

Any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving it or any of its subsidiaries;

•

Any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of it or any of its subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of it and each of its subsidiaries on a consolidated basis;

•

Any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of it or any of its subsidiaries;

•

Any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of it or any of its subsidiaries; or

•	Any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Expenses and Fees

In general, each of First Priority and Affinity will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Indemnification and Insurance

The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of Affinity or is threatened to be made party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Affinity or any of its subsidiaries or predecessors, or (ii) the merger agreement, First Priority will defend against and respond thereto. First Priority has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each party to the fullest extent permitted by law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. First Priority will have no further obligation to any indemnified party when and if a court of competent jurisdiction ultimately determines, and such determination is final and non-appealable, that indemnification is prohibited by law or to any indemnified party that commits fraud. First Priority’s indemnification obligations continue for six years after completion of the merger, but the right to indemnification in respect of any claim asserted within that time period continues until the final disposition of the claim.

The merger agreement requires First Priority to maintain in effect for six years after completion of the merger the current rights of Affinity directors, officers and employees to indemnification under the Affinity articles of incorporation or the Affinity bylaws or similar governing documents. The merger agreement also provides that, upon completion of the merger, First Priority will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Affinity and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The merger agreement provides that First Priority will maintain for a period of six years after completion of the merger Affinity’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that First Priority is not required to incur an annual premium expense greater than 150% of Affinity’s current annual directors’ and officers’ liability insurance premium.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	The adoption of the agreement and plan of merger by the requisite vote of each of the First Priority shareholders and the Affinity shareholders;

•

The effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the First Priority common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	The receipt by each of First Priority and Affinity of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•

The receipt and effectiveness of all governmental and other approvals, registrations and consents on terms and conditions that would not have a material adverse effect or be unduly burdensome on First Priority, and the expiration of all related waiting periods required to complete the merger; and

•

The absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of First Priority’s and Affinity’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	The absence of a material adverse effect on the other party; and

•

The truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

•	The expiration or unavailability of rights to demand appraisal under the Pennsylvania Business Corporation Law with respect to at least 97.0% of the outstanding shares of Affinity common stock; and

•	First Priority having sufficient regulatory capital to be considered “well capitalized”;

•	First Priority having received in escrow proceeds of at least $6 million in connection with the private placement of additional shares of capital stock with “accredited investors”; and

•	First Priority having entered into a new employment agreement with Mr. Ehrlich.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•

If there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•

If the merger has not been completed by February 28, 2013, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;

•	If any of the required regulatory approvals are denied (and the denial is final and non-appealable);

•

If any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action retraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable); or

•	If the common shareholders of either First Priority or Affinity fail to adopt the merger agreement at their respective special meetings.

In addition, First Priority’s board of directors may terminate the merger agreement if (1) the Affinity board of directors receives a superior Acquisition Proposal and enters into an acquisition agreement with respect to such proposal, terminates the merger agreement, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to First Priority, or delivers a written notice to First Priority of its determination to accept such proposal or (2) First Priority has received a superior Acquisition Proposal and has delivered a written notice to Affinity of its determination to accept such proposal.

Further, Affinity’s board of directors may terminate the merger agreement if (1) the First Priority board of directors receives a superior Acquisition Proposal and enters into an acquisition agreement with respect to such proposal, terminates the merger agreement, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Affinity, or delivers a written notice to Affinity of its determination to accept such proposal or (2) Affinity has received a superior Acquisition Proposal and has delivered a written notice to First Priority of its determination to accept such proposal.

Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of First Priority or Affinity, except that (1) both First Priority and Affinity will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Affinity will pay First Priority a termination fee of $1 million in the event that the merger agreement is terminated:

•

By First Priority because Affinity’s shareholders fail to approve the merger at the special meeting and prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for Affinity that is agreed to or consummated within 12 months following termination; or

•

By First Priority because Affinity has received an alternative acquisition proposal, and Affinity (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to First Priority, or (4) delivers a written notice to First Priority of its determination to accept the alternative acquisition proposal; or

•	By Affinity, if Affinity receives an alternative acquisition proposal and delivers a written notice to First Priority of its determination to accept the alternative acquisition proposal.

In the event of termination in accordance with the first bullet above, the termination fee is payable in full within ten (10) business days after written demand by First Priority after closing by Affinity of an alternative acquisition proposal. In the event of termination in accordance with the second and third bullets above, 25% of the termination fee is payable in full within ten (10) business days after First Priority giving notice of such termination and the remaining 75% of the termination fee is payable within ten (10) business days after written demand by First Priority after closing by Affinity of an alternative acquisition proposal.

First Priority will pay Affinity a termination fee of $1 million in the event that the merger agreement is terminated:

•

By Affinity because First Priority’s shareholders fail to approve the merger at the special meeting and prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for First Priority that is agreed to or consummated within 12 months following termination; or

•

By Affinity because First Priority has received an alternative acquisition proposal, and First Priority (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Affinity, or (4) delivers a written notice to Affinity of its determination to accept the alternative acquisition proposal; or

•	By First Priority, if First Priority receives an alternative acquisition proposal and delivers a written notice to Affinity of its determination to accept the alternative acquisition proposal.

In the event of termination in accordance with the first bullet above, the termination fee is payable in full within ten (10) business days after written demand by Affinity after closing by First Priority of an alternative acquisition proposal. In the event of termination in accordance with the second and third bullets above, 25% of the termination fee is payable in full within ten (10) business days after Affinity giving notice of such termination and the remaining 75% of the termination fee is payable within ten (10) business days after written demand by Affinity after closing by First Priority of an alternative acquisition proposal.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between Affinity and First Priority executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	Extend the time for the performance of any of the obligations or other acts of the other party;

•	Waive any inaccuracies in the representations and warranties of the other party; or

•	Waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the agreement and plan of merger by the Affinity shareholders, no amendments or waivers may be made that would require resubmission of the agreement and plan of merger to the Affinity shareholders.

ACCOUNTING TREATMENT

First Priority will account for the merger using the acquisition method under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities of Affinity will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill to the extent not allocated to core deposit or other intangibles. Goodwill resulting from the merger will not be amortized but will be reviewed for impairment at least annually. Core deposits and other intangibles with finite useful lives recorded in connection with the merger will be amortized. If the net assets acquired exceed the purchase price, the resulting difference will be recorded as a bargain purchase gain.

Financial statements and reported results of operations of First Priority issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of Affinity.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses certain material United States federal income tax consequences of the merger to an Affinity shareholder who holds shares of Affinity common stock as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Affinity shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Affinity shareholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Affinity shareholders who hold their shares of Affinity common stock as part of a hedge, straddle or conversion transaction, Affinity shareholders who acquired their shares of Affinity common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

Affinity shareholders are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger.

The closing of the merger is conditioned upon the receipt by First Priority of the opinion of Stevens & Lee P.C. and the receipt by Affinity of the opinion of Barley Snyder LLP, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in those opinions (including factual representations contained in certificates of officers of First Priority and Affinity) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither First Priority nor Affinity intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

The discussion below sets forth the opinions of Stevens and Lee, P.C. and Barley Snyder LLP as to certain material United States federal income tax consequences of the merger to Affinity shareholders.

An Affinity shareholder will not recognize gain or loss as a result of such shareholder’s shares of Affinity common stock being exchanged in the merger solely for shares of First Priority common stock, except as described below with respect to the receipt of cash in lieu of a fractional share of First Priority common stock. An Affinity shareholder’s aggregate tax basis in shares of First Priority common stock received in the merger, including any fractional share deemed received and exchanged as described below, will equal the aggregate tax basis of the shareholder’s Affinity common shares surrendered in the merger. The holding period of the First Priority common stock will include the holding period of the shares of Affinity common stock surrendered in the merger, provided the Affinity shareholder’s common shares are held as a capital asset at the time of the merger.

Cash received by an Affinity shareholder in lieu of a fractional share of First Priority common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Affinity common stock surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Affinity common stock is more than one year at the time of the merger. The deductibility of capital losses is subject to limitations.

As parties to the merger, no gain or loss will be recognized by First Priority or Affinity solely as a result of consummation of the merger.

Tax matters are very complicated, and the tax consequences of the merger to each holder of Affinity common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of Affinity common stock and may not be applicable to holders in special situations. Holders of Affinity common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger. Further, such discussion does not address tax consequences that may arise with respect to First Priority by reason of any actions taken or events occurring subsequent to the merger.

THE FIRST PRIORITY SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to First Priority shareholders by First Priority’s board of directors in connection with the solicitation of proxies from the holders of First Priority common stock for use at the special meeting of First Priority shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on [—], 2012 at [—], local time, at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, Pennsylvania 19355, subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, First Priority shareholders will be asked to consider and vote upon the following proposals:

1.	Adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page 38;

2.	Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement; and

3.	Transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At this time, the First Priority board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.

Shareholders Entitled to Vote

The close of business on [—], 2012 has been fixed by First Priority’s board of directors as the record date for the determination of those holders of First Priority common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were [3,144,103] shares of First Priority common stock outstanding and entitled to vote, held by approximately [—] holders of record. A list of the shareholders of record entitled to vote at the special meeting will be available for examination by First Priority shareholders. A list of such shareholders will be available for inspection at the special meeting and for ten days prior to the meeting at First Priority’s headquarters located at 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355, during normal business hours.

Quorum and Required Vote

Each holder of record of shares of First Priority common stock as of the First Priority record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of First Priority common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting is required to approve all matters to be considered at the special meeting.

How Shares Will Be Voted at the Special Meeting

All shares of First Priority common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies as included in this joint proxy statement/prospectus.

If you hold shares of First Priority common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes will not affect the outcomes of any of the proposals.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

First Priority shareholders may vote in person at the special meeting or by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting. Should you have any questions on the procedure for voting your shares, please contact First Priority’s Corporate Secretary, Lawrence E. Donato, 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of First Priority, or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The First Priority Secretary’s mailing address is 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

First Priority will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, First Priority will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of First Priority common stock and secure their voting instructions. First Priority will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, First Priority may use several of its regular employees, who will not be specially compensated, to solicit proxies from First Priority shareholders, either personally or by telephone, facsimile, letter or other electronic means.

First Priority and Affinity will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus.

Attending the Meeting

All holders of First Priority common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

FIRST PRIORITY SPECIAL MEETING—PROPOSAL NO. 1

ADOPTION OF THE MERGER AGREEMENT

First Priority is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger”, beginning on page 38. As discussed in detail in the sections entitled “The Merger – First Priority’s Reasons for the Merger”, and “— Recommendation of First Priority’s Board of Directors”, beginning on pages 42 and 44, respectively, after careful consideration, the First Priority board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of First Priority and the board unanimously approved the merger agreement. Accordingly, First Priority’s board of directors unanimously recommends that First Priority shareholders vote “FOR” adoption of the merger agreement.

Required Vote

Adoption of the merger agreement requires the affirmative vote of a majority of all votes cast, in person and by proxy, at the First Priority special meeting for the proposal. Abstentions and broker non-votes will not affect the vote on the adoption of the merger agreement.

FIRST PRIORITY SPECIAL MEETING—PROPOSAL NO. 2

AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the First Priority special meeting, the number of shares of First Priority common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of First Priority common stock voting in favor is insufficient to adopt the merger agreement, First Priority management intends to move to adjourn the special meeting in order to enable the First Priority board of directors more time to solicit additional proxies. In that event, First Priority will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, First Priority is asking you to grant discretionary authority to the holder of any proxy solicited by the First Priority board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of First Priority approve the adjournment proposal, First Priority could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Vote Required

Pursuant to First Priority’s bylaws, the adjournment proposal requires affirmative vote of a majority of all votes cast, in person and by proxy, at the First Priority special meeting for the proposal. Abstentions and broker non-votes will not affect the vote on the adjournment proposal.

Recommendation of the First Priority Board of Directors

The First Priority board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

First Priority Affiliate Letter

As of the record date, directors and executive officers of First Priority and their affiliates had the right to vote [964,764] shares of First Priority common stock, or [30.7]% of the outstanding First Priority common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and officers of First Priority has executed an Affiliate Letter in favor of Affinity pursuant to which he or she has agreed to vote all shares of First Priority common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

INFORMATION ABOUT FIRST PRIORITY FINANCIAL CORP.

Business

First Priority Financial Corp.

First Priority was incorporated under the laws of the Commonwealth of Pennsylvania on February 13, 2007, for the purpose of becoming the holding company of First Priority Bank and had no prior operating history. On May 11, 2007, as a result of a reorganization and merger where each outstanding share of First Priority Bank common stock and each outstanding warrant to acquire a share of First Priority Bank common stock were converted into one share of First Priority common stock and one warrant to acquire First Priority common stock, First Priority Bank became a wholly-owned subsidiary of First Priority.

On February 29, 2008, First Priority acquired Prestige Community Bank (“Prestige”) and Prestige merged with and into First Priority Bank. First Priority provides banking services through First Priority Bank and does not engage in any activities other than banking and related activities. As of June 30, 2012, First Priority had total assets of $279.2 million and total shareholders’ equity of $28.8 million. First Priority’s principal executive offices are located at 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355. The telephone number is (877) 533-4420.

First Priority Bank

First Priority Bank is a state-chartered commercial banking institution which was incorporated under the laws of the Commonwealth of Pennsylvania on May 25, 2005. First Priority Bank’s deposits are insured by the FDIC up to the maximum amount permitted for all banks. As of June 30, 2012, First Priority Bank had total assets of $279.2 million, total loans of $240.1 million, total deposits of $242.6 million and total shareholder’s equity of $28.7 million. First Priority Bank’s administrative headquarters and full service main office are located at 2 West Liberty Boulevard, Suite 104, Malvern, PA 19355. The main telephone number is (877) 533-4420.

First Priority Bank engages in a full service commercial and consumer banking business with strong private banking and individual wealth management services. First Priority Bank offers a variety of consumer, private banking and commercial loans, mortgage products and commercial real estate financing. First Priority Bank does not engage in sub-prime lending. In addition, First Priority Bank offers business and personal deposit products, and financial planning and investment management services. These investment services are provided by First Priority Financial Services, a Division of First Priority Bank, through an agreement with a third party provider. In addition, various life insurance products are offered through First Priority Bank, and First Priority Bank has also entered into solicitation agreements with several investment advisors to provide portfolio management services for introduced customers of First Priority Bank. First Priority Bank provides its banking and wealth management services from each of its six branch locations.

The ability to originate loans and build a sound, growing loan portfolio is critically important to the success of First Priority Bank. First Priority Bank provides highly customized loan products offered with excellent service and expertise with a goal of timely responsiveness within the market. First Priority Bank delivers these products and quality services through a staff of highly experienced lenders who are properly supported in the marketplace by seasoned management. First Priority Bank’s lenders provide true relationship banking based upon a deep understanding of client needs, personal service, prompt decision making and customized banking solutions.

First Priority Bank seeks deposits through its six banking offices and its commercial relationships. First Priority Bank provides deposit products that include checking, money market and savings accounts, and certificates of deposit as well as other deposit services, including cash management and electronic banking products and online account opening capabilities. First Priority Bank obtains funding in the local community by providing excellent service and competitive rates to its customers and utilizes electronic and print media advertising to attract current and potential deposit customers. First Priority Bank also uses brokered certificates of deposit as a cost effective funding alternative.

Properties

First Priority and First Priority Bank do not currently own any real estate used in its operations.

The principal executive offices of First Priority and First Priority Bank, and the full-service main office of First Priority Bank, are located in an office building located in Malvern, Pennsylvania. First Priority Bank leases office space in each of the following locations:

Office	Office Location	Square Footage	Owned / Leased
Malvern—Headquarters / Main Office	2 W. Liberty Blvd., Suite 104, Malvern, PA 19355	8,929	Leased
Wyomissing	1200 Broadcasting Rd., Suite 103, Wyomissing, PA 19610	3,323	Leased
Newtown	104 Pheasant Run, Suite 130, Newtown, PA 18940	3,600	Leased
Plumstead	5936 Easton Road, Pipersville, PA 18947	2,655	Leased
Blue Bell	10 Sentry Parkway, Suite 100, Blue Bell, PA 19422	2,575	Leased
Towamencin	1758 Allentown Road, Lansdale, PA 19446	3,000	Leased

Legal Proceedings

A certain amount of litigation arises in the ordinary course of the business of First Priority and First Priority Bank. In the opinion of the management of First Priority, there are no proceedings pending to which the First Priority or First Priority Bank are a party or to which their property is subject, that, if determined adversely to them, would be material in relation to First Priority’s shareholders’ equity or financial condition, nor are there any proceedings pending other than ordinary routine litigation incident to the business of First Priority and First Priority Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against First Priority or First Priority Bank by governmental authorities.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion summarizes First Priority’s results of operations and highlights material changes for the six months ended June 30, 2012 and 2011, the years ended December 31, 2011 and 2010, and its financial condition as of June 30, 2012, December 31, 2011 and December 31, 2010. This discussion is intended to provide additional information about the significant changes in the results of operations presented in the accompanying consolidated financial statements for First Priority and its wholly owned subsidiary, First Priority Bank. First Priority’s consolidated financial condition and results of operations consist essentially of First Priority Bank’s financial condition and results of operations. Current performance does not guarantee, and may not be indicative of, similar performance in the future.

You should read this discussion and analysis in conjunction with the consolidated unaudited financial statements for the six months ended June 30, 2012 and the audited consolidated financial statements for the year ended December 31, 2011 beginning on page 138 of this document.

This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as First Priority’s plans, objectives, expectations and intentions. Therefore, this analysis should be read in conjunction with the “Cautionary Statement Regarding Forward-Looking Statements” on page 37.

Overview

The following table sets forth selected measures of First Priority’s financial position or performance for the dates or periods indicated.

	As of and for the six months ended June 30, 2012	As of and for the years ended December 31,
		2011	2010
	(Dollars in thousands)
Total revenue (1)	$5,285	$10,848	$9,395
Net income	1,364	158	115
Total assets	279,168	285,763	268,057
Total loans receivable	240,083	240,115	233,540
Total deposits	242,267	245,736	227,693

(1)	Total revenue equals net interest income plus non-interest income

Like most financial institutions, First Priority derives the majority of its income from interest it receives on its interest-earning assets, such as loans and investments. First Priority’s primary source of funds for making these loans and investments is its deposits, on which it pays interest. Consequently, one of the key measures of First Priority’s success is its amount of net interest income, or the difference between the income on its average interest-earning assets and the expense on its average interest-bearing liabilities, such as deposits and borrowings. Another key measure is the spread between the yield First Priority earns on these average interest-earning assets and the rate it pays on its average interest-bearing liabilities, which is called its net interest spread.

There are risks inherent in all loans, and First Priority maintains an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. This allowance is maintained by charging a provision for loan losses against operating earnings. A detailed discussion of this process, as well as several tables describing the allowance for loan losses is included.

In addition to earning interest on its loans and investments, First Priority earns income through other sources, such as fees and other charges to its banking customers and income from providing wealth management services, as well as net gains or losses realized from the sale of assets. The various components of non-interest income, as well as non-interest expense, are described in this section.

Income Statement Review

First Priority’s results of operations are affected by five major elements: (1) net interest income, or the difference between interest income earned on loans and investments and interest expense paid on deposits and borrowed funds; (2) the provision for loan losses, or the amount added to the allowance for loan losses to provide reserves for inherent losses on loans; (3) non-interest income, consisting of income from wealth management services, fees and other charges to our banking customers, and net gains or losses realized from the sale of assets; (4) non-interest expense, which consists primarily of salaries, employee benefits and other operating expenses; and (5) income taxes, including deferred taxes, when applicable. Each of these major elements is reviewed in more detail in the following discussion.

Critical Accounting Policies

First Priority has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and that are consistent with general practices within the banking industry in the preparation of its consolidated financial statements. First Priority’s significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements.

Certain accounting policies involve significant judgments and assumptions by First Priority that have a material impact on the carrying value of certain assets and liabilities. First Priority considers these accounting policies to be critical accounting policies. The judgment and assumptions used are based on historical experience and other factors, which First Priority believes to be reasonable under the circumstances and have been reasonably consistent with prior results. Because of the nature of the judgments and assumptions made, actual results could differ from these estimates, which could have a material impact on the carrying values of its assets and liabilities and its results of operations. Material estimates that are particularly susceptible to significant change in the near term relate to investment securities impairment evaluation, impairment of restricted investments in bank stocks, the determination of the allowance for loan losses, valuation of other real estate owned, the analysis of potential impairment of goodwill, the valuation of deferred tax assets and accounting for stock-based compensation.

Investment Securities Impairment Evaluation. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. When a determination is made that an other-than-temporary impairment exists but the Company does not intend to sell the debt security and it is more likely than not that it will be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income. Management believes that there are no investment securities with other-than-temporary impairment for each of the reporting periods presented.

Restricted Investments in Bank Stocks. Restricted investments in bank stocks, which represents the required investment in the common stock of correspondent banks, are carried at cost and consists of stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and Atlantic Central Bankers Bank. Federal law requires a member institution of the FHLB to hold FHLB stock according to a predetermined formula. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.

In December 2008, the FHLB notified member banks that it was suspending dividend payments and the repurchase of capital stock. Subsequent to 2008, the FHLB, based on earnings and capital retention, began to repay in limited amounts excess capital stock owned by member banks. During 2011 and 2010, the Company received capital stock redemptions of $322 thousand and $91 thousand, respectively. Further, in 2012, the FHLB declared a dividend at an annualized rate of 0.10%, payable to FHLB shareholders on February 23, 2012, and repurchased an additional $71 thousand of excess capital stock.

The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to the FHLB restricted stock as of December 31, 2011.

Allowance for Loan Losses. The allowance for loan losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated balance sheet. The allowance for credit losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Management team with experience, depth, and knowledge in banking and in many areas of lending. Each contributes to the sound credit culture and control within the Bank.

5.	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

6.	The Bank engages a third party to perform an independent review of the loan portfolio as a measure for quality and consistency in credit evaluation and credit decisions.

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

A majority of the Bank’s loans are to business owners of many types. The Bank makes commercial loans for real estate development and other business purposes required by the customer base.

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory.

Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Residential mortgages and home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Residential mortgages have amortizations up to 30 years and home equity loans have maturities up to 10 years.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are secured.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, Federal and state regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

See the Allowance for Loan Losses sections related to Balance Sheet Review as of June 30, 2012 and December 31, 2011 for more information.

Other Real Estate Owned. Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance (write-downs) are included in other non-interest expenses. Any gain or loss upon the sale of real estate owned is charged to operations as incurred.

Goodwill. Goodwill represents the excess of the cost of an acquired entity over the fair value of the identifiable net assets acquired in accordance with the purchase method of accounting. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Company employs general industry practices in evaluating the fair value of its goodwill. Any impairment loss related to goodwill and other intangible assets is reflected as other non-interest expense in the statement of income in the period in which the impairment is determined. No assurance can be given that future impairment tests will not result in a charge to earnings.

Income Taxes. Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company files a consolidated federal income tax return with the Bank.

Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. If the determination is made that it is more likely than not that the deferred tax assets for which we had established a valuation allowance would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded.

As of June 30, 2012, First Priority has a total net deferred tax asset of $3.6 million (before the valuation allowance) with a related valuation allowance of $2.3 million resulting in a net deferred tax asset of $1.3 million recorded on the balance sheet. The most significant component of the deferred tax asset relates to a net operating loss carryforward of $7.2 million, or a $2.4 million tax impact computed at the statutory federal income tax rate of 34%. Similarly, as of December 31, 2011, the Company had a total net deferred tax asset of $3.8 million (before the valuation allowance) with a related valuation allowance of $3.3 million resulting in a net deferred tax asset of $524 thousand recorded on the balance sheet with $8.0 million related to a net operating loss carryforward, or a $2.7 million tax impact at the statutory federal income tax rate of 34%.

The Company also acquired a NOL for tax purposes related to the acquisition of Prestige Community Bank which totaled $1.7 million, or a $572 thousand tax impact at the statutory federal income tax rate of 34%, as of both June 30, 2012 and December 31, 2011, respectively, which is subject to certain limitations and expires in 2028 if not fully utilized. As the Company is able to utilize the acquired NOL, the impact of this reduction in the Company’s tax liability is recognized as a reduction of goodwill.

The Company evaluates the likelihood of realizing our deferred tax asset by estimating sources of future taxable income and the impact of tax planning strategies, which includes assumptions related to future market growth, forecasted earnings and future taxable income, in determining the realizability of deferred tax assets. These determinations are inherently subjective and dependent upon estimates and judgments concerning management’s evaluation of both positive and negative evidence currently available. Judgment is required when considering the relative impact of such evidence. The weight given to the potential effect of positive and negative evidence must be commensurate with the extent to which it can be objectively verified.

Management’s reliance on projected results is supported by the review of past results in relation to previously forecasted results which management considers reliable. The Company also considers tax planning strategies which could accelerate taxable income and allow the Company to take advantage of future deductible differences. The strategy must be prudent and feasible; however, the Company does not need to have specific plans to implement the strategy, but could be an opportunity that the Company could implement in order to take advantage of net operating loss carryforwards. One such strategy would be unrealized gains which exist on available for sale securities.

Although realization is not assured, management believes that the recorded deferred tax assets are more likely than not to be realizable based on our projections of future taxable income and identified tax planning strategies. See the Provision for Income Taxes sections related to Results of Operations as of June 30, 2012 and December 31, 2011 for more information.

Stock Based Compensation. Compensation costs related to share-based payment transactions are recognized in the financial statements over the period that an employee provides service in exchange for the award. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model based on these management assumptions. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. Due to the Company’s lack of sufficient historical exercise data and the limited period of time for which shares have been issued, the “simplified” method is used to determine the expected life of options, calculated as the average of the sum of the vesting term and original contractual term for all periods presented. The expected volatility percentage is based on the average expected volatility of similar public financial institutions in the Company’s market area. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant.

Six Months Ended June 30, 2012 as Compared to June 30, 2011

Results of Operations

Summary

For the six months ended June 30, 2012, First Priority reported net income of $1.36 million compared to a net loss of $470 thousand for the six months ended June 30, 2011. Reported results are before preferred dividends and amortization of a preferred warrant issued to the Treasury, totaling $267 thousand and $266 thousand for the six months ended June 30, 2012 and 2011, respectively, related to preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program during 2009. The resulting income to common shareholders, after the preferred dividends and amortization, was $1.10 million, or $0.35 per basic and fully diluted common share for the six months ended June 30, 2012, compared to a loss to common shareholders of $736 thousand, or $0.23 per basic and fully diluted common share, on this same basis for the six month period ended June 30, 2011.

First Priority’s reported results improved $1.83 million for the first six months of 2012 compared to the same period in 2011. Total revenue for the six months ended June 30, 2012 was $5.29 million, compared to $4.81 million in 2011, as net interest income in 2012 was $4.70 million and non-interest income was $584 thousand, which included $365 thousand of gains recorded from the sale of investment securities available for sale. Net interest income in 2011 was $4.57 million and non-interest income was $244 thousand. The provision for loan losses was $330 thousand for the six months ended June 30, 2012, $153 thousand higher than $177 thousand for the same period in the prior year. Operating expenses were $4.62 million, $558 thousand lower for the first six months of 2012 from $5.18 million in 2011 due to lower costs related to other real estate and collateral protection expense; partially offset by $143 thousand of merger integration costs recorded in the first six months of 2012 related to the proposed merger with Affinity.

First Priority also recognized a deferred tax benefit in the first six months of 2012 of $1.03 million, representing the amount of deferred tax assets which management feels that First Priority will more-likely-than-not utilize to offset future income tax liability compared to a tax benefit of $75 thousand recorded for the first six months of 2011.

Net Interest Income

First Priority’s primary source of revenue is net interest income. Net interest income is determined by the average balances of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid on these balances. The amount of net interest income recorded by First Priority is affected by the rate, mix and amount of growth of interest-earning assets and interest-bearing liabilities, the amount of interest-earning assets as compared to the amount of interest-bearing liabilities, and by changes in interest rates earned and interest rates paid on these assets and liabilities.

The following table sets forth, for the six months ended June 30, 2012 and 2011, information related to First Priority’s average balances, yields on average assets, and costs of average liabilities. Average balances are derived from the daily balances throughout the periods indicated and yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average loans are stated net of deferred costs. Non-accruing loans averaged $6.7 million and $3.8 million for the six months ended June 30, 2012 and 2011, respectively.

Average Balances, Income and Expenses, and Rates

	For the Six Months Ended June 30,
	2012			2011
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$241,444	$6,195	5.15%	$236,176	$6,309	5.39%
Taxable investment securities	24,824	374	3.02%	25,022	488	3.93%
Nontaxable investment securities	1,516	33	4.30%	—	—	—

Total investment securities	26,340	407	3.09%	25,022	488	3.93%
Deposits with banks and other	2,425	3	0.34%	2,135	3	0.27%

Total interest earning assets	270,209	6,605	4.90%	263,333	6,800	5.21%
Non-interest-earning assets	9,157			11,385

TOTAL ASSETS	$279,366			$274,718

Interest-bearing liabilities:
Demand, interest-bearing	$5,290	7	0.25%	$2,424	4	0.31%
Money market and savings	54,288	179	0.66%	46,548	188	0.82%
Time deposits	156,726	1,572	2.01%	168,623	1,872	2.24%
Borrowed funds	8,426	146	3.48%	9,335	168	3.62%

Total interest-bearing liabilities	224,730	1,904	1.70%	226,930	2,232	1.98%

Non interest-bearing liabilities:
Demand, non-interest bearing deposits	25,238			19,254
Other liabilities	1,216			1,205
Shareholders’ equity	28,182			27,329

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$279,366			$274,718

Net interest income/rate spread		$4,701	3.20%		$4,568	3.23%

Net interest margin			3.49%			3.50%

Net interest income increased 2.9%, or $133 thousand, in the first six months of 2012 to $4.70 million from $4.57 million for the same period in 2011. The increase in net interest income resulted from growth of average interest earning assets of $6.9 million, or 2.6%, from $263.3 million in 2011 to $270.2 million in 2012, primarily related to loans which grew $5.2 million, or 2.2%, from an average of $236.2 million to $241.4 million. Average interest bearing liabilities decreased $2.2 million, or 1.0%, in 2012 to $224.7 million from $226.9 million in 2011, including decreases in time deposits of $11.9 million and $0.9 million in borrowings while money market and savings deposits grew $7.7 million and NOW accounts grew $2.9 million. The additional funding required was provided by an increase in non-interest bearing demand deposits of $6.0 million.

Net interest margin declined 1 basis point from an average of 3.50% for the first six months of 2011 compared to 3.49% for the same period in 2012. First Priority’s average yield on earning assets declined 31 basis points compared to the prior year from 5.21% to 4.90%, while the average cost of funds declined 28 basis points from 1.98% to 1.70%. Average rates on interest bearing demand accounts declined 6 basis points, money market and savings deposits declined 16 basis points and time deposit average rates declined 23 basis points in the current year compared to the prior year. The federal funds rate remained constant throughout the year as set by the Federal Open Market Committee (“FOMC”) of the Federal Reserve at a range of 0.00% to 0.25%.

Net interest spread, defined as the mathematical difference between the yield on average earning assets and the rate paid on average interest bearing liabilities, declined 3 basis points from 3.23% for the first six months of 2011 to 3.20% for the same period in 2012. This slight decline in the net interest spread was impacted by the continued low rate environment and the effect of those interest rates on repricing assets and liabilities and due to the changing mix of average earning assets and average interest bearing liabilities during the two periods. Interest rates paid on new and repricing liabilities declined consistent with the lower level of market rates of interest. However, average loan yields declined slightly more than liabilities partly due to the current overall low level of deposit rates, which limits the ability to reduce the rates further, and due to the high level of loan repayments and repricings on loans. These impacts were partially offset by the positive impact of the incremental funding provided by incremental non-interest bearing deposits.

Analysis of Changes in Net Interest Income

Net interest income can also be analyzed in terms of the impact of changing interest rates and changing volume. As shown in the Changes in Net Interest Income table below, total net interest income increased $133 thousand for the first six months of 2012 compared to the same period of 2011, of which incremental growth of balances accounted for an increase of $286 thousand while a shift in our rate structure resulted in an decrease in net interest income of $153 thousand. The increased volume of average earning assets provided an additional $179 thousand in interest income, $151 thousand provided from loan growth, with an additional $29 thousand related to investments. The overall decline in interest-bearing liabilities, primarily time deposits, resulted in lower interest expense of $107 thousand when comparing 2012 to 2011. Changes related to lower yields on average interest earning assets had a negative impact of $374 thousand on net interest income while lower rates on average interest-bearing liabilities resulted in a positive impact, or lower interest expense of $221 thousand when comparing these periods.

The following table sets forth the effect which varying levels of average interest-earning assets, interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	Changes in Net Interest Income
	For the Six Months Ended June 30, 2012 vs. 2011 Increase (Decrease) Due to Change In
	(Dollars in thousands)
	Volume	Rate	Net Change
Interest income:
Loans receivable	$151	$(265)	$(114)
Taxable investment securities	(4)	(110)	(114)
Nontaxable investment securities	33	—	33

Total investment securities	29	(110)	(81)
Deposits with banks and other	(1)	1	—

Total interest earning assets	179	(374)	(195)

Interest expense:
Demand, interest-bearing	3	—	3
Money market and savings	29	(38)	(9)
Time deposits	(123)	(177)	(300)
Borrowed funds	(16)	(6)	(22)

Total interest bearing liabilities	(107)	(221)	(328)

Change in net interest income	$286	$(153)	$133

Provision for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against operations. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance as recoveries.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known or potential risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions as more information becomes available or economic conditions change.

At the end of each quarter or more often, if necessary, First Priority analyzes the collectability of its loans and accordingly adjusts the loan loss allowance to an appropriate level. The allowance for loan losses covers estimated credit losses on individually evaluated loans that are determined to be impaired, as well as estimated credit losses inherent in the remainder of the loan portfolio. For a description of the process for determining the adequacy of the allowance for loan losses, see the “Allowance for Loan Losses” section below.

The provision for loan losses increased $153 thousand for the first six months of 2012 to $330 thousand from $177 thousand for the six months ended June 30, 2011. The level of provision is impacted by the analysis of the adequacy of the allowance as described above, including an analysis of impaired and non-performing loans, as well as by the level of incremental loan volume, which was flat during the first six months of 2012 compared to a $7.1 million increase in outstanding loans for the same period in 2011. Net charge-offs totaled $373 thousand and $255 thousand for the six months ended June 30, 2012 and 2011, respectively. The allowance for loan losses was $2.4 million and $2.2 million as of June 30, 2012 and 2011, respectively, which represented 1.01% and 0.91% of total loans outstanding at each respective date.

Non-Interest Income

Non-interest income totaled $584 thousand for the six months ended June 30, 2012 compared to $244 thousand for the same period in 2011. Non-interest income is comprised of wealth management fees which are principally non-recurring commissions and fees related to the sale of insurance products and annuities, service charges on deposit accounts, and other fees which First Priority Bank collects from its banking customers. In addition, First Priority recorded $365 thousand of gains from the sale of investment securities available for sale for the six months ended June 30, 2012. First Priority elected to sell certain investment securities in the current economic environment to take advantage of favorable market conditions. Components of non-interest income are shown in the table below:

	For the six months ended June 30,
	2012	2011
	(Dollars in thousands)
Non-Interest Income
Wealth management fee income	$129	$161
Service charges on deposits	38	40
Other branch fees	30	27
Loan related fees	12	7
Gains on sales of investment securities	365	—
Other	10	9

Total Non-Interest Income	$584	$244

Non-Interest Expenses

Non-interest expenses were $4.62 million for the first six months of 2012 compared to $5.18 million for the same period in the prior year, a decline of $558 thousand, or 10.8%. The following table sets forth information related to the various components of non-interest expenses for each respective period.

	For the six months ended June 30,
	2012	2011
	(Dollars in thousands)
Non-Interest Expenses
Salaries and employee benefits	$2,722	$2,732
Occupancy and equipment	516	529
Data processing equipment and operations	245	223
Professional fees	260	308
Marketing, advertising and business development	42	75
FDIC insurance assessments	130	158
Pennsylvania bank shares tax expense	113	87
Collateral protection expense	168	446
Merger integration costs	143	—
Other real estate owned costs	—	372
Other	283	250

Total Non-Interest Expenses	$4,622	$5,180

Salaries and employee benefits totaled $2.72 million for the first six months of 2012 compared to $2.73 million for the same period in 2011, a slight overall decline of $10 thousand between the comparable periods. During the second quarter of 2012, management made a determination that it was more likely than not that First Priority would meet the requirements of the 2009 Deferred Compensation Plan by the end of 2012; and therefore, accrued all related expenses required by the Plan through June 30, 2012 totaling $255 thousand. These expenses consisted of $193 thousand of previously deferred salary expense, $15 thousand of related interest calculated on deferred salaries and $47 thousand of compensation costs related to the issuance of restricted stock. Excluding the one-time impact of this accrual, direct salary and benefit costs declined $265 thousand, or 9.7%, for the first six months of 2012 compared to the prior year. This reduction is primarily related to overall staff reduction initiated by First Priority during 2011.

Occupancy and equipment expenses were $516 thousand for the first six months of 2012 compared to $529 thousand for the prior year, a decline of $13 thousand, or 2.5%, primarily related to lower utilities expenses in the current year.

Data processing expenses increased $22 thousand, or 9.9%, for the first six months of 2012 to $245 thousand compared to $223 thousand for the same period in 2011, primarily related to the increased cost of outsourced processing due to a higher level of banking customer activity.

Professional fees declined $48 thousand, or 15.6%, to $260 thousand for the six month period ending June 30, 2012 compared to $308 thousand for the same period in the prior year. This decrease is due to a decline of $82 thousand in legal costs to $90 thousand in 2012 from $172 thousand in 2011, primarily related to a lower level of ongoing litigation costs related to First Priority Bank protecting its interests on three life insurance policies which serve as collateral on related loans. In addition, consulting fees increased $25 thousand from $4 thousand to $29 thousand for these same periods, primarily related to merger related analysis.

Direct marketing, advertising and business development costs declined $33 thousand, from $75 thousand to $42 thousand, when comparing the first six months of 2011 to 2012, respectively. This decrease relates to a lower requirement for deposit specific advertising in 2012 as funding requirements were reduced.

FDIC insurance assessment expense decreased $28 thousand, or 17.7%, from $158 thousand to $130 thousand when comparing the first six months of 2012 to the prior year. Effective with the second quarter of 2011, the FDIC changed the assessment base for calculating deposit insurance premiums for financial institutions from outstanding deposits an institution maintains to total assets less Tier I capital. This change benefited many community banks due to the generally more conservative makeup of their balance sheets. The FDIC continues to utilize risk-based premium rates which they determine based on their evaluation of an individual institution.

The Pennsylvania bank shares tax expense was $113 thousand for the first six months of 2012 compared to $87 thousand for the same period in 2011. This tax is calculated based on the reported level of equity, adjusted for exclusions and other items.

Collateral protection expense decreased $278 thousand, or 62.3% for the six months ended June 30, 2012 compared to the same period in 2011 which consists of life insurance premiums paid by First Priority Bank to secure First Priority Bank’s position and protect its interest on three life insurance policies, which serve as collateral on related loans. First Priority Bank recorded incremental expenses in 2011 of approximately $300 thousand related to premium costs covering the period from February 2010 through December 2011. Following an agreement in principle reached on June 25, 2012, on July 27, 2012, First Priority Bank entered into a settlement and release agreement whereby it was agreed that First Priority Bank was paid $1.2 million for the release of the collateral and payment on the June 30, 2012 outstanding loan balance. Accordingly, collateral protection expense on these three life insurance policies will be eliminated in the second half of 2012.

First Priority Bank recorded $143 thousand in merger related costs during the first six months of 2012 for expenses paid or incurred related to the proposed merger with Affinity.

Other real estate owned expenses totaled $372 thousand in 2011 related to properties which were acquired either through deeds in lieu of foreclosure or through other means on properties that were used as collateral for Bank loans. These expenses consisted of a loss incurred related to the disposition and sale of one property totaling $316 thousand and $56 thousand to acquire or maintain these properties. There were no other real estate owned expenses for the first six months of 2012.

All other expenses increased $33 thousand to $283 thousand for the six months ended June 30, 2012 from $250 thousand for the same period in 2011, an increase of 13.2%. This increase is primarily related to $37 thousand of costs related to holding and maintaining repossessed assets, which consisted of two manufactured homes, of which one was liquidated during the first six months of 2012.

Provision for Income Taxes

After weighing the various factors, management concluded that it was appropriate to reduce a portion of the deferred tax valuation allowance during both the first six months of 2012 and 2011 by an amount, supported by forecasted results, which will more-likely-than-not be able to utilize to offset future income tax. First Priority recorded an income tax benefit of $1.03 million for the six months ending June 30, 2012 and $75 thousand for the first six months of 2011. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

First Priority has net operating loss (“NOL”) carryforwards available to reduce future federal income taxes of approximately $7.2 million at June 30, 2012, which expire in 2026 through 2030. In addition, First Priority also acquired a NOL for tax purposes related to the acquisition of Prestige Community Bank which totaled $1.7 million as of June 30, 2012 and is subject to certain limitations and expires in 2028 if not fully utilized. As First Priority is able to utilize the acquired NOL, the impact of this reduction in First Priority’s tax liability is recognized as a reduction of goodwill.

Year Ended December 31, 2011 as Compared to December 31, 2010

Results of Operations

Summary

For the year ended December 31, 2011, First Priority reported net income of $158 thousand compared to a net income of $115 thousand for the year ended December 31, 2010. Reported results are before preferred dividends and amortization of the preferred warrant, totaling $532 thousand and $471 thousand for the two years ended December 31, 2011 and 2010, respectively, related to preferred stock issued to the Treasury under the TARP Capital Purchase Program during 2009. The resulting loss to common shareholders, after the preferred dividends and amortization, was $374 thousand, or $0.12 per basic and fully diluted common share for the year ended December 31, 2011, based on average basic and fully diluted common shares of 3,142,228; and $356 thousand, or $0.11 per basic and fully diluted common share for the year ended December 31, 2010, based on average basic and fully diluted common shares of 3,143,074.

Total revenue for the year ended December 31, 2011 was $10.85 million, compared to $9.40 million in 2010, as net interest income in 2011 was $9.31 million and non-interest income was $1.54 million, which included $1.11 million of gains recorded from the sale of investment securities available for sale. Net interest income in 2010 was $8.15 million and non-interest income was $1.24 million, including $877 thousand of gains from the sale of investment securities available for sale. The provision for loan losses was $1.08 million in 2011, $225 thousand lower than $1.31 million in the prior year. Operating expenses increased $1.40 million in 2011 to $9.70 million from $8.30 million in 2010 due to increased staffing to support retail banking and business generation efforts, higher occupancy costs related to the new branch in Towamencin opened in the fourth quarter of 2010, increased costs related to other real estate owned including a loss from the sale of a property totaling $316 thousand, as well as higher legal and consulting expenses. 2011 operating expenses also include collateral protection expense of $594 thousand which consists of life insurance premiums paid by First Priority Bank, during 2011, covering the period from February 2010 through December 2011, on three life insurance policies, to secure First Priority Bank’s position and protect its interest on these policies, which serve as collateral on related loans.

First Priority also recognized a deferred tax benefit in 2011 of $325 thousand, representing the amount of deferred tax assets which management feels that First Priority will more-likely-than-not utilize to offset future income tax liability, offset by a current year tax expense of $237 thousand, resulting in a net income tax benefit of $88 thousand in 2011. During the second and third quarters of 2011, First Priority initiated expense reductions which will reduce annualized expenses by approximately $800 thousand, one-half of which was realized in 2011.

Net Interest Income

First Priority’s primary source of revenue is net interest income. Net interest income is determined by the average balances of interest-earning assets and interest-bearing liabilities and the interest rates earned and paid on these balances. The amount of net interest income recorded by First Priority is affected by the rate, mix and amount of growth of interest-earning assets and interest-bearing liabilities, the amount of interest-earning assets as compared to the amount of interest-bearing liabilities, and by changes in interest rates earned and interest rates paid on these assets and liabilities.

The following table sets forth, for the years ended December 31, 2011 and 2010 information related to First Priority’s average balances, yields on average assets, and costs of average liabilities. Average balances are derived from the daily balances throughout the periods indicated and yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average loans are stated net of deferred costs. Non-accruing loans averaged $5.2 million and $2.8 million for the years ended December 31, 2011 and 2010, respectively, while interest that would have been accrued on non-accruing loans under the original terms but was not recognized as interest income totaled $152 thousand and $27 thousand for these same periods, respectively.

Average Balances, Income and Expenses, and Rates

	For the Year Ended December 31,
	2011			2010
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Loans receivable	$238,456	$12,643	5.30%	$208,818	$11,454	5.49%
Taxable investment securities	26,304	960	3.65%	31,921	1,238	3.88%
Nontaxable investment securities	210	10	4.51%	156	6	3.91%

Total investment securities	26,514	970	3.66%	32,077	1,244	3.88%
Federal funds sold	—	—	—	183	—	0.23%
Deposits with banks and other	4,773	12	0.26%	613	5	0.67%

Total interest earning assets	269,743	13,625	5.05%	241,691	12,703	5.26%
Non-interest-earning assets	11,366			8,759

TOTAL ASSETS	$281,109			$250,450

Interest-bearing liabilities:
Demand, interest-bearing	$2,924	8	0.27%	$1,738	6	0.32%
Money market and savings	50,770	441	0.87%	47,306	461	0.97%
Time deposits	166,914	3,530	2.11%	141,675	3,710	2.62%
Borrowed funds	11,494	339	2.95%	15,398	374	2.43%

Total interest-bearing liabilities	232,102	4,318	1.86%	206,117	4,551	2.21%

Non interest-bearing liabilities:
Demand, non-interest bearing deposits	20,261			15,033
Other liabilities	1,181			1,181
Shareholders’ equity	27,565			28,119

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$281,109			$250,450

Net interest income/rate spread		$9,307	3.19%		$8,152	3.05%

Net interest margin			3.45%			3.37%

Net interest income increased 14.2%, or $1.16 million, in 2011 to $9.31 million from $8.15 million in 2010. The increase in net interest income resulted from growth of average interest earning assets of $28.0 million, or 11.6%, from $241.7 million in 2010 to $269.7 million in 2011, primarily related to loans which grew $29.7 million, or 14.2%, from an average of $208.8 million to $238.5 million. In order to fund this growth in assets, average interest bearing liabilities increased $26.0 million, or 12.6%, in 2011 to $232.1 million from $206.1 million in 2010, including increases in time deposits of $25.2 million and $3.5 million in money market and savings deposits while short-term borrowings declined $3.9 million. Additional funding was provided by an increase in non-interest bearing demand deposits of $5.3 million.

Net interest margin improved 8 basis points from an average of 3.37% in 2010 to 3.45% for 2011. First Priority’s average yield on earning assets declined 21 basis points compared to the prior year from 5.26% to 5.05%, while the average cost of funds declined 35 basis points from 2.21% to 1.86%. Average rates on interest bearing demand accounts declined 5 basis points, money market and savings deposits declined 10 basis points and time deposit average rates declined 51 basis points in 2011 compared to the prior year. The federal funds rate remained constant throughout the year as set by the FOMC of the FRB at a range of 0.00% to 0.25%.

Net interest spread, defined as the mathematical difference between the yield on average earning assets and the rate paid on average interest bearing liabilities, increased 14 basis points from 3.05% in 2010 to 3.19% in 2011. The improvement in the net interest spread is due primarily to the impact of the continued low rate environment and the effect of those interest rates on repricing assets and liabilities and to the changing mix of average earning assets and average interest bearing liabilities during the two periods. Interest rates paid on new and repricing liabilities declined consistent with the lower level of market rates of interest. However, loan yields did not decline to the same extent primarily due to the imposition of interest rate floors on many commercial, prime based loans. Furthermore, since the majority of the growth in earning assets resulted from growth in loans outstanding, the result is a higher relative yield on earning assets since loans generally carry a higher interest rate than other types of investments. The positive change in net interest spread is also impacted by the incremental funding provided by the increase in non-interest bearing deposits.

Analysis of Changes in Net Interest Income

Net interest income can also be analyzed in terms of the impact of changing interest rates and changing volume. As shown in the Changes in Net Interest Income table below, total net interest income increased $1.16 million in 2011 compared to 2010, of which incremental growth of balances accounted for an increase of $860 thousand while a favorable shift in our rate structure resulted in an increase in net interest income of $295 thousand. The increased volume of average earning assets provided an additional $1.39 million in interest income, $1.58 million provided from loan growth, with an offsetting decline related to investments of $205 thousand. Increased interest-bearing liabilities, primarily deposits, to fund that growth resulted in higher interest expense of $528 thousand when comparing 2011 to 2010. Changes related to lower yields on average interest earning assets had a negative impact of $466 thousand on net interest income while lower rates on average interest-bearing liabilities resulted in a positive impact, or lower interest expense of $761 thousand when comparing these periods.

The following table sets forth the effect which varying levels of average interest-earning assets, interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

	Changes in Net Interest Income
	Years ended December 31, 2011 vs. 2010 Increase (Decrease) Due to Change In
	(Dollars in thousands)
	Volume	Rate	Net Change
Interest income:
Loans receivable	$1,582	$(393)	$1,189
Taxable investment securities	(208)	(70)	(278)
Nontaxable investment securities	3	1	4

Total investment securities	(205)	(69)	(274)
Federal funds sold	—	—	—
Deposits with banks and other	11	(4)	7

Total interest earning assets	1,388	(466)	922

Interest expense:
Demand, interest-bearing	2	—	2
Money market and savings	32	(52)	(20)
Time deposits	600	(780)	(180)
Borrowed funds	(106)	71	(35)

Total interest bearing liabilities	528	(761)	(233)

Change in net interest income	$860	$295	$1,155

Provision for Loan Losses

The allowance for loan losses is established through provisions for loan losses charged against operations. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance as recoveries.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management’s periodic evaluation of the adequacy of the allowance is based on known or potential risks in the portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revisions as more information becomes available or economic conditions change.

At the end of each quarter or more often, if necessary, First Priority analyzes the collectability of its loans and accordingly adjusts the loan loss allowance to an appropriate level. The allowance for loan losses covers estimated credit losses on individually evaluated loans that are determined to be impaired, as well as estimated credit losses inherent in the remainder of the loan portfolio. For a description of the process for determining the adequacy of the allowance for loan losses, see the “Allowance for Loan Losses” section below.

The provision for loan losses declined $225 thousand in 2011 to $1.08 million from $1.31 million for the year ended December 31, 2010. The level of provision is partially determined based on incremental loan volume, which was $6.6 million and $38.1 million for the years ended December 31, 2011 and 2010, respectively, and by the analysis of the adequacy of the allowance as described above, including an analysis of impaired and non-performing loans. The level of provision for loan losses recorded in 2010 was also directly affected by a $976 thousand charge-off related to one loan relationship which was forced into involuntary bankruptcy after fraud at the borrower was discovered during 2010. This loan was not considered impaired as of the end of 2009; therefore, the unanticipated loss due to fraud resulted in a relatively higher level of provision for loan losses in 2010.

During the economic downturn which began in 2008 and continued through 2011, First Priority experienced some deterioration in credit quality. Total non-performing loans were $6.8 million and $1.4 million for the years ended December 31, 2011 and 2010, respectively, which represented 2.84% and 0.58% of total loans outstanding for each of these same periods. Other real estate owned totaled $230 thousand and $2.2 million at December 31, 2011 and 2010, respectively, while repossessed assets, consisting of manufactured housing, totaled $89 thousand and $46 thousand for those same periods. Total non-performing assets totaled $7.1 million, or 2.50% of total assets, as of December 31, 2011, compared to $3.6 million, or 1.35% of total assets as of December 31, 2010.

The allowance for loan losses was $2.5 million and $2.3 million as of December 31, 2011 and 2010, respectively, which represented 1.03% and 0.97% of total loans outstanding for each period. Net charge-offs totaled $873 thousand and $1.4 million for the years ended December 31, 2011 and 2010, respectively. Included in the 2010 charge-offs of $1.4 million, was a participation in a loan relationship, totaling $967 thousand, related to a medical leasing company, which was ultimately forced into involuntary bankruptcy after fraud was discovered.

Non-Interest Income

Non-interest income totaled $1.54 million in 2011 compared to $1.24 million in 2010. Non-interest income is comprised of wealth management fees which are principally non-recurring commissions and fees related to the sale of insurance products and annuities, service charges on deposit accounts, and other fees which First Priority Bank collects from its banking customers. In addition, First Priority recorded $1.11 million and $877 thousand of gains from the sale of investment securities available for sale for the years ended December 31, 2011 and 2010, respectively. First Priority elected to sell certain investment securities in this economic environment to take advantage of favorable market conditions.

	For the year ended December 31,
	2011	2010
	(Dollars in thousands)
Non-Interest Income
Wealth management fee income	$265	$199
Service charges on deposits	86	63
Other branch fees	54	46
Loan related fees	15	22
Gains on sales of investment securities	1,114	877
Other	7	36

Total Non-Interest Income	$1,541	$1,243

Non-interest expenses were $9.70 million in 2011 compared to $8.30 million in 2010. The following table sets forth information related to the various components of non-interest expenses for each respective period.

	For the year ended December 31,
	2011	2010
	(Dollars in thousands)
Non-Interest Expenses
Salaries and employee benefits	$5,264	$4,854
Occupancy and equipment	1,064	954
Data processing equipment and operations	455	469
Professional fees	719	606
Marketing, advertising and business development	116	187
FDIC insurance assessments	282	356
Pennsylvania bank shares tax expense	175	148
Collateral protection expense	594	—
Other real estate owned costs	495	218
Other	532	506

Total Non-Interest Expenses	$9,696	$8,298

Total non-interest expenses increased $1.40 million, or 16.9%, from $8.30 million in 2010 to $9.70 million in 2011.

Salaries and employee benefits totaled $5.26 million for 2011 compared to $4.85 million in 2010, an increase of $410 thousand, or 8.5%. 2011 included incremental salaries and benefits of approximately $550 thousand related to the full year impact of additional business generation personnel as well as branch personnel for the Towamencin Office opened in October, 2010. However, during the second and third quarters of 2011, First Priority initiated expense reductions which will reduce annualized expenses by approximately $800 thousand, one-half of which was realized in 2011. In addition, the current year includes the impact of other staffing related changes totaling $89 thousand, incremental bonus and commissions of $54 thousand, incremental stock based compensation costs of $74 thousand, and a lower level of deferred loan origination costs of $38 thousand.

Occupancy and equipment expenses were $1.06 million in 2011 compared to $954 thousand for the prior year, an increase of $110 thousand, or 11.5%, primarily related to the opening of the Towamencin office in October, 2010.

Data processing expenses declined $14 thousand, or 3.0%, in 2011 to $455 thousand compared to $469 thousand for the same period in 2010. While the cost of outsourced processing continues to increase due to a higher level of banking customer activity, this increase was more than offset by a reduction in core processing licensing fees, which were amortized over the initial five years of First Priority Bank’s operations.

Professional fees increased $113 thousand, or 18.6%, to $719 thousand in 2011 from $606 thousand in the prior year. This increase is due to incremental legal costs of $53 thousand to $399 thousand from $346 thousand in 2010. 2011 legal expenses include $362 thousand of ongoing litigation costs related to First Priority Bank’s protecting of its interests in three life insurance policies which serve as collateral on related loans (see discussion in summary of results of operations on page 98). In addition, consulting fees increased $32 thousand from $12 thousand to $44 thousand for these same periods, primarily related to strategic planning.

Direct marketing, advertising and business development costs declined $71 thousand, from $187 thousand to $116 thousand, when comparing 2010 and 2011, respectively. This decrease relates to an increased level of branch promotions in 2010, including the new Towamencin location, as well as lower requirement for deposit specific advertising in 2011 as funding requirements were reduced.

FDIC insurance assessment expense decreased $74 thousand, or 20.8%, from $356 thousand to $282 thousand when comparing 2011 to the prior year. Effective with the second quarter of 2011, the FDIC changed the assessment base for calculating deposit insurance premiums for financial institutions from outstanding deposits an institution maintains to total assets less Tier I capital. This change benefited many community banks due to the generally more conservative makeup of their balance sheets. The FDIC continues to utilize risk-based premium rates which they determine based on their evaluation of an individual institution.

The Pennsylvania bank shares tax expense was $175 thousand in 2011 compared to $148 thousand in 2010. This tax is calculated based on the reported level of equity, adjusted for exclusions and other items.

2011 operating expenses also included collateral protection expenses of $594 thousand which consisted of life insurance premiums paid by First Priority Bank, during 2011, covering the period from February 2010 through December 2011, on three life insurance policies, to secure First Priority Bank’s position and protect its interest on these policies, which serve as collateral on related loans. Following an agreement in principle reached on June 25, 2012, on July 27, 2012, First Priority Bank entered into a settlement and release agreement whereby it was agreed that First Priority Bank was paid $1.2 million for the release of the collateral and payment on the June 30, 2012 outstanding loan balance. Accordingly, collateral protection expense on these three life insurance policies will be eliminated in the second half of 2012.

Other real estate owned expenses totaled $495 thousand in 2011, an increase of $277 thousand from $218 thousand in 2010. These expenses related to properties which were acquired either through deeds in lieu of foreclosure or through other means on properties that were used as collateral for First Priority Bank loans. In the current year, First Priority incurred a loss related to the disposition and sale of one property classified as other real estate owned, totaling $316 thousand. This property was acquired through a deed in lieu of foreclosure in early 2010. The remainder of these expenses consisted of $61 thousand and $105 thousand to acquire or maintain these properties during 2011 and 2010, respectively, and $118 thousand and $113 thousand for these same periods related to an estimated provision for losses on other real estate based on the estimated fair market values.

All other expenses increased $26 thousand to $532 thousand for the year ended December 31, 2011 from $506 thousand for the same period in 2010, an increase of 5.1%.

Provision for Income Taxes

After weighing the various factors, management concluded that it was appropriate to reduce a portion of the deferred tax valuation allowance in both 2011 and 2010 by an amount, supported by forecasted results, which First Priority will more-likely-than-not be able to utilize to offset future income tax. During 2011, First Priority reduced the valuation allowance by a tax benefit of $325 thousand related to the net operating loss carryforward and $111 thousand related to the acquired net operating loss from the acquisition of Prestige which was utilized to offset taxable income and resulted in a reduction of goodwill. During 2010, First Priority also recognized a deferred tax benefit of $325 thousand. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

The difference between federal income tax at the statutory rate of 34% and the actual income tax benefit for the years ended December 31, 2011 and 2010 is principally attributable to non-deductible expenses related to insurance premiums paid in 2011 to secure First Priority Bank’s position and protect its interests on three life insurance policies which serve as collateral on related loans, the utilization of net operating losses and the reduction of the valuation allowance on deferred tax assets.

First Priority has net operating loss (“NOL”) carryforwards available to reduce future federal income taxes of approximately $8.0 million at December 31, 2011, which expire in 2026 through 2030. In addition, First Priority also acquired a NOL for tax purposes related to the acquisition of Prestige Community Bank, in February 2008, totaling $2.0 million which is subject to certain limitations and expires in 2028 if not fully utilized. As First Priority is able to utilize the NOL related to Prestige, the impact of this reduction in First Priority’s tax liability would be recorded as a reduction of goodwill.

Financial Condition as of June 30, 2012 and December 31, 2011

Balance Sheet Review

Overview

Total assets at June 30, 2012 were $279.2 million, representing a decrease of $6.6 million or 2.3% when compared to total assets of $285.8 million at December 31, 2011. Total assets at June 30, 2012 consisted primarily of loans outstanding of $240.1 million and investment securities available for sale of $25.0 million. At December 31, 2011, total assets consisted primarily of loans outstanding of $240.1 million, investment securities available for sale of $25.3 million and interest bearing deposits in banks of $13.0 million.

Total loans outstanding of $240.1 million at June 30, 2012 remained flat with the December 31, 2011 amount. Loan production in the first six months of 2012 of $23.1 million was partially negated by the impact of $21.8 million in unscheduled loan repayments. First Priority’s investment portfolio size declined $277 thousand or 1.1% from December 31, 2011 reflecting the net effect of calls, sales and purchases over the first six months of the year.

Other assets increased $4.4 million or 68.8% and totaled $10.8 million at June 30, 2012 compared to $6.6 million at December 31, 2011. The primary reasons for the increase are a receivable due of $4 million on two called federal agency securities and an increase in the deferred tax asset of $762 thousand representing management’s evaluation of a portion of First Priority’s NOL carryforward.

Deposits totaled $242.3 million at June 30, 2012 compared to $245.7 at December 31, 2011, a decrease of $3.4 million or 1.4%. First Priority’s emphasis on gathering core deposits continued in 2012 as non-interest deposits grew $4.7 million to $28.5 million or 19.7% over the December 31, 2011 amount of $23.8 million. Higher costing retail originated certificates of deposit balances declined by $6.2 million while brokered CDs decreased by $2.4 million. The $3 million in short term borrowings at December 31, 2011 were paid down in 2012, as well as $6 million of the long term borrowings that matured in the first half of 2012.

Equity capital at June 30, 2012 was $28.8 million, representing an increase of $965 thousand from $27.9 million at December 31, 2011. Book value per common share at June 30, 2012 was $6.18 compared to $5.87 at December 31, 2011. Total risk based capital at First Priority Bank at June 30, 2012 was 12.80% compared to 12.81% at December 31, 2011, both well above regulatory requirements to be classified as “well capitalized”.

Investments

First Priority’s investment portfolio totaled $25.0 million at June 30, 2012 and $25.3 million at December 31, 2011, and accounted for 9.4% and 9.1% of earning assets at these respective dates. All investment securities were classified as available for sale and accounted for at fair market value, with the difference between fair market value and amortized cost reflected in the capital account as other comprehensive income or loss, which as of June 30, 2012, are reflected net of taxes. Net unrealized gains totaled $909 thousand and $861 thousand at June 30, 2012 and December 31, 2011, respectively. Available for sale securities are securities that management intends to hold for an indefinite period of time or securities that may be sold in response to changes in interest rates, prepayment expectations, capital management and liquidity needs.

The investment portfolio at June 30, 2012 was comprised principally of government agency securities (4%), agency mortgage backed securities (46%), obligations of states and political subdivisions (48%; primarily federal taxable securities) and an overnight money market fund (2%). Approximately 55% of the investment portfolio was rated or had an implied rating of AAA, while 45% was rated investment grade or higher. First Priority had no investment securities deemed to have other than temporary impairment (“OTTI”) and recorded no OTTI charges during 2011 or 2010.

The following table sets forth information about the contractual maturities and weighted average yields of investment securities at June 30, 2012. Actual maturities may differ from contractual maturities due to scheduled principal payments and unscheduled prepayments of mortgage backed securities and, where applicable, the ability of an issuer to call a security prior to contractual maturity dates.

	As of June 30, 2012
	Within 1 year		After one but within five years		After five but within ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Government agency securities	$—	—	$—	—	$—	—	$1,000	1.25%	$1,000	1.25%
Obligations of states and political subdivisions	—	—	—	—	1,626	4.05%	10,391	4.59%	12,017	4.52
Agency mortgage backed securities	—	—	—	—	—	—	11,438	2.65%	11,438	2.65%
Money market mutual fund	529	0.01%	—	—	—	—	—	—	529	0.01%

Total investments available for sale	$529	0.01%	$—	—	$1,626	4.05%	$22,829	3.47%	$24,984	3.43%

The amortized cost and fair value of First Priority’s investments (all available for sale) as of June 30, 2012 and December 31, 2011 are shown in the following table:

	June 30, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
U.S. Government agency securities	$1,000	$1,000	$6,000	$6,007
Obligations of states and political subdivisions	11,524	12,016	8,511	9,053
Agency mortgage backed securities	11,022	11,439	9,861	10,173
Money market mutual fund	529	529	28	28

Total investments available for sale	$24,075	$24,984	$24,400	$25,261

Restricted investments in bank stocks

Restricted investments in bank stocks represent the investment in the common stock of correspondent banks required in order to transact business with those banks. Investments in restricted stock are carried at cost.

At June 30, 2012 and December 31, 2011, First Priority Bank had a $50 thousand investment in the common stock of Atlantic Central Bankers Bank, Camp Hill, Pennsylvania. Additionally, at these dates, First Priority Bank had investments in the common stock of the FHLB totaling $1.3 million and $1.5 million, respectively. During 2011 and 2010, First Priority received capital stock redemptions from the FHLB of $322 thousand and $91 thousand, respectively. Further, in the first six months of 2012, First Priority received additional capital stock redemptions totaling $138 thousand.

Loans

First Priority’s loan portfolio is the primary component of its assets. At June 30, 2012, total loans were $240.1 million, flat with the December 31, 2011 amount. The following table sets forth the classification of First Priority’s loan portfolio at June 30, 2012 and December 31, 2011.

	June 30, 2012		December 31, 2011
	(Dollars in thousands)
	Amount	Percent of total	Amount	Percent of total
Commercial & Industrial	$62,059	26%	$58,741	24%
Commercial Mortgage	87,359	36%	82,190	34%
Commercial Construction	4,166	2%	4,494	2%

Total Commercial	153,584	64%	145,425	60%
Residential Mortgages	52,552	22%	57,263	24%
Home Equity Lines	20,953	9%	20,945	9%
Other Consumer	13,231	5%	16,685	7%

Total Consumer	34,184	14%	37,630	16%

Total Loans	240,320	100%	240,318	100%
Net deferred loan (fees) or costs	(237)	—	(203)	—

Total	$240,083	100%	$240,115	100%

A majority of First Priority Bank’s loans are to business owners of many types. First Priority Bank makes commercial loans for real estate development and other business purposes required by its customer base.

First Priority Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial mortgage loans include loans to finance commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial mortgage loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Residential mortgages and home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Residential mortgages have amortizations up to 30 years and home equity loans have maturities up to 10 years.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are secured.

Commercial mortgage loans consist of loans originated for commercial purposes which are secured by nonfarm nonresidential properties, multifamily residential properties, or 1-4 family residential properties. As of June 30, 2012, total commercial mortgage loans of $91.5 million consisted of $63.7 million of loans to finance commercial business properties, of which 59% are owner occupied, $7.6 million to finance, and are secured by, multifamily properties, $16.7 million secured by 1-4 dwelling properties for business purposes, and $3.5 million of construction, land development or land loans.

As of December 31, 2011, total commercial mortgage loans of $82.2 million consisted of $55.7 million of loans to finance commercial business properties, of which 51% are owner occupied, $15.4 million of loans secured by 1-4 dwelling properties for business purposes, $10.5 million of loans to finance and are secured by multifamily properties and $557 thousand of construction and land development loans.

The payment experience of certain non-owner occupied commercial mortgage loans may be dependent upon the successful operation of the real estate project. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and for apartments and, as such may be subject, to a greater extent, to adverse conditions in the economy. In dealing with these risk factors, First Priority generally limits itself to a real estate market or to borrowers with which First Priority has experience. First Priority generally concentrates on originating commercial real estate loans secured by properties located within its market area and many of First Priority’s commercial real estate loans are secured by owner-occupied property with personal guarantees of the debt.

Regulatory guidance exists whereby total construction, land development and other land loans should not exceed 100% of total risk-based capital and further guidance whereby total construction, land development and other land loans combined with real estate loans secured by multifamily or nonresidential properties and loans to finance commercial real estate or construction loans (not secured by real estate) should not exceed 300% of total risk-based capital. First Priority Bank monitors these two ratios which as of June 30, 2012, totaled 23% and 163% of total risk-based capital, respectively, both well within the regulatory suggested guidance.

Credit Quality

First Priority Bank’s written lending policies require specified underwriting, loan documentation and credit analysis standards to be met prior to funding, with additional credit department approval for the majority of new loan balances. The Credit Policy Committee is comprised of senior members of management who oversee the loan approval process to monitor that proper standards are maintained.

The accrual of interest on loans is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans is generally either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

The following table summarizes non-performing assets and performing troubled debt restructurings which were in accruing status at the dates indicated.

	June 30, 2012	December 31, 2011
	(Dollars in thousands)
Loans past due 90 days or more and still accruing interest	$—	$—
Non-accrual loans	5,622	6,816

Total non-performing loans (1)	5,622	6,816
Other real estate owned	230	230
Repossessed assets (2)	44	89

Total non-performing assets (3)	5,896	7,135

Performing troubled debt restructurings (4)	855	—

Total non-performing assets and performing troubled debt restructurings	$6,751	$7,135

Non-performing loans as a percentage of total loans	2.34%	2.84%
Non-performing assets as a percentage of total assets	2.11%	2.50%
Non-performing assets and performing troubled debt restructurings as a percentage of total assets	2.42%	2.50%
Ratio of allowance to non-performing loans at end of period	43%	36%
Ratio of allowance to non-performing assets at end of period	41%	35%
Allowance for loan losses as a percentage of total loans	1.01%	1.03%

(1)	Non-performing loans are comprised of (i) loans that have a non-accrual status; (ii) accruing loans that are 90 days or more past due and (iii) non-performing troubled debt restructured loans.
(2)	Repossessed assets include personal property, consisting of manufactured housing, that has been acquired for debts previously contracted.
(3)	Non-performing assets are comprised of non-performing loans, other real estate owned (assets acquired in foreclosure) and repossessed assets.
(4)	Performing troubled debt restructurings are accruing loans that have been restructured in troubled debt restructurings and are in compliance with their modified terms.

Total non-performing loans were $5.6 million at June 30, 2012, a decline of $1.2 million from the $6.8 million at December 31, 2011. Non-performing loans as a percentage of total loans at June 30, 2012 was 2.34% down from 2.84% at December 31, 2011. Other real estate owned totaled $230 thousand at both June 30, 2012 and December 31, 2011, while repossessed assets consisting of manufactured housing totaled $44 thousand and $89 thousand for those same periods. Total non-performing assets totaled $5.9 million, or 2.11% of total assets, as of June 30, 2012, compared to $7.1 million, or 2.50% of total assets as of December 31, 2011.

While not considered non-performing, First Priority’s performing troubled debt restructurings are closely monitored as they consist of loans that have been modified where the borrower is experiencing financial difficulty. Troubled debt restructurings may be deemed to have a higher risk of loss than loans which have not been restructured. At June 30, 2012, First Priority’s performing troubled debt restructurings consisted of one commercial loan which amounted to $855 thousand which was restructured in the first six months of 2012. There were none as of December 31, 2011.

First Priority Bank’s management continues to monitor and explore potential options and remedial actions to recover First Priority Bank’s investment in non-performing loans. According to policy, First Priority Bank is required to maintain a specific reserve for impaired loans. See the Allowance for Loan Losses section below for further information.

First Priority Bank’s total delinquency amount is comprised of loans past due 30 to 89 days and still accruing plus the balance of non-performing loans. As of June 30, 2012 and December 31, 2011, loans past due 30 to 89 days and still accruing totaled $118 thousand and $764 thousand, respectively, which when added to the non-performing loans for each period, resulted in a total delinquency ratio of 2.39% and 3.16%, respectively, of total loans outstanding.

Allowance for loan losses

The allowance for loan losses represents an amount that First Priority believes will be adequate to absorb estimated credit losses on existing loans that may become impaired. While First Priority applies the methodology discussed below in connection with the establishment of the allowance for loan losses, the allowance is subject to critical judgments on the part of management. Risks within the loan portfolio are analyzed on a continuous basis by the management of First Priority Bank, periodically analyzed by an external independent loan review function, and are also reviewed by the audit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and appropriate allowances. In addition to the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management believes deserve recognition in establishing an appropriate allowance. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known.

First Priority uses a quantitative and qualitative method to allocating its allowance to the various loan categories. An unallocated component, which is maintained to cover uncertainties that could affect management’s estimate of probable losses, reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Additions to the allowance are made by provisions charged to expense and the allowance is reduced by net charge-offs, which are loans judged to be impaired, less any recoveries on loans previously charged off. Although management attempts to maintain the allowance at an adequate level, future additions to the allowance may be required due to the growth of the loan portfolio, changes in asset quality, changes in market conditions and other factors. Additionally, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additional provisions based upon their judgment about information available to them at the time of their examination. Although management uses what it believes to be the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short term change.

First Priority Bank’s policy for interest income recognition on nonaccrual loans is to recognize income under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to First Priority Bank. First Priority Bank will not recognize income if these factors do not exist. Interest that would have been accrued on non-accruing loans under the original terms but was not recognized as interest income totaled $96 thousand and $152 thousand for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively.

Based on the information available as of June 30, 2012, management believes that the allowance for loan losses of $2.4 million is adequate as of that date.

The following table sets forth a summary of the changes in the allowance for loan losses for the periods indicated:

	For the six months ended June 30,
	2012	2011
	(Dollars in thousands)
Balance at the beginning of period	$2,470	$2,261

Charge-offs:
Commercial	200	198
Commercial mortgage	—	—
Home equity lines of credit	190	—
Other consumer	—	58

Total loans charged off	390	256

Recoveries:
Commercial	1	1
Other consumer	16	—

Total recoveries	17	1

Net loans charged off	373	255
Provision charged to operations	330	177

Balance at end of period	$2,427	$2,183

Average loans (1)	$241,444	$236,176

Ratio of net charge-offs during period to average loans outstanding during period (annualized) (1)	0.31%	0.22%
Allowance for loan losses as a percentage of total loans	1.01%	0.91%

(1)	Includes non-accrual loans

The allowance for loan losses was $2.4 million and $2.5 million as of June 30, 2012 and December 31, 2011, respectively, which represented 1.01% and 1.03% of total loans outstanding at each respective date. Net charge-offs totaled $373 thousand for the first six months of 2012 compared to $255 thousand for the same period in 2011.

The following table sets forth the allocation of the allowance for loan losses by loan category. The specific allocations in any particular category may be reallocated in the future to reflect then current conditions. Accordingly, management considers the entire allowance to be available to absorb losses in any category.

	June 30, 2012		December 31, 2011
	(Dollars in thousands)
	Amount	Percent of total loans (1)	Amount	Percent of total loans (1)
Commercial and Industrial	$1,090	26%	$1,404	24%
Commercial Mortgage	209	36%	198	34%
Commercial Construction	10	2%	10	2%
Residential Mortgage Loans	161	22%	190	24%
Home Equity Lines of Credit	51	9%	94	9%
Other Consumer	28	5%	34	7%

Total Allocated	1,549	100%	1,930	100%

Unallocated	878		540

Total	$2,427		$2,470

(1)	Represents loans outstanding in each category, as of the date shown, as a percentage of total loans outstanding

A specific allocation of the allowance for loan losses of $980 thousand has been provided on impaired loans of $6.5 million at June 30, 2012 compared to a specific allocation of $1.4 million related to $7.7 million of impaired loans at December 31, 2011, or a $1.2 million decline in impaired loans. The June 30, 2012 qualitative and quantitative analysis of the loan portfolio, after the effect of net charge-offs and the above mentioned specific allocation, resulted in the general portion of the allowance for loan losses of $569 thousand, flat compared to December 31, 2011.

Loan Concentrations

First Priority Bank’s loans consist of credits to borrowers spread over a broad range of industrial classifications. The largest concentrations of loans are to lessors of nonresidential buildings and lessors of residential buildings and dwellings. As of June 30, 2012, these loans totaled $40.7 million and $28.5 million, respectively, or 17.0% and 11.9%, respectively, of the total loans outstanding. These credits were subject to normal underwriting standards and did not present more than the normal amount of risk assumed by First Priority Bank’s other lending activities. Management believes this concentration does not pose abnormal risk when compared to the risk it assumes in other types of lending. First Priority Bank has no other concentration of loans which exceeds 10% of total loans.

Deposits

Deposits represent the primary source of funding for earning assets. Deposits totaled $242.3 million at June 30, 2012, a decrease of $3.4 million or 1.4% from $245.7 million at December 31, 2011. It is a strategic objective of First Priority to develop its core deposit base and to supplement core deposits with cost effective alternative funding sources. For the period ended June 30, 2012 compared to December 31, 2011, First Priority recorded increases in non-interest bearing transaction accounts of $4.7 million, or 19.7%, interest bearing transaction accounts increased $5.1 million, or 99.5%, while money market and savings accounts decreased $4.8 million, or 8.3%, for a net increase in these key core deposit categories of $5.2 million, or 6.0%, June 30, 2012 over December 31, 2011. In addition, retail originated certificates of deposit declined by $6.2 million, while brokered certificates of deposit decreased $2.4 million.

First Priority attracts deposits by offering competitive products and interest rates on a broad spectrum of deposit products to customers in its local marketplace, generally through its retail branch system, and also through its internet banking platform. First Priority Bank supplements deposits raised locally with the issuance of brokered deposits when cost effective relative to local market pricing. At June 30, 2012 and December 31, 2011, brokered deposits totaled $54.6 million and $57.1 million, respectively. The guidelines governing First Priority Bank’s participation in the brokered CD market are included in First Priority Bank’s Asset Liability Management Policy, which is reviewed, revised and approved annually by the asset liability management committee and the board of directors. The FDIC places restrictions on a depository institutions use of brokered deposits based on the bank’s capital classification. A well-capitalized institution may accept brokered deposits without FDIC restrictions. An adequately capitalized institution must obtain a waiver from the FDIC in order to accept brokered deposits, while an undercapitalized institution is prohibited by the FDIC from accepting brokered deposits. First Priority Bank is classified as well-capitalized under prompt corrective action provisions (see Note 19 – “Regulatory Matters” of the Notes to Consolidated Financial Statements) and, therefore, may accept brokered deposits without FDIC restrictions.

The following table sets forth the average balance of First Priority’s deposits and the average rates paid on deposits for the six months ended June 30, 2012 and 2011.

	For the six months ended June 30,
	2012		2011
	Average Balance	Rate	Average Balance	Rate
	(Dollars in thousands)
Demand, non-interest bearing	$25,238		$19,254

Demand, interest bearing	5,290	0.25%	2,424	0.32%
Money market and savings deposits	54,288	0.66%	46,548	0.97%
Time deposits	156,726	2.01%	168,623	2.62%

Total interest-bearing deposits	216,304	1.63%	217,595	1.91%

Total deposits	$241,542		$236,849

The maturity distribution of time deposits of $100,000 or more as of June 30, 2012, is as follows:

June 30, 2012
(Dollars in thousands)
Three Months or Less	$10,217
Over Three Through Six Months	2,855
Over Six Through Twelve Months	7,171
Over Twelve Months	16,645

TOTAL	$36,888

Other Interest-Bearing Liabilities

Short-Term Borrowed Funds

At December 31, 2011, First Priority had short term borrowings totaling $3.0 million, consisting of overnight borrowings from the FHLB all of which were paid down in 2012. Advances from the FHLB are collateralized by our investment in the common stock of the FHLB, by a specific pledge of certain Bank investment assets and by a blanket lien on First Priority Bank’s loan portfolio.

The following table outlines First Priority’s various sources of short-term borrowed funds at or for each of the six months ended June 30, 2012 and 2011. The maximum balance represents the highest indebtedness for each category of short-term borrowed funds at any month end during each of the periods shown.

	At or for the six months ended June 30,
	2012	2011
	(Dollars in thousands)
Federal funds purchased:
Balance at period end	$—	$—
Weighted average rate at period end	—	—
Maximum month end balance	$—	$—
Average daily balance during the period	$11	$109
Weighted average rate during the period	0.69%	1.01%

Securities sold under agreements to repurchase:
Balance at period end	$—	$—
Weighted average rate at period end	—	—
Maximum month end balance	$—	$—
Average daily balance during the period	$—	$—
Weighted average rate during the period	—	—

Other short-term borrowings:
Balance at period end	$—	$7,500
Weighted average rate at period end	—	0.17%
Maximum month end balance	$4,000	$7,500
Average daily balance during the period	$1,459	$1,226
Weighted average rate during the period	0.26%	0.46%

Long-Term Debt

Long term debt totaled $3.0 million at June 30, 2012 down from $8.0 million at December 31, 2011, and consisted of advances from the FHLB with an average interest rate of 4.08% in each of the respective years and average remaining life of 0.7 and 1.7 years, respectively. Advances from the FHLB are collateralized by an investment in the common stock of the FHLB, by a specific pledge of First Priority Bank’s investment assets and by a blanket lien on First Priority Bank’s loan portfolio. In December, 2011, First Priority Bank was notified by the FHLB that it no longer needed to collateralize borrowings with physical delivery of loan collateral. Balances of FHLB long-term debt averaged $7.1 million for the six months ending June 30, 2012 and $8.0 million during the same period in 2011 with an average rate of 4.17% for the first six months of 2012 and 4.14% for 2011. The maximum month end balance of these borrowings was $8.0 million for the first six months of 2012 and 2011, respectively.

Capital Resources

Under TARP, the Treasury authorized a voluntary Capital Purchase Program to purchase up to $250 billion of senior preferred shares of qualifying financial institutions. This program was created to stabilize the financial system by directly infusing capital into healthy, viable institutions, thereby increasing their capacity to lend to U.S. businesses and consumers and support the U.S. economy. On February 20, 2009, First Priority issued to the Treasury 4,579 shares of First Priority’s Series A preferred stock and a warrant to purchase, on a net basis, 229 shares of First Priority’s Series B preferred stock, which was immediately exercised, for an aggregate purchase price of $4.6 million under the TARP CPP.

On May 21, 2009, the Treasury announced an expansion of the TARP CPP for small community banks to help stimulate lending to small to medium size businesses. On December 18, 2009, First Priority entered into an additional purchase agreement with the Treasury as part of the Treasury’s TARP CPP for Small Banks, pursuant to which First Priority issued and sold, and the Treasury agreed to purchase 4,596 shares of First Priority’s Series C preferred stock, $100.00 par value per share, having a liquidation preference of $1,000 per share, for an aggregate purchase price of $4.6 million (see Note 8 of the Notes to Consolidated Financial Statements).

On June 19, 2012, the Treasury notified First Priority via a letter that it is considering inclusion of First Priority’s TARP preferred stock as part of a series of pooled auctions of CPP investments. According to the letter, the Treasury will also offer First Priority the opportunity to opt-out of the pooled auction if they decide, with regulatory approval, to make a bid to repurchase all of the remaining outstanding CPP securities or designate a single (or single group of investors) to make a bid to purchase these securities. Subsequently, as permitted, First Priority opted out of such pooled auction and has entered into an agreement to designate a third party to make a bid to purchase these securities. The third party will grant First Priority an option to purchase, in whole or in part and from time to time, shares of TARP preferred stock it owns during a 27-month period commencing on the date of the third party’s purchase from the Treasury at agreed upon prices not to exceed the liquidation preference for such preferred stock, in addition to all accrued but unpaid dividends and interest. There can be no assurances that any third party bid to purchase First Priority’s outstanding TARP preferred stock will be accepted by the Treasury. If the Treasury does not accept the third party bid to purchase such securities, the Treasury may conduct an individual auction or other process, including placing such securities into a pooled sale process, for disposing of such securities.

Shareholders’ equity totaled $28.8 million and $27.9 million at June 30, 2012 and December 31, 2011, respectively. The increase in shareholders’ equity of $965 thousand during the first six months of 2012 resulted from net income recorded of $1.4 million and stock option compensation expense totaling $102 thousand, offset by a decrease in unrealized gains on securities available for sale of $261 thousand and preferred dividends paid of $240 thousand.

First Priority Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First Priority Bank’s financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Priority Bank must meet specific capital guidelines that involve quantitative measures of First Priority Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. First Priority Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

First Priority Bank exceeds the minimum capital requirements established by regulatory agencies. Under the capital adequacy guidelines, capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common shareholders’ equity and qualifying preferred stock, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets plus trust preferred securities up to 25% of Tier 1 capital, with the excess being treated as Tier 2 capital. Tier 2 capital also consists of the allowance for loan losses, subject to certain limitations, and qualifying subordinated debt. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed inherent in the type of asset.

Quantitative measures established by regulation to ensure capital adequacy require First Priority Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets which is known as the Tier 1 leverage ratio. Under the capital guidelines, First Priority Bank must maintain a minimum total risk-based capital of 8%, with at least 4% being

Tier 1 capital. In addition, First Priority Bank must maintain a minimum Tier 1 leverage ratio of at least 4%. To be considered “well-capitalized,” First Priority Bank must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.

Brokered certificates of deposit, which are used by First Priority Bank as a cost effective funding alternative, totaled $54.6 and $57.1 million at June 30, 2012 and December 31, 2011, respectively. The FDIC places restrictions on banks with regards to issuing brokered deposits based on the bank’s capital classification. A well-capitalized institution may accept brokered deposits without FDIC restrictions. An adequately capitalized institution must obtain a waiver from the FDIC in order to accept brokered deposits, while an undercapitalized institution is prohibited by the FDIC from accepting brokered deposits.

The following table sets forth First Priority Bank’s capital ratios at June 30, 2012 and December 31, 2011. For both periods, First Priority Bank was considered “well-capitalized” and met or exceeded its applicable regulatory requirements.

	To Be Considered “Well-Capitalized”	As of June 30, 2012	As of December 31, 2011
First Priority Bank:
Total risk-based capital	10.00%	12.80%	12.81%
Tier 1 risk-based capital	6.00%	11.71%	11.69%
Tier 1 leverage capital	5.00%	9.54%	8.98%

First Priority Bank’s risk based capital ratios remained relatively constant from December 31, 2011 to June 30, 2012 partially related to a decline in risk weighted assets of $3.3 million. The decline in Tier 1 leverage ratio is primarily due to a decrease in average assets of $12.3 million between the calculation periods.

Return on Average Equity and Assets

The following table shows the return on average assets (net income divided by total average assets), return on equity (net income divided by average equity), and the equity to assets ratio (average equity divided by total average assets) for the six months ended June 30, 2012 and 2011.

	At or for the six months ended June 30,
	2012	2011
Return on average assets	0.98%	-0.35%
Return on average equity	9.73%	-3.47%
Average equity to average assets ratio	10.09%	9.95%

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into effect in First Priority’s consolidated financial statements. Rather, the statements have been prepared on a historical cost basis in accordance with accounting principles generally accepted in the United States of America.

Unlike most industrial companies, the assets and liabilities of financial institutions, such as First Priority and First Priority Bank, are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on its performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. First Priority seeks to manage the relationships between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Arrangements

Through the operations of First Priority Bank, First Priority has made contractual commitments to extend credit, in the ordinary course of its business activities, to meet the financing needs of customers. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized on the balance sheets. These commitments are legally binding agreements to lend money at predetermined interest rates for a specified period of time and generally have fixed expiration dates or other termination clauses. The same credit and collateral policies are used in making these commitments as for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis and collateral is obtained, if necessary, based on the credit evaluation of the borrower. The amount of collateral obtained, if deemed necessary by First Priority Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

As of June 30, 2012 and December 31, 2011, First Priority had unfunded loan commitments to extend credit of $53.6 million and $51.9 million, respectively, through various types of commercial and consumer lending arrangements, of which the majority is at variable rates of interest. In addition, as of these same respective periods, there were $1.2 million and $524 thousand, respectively, of commitments issued under performance standby letters of credit which were secured by either customer deposit balances or liens on real estate. First Priority believes that it has adequate sources of liquidity to fund commitments that may be drawn upon by borrowers.

Also, as of June 30, 2012 and December 31, 2011 First Priority Bank pledged $199 thousand of deposit balances at each respective period at a correspondent bank to support a $199 thousand letter of credit issued on behalf of a customer of First Priority Bank. This transaction is fully secured by the customer through a pledge of the customer’s deposits at First Priority Bank.

First Priority is not involved in any other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments that could significantly impact earnings.

Liquidity

The objective of liquidity management is to assure that sufficient sources of funds are available, as needed and at a reasonable cost, to meet the ongoing and unexpected operational cash needs and commitments of First Priority and to take advantage of income producing opportunities as they arise. Sufficient liquidity must be available to meet the cash requirements of depositors wanting to withdraw funds and of borrowers wanting their credit needs met. Additionally, liquidity is needed to insure that First Priority has the ability to act at those times when profitable new lending and investment opportunities arise. While the desired level of liquidity may vary depending upon a variety of factors, it is a primary goal of First Priority to maintain strong liquidity in all economic environments through active balance sheet management.

Liquidity management is the ongoing process of monitoring and managing First Priority’s sources and uses of funds. The primary sources of funds are deposits, scheduled amortization of loans outstanding, maturities and cash flow generated from the investment portfolio and funds provided by operations. Scheduled loan payments and investment maturities are relatively predictable sources of funds; however, deposit flows and loan prepayments are far less predictable and are influenced by the level of interest rates, economic conditions, local competition and customer preferences. First Priority measures and monitors its liquidity position on a frequent basis in order to better understand, predict and respond to balance sheet trends and liquidity needs. The liquidity position is managed on a daily basis as part of the daily settlement function and on an ongoing basis through the asset liability management function.

The key elements of First Priority’s liquidity planning process involve a primary focus on the development of a stable, core funding base; utilization of wholesale funding sources to supplement core funding; maintenance of an appropriate level of asset liquidity; management of the maturity structure of funding sources and of funding concentrations; and maintenance of back up liquidity facilities.

Wholesale funding sources utilized by First Priority Bank include brokered certificates of deposits, secured advances from the Federal Home Loan Bank of Pittsburgh, federal funds purchased and other secured borrowing facilities. At June 30, 2012, wholesale funding sources totaled $57.6 million and were comprised of $54.6 million of brokered certificates of deposit and $3 million of FHLB advances. At December 31, 2011, wholesale funding sources totaled $68.1 million and were comprised of $57.1 million of brokered certificates of deposit and $11.0 million of secured funding from the FHLB. Wholesale funding is generally used in managing the daily liquidity needs and when it is the most cost effective funding source available to First Priority. Management continually evaluates all available funding sources for cost and availability.

An integral part of First Priority Bank’s balance sheet management strategy is to establish and maintain borrowing facilities with correspondent banks, for access to funding. Off balance sheet borrowing capacity provides the immediate availability of funds to meet short term financing needs without requiring the bank to maintain excess liquidity in its investment portfolio, which may have a negative impact on earnings.

As of June 30, 2012 and December 31, 2011, First Priority Bank had a borrowing facility with a correspondent bank totaling $10 million, available for short-term limited purpose usage, of which $2 million is available unsecured. The remaining $8 million is a secured line of credit with security provided by a pledge of investment assets.

At June 30, 2012 and December 31, 2011, First Priority Bank also had borrowing capacity with the FHLB, estimated at $90 million and $40 million, respectively, with advances outstanding as of those dates of $3.0 million and $11.0 million, respectively. First Priority was required to deliver securities and loan collateral to support all borrowings. In December 2011, First Priority was advised by the FHLB that their credit committee had approved the release of First Priority Bank from full collateral delivery status.

Short-term liquid assets held in interest bearing deposit accounts with correspondent banks totaled $292 thousand at June 20, 2012 compared to $13.0 million at December 31, 2011, comprised primarily of deposits held at the Federal Reserve Bank in our excess balance account.

Interest Rate Sensitivity

It is the responsibility of the board of directors and senior management to understand and control the interest rate risk exposures assumed by First Priority. The board has delegated authority to the asset liability management committee (“ALCO”) for the development of ALCO policies and for the management of the asset liability management function. The ALCO committee is comprised of senior management representing all primary functions of First Priority and meets monthly. ALCO has the responsibility for maintaining a level of interest rate risk exposures within board of director approved limits.

The primary objective of asset liability management is to optimize net interest income over time while maintaining a balance sheet mix that is prudent with respect to liquidity, capital adequacy and interest rate risk. The absolute level and volatility of interest rates can have a significant impact on the profitability of First Priority. Interest rate risk management is the process of identifying and controlling the potential adverse impact of interest rates movements on First Priority’s net interest income and on the fair value of its assets and liabilities.

One tool used to monitor interest rate risk is the measurement of its interest sensitivity “gap,” which is the positive or negative dollar difference between interest earning assets and interest bearing liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by changing the mix, pricing and repricing characteristics of its assets and liabilities, through management of its investment portfolio, loan and deposit product offerings, and through wholesale funding. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge interest rate risk and minimize the impact on net interest income of rising or falling interest rates. First Priority generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when First Priority is liability-sensitive.

At June 30, 2012, First Priority was moderately liability sensitive at the one-year gap position, as it has more liabilities subject to repricing in the subsequent twelve month period than assets. It must be noted, however, that the gap analysis is not a precise indicator of First Priority’s exposure to changing interest rates. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Furthermore, the results are influenced by management assumptions concerning the repricing characteristics of deposit products with no contractual maturities, the timing of the repricing of variable rate loans with interest rates currently fixed at interest rate floors, and prepayment speeds of loans and investments subject to prepayment prior to maturity. Additionally, net interest income performance may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of interest earning assets and interest bearing liabilities.

Contractual Obligations

First Priority Bank utilizes a variety of deposit products and short-term borrowings to supplement its supply of lendable funds, to assist in meeting deposit withdrawal requirements, and to fund growth of interest-earning assets in excess of traditional deposit growth. Brokered certificates of deposit, borrowings from the FHLB, borrowings under correspondent bank lines of credit, and repurchase agreements serve as the primary sources of such funds.

Obligations under non-cancelable operating lease agreements are payable over several years with the longest obligation expiring in 2027. Management does not believe that any existing non-cancelable operating lease agreements are likely to materially impact First Priority’s financial condition or results of operations in an adverse way.

The following table provides payments due by period for obligations under long-term borrowings and operating lease obligations as of June 30, 2012.

	Payments Due by Period
	Within 1 Year	Over 1 through 2 Years	Over 2 through 3 Years	Over 3 through 5 Years	Over 5 Years	Total
	(Dollars in thousands)
Time deposits	$67,686	$38,745	$23,941	$20,142	$190	$150,704
Operating lease obligations	608	608	608	909	1,870	4,603
Long-term debt	3,000	—	—	—	—	3,000
Short-term borrowings	—	—	—	—	—	—
Accrued interest payable	453	—	—	—	—	453

Total	$71,747	$39,353	$24,549	$21,051	$2,060	$158,760

Financial Condition as of December 31, 2011 and December 31, 2010

Balance Sheet Review

Overview

Total assets at December 31, 2011 were $285.8 million, representing an increase of $17.7 million or 6.6% when compared to total assets of $268.1 million at December 31, 2010. Total assets at December 31, 2011 consisted primarily of loans outstanding of $240.1 million, investment securities available for sale of

$25.3 million and interest bearing deposits in banks of $13.0 million. At December 31, 2010, total assets consisted primarily of loans outstanding of $233.5 million and investment securities available for sale of $25.0 million.

Total loans outstanding of $240.1 million at December 31, 2011 increased a moderate $6.6 million, or 2.8%, in 2011, from $233.5 million at December 31, 2010, reflecting a weak economy and soft loan demand in our local markets. Loan growth was impacted throughout the year by $19 million of unscheduled loan repayments. First Priority’s investment portfolio size remained relatively constant in 2011, growing $308 thousand year over year, while short term interest bearing deposits in banks increased $12.7 million.

Other assets totaled $6.6 million at December 31, 2011 compared to $10.1 million at December 31, 2010, representing a decline of $3.5 million or 34.7%. The single largest change occurred in the category other real estate owned, which declined $2.0 million to $230 thousand, the result of the sale of one residential real estate property acquired in lieu of foreclosure.

Deposits totaled $245.7 million at December 31, 2011 compared to $227.7 at December 31, 2010, an increase of $18.0 million or 7.9%. A key objective of First Priority has been to strengthen its core deposit base, and in 2011, the majority of deposit growth occurred in deposits classified as core. Non-interest bearing deposits increased $6.6 million while statement savings accounts increased by $9.3 million. Higher costing retail originated certificates of deposit balances declined by $2.1 million while brokered CDs increased $175 thousand. Short term borrowings increased $1.4 million year over year to $3 million at December 31, 2011, while long term borrowings remained constant at $8 million.

Equity capital at December 31, 2011 was $27.9 million, representing an increase of $630 thousand from $27.2 million at December 31, 2010. Book value per common share at December 31, 2011 was $5.87 compared to $5.67 at December 31, 2010. Total risk based capital at First Priority Bank at December 31, 2011 was 12.81% compared to 13.00% at December 31, 2010, both well above regulatory requirements to be classified as “well capitalized”.

Investments

First Priority’s investment portfolio totaled $25.3 million at December 31, 2011 and $25.0 million at December 31, 2010, and accounted for 9.1% and 9.6% of earning assets at these respective dates. All investment securities were classified as available for sale and accounted for at fair market value, with the difference between fair market value and amortized cost reflected in the capital account as other comprehensive income or loss. Net unrealized gains totaled $861 thousand and $6 thousand at December 31, 2011 and 2010, respectively. Available for sale securities are securities that management intends to hold for an indefinite period of time or securities that may be sold in response to changes in interest rates, prepayment expectations, capital management and liquidity needs.

The investment portfolio at December 31, 2011 was comprised of government agency securities (24%), agency mortgage backed securities (40%) and obligations of states and political subdivisions (36)%, primarily federal taxable securities). Approximately 60% of the investment portfolio was rated or had an implied rating of AAA, while 40% was rated investment grade or higher. First Priority had no investment securities deemed to have OTTI and recorded no OTTI charges during 2011 or 2010.

The following table sets forth information about the contractual maturities and weighted average yields of investment securities at December 31, 2011. Actual maturities may differ from contractual maturities due to scheduled principal payments and unscheduled prepayments of mortgage backed securities and, where applicable, the ability of an issuer to call a security prior to contractual maturity dates.

	As of December 31, 2011
	Within 1 year		After one but within five years		After five but within ten years		Over ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. Government agency securities	$—	—	$6,007	1.00%	$—	—	$—	—	$6,007	1.00%
Obligations of states and political subdivisions	—	—	517	2.74%	591	4.90%	7,945	5.60%	9,053	5.38%
Agency mortgage backed securities	—	—	—	—	—	—	10,173	2.91%	10,173	2.91%
Money market mutual fund	28	0.02%	—	—	—	—	—	—	28	0.02%

Total investments available for sale	$28	0.02%	$6,524	1.14%	$591	4.90%	$18,118	4.09%	$25,261	3.30%

The amortized cost and fair value of First Priority’s investments (all available for sale) as of each of the two years ended December 31, 2011 and 2010 are shown in the following table:

	As of December 31,
	2011		2010
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
U.S. Government agency securities	$6,000	$6,007	$15,095	$15,070
Obligations of states and political subdivisions	8,511	9,053	9,506	9,537
Agency mortgage backed securities	9,861	10,173	—	—
Other debt securities	—	—	—	—
Money market mutual fund	28	28	346	346

Total investments available for sale	$24,400	$25,261	$24,947	$24,953

Restricted investments in bank stocks

Restricted investments in bank stocks represent the investment in the common stock of correspondent banks required in order to transact business with those banks. Investments in restricted stock are carried at cost.

In each of the years ending December 31, 2011 and December 31, 2010, First Priority Bank had a $50 thousand investment in the common stock of Atlantic Central Bankers Bank, Camp Hill, Pennsylvania. Additionally, at these dates, First Priority Bank had investments in the common stock of the FHLB totaling $1.4 million and $1.7 million, respectively.

In 2008, First Priority Bank became a member of the FHLB and, as a member, was required to maintain an investment in the stock of the FHLB based at that time on a formula as set forth in the FHLB’s Capital Plan, whereby the required amount would be periodically adjusted and any amount above the minimum investment would be repaid to the member bank. In December, 2008, the FHLB notified member banks that it was suspending the payment of dividends and the repurchase of excess capital stock until further notice. Subsequent to 2008, the FHLB, based on earnings and capital retention, began to repay, in limited amounts, excess capital stock owned by member banks. During 2011 and 2010, First Priority received capital stock redemptions of $322 thousand and $91 thousand, respectively. Further, in 2012, the FHLB declared a dividend at an annualized rate of 0.10%, payable to FHLB shareholders on February 23, 2012, and repurchased an additional $71 thousand of excess capital stock.

Loans

First Priority’s loan portfolio is the primary component of its assets. At December 31, 2011, total loans were $240.1 million, an increase of $6.6 million, or 2.8%, from $233.5 million at December 31, 2010. The following table sets forth the classification of First Priority’s loan portfolio for each of the two years ended December 31, 2011.

	As of December 31,
	2011		2010
	(Dollars in thousands)
	Amount	Percent of total	Amount	Percent of total
Commercial & Industrial	$58,741	24%	$57,546	25%
Commercial Mortgage	82,190	34%	75,663	32%
Commercial Construction	4,494	2%	4,693	2%

Total Commercial	145,425	60%	137,902	59%
Residential Mortgages	57,263	24%	57,618	25%
Home Equity Lines	20,945	9%	19,186	8%
Other Consumer	16,685	7%	19,050	8%

Total Consumer	37,630	16%	38,236	16%

Total Loans	240,318	100%	233,756	100%
Net deferred loan (fees) or costs	(203)	—	(216)	—

Total	$240,115	100%	$233,540	100%

A majority of First Priority Bank’s loans are to business owners of many types. First Priority Bank makes commercial loans for real estate development and other business purposes required by its customer base.

First Priority Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial mortgage loans include loans to finance commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial mortgage loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Residential mortgages and home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Residential mortgages have amortizations up to 30 years and home equity loans have maturities up to 10 years.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are secured.

Commercial mortgage loans consist of loans originated for commercial purposes which are secured by nonfarm nonresidential properties, multifamily residential properties, or 1-4 family residential properties. As of December 31, 2011, total commercial mortgage loans of $82.2 million consisted of $55.7 million of loans to finance commercial business properties, of which 51% are owner occupied, $10.5 million to finance and are secured by multifamily properties, $15.4 million secured by 1-4 dwelling properties for business purposes, and $557 thousand of construction, land or farmland loans.

As of December 31, 2010, total commercial mortgage loans of $75.7 million consisted of $52.0 million of loans to finance commercial business properties, of which 53% are owner occupied, $15.8 million of loans secured by 1-4 dwelling properties for business purposes, $7.3 million of loans to finance and are secured by multifamily properties and $600 thousand of construction and land development loans.

The payment experience of certain non-owner occupied commercial mortgage loans may be dependent upon the successful operation of the real estate project. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and for apartments and, as such may be subject, to a greater extent, to adverse conditions in the economy. In dealing with these risk factors, First Priority generally limits itself to a real estate market or to borrowers with which First Priority has experience. First Priority generally concentrates on originating commercial real estate loans secured by properties located within its market area and many of First Priority’s commercial real estate loans are secured by owner-occupied property with personal guarantees of the debt.

Regulatory guidance exists whereby total construction, land development and other land loans should not exceed 100% of total risk-based capital and further guidance whereby total construction, land development and other land loans combined with real estate loans secured by multifamily or nonresidential properties and loans to finance commercial real estate or construction loans (not secured by real estate) should not exceed 300% of total risk-based capital. First Priority Bank monitors these two ratios which as of December 31, 2011, totaled 25% and 184% of total risk-based capital, respectively, both well within the regulatory suggested guidance.

The information in the following tables is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

The following tables summarize the loan maturity distribution by type and related interest rate characteristics as of December 31, 2011 and 2010.

	At December 31, 2011
	Maturities of Outstanding Loans
	Within 1 Year	After 1 But Within 5 Years	After 5 Years	Total Loans
	(Dollars in thousands)
Commercial and Industrial	$38,940	$16,578	$3,223	$58,741
Commercial Mortgage	8,659	52,916	20,615	82,190
Commercial Construction	4,494	—	—	4,494
Residential Mortgage Loans	5,050	6,930	45,283	57,263
Home Equity Lines of Credit	332	4,118	16,495	20,945
Other Consumer	9,544	4,820	2,321	16,685

Total Loans	$67,019	$85,362	$87,937	$240,318

Percentage composition of maturity	28%	35%	37%	100%
Loans with fixed predetermined interest rates (1)	$19,342	$63,946	$14,158	$97,446
Loans with variable or floating interest rates (2)	47,677	21,416	73,779	142,872

Total Loans	$67,019	$85,362	$87,937	$240,318

(1)	Includes floating rate loans that are fixed at current interest rate floors.
(2)	Includes loans that reprice immediately with market index rates (floating) and loans that will reprice at a specified future date during the life of the loan (adjustable).

	At December 31, 2010
	Maturities of Outstanding Loans
	Within 1 Year	After 1 But Within 5 Years	After 5 Years	Total Loans
	(Dollars in thousands)
Commercial and Industrial	$38,794	$14,731	$4,021	$57,546
Commercial Mortgage	8,771	46,239	20,653	75,663
Commercial Construction	4,642	51	—	4,693
Residential Mortgage Loans	3,743	10,785	43,090	57,618
Home Equity Lines of Credit	779	712	17,695	19,186
Other Consumer	10,526	6,078	2,446	19,050

Total Loans	$67,255	$78,596	$87,905	$233,756

Percentage composition of maturity	29%	34%	37%	100%
Loans with fixed predetermined interest rates (1)	$13,610	$58,903	$16,009	$88,522
Loans with variable or floating interest rates (2)	53,645	19,693	71,896	145,234

Total Loans	$67,255	$78,596	$87,905	$233,756

(1)	Includes floating rate loans that are fixed at current interest rate floors.
(2)	Includes loans that reprice immediately with market index rates (floating) and loans that will reprice at a specified future date during the life of the loan (adjustable).

Credit Quality

First Priority Bank’s written lending policies require specified underwriting, loan documentation and credit analysis standards to be met prior to funding, with additional credit department approval for the majority of new loan balances. The Credit Policy Committee is comprised of senior members of management who oversee the loan approval process to monitor that proper standards are maintained.

The accrual of interest on loans is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on non-accrual loans is generally either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

The following table summarizes loan delinquency and other non-performing assets at the dates indicated.

	December 31,
	2011	2010
	(Dollars in thousands)
Loans past due 90 days or more and still accruing interest	$—	$—
Non-accrual loans	6,816	1,356

Total non-performing loans (1)	6,816	1,356
Other real estate owned	230	2,223
Repossessed assets (2)	89	46

Total non-performing assets (3)	$7,135	$3,625

Non-performing loans as a percentage of total loans	2.84%	0.58%
Non-performing assets as a percentage of total assets	2.50%	1.35%
Ratio of allowance to non-performing loans at end of period	36%	167%
Ratio of allowance to non-performing assets at end of period	35%	62%
Allowance for loan losses as a percentage of total loans	1.03%	0.97%

(1)	Non-performing loans are comprised of (i) loans that have a non-accrual status; (ii) accruing loans that are 90 days or more past due and (iii) restructured loans.
(2)	Repossessed assets include personal property, consisting of manufactured housing, that has been acquired for debts previously contracted.
(3)	Non-performing assets are comprised of non-performing loans, other real estate owned (assets acquired in foreclosure) and repossessed assets.

During the economic downturn which began in 2008 and continued through 2011, First Priority experienced some deterioration in credit quality. Total non-performing loans were $6.8 million and $1.4 million as of December 31, 2011 and 2010, respectively, which represented 2.84% and 0.58% of total loans outstanding for each of these same periods. Other real estate owned totaled $230 thousand and $2.2 million at December 31, 2011 and 2010, respectively, while repossessed assets consisting of manufactured housing totaled $89 thousand and $46 thousand for those same periods. Total non-performing assets totaled $7.1 million, or 2.50% of total assets, as of December 31, 2011, compared to $3.6 million, or 1.35% of total assets as of December 31, 2010.

The $5.4 million increase in non-performing loans in 2011 was principally the result of five lending relationships that were placed on non-performing status during 2011. One commercial and industrial loan relationship, totaling $3.7 million was restructured as a troubled debt restructuring resulting in a charge-off of $265 thousand and a remaining principal balance of $3.4 million, was classified as non-accrual, performing under the terms of the restructured agreement and is fully secured by inventory and real estate. In addition, a $1.2 million commercial and industrial loan, net of an $80 thousand charge-off, and a $436 thousand home equity line of credit secured by real estate, net of a $259 thousand charge-off, both were placed in non-accrual status during 2011. Two additional loans, both of which continue to pay based on their terms, totaling $559 thousand were also placed in non-accrual status pending confirmation of repayment sources and/or value of collateral. A specific allocation totaling $835 thousand of the allowance for loan losses was identified for these five non-performing loans as of December 31, 2011. The specific allocation is determined under the guidance of FASB ASC 310, Receivables, on a loan by loan basis and is derived by an analysis of either the current value of the collateral less an estimated disposal cost as measured against the principal balance if the loan is collateral dependent or the present value of expected future cash flows discounted at the loan’s effective interest rate. Comparatively, as of December 31, 2010, there was principally one loan relationship totaling $1.3 million which was considered impaired; however, this relationship was also considered well collateralized and required no specific allocation. The addition of these previously mentioned loans to non-performing status during 2011 principally accounted for the specific allocation of $1.4 million on impaired loans and also principally accounted for the $1.2 million increase in the allocation of the allowance for loan losses specific to the commercial and industrial portion of the loan portfolio. The qualitative and quantitative analysis of the loan portfolio, after the effect of net charge-offs and the specific allocation for impaired loans, resulted in a general portion of the allowance for loan losses of $568 thousand as of December 31, 2011. As noted above, First Priority charged-off $604 thousand during 2011, specifically related to loans placed in non-accrual status, which impacted the required ending balance of the allowance for loan losses.

First Priority Bank’s management continues to monitor and explore potential options and remedial actions to recover First Priority Bank’s investment in non-performing loans. According to policy, First Priority Bank is required to maintain a specific reserve for impaired loans. See the “Allowance for Loan Losses” section below for further information.

First Priority Bank’s total delinquency amount is comprised of loans past due 30 to 89 days and still accruing plus the balance of non-performing loans. As of December 31, 2011 and 2010, loans past due 30 to 89 days totaled $764 thousand and $1.6 million, respectively, which when added to the non-performing loans for each period, resulted in a total delinquency ratio of 3.16% and 1.27%, respectively, of total loans outstanding.

Allowance for loan losses

The allowance for loan losses represents an amount that First Priority believes will be adequate to absorb estimated credit losses on existing loans that may become impaired. While First Priority applies the methodology discussed below in connection with the establishment of the allowance for loan losses, the allowance is subject to critical judgments on the part of management. Risks within the loan portfolio are analyzed on a continuous basis by the management of First Priority Bank, periodically analyzed by an external independent loan review function, and are also reviewed by the audit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and appropriate allowances. In addition to the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrower, past and expected loss experience, and other factors which management believes deserve recognition in establishing an appropriate allowance. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known.

First Priority uses a quantitative and qualitative method to allocating its allowance to the various loan categories. An unallocated component, which is maintained to cover uncertainties that could affect management’s estimate of probable losses, reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Additions to the allowance are made by provisions charged to expense and the allowance is reduced by net charge-offs, which are loans judged to be impaired, less any recoveries on loans previously charged off. Although management attempts to maintain the allowance at an adequate level, future additions to the allowance may be required due to the growth of the loan portfolio, changes in asset quality, changes in market conditions and other factors. Additionally, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additional provisions based upon their judgment about information available to them at the time of their examination. Although management uses what it believes to be the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short term change.

First Priority Bank’s policy for interest income recognition on nonaccrual loans is to recognize income under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to First Priority Bank. First Priority Bank will not recognize income if these factors do not exist. Interest that would have been accrued on non-accruing loans under the original terms but was not recognized as interest income totaled $152 thousand and $27 thousand for the years ended December 31, 2011 and 2010, respectively.

Based on the information available as of December 31, 2011, management believes that the allowance for loan losses of $2.5 million was adequate as of that date.

The following table sets forth a summary of the changes in the allowance for loan losses for the periods indicated:

	For the year ended December 31,
	2011	2010
	(Dollars in thousands)
Balance at the beginning of period	$2,261	$2,358

Charge-offs:
Commercial	544	1,094
Commercial mortgage	—	333
Home equity lines of credit	259	—
Other consumer	72	—

Total loans charged off	875	1,427

Recoveries:
Commercial	2	23

Total recoveries	2	23

Net loans charged off	873	1,404
Provision charged to operations	1,082	1,307

Balance at end of period	$2,470	$2,261

Average loans (1)	$238,456	$208,818

Ratio of net charge-offs during period to average loans outstanding during period (annualized) (1)	0.37%	0.67%
Allowance for loan losses as a percentage of total loans	1.03%	0.97%

(1)	Includes non-accrual loans

The allowance for loan losses was $2.5 million and $2.3 million as of December 31, 2011 and 2010, respectively, which represented 1.03% and 0.97% of total loans outstanding at each respective date. Net charge-offs totaled $873 thousand and $1.4 million for the years ended December 31, 2011 and 2010, respectively. Included in the 2010 charge-offs of $1.4 million was a participation in a loan relationship totaling $967 thousand, related to a medical leasing company which was ultimately forced into involuntary bankruptcy after fraud was discovered.

The following table sets forth the allocation of the allowance for loan losses by loan category. The specific allocations in any particular category may be reallocated in the future to reflect then current conditions. Accordingly, management considers the entire allowance to be available to absorb losses in any category.

	As of December 31,
	2011		2010
	(Dollars in thousands)
	Amount	Percent of total loans (1)	Amount	Percent of total loans (1)
Commercial and Industrial	$1,404	24%	$321	25%
Commercial Mortgage	198	34%	487	32%
Commercial Construction	10	2%	9	2%
Residential Mortgage Loans	190	24%	382	25%
Home Equity Lines of Credit	94	9%	123	8%
Other Consumer	34	7%	103	8%

Total Allocated	1,930	100%	1,425	100%

Unallocated	540		836

Total	$2,470		$2,261

(1)	Represents loans outstanding in each category, as of the date shown, as a percentage of total loans outstanding.

Loan Concentrations

First Priority Bank’s loans consist of credits to borrowers spread over a broad range of industrial classifications. The largest concentrations of loans are to lessors of nonresidential buildings and lessors of residential buildings and dwellings. As of December 31, 2011, these loans totaled $37.3 million and $30.5 million, respectively, or 15.7% and 12.8%, respectively, of the total loans outstanding. These credits were subject to normal underwriting standards and did not present more than the normal amount of risk assumed by First Priority Bank’s other lending activities. Management believes this concentration does not pose abnormal risk when compared to the risk it assumes in other types of lending. First Priority Bank has no other concentration of loans which exceeds 10% of total loans.

Deposits

Deposits represent the primary source of funding for earning assets. Deposits totaled $245.7 million at December 31, 2011, an increase of $18.0 million or 7.9% from $227.7 million at December 31, 2010. It is a strategic objective of First Priority to develop its core deposit base and to supplement core deposits with cost effective alternative funding sources. For the period ended December 31, 2011 compared to the prior year, First Priority recorded increases in non-interest bearing transaction accounts of $6.7 million, or 38.8%, interest bearing transaction accounts increased $1.3 million, or 33.6%, and money market and savings accounts increased $12.1 million, or 26.6%, for a total increase in these key core deposit categories of $20.0 million, or 30.1%, year over year. In addition, retail originated certificates of deposit declined by $2.0 million, while brokered certificates of deposit increased $175,000.

First Priority attracts deposits by offering competitive products and interest rates on a broad spectrum of deposit products to customers in its local marketplace, generally through its retail branch system, and also through its internet banking platform. First Priority Bank supplements deposits raised locally with the issuance of brokered deposits when cost effective relative to local market pricing. At December 31, 2011 and 2010, brokered deposits totaled $57.1 million and $56.9 million, respectively. The guidelines governing First Priority Bank’s participation in the brokered CD market are included in First Priority Bank’s Asset Liability Management Policy, which is reviewed, revised and approved annually by the asset liability management committee and the board of directors. The FDIC places restrictions on a depository institutions use of brokered deposits based on the bank’s capital classification. A well-capitalized institution may accept brokered deposits without FDIC restrictions. An adequately capitalized institution must obtain a waiver from the FDIC in order to accept brokered deposits, while an undercapitalized institution is prohibited by the FDIC from accepting brokered deposits. First Priority Bank is classified as well-capitalized under prompt corrective action provisions (see Note 19 of Notes to Consolidated Financial Statements) and, therefore, may accept brokered deposits without FDIC restrictions.

The following table sets forth the average balance of First Priority’s deposits and the average rates paid on deposits for the years ended December 31, 2011 and 2010.

	For the years ended December 31,
	2011		2010
	Average Balance	Rate	Average Balance	Rate
	(Dollars in thousands)
Demand, non-interest bearing	$20,261		$15,033

Demand, interest bearing	2,924	0.27%	1,738	0.32%
Money market and savings deposits	50,770	0.87%	47,306	0.97%
Time deposits	166,914	2.11%	141,675	2.62%

Total interest-bearing deposits	220,608	1.80%	190,719	2.19%

Total deposits	$240,869		$205,752

The maturity distribution of time deposits of $100,000 or more as of December 31, 2011, was as follows:

December 31, 2011
(Dollars in thousands)
Three Months or Less	$1,642
Over Three Through Six Months	5,042
Over Six Through Twelve Months	11,454
Over Twelve Months	20,855

TOTAL	$38,993

Other Interest-Bearing Liabilities

Short-Term Borrowed Funds

At December 31, 2011, First Priority had short term borrowings totaling $3.0 million, consisting of overnight borrowings from the FHLB. At December 31, 2010, First Priority had short term borrowings of $1.6 million, consisting of $1.3 million of overnight borrowings from the FHLB and $355 thousand of Federal funds purchased from a correspondent bank. Advances from the FHLB are collateralized by our investment in the common stock of the FHLB and by a specific pledge of First Priority Bank’s investment assets and residential mortgage loans.

The following table outlines First Priority’s various sources of short-term borrowed funds at or for each of the years ended December 31, 2011 and 2010. The maximum balance represents the highest indebtedness for each category of short-term borrowed funds at any month end during each of the periods shown.

	At or for the years ended December 31,
	2011	2010
	(Dollars in thousands)
Federal Funds purchased:
Balance at year end	$—	$355
Weighted average rate at year end	—	1.00%
Maximum month end balance	$—	$785
Average daily balance during the year	$54	$93
Weighted average rate during the year	1.01%	1.16%

Securities sold under agreements to repurchase:
Balance at year end	$—	$—
Weighted average rate at year end	—	—
Maximum month end balance	$—	$—
Average daily balance during the year	$—	$—
Weighted average rate during the year	—	—

Other short-term borrowings:
Balance at year end	$3,000	$1,250
Weighted average rate at year end	0.34%	0.67%
Maximum month end balance	$11,000	$17,750
Average daily balance during the year	$3,440	$7,305
Weighted average rate during the year	0.23%	0.58%

Long-Term Debt

Long term debt totaled $8.0 million at both December 31, 2011 and 2010 and consisted of advances from the FHLB with an average interest rate of 4.08% in each of the respective years and average remaining life of 0.7 and 1.7 years, respectively. Advances from the FHLB are collateralized by our investment in the common stock of the FHLB and by a specific pledge of First Priority Bank’s investment assets and mortgage loans. Balances of FHLB long-term debt averaged $8 million during 2011 and 2010 with an average rate of 4.14% in each respective year. The maximum month end balance of these borrowings was $8.0 million during these two years.

Capital Resources

During its initial offering period in 2005, First Priority sold 2,107,500 shares of common stock at $10.00 per share, which resulted in net proceeds of $21.0 million, as well as warrants to purchase a total of 421,500 shares of common stock at an exercise price of $12.50 per share with an expiration date in November 2010, five years from the date of issuance. As of February 29, 2008, in connection with the acquisition of Prestige, First Priority issued an additional 976,137 shares of common stock and warrants to purchase 195,227 shares of its common stock at an exercise price of $12.50 per share with an expiration date in October 2012, resulting in additional equity of $7.4 million. Subsequently, on October 28, 2010, First Priority’s board of directors authorized an extension of the expiration date of the total 616,727 warrants outstanding to December 31, 2013.

On August 1, 2008, 39,292 shares of common stock were issued to convert $390 thousand of convertible subordinated debentures, issued in June and July 2007, which First Priority elected to convert at a conversion price of $10.25 per share, resulting in additional equity of $403 thousand, including accrued interest. On December 31, 2009, 20,302 shares of restricted common stock were issued to a select group of executives of First Priority under provisions of First Priority’s Deferred Compensation Plan which became effective January 1, 2009, as described in

Note 15 of the Notes to Consolidated Financial Statements. Of the 20,302 restricted shares issued under this plan, 1,003 shares were forfeited during 2010 resulting in 19,299 restricted shares remaining outstanding as of December 31, 2011 and December 31, 2010.

Under TARP, the Treasury authorized a voluntary CPP to purchase up to $250 billion of senior preferred shares of qualifying financial institutions. This program was created to stabilize the financial system by directly infusing capital into healthy, viable institutions, thereby increasing their capacity to lend to U.S. businesses and consumers and support the U.S. economy. On February 20, 2009, First Priority issued to the Treasury 4,579 shares of First Priority’s Series A preferred stock and a warrant to purchase, on a net basis, 229 shares of First Priority’s Series B preferred stock, which was immediately exercised, for an aggregate purchase price of $4.6 million under the TARP CPP (see Note 13 of the Notes to Consolidated Financial Statements). Companies participating in the TARP CPP were required to adopt certain standards relating to executive compensation.

On May 21, 2009, the Treasury announced an expansion of the TARP CPP for small community banks to help stimulate lending to small to medium size businesses. On December 18, 2009, First Priority entered into an additional purchase agreement with the Treasury as part of the Treasury’s TARP CPP for Small Banks, pursuant to which First Priority issued and sold, and the Treasury agreed to purchase 4,596 shares of Series C preferred stock, $100.00 par value per share, having a liquidation preference of $1,000 per share, for an aggregate purchase price of $4.6 million (see Note 13 of the Notes to Consolidated Financial Statements).

The Series A and Series C preferred stock pay cumulative dividends at a rate of 5% per annum for the first five years from their issuance and 9% per annum thereafter. The Series B preferred stock pays cumulative dividends at a rate of 9% per annum. The blended dividend rate on all three Series of Preferred Stock is 5.22% or a weighted average cost of capital of 5.72%, assuming a five year amortization period for the warrant preferred.

These transactions resulted in additional Tier 1 Capital of $9.2 million which immediately strengthened First Priority Bank’s capital position. The liquidation values of the TARP preferred stock are $4.6 million, $229 thousand and $4.6 million, respectively. Each series of preferred stock was recorded at fair value, resulting in an overall discount to the final cumulative liquidation value of $9.4 million, of $265 thousand which is being amortized over an estimated five year life from date of issuance. Net amortization of $53 thousand was recorded in each of the years ended December 31, 2011 and December 31, 2010 as a component of the net loss to common shareholders.

The TARP preferred stock has no maturity date and rank senior to common stock with respect to dividends and upon liquidation, dissolution, or winding up. First Priority may redeem the Series A or Series C preferred stock, in whole or in part, at its liquidation preference plus accrued and unpaid dividends, at any time as permitted by the American Recovery and Reinvestment Act (“ARRA”) and the rules and regulations promulgated thereunder. The Series B preferred stock may not be redeemed until all of the Series A preferred stock has been redeemed.

The purchase agreements, pursuant to which the preferred shares were sold, contain limitations on the payment of dividends on the common stock and on First Priority’s ability to repurchase its common stock, and subjects First Priority to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008.

Shareholders’ equity totaled $27.9 million and $27.2 million on December 31, 2011 and 2010, respectively. The increase in shareholders’ equity of $630 thousand during 2011 resulted from net income recorded of $158 thousand, an increase in unrealized gains on securities available for sale of $855 thousand and stock option compensation expense totaling $96 thousand, offset by preferred dividends paid of $479 thousand.

First Priority Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on First

Priority Bank’s financial condition and results of operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First Priority Bank must meet specific capital guidelines that involve quantitative measures of First Priority Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. First Priority Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

First Priority Bank exceeds the minimum capital requirements established by regulatory agencies. Under the capital adequacy guidelines, capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common shareholders’ equity and qualifying preferred stock, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets plus trust preferred securities up to 25% of Tier 1 capital, with the excess being treated as Tier 2 capital. Tier 2 capital also consists of the allowance for loan losses, subject to certain limitations, and qualifying subordinated debt. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed inherent in the type of asset.

Quantitative measures established by regulation to ensure capital adequacy require First Priority Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets which is known as the Tier 1 leverage ratio. Under the capital guidelines, First Priority Bank must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital. In addition, First Priority Bank must maintain a minimum Tier 1 leverage ratio of at least 4%. To be considered “well-capitalized,” First Priority Bank must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.

Brokered certificates of deposit, which are used by First Priority Bank as a cost effective funding alternative, totaled $57.1 and $56.9 million at December 31, 2011 and 2010, respectively. The FDIC places restrictions on banks with regards to issuing brokered deposits based on the bank’s capital classification. A well-capitalized institution may accept brokered deposits without FDIC restrictions. An adequately capitalized institution must obtain a waiver from the FDIC in order to accept brokered deposits, while an undercapitalized institution is prohibited by the FDIC from accepting brokered deposits.

The following table sets forth First Priority Bank’s capital ratios for each of the two years ended December 31, 2011. For all periods, First Priority Bank was considered “well-capitalized” and met or exceeded its applicable regulatory requirements.

	To Be Considered “Well-Capitalized”	As of December 31, 2011	As of December 31, 2010
First Priority Bank:
Total risk-based capital	10.00%	12.81%	13.00%
Tier 1 risk-based capital	6.00%	11.69%	11.95%
Tier 1 leverage capital	5.00%	8.98%	9.95%

First Priority Bank’s risk based capital ratios remained relatively constant from December 31, 2010 to December 2011 with moderate growth in risk weighted assets of $4.0 million. The decline in risk based capital ratios year to year reflects the leveraging of First Priority Bank’s capital base with growth in total assets of $33.3 million and related risk-weighted assets of $33.7 million.

First Priority’s capital amounts and ratios are similar to those of First Priority Bank.

Since their inception, neither First Priority nor First Priority Bank has paid cash dividends on its common stock. First Priority’s ability to pay cash dividends is dependent on receiving cash in the form of dividends from First Priority Bank. However, certain restrictions exist regarding the ability of First Priority Bank to transfer funds to First Priority in the form of cash dividends. All dividends are currently subject to prior approval of the PDB and the FDIC and are payable only from the undivided profits of First Priority Bank, with the exception recently enacted by the PDB which allows First Priority Bank to pay dividends related to the issuance of preferred stock under the Treasury’s TARP CPP. First Priority Bank achieved profitability in 2011 and 2010; however, neither First Priority nor First Priority Bank has the undivided profits from which to pay cash dividends to common shareholders.

The Purchase Agreements that First Priority executed on February 20, 2009 and December 18, 2009, as part of the TARP CPP, require consent from the Treasury for payment of any dividends on common stock until the third anniversary from the date of issuance of the Series A, Series B and Series C Preferred Stock to the Treasury, unless the Series A, Series B and Series C preferred stock is redeemed in whole. After the third anniversary and prior to the tenth anniversary, the Treasury’s consent shall be required for any increase in aggregate of common dividends per share greater than 3% per annum.

On February 28, 2011, First Priority filed an application with the Treasury to receive $10.8 million of funds through the Small Business Lending Fund, enacted into law as part of the Small Business Jobs Act. The proceeds of these funds would have been used primarily to pay off the preferred stock issued under the TARP CPP. In the third quarter of 2011, First Priority withdrew its application.

Return on Average Equity and Assets

The following table shows the return on average assets (net income divided by total average assets), return on equity (net income divided by average equity), and the equity to assets ratio (average equity divided by total average assets) for each of the two years ended December 31, 2011.

	At or for the years ended December 31,
	2011	2010
Return on average assets	0.06%	0.05%
Return on average equity	0.57%	0.41%
Average equity to average assets ratio	9.81%	11.23%

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into effect in First Priority’s consolidated financial statements. Rather, the statements have been prepared on a historical cost basis in accordance with accounting principles generally accepted in the United States of America.

Unlike most industrial companies, the assets and liabilities of financial institutions, such as First Priority and First Priority Bank, are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on its performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. First Priority seeks to manage the relationships between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Arrangements

Through the operations of First Priority Bank, First Priority has made contractual commitments to extend credit, in the ordinary course of its business activities, to meet the financing needs of customers. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized on the balance sheets. These commitments are legally binding agreements to lend money at predetermined interest rates for a specified period of time and generally have fixed expiration dates or other termination clauses. The same credit and collateral policies are used in making these commitments as for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis and collateral is obtained, if necessary, based on the credit evaluation of the borrower. The amount of collateral obtained, if deemed necessary by First Priority Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

As of December 31, 2011 and 2010, First Priority had unfunded loan commitments to extend credit of $51.9 million and $52.1 million, respectively, through various types of commercial and consumer lending arrangements, of which the majority is at variable rates of interest. In addition, as of December 31, 2011 and 2010, there were $524 thousand and $780 thousand, respectively, of commitments issued under performance standby letters of credit which were secured by either customer deposit balances or liens on real estate. First Priority believes that it has adequate sources of liquidity to fund commitments that may be drawn upon by borrowers.

As of December 31, 2011, First Priority Bank pledged deposit balances held at a correspondent bank and as of December 31, 2010, First Priority Bank pledged investment securities with a market value of $212 thousand as collateral with the same correspondent bank to support a $199 thousand letter of credit issued on behalf of a customer of First Priority Bank. This transaction is fully secured by the customer through a pledge of deposits of its deposits at First Priority Bank.

First Priority is not involved in any other off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements or transactions that could result in liquidity needs or other commitments that could significantly impact earnings.

Liquidity

The objective of liquidity management is to assure that sufficient sources of funds are available, as needed and at a reasonable cost, to meet the ongoing and unexpected operational cash needs and commitments of First Priority and to take advantage of income producing opportunities as they arise. Sufficient liquidity must be available to meet the cash requirements of depositors wanting to withdraw funds and of borrowers wanting their credit needs met. Additionally, liquidity is needed to insure that First Priority has the ability to act at those times when profitable new lending and investment opportunities arise. While the desired level of liquidity may vary depending upon a variety of factors, it is a primary goal of First Priority to maintain strong liquidity in all economic environments through active balance sheet management.

Liquidity management is the ongoing process of monitoring and managing First Priority’s sources and uses of funds. The primary sources of funds are deposits, scheduled amortization of loans outstanding, maturities and cash flow generated from the investment portfolio and funds provided by operations. Scheduled loan payments and investment maturities are relatively predictable sources of funds; however, deposit flows and loan prepayments are far less predictable and are influenced by the level of interest rates, economic conditions, local competition and customer preferences. First Priority measures and monitors its liquidity position on a frequent basis in order to better understand, predict and respond to balance sheet trends and liquidity needs. The liquidity position is managed on a daily basis as part of the daily settlement function and on an ongoing basis through the asset liability management function.

The key elements of First Priority’s liquidity planning process involve a primary focus on the development of a stable, core funding base; utilization of wholesale funding sources to supplement core funding; maintenance of an appropriate level of asset liquidity; management of the maturity structure of funding sources and of funding concentrations; and maintenance of back up liquidity facilities.

Wholesale funding sources utilized by First Priority Bank include brokered certificates of deposits, secured advances from the Federal Home Loan Bank of Pittsburgh, federal funds purchased and other secured borrowing facilities. At December 31, 2011, wholesale funding sources totaled $68.1 million and were comprised of $57.1 million of brokered certificates of deposit and $11.0 million of secured funding from the FHLB. At December 31, 2010, wholesale funding sources totaled $66.5 million and were comprised of $56.9 million of brokered certificates of deposit, $9.2 million of FHLB advances and $355 thousand of Federal funds purchased from a correspondent bank. Wholesale funding is generally used in managing the daily liquidity needs and when it is the most cost effective funding source available to First Priority. Management continually evaluates all available funding sources for cost and availability.

An integral part of First Priority Bank’s balance sheet management strategy is to establish and maintain borrowing facilities with correspondent banks, for access to funding. Off balance sheet borrowing capacity provides the immediate availability of funds to meet short term financing needs without requiring the bank to maintain excess liquidity in its investment portfolio, which may have a negative impact on earnings.

At year-end 2011 and 2010, First Priority Bank had a borrowing facility with a correspondent bank totaling $10 million, available for short-term limited purpose usage, of which $2 million is available unsecured. The remaining $8 million is a secured line of credit with security provided by a pledge of investment assets.

At year-end 2011 and 2010, First Priority Bank also had borrowing capacity with the FHLB, estimated at $40 million. Advances outstanding as of those dates were $11.0 million and $9.2 million, respectively. First Priority was required to deliver securities and loan collateral to support all borrowings. In December, 2011, First Priority was advised by the FHLB that their credit committee had approved the release of First Priority Bank from full collateral delivery status. Once implemented, all future advances will be secured by qualifying assets pledged under the blanket lien arrangement. This action will simplify the collateral management process and will increase First Priority Bank’s maximum borrowing capacity to more than $100 million.

Short-term liquid assets held in interest bearing deposit accounts with correspondent banks totaled $13.0 million at December 31, 2011 and was comprised primarily of deposits held at the Federal Reserve Bank in our excess balance account compared to $313 thousand at December 31, 2010.

Interest Rate Sensitivity

It is the responsibility of the board of directors and senior management to understand and control the interest rate risk exposures assumed by First Priority. The board has delegated authority to the ALCO committee for the development of ALCO policies and for the management of the asset liability management function. The ALCO committee is comprised of senior management representing all primary functions of First Priority and meets monthly. ALCO has the responsibility for maintaining a level of interest rate risk exposures within board of director approved limits.

The primary objective of asset liability management is to optimize net interest income over time while maintaining a balance sheet mix that is prudent with respect to liquidity, capital adequacy and interest rate risk. The absolute level and volatility of interest rates can have a significant impact on the profitability of First Priority. Interest rate risk management is the process of identifying and controlling the potential adverse impact of interest rates movements on First Priority’s net interest income and on the fair value of its assets and liabilities.

One tool used to monitor interest rate risk is the measurement of its interest sensitivity “gap,” which is the positive or negative dollar difference between interest earning assets and interest bearing liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by changing the mix, pricing and repricing characteristics of its assets and liabilities, through management of its investment portfolio, loan and deposit product offerings, and through wholesale funding. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge interest rate risk and minimize the impact on net interest income of rising or falling interest rates. First Priority generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when First Priority is liability-sensitive.

At December 31, 2011, First Priority was moderately liability sensitive at the one-year gap position, as it has more liabilities subject to repricing in the subsequent twelve month period than assets. It must be noted, however, that the gap analysis is not a precise indicator of First Priority’s exposure to changing interest rates. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Furthermore, the results are influenced by management assumptions concerning the repricing characteristics of deposit products with no contractual maturities, the timing of the repricing of variable rate loans with interest rates currently fixed at interest rate floors, and prepayment speeds of loans and investments subject to prepayment prior to maturity. Additionally, net interest income performance may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of interest earning assets and interest bearing liabilities.

First Priority’s interest rate sensitivity at December 31, 2011, as measured by the repricing characteristics of interest sensitive assets and interest sensitive liabilities, is presented in the following table. As noted above, the table presents data at a single point in time and includes significant management assumptions.

Interest Rate Sensitivity Report

As of December 31, 2011

(Dollars in thousands)

	1-90 days	91-365 days	1-5 years	5 years and over	Total
Interest-Sensitive Assets
Federal funds sold and deposits in banks	$12,975	$—	$—	$—	$12,975
Loans receivable	32,175	24,875	162,217	20,848	240,115
Investment securities available for sale	4,339	3,234	7,664	10,024	25,261

Total Interest Earning Assets	$49,489	$28,109	$169,881	$30,872	$278,351

Cumulative Total	$49,489	$77,598	$247,479	$278,351

Interest-Sensitive Liabilities
Interest-bearing demand	$258	$1,289	$3,094	$516	$5,156
Savings accounts	1,944	2,916	3,888	972	9,721
Money market accounts	2,388	14,328	26,267	4,776	47,759
Time deposits	7,994	53,402	97,947	—	159,343
Borrowed funds	3,000	6,000	2,000	—	11,000

Total	$15,584	$77,935	$133,196	$6,264	$232,979

Cumulative Total	$15,584	$93,519	$226,715	$232,979

Gap	$33,905	$(49,826)	$36,685	$24,608
Cumulative gap	$33,905	$(15,921)	$20,764	$45,372
Interest-sensitive assets/interest-sensitive liabilities (cumulative)	3.2	0.8	1.1	1.2
Cumulative Gap/total earning assets	12.2%	-5.7%	7.5%	16.3%

Contractual Obligations

First Priority Bank utilizes a variety of deposit products and short-term borrowings to supplement its supply of lendable funds, to assist in meeting deposit withdrawal requirements, and to fund growth of interest-earning assets in excess of traditional deposit growth. Brokered certificates of deposit, correspondent bank lines of credit, and repurchase agreements serve as the primary sources of such funds.

Obligations under non-cancelable operating lease agreements are payable over several years with the longest obligation expiring in 2027. Management does not believe that any existing non-cancelable operating lease agreements are likely to materially impact First Priority’s financial condition or results of operations in an adverse way.

The following table provides payments due by period for obligations under long-term borrowings and operating lease obligations as of December 31, 2011.

	Payments Due by Period
	Within 1 Year	Over 1 through 2 Years	Over 2 through 3 Years	Over 3 through 5 Years	Over 5 Years	Total
	(Dollars in thousands)
Time deposits	$61,406	$44,112	$28,791	$25,034	$—	$159,343
Operating lease obligations	608	608	608	1,035	2,048	4,907
Long-term debt	6,000	2,000	—	—	—	8,000
Short-term borrowings	3,000	—	—	—	—	3,000
Accrued interest payable	482	—	—	—	—	482

Total	$71,496	$46,720	$29,399	$26,069	$2,048	$175,732

Quantitative and Qualitative Disclosures about Market Risk

Risk identification and management are essential elements for the successful management of First Priority. In the normal course of business, First Priority is subject to various types of risk, including interest rate, credit, and liquidity risk. First Priority controls and monitors these risks with policies, procedures, and various levels of managerial and board oversight. First Priority’s objective is to optimize profitability while managing and controlling risk within board approved policy limits. Interest rate risk is the sensitivity of net interest income and the market value of financial instruments to the magnitude, direction, and frequency of changes in interest rates. Interest rate risk results from various repricing frequencies and the maturity structure of assets and liabilities. First Priority uses its asset liability management policy to control and manage interest rate risk.

Liquidity risk represents the inability to generate cash or otherwise obtain funds at reasonable rates to satisfy commitments to borrowers, as well as, the obligations to depositors and debt holders. First Priority uses its asset liability management policy and contingency funding plan to control and manage liquidity risk.

Credit risk represents the possibility that a customer may not perform in accordance with contractual terms. Credit risk results from extending credit to customers, purchasing securities, and entering into certain off-balance sheet loan funding commitments. First Priority’s primary credit risk occurs in the loan portfolio. First Priority uses its credit policy and disciplined approach to evaluating the adequacy of the allowance for loan losses to control and manage credit risk. First Priority’s investment policy limits the degree of the amount of credit risk that may be assumed in the investment portfolio. First Priority’s principal financial market risks are liquidity risks and exposures to interest rate movements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

First Priority’s Financial Statements

First Priority Financial Corp.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share data)

	June 30, 2012	December 31, 2011
Assets
Cash and due from banks	$5,205	$3,243
Interest bearing deposits in banks	292	12,975

Total cash and cash equivalents	5,497	16,218
Securities available for sale (amortized cost: $24,075 and $24,400, respectively)	24,984	25,261
Loans receivable	240,083	240,115
Less: allowance for loan losses	2,427	2,470

Net loans	237,656	237,645
Restricted investments in bank stocks	1,324	1,461
Premises and equipment, net	1,013	1,055
Deferred taxes	1,286	524
Accrued interest receivable	1,041	1,056
Other real estate owned	230	230
Goodwill	1,083	1,083
Other assets	5,054	1,230

Total Assets	$279,168	$285,763

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$28,547	$23,757
Interest-bearing	213,720	221,979

Total deposits	242,267	245,736
Short-term borrowings	—	3,000
Long-term debt	3,000	8,000
Accrued interest payable	453	482
Other liabilities	4,626	688

Total Liabilities	250,346	257,906

Shareholders’ Equity
Preferred stock, $100 par value; authorized 10,000,000 shares; liquidation value: $1,000 per share:
Series A: 5%; 4,579 shares issued and outstanding; liquidation value: $4,579	4,485	4,456
Series B: 9%; 229 shares issued and outstanding; liquidation value: $229	239	242
Series C: 5%; 4,596 shares issued and outstanding; liquidation value: $4,596	4,592	4,591
Common stock, $1 par value; authorized 10,000,000 shares; issued and outstanding: 2012: 3,144,000; 2011: 3,142,000	3,144	3,142
Surplus	26,162	26,062
Accumulated deficit	(10,400)	(11,497)
Accumulated other comprehensive income	600	861

Total Shareholders’ Equity	28,822	27,857

Total Liabilities and Shareholders’ Equity	$279,168	$285,763

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	For the six months ended June 30,
	2012	2011
Interest Income
Loans receivable, including fees	$6,195	$6,309
Securities—taxable	374	488
Securities—exempt from federal taxes	33	—
Interest bearing deposits and other	3	3

Total Interest Income	6,605	6,800

Interest Expense
Deposits	1,758	2,064
Short-term borrowings	2	4
Long-term debt	144	164

Total Interest Expense	1,904	2,232

Net Interest Income	4,701	4,568
Provision for Loan Losses	330	177

Net Interest Income after Provision for Loan Losses	4,371	4,391

Non-Interest Income
Wealth management fee income	129	161
Gains on sales of investment securities	365	—
Other	90	83

Total Non-Interest Income	584	244

Non-Interest Expenses
Salaries and employee benefits	2,722	2,732
Occupancy and equipment	516	529
Data processing equipment and operations	245	223
Professional fees	260	308
Marketing, advertising, and business development	42	75
FDIC insurance assessments	130	158
Pennsylvania bank shares tax expense	113	87
Collateral protection expense	168	446
Merger related costs	143	—
Other real estate owned	—	372
Other	283	250

Total Non-Interest Expenses	4,622	5,180

Income (Loss) Before Income Taxes	333	(545)
Income Tax Benefit	(1,031)	(75)

Net Income (Loss)	$1,364	$(470)

Preferred dividends, including net amortization	267	266

Income (loss) to Common Shareholders	$1,097	$(736)

Income (loss) per common share
Basic and diluted	$0.35	$(0.23)

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Comprehensive Income

(Unaudited, in thousands)

	For the six months ended June 30,
	2012	2011
Net income (loss)	$1,364	$(470)

Other comprehensive income (loss):
Change in unrealized holding gains on available for sale securities	413	498
Reclassification adjustment for net investment gains realized in income	(365)	—

	48	498
Deferred income tax effect	(309)	—

Total other comprehensive income (loss)	(261)	498

Total comprehensive income	$1,103	$28

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Shareholders’ Equity

For the Six Months Ended June 30, 2012 and 2011

(Unaudited, dollars in thousands)

	Preferred Stock	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehen- sive Income	Total
Balance—December 31, 2010	$9,236	$3,142	$25,966	$(11,123)	$6	$27,227
Preferred stock dividends	—	—	—	(239)	—	(239)
Net amortization on preferred stock	27	—	—	(27)	—	—
Comprehensive loss:
Net income	—	—	—	(470)	—	(470)
Change in unrealized holding gain on available for sale securities arising during the period	—	—	—	—	498	498

Total Comprehensive Income						28

Stock options expense	—	—	39	—	—	39

Balance—June 30, 2011	$9,263	$3,142	$26,005	$(11,859)	$504	$27,055

Balance—December 31, 2011	$9,289	$3,142	$26,062	$(11,497)	$861	$27,857
Preferred stock dividends	—	—	—	(240)	—	(240)
Net amortization on preferred stock	27	—	—	(27)	—	—
Issuance of restricted common stock	—	2	(2)	—	—	—
Comprehensive income:
Net income	—	—	—	1,364	—	1,364
Change in unrealized holding gain on available for sale securities arising during the period	—	—	—	—	(261)	(261)

Total Comprehensive Income						1,103

Stock options expense	—	—	102	—	—	102

Balance—June 30, 2012	$9,316	$3,144	$26,162	$(10,400)	$600	$28,822

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Cash Flows

(Unaudited, dollars in thousands)

	For the six months ended June 30,
	2012	2011
Cash Flows from Operating Activities
Net income (loss)	$1,364	$(470)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	330	177
Provision for foreclosed asset losses	37	317
Depreciation and amortization	123	122
Net amortization of securities premiums	116	7
Stock based compensation expense	102	39
Gains on sales of investment securities	(365)	—
Net increase in mortgage loans held for sale	—	(326)
Deferred income taxes	(1,071)	(75)
(Increase) decrease in accrued interest receivable	15	(44)
Decrease in other assets	139	411
Decrease in accrued interest payable	(29)	(33)
Increase (decrease) in other liabilities	372	(113)

Net Cash Provided by Operating Activities	1,133	12

Cash Flows from Investing Activities
Net increase in loans	(341)	(7,384)
Purchases of securities available for sale	(7,770)	(20,984)
Redemption of restricted stock	137	169
Proceeds from maturities or calls of securities available for sale	2,895	10,077
Proceeds from the sale of securities available for sale	5,016	495
Purchases of premises and equipment	(82)	(22)

Net Cash Used in Investing Activities	(145)	(17,649)

Cash Flows from Financing Activities
Net increase (decrease) in deposits	(3,469)	14,650
Net increase (decrease) in short-term borrowings	(3,000)	5,895
Net decrease in long-term debt	(5,000)	—
Cash dividends paid on preferred stock	(240)	(239)

Net Cash Provided (Used in) by Financing Activities	(11,709)	20,306

Net Increase (Decrease) in Cash and Cash Equivalents	(10,721)	2,669
Cash and Cash Equivalents—Beginning	16,218	1,706

Cash and Cash Equivalents—Ending	$5,497	$4,375

Supplementary Disclosures of Cash Flows Information
Noncash activity:
Trade date accounting for investment securities purchases	$3,566	$3,398
Receivables for investment securities called	$4,000	$—
Transfer of loans receivable to other real estate owned	$—	$73
Cash paid for interest on deposits and borrowings	$1,875	$2,264
Cash paid for income taxes	$40	$0

See notes to consolidated financial statements.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

Organization and Nature of Operations

First Priority Financial Corp.

First Priority Financial Corp. (“First Priority”, the “Company”) was formed on May 11, 2007 under an agreement of reorganization and merger, dated as of February 20, 2007, which provided that First Priority Bank (the “Bank”) become a wholly-owned subsidiary of the Company, a Pennsylvania corporation formed by the Bank for the purpose of becoming a holding company for the Bank, which began operations in 2005. As such, the Company is subject to the rules and regulations of the Federal Reserve Board. Following the reorganization, the Bank continued its operations at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the reorganization.

The Company’s assets consist principally of its investment in the Bank and the primary activities are conducted through the Bank. The Company’s revenue is dependent primarily on net interest income, which is the difference between the interest income earned on loans, investments, and other earning assets and the interest paid on deposits and other interest bearing liabilities. Total revenue is also affected by non-interest income which is primarily derived from asset management related fees, service charges and other banking related fees, as well as gains recorded from the sale of investment securities or losses incurred from the sale of other real estate.

The Company’s operations are significantly affected by prevailing economic conditions, competition, and the monetary, fiscal, and regulatory policies of governmental agencies. Lending activities are influenced by a number of factors, including the general credit needs of individuals and small and medium-sized businesses in the Company’s market area, competition, the current regulatory environment, the level of interest rates, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, competition, account maturities, and the level of personal income and savings in the market area.

First Priority Bank

The Bank was incorporated on May 25, 2005 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania chartered, FDIC insured bank. The Bank commenced operations on November 14, 2005 and is a full service commercial bank providing personal and business lending, deposit products and wealth management services. As a state chartered bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The Bank serves customers in southeastern Pennsylvania.

In March 2007, the Bank opened its second full-service office which is located in Wyomissing, Pennsylvania serving customers in the Berks County market. Effective February 29, 2008, the Company completed its acquisition of Prestige Community Bank (“Prestige”), a de novo bank headquartered in Newtown, Bucks County, Pennsylvania, with offices in Newtown and Pipersville, Pennsylvania. On April 1, 2009, First Priority Bank opened its fifth full-service office located in Blue Bell, Pennsylvania, and on October 22, 2010, the Bank opened its Towamencin Office, a full-service office located in Lansdale, Pennsylvania. Both of these offices serve customers in Montgomery County, Pennsylvania.

On April 28, 2010, the Bank formed a wholly owned subsidiary, FMG Realty, Inc., solely for the purpose of holding certain other real estate acquired by the Bank through its loan workout process or acquired from deeds in lieu of foreclosure.

Basis of Presentation

The accompanying unaudited consolidated financial statements were prepared in accordance with instructions to Form 10-Q, and therefore, do not include information or footnotes necessary for a complete presentation of

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States (“GAAP”). However, all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of these financial statements have been included. These financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for First Priority Financial Corp. for the year ended December 31, 2011, beginning on page 170 of this document. The results of interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

The accompanying unaudited consolidated financial statements consist of the parent company, First Priority Financial Corp. and its consolidated wholly owned subsidiary, First Priority Bank. The consolidated balance sheets and related statements of income of the Company are substantially the same as the consolidated balance sheets and related statements of income of the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

These statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Subsequent Events

The Company has evaluated subsequent events for potential recognition and/or disclosure through the date that these financial statements were available to be issued.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, stock-based compensation, impairment of goodwill, impairment of restricted investments in bank stocks and the valuation of deferred tax assets and other real estate owned.

Restricted Investments in Bank Stocks

Restricted investments in bank stocks, which represents the required investment in the common stock of correspondent banks, are carried at cost and consists of stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and Atlantic Central Bankers Bank. Federal law requires a member institution of the FHLB to hold FHLB stock according to a predetermined formula. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.

In December 2008, the FHLB notified member banks that it was suspending dividend payments and the repurchase of capital stock. Subsequent to 2008, the FHLB, based on earnings and capital retention, began to repay in limited amounts excess capital stock owned by member banks. During 2011 and 2010, the Company received capital stock redemptions of $322 thousand and $91 thousand, respectively. Further, in the first six months of 2012, the Company received additional capital stock redemptions totaling $137 thousand.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Management believes no impairment charge is necessary related to the FHLB restricted stock as of June 30, 2012.

Note 2—Merger with Affinity Bancorp, Inc.

On May 23, 2012, First Priority and Affinity Bancorp, Inc. (“Affinity”), the holding company for Affinity Bank, jointly announced a definitive agreement to merge their respective holding companies and bank subsidiaries. The proposed combination will create a full-service community bank serving Berks, Chester, Montgomery and Bucks County markets, with little branch overlap. On a pro forma basis as of June 30, 2012, the resulting bank will have approximately $460 million in total assets, approximately $325 million in loans, approximately $390 million in deposits and be considered well capitalized under capital adequacy guidelines. The transaction is expected to close in the fourth quarter of 2012, subject to receipt of regulatory approvals and the approval of the shareholders of each institution. The Affinity name will continue to be used in the Berks County marketplace and the First Priority name will be used in Montgomery, Chester and Bucks Counties. The Company will be headquartered in Malvern, PA.

Under the terms of the merger agreement, shareholders of Affinity will receive 0.9813 newly issued shares of First Priority in exchange for each Affinity share currently held. As a result of the transaction, Affinity’s shareholders are expected to own approximately 38% of the combined company and First Priority’s shareholders are expected to own approximately 62%. These relative percentages may change based on the outcome of the additional capital issued in relation to completion of the merger.

Note 3—Recently Issued Accounting Standards

In April 2011, the FASB issued (ASU) 2011-02 Receivables (Topic 310) A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This Update gives creditors additional guidance and clarification for evaluating whether or not a creditor has granted a concession and whether or not a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual period beginning on or after June 15, 2011 and should be applied retrospectively to the beginning of the annual period of adoption. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-02.

In April 2011, the FASB issued (ASU) 2011-03 Transfers and Servicing (Topic 860) Reconsideration of Effective Control for Repurchase Agreements. The purpose of this Update is to improve the accounting for repurchase agreements and other agreements that entitle and obligate transferors to repurchase or redeem financial assets prior to their maturity. This Update removes from the assessment of effective control, the criterion requiring the transferor to have the ability to repurchase or redeem financial assets at substantially the agreed terms even in the event of default by the transferee and the collateral maintenance implementation guidance related to that criterion. The amendments in this Update are effective for the first interim or annual

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 3—Recently Issued Accounting Standards (continued)

period beginning on or after December 15, 2011 and should be applied prospectively to new or modification transactions that occur after the effective date. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-03.

In May 2011, the FASB issued (ASU) 2011-04 Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The purpose of this Update is to change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This Update clarifies the Board's intent about the application of existing fair value measurement and disclosure requirements and includes changes to particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way. The amendments in this Update are effective during interim and annual period beginning on or after December 15, 2011. Early application by public entities is not permitted. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-04.

In June 2011, the FASB issued (ASU) 2011-05 Comprehensive Income (Topic 220) Presentation of Comprehensive Income. The purpose of this Update is to indicate that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. In December 2011, the FASB issued (ASU) 2011-12 which deferred the effective date of this amendment until the first interim or annual period beginning on or after December 15, 2011 which should be applied retrospectively. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-05.

In September 2011, the FASB issued (ASU) 2011-08 Intangibles—Goodwill and Other (Topic 350) Testing Goodwill for Impairment. The purpose of this amendment is to simplify how entities test goodwill for impairment. This amendment permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. These amendments are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early application is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-08.

In December 2011, the FASB issued (ASU) 2011-11 Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities. The purpose of this amendment is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. This amendment requires an entity to address significant differences in amounts

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 3—Recently Issued Accounting Standards (continued)

presented in the statements of financial position by disclosing both gross and net information about instruments and transactions eligible for offset. This amendment covers derivatives, sale and repurchase agreements and reverse sale and repurchase agreements. These amendments are effective for annual reporting periods beginning on or after January 1, 2013. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-11.

Note 4—Earnings (Loss) Per Common Share

All weighted average shares, actual shares and per share information in the consolidated financial statements have been adjusted retroactively for the effect of stock dividends and splits, if applicable, in the calculation of basic and diluted earnings (loss) per common share. See Note 1 of the consolidated financial statements for a discussion on the calculation of earnings (loss) per common share.

Diluted earnings per common share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Proceeds assumed to have been received on such exercise or conversion, are assumed to be used to purchase shares of the Company’s common stock at the average market price during the period, as required by the “treasury stock method” of accounting. For purposes of calculating the basic and diluted loss per share, the Company’s reported net income (loss) is adjusted for dividends on preferred stock and net accretion/amortization related to the issuance of preferred stock to determine the net income (loss) to common shareholders.

The calculations of basic and diluted earnings (loss) per common share are presented below for the six months ended June 30, 2012 and 2011:

	For the six months ended June 30,
	2012	2011
	(In thousands, except per share information)
Net income (loss)	$1,364	$(470)
Less: preferred stock dividends	(240)	(239)
Less: net discount accretion on preferred stock	(27)	(27)

Net income (loss) to common shareholders	$1,097	$(736)

Average basic common shares outstanding	3,144	3,142
Effect of dilutive stock options	11	—

Average number of common shares used to calculate diluted earnings per common share	3,155	3,142

Basic earnings (loss) per common share	$0.35	$(0.23)
Diluted earnings (loss) per common share	$0.35	$(0.23)

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 4—Earnings (Loss) Per Common Share (continued)

The amount of preferred stock dividends and the net accretion or amortization related to each series of preferred stock is presented below for the six months ended June 30, 2012 and 2011:

	For the six months ended June 30,
	2012	2011
	(Dollars in thousands)
Preferred dividends:
Preferred Series A	$115	$114
Preferred Series B	10	10
Preferred Series C	115	115

Total preferred dividends	$240	$239

Net accretion (amortization) on preferred stock:
Preferred Series A	$(29)	$(28)
Preferred Series B	3	2
Preferred Series C	(1)	(1)
Total net accretion (amortization) on preferred stock	$(27)	$(27)

Note 5—Securities Available for Sale

The amortized cost, unrealized gains and losses, and the estimated fair value of the Company’s investment securities available for sale are as follows:

	June 30, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Obligations of U.S. government agencies and corporations	$1,000	$—	$—	$1,000
Obligations of states and political subdivisions	11,524	509	(17)	12,016
Agency mortgage-backed securities	11,022	417	—	11,439
Money market mutual fund	529	—	—	529

Total investment securities available for sale	$24,075	$926	$(17)	$24,984

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Obligations of U.S. government agencies and corporations	$6,000	$7	$—	$6,007
Obligations of states and political subdivisions	8,511	565	(23)	9,053
Agency mortgage-backed securities	9,861	312	—	10,173
Money market mutual fund	28	—	—	28

Total investment securities available for sale	$24,400	$884	$(23)	$25,261

There were no individual securities in a continuous unrealized loss position for twelve months or longer as of June 30, 2012 and December 31, 2011.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 5—Securities Available for Sale (continued)

Securities with a carrying value of $3.3 million and $11.7 million at June 30, 2012 and December 31, 2011, respectively, were pledged to secure repurchase agreements, secured borrowings, and a letter of credit.

The amortized cost and fair value of securities as of June 30, 2012 by contractual maturity are shown below. Certain of these investment securities have call features which allow the issuer to call the security prior to its maturity date at the issuer’s discretion.

	June 30, 2012
	Available for Sale Securities
	Amortized Cost	Fair Value
	(Dollars in thousands)
Due within one year	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	1,533	1,626
Due after ten years	22,013	22,829

	23,546	24,455
Money market mutual fund	529	529

Total	$24,075	$24,984

Note 6—Loans Receivable and Related Allowance for Loan Losses

Loans receivable consist of the following at June 30, 2012 and December 31, 2011:

	June 30, 2012	December 31, 2011
	(Dollars in thousands)
Commercial:
Commercial and industrial	$62,059	$58,741
Commercial mortgage	87,359	82,190
Commercial construction	4,166	4,494

Total commercial	153,584	145,425

Residential mortgage loans	52,552	57,263
Consumer:
Home equity lines of credit	20,953	20,945
Other consumer loans	13,231	16,685

Total consumer	34,184	37,630

Total loans	240,320	240,318
Allowance for loan losses	(2,427)	(2,470)
Net deferred loan fees	(237)	(203)

Total loans receivable, net	$237,656	$237,645

The Bank’s loans consist of credits to borrowers spread over a broad range of industrial classifications. The largest concentrations of loans are to lessors of nonresidential buildings and lessors of residential buildings and dwellings. As of June 30, 2012, these loans totaled $40.7 million and $28.5 million, respectively, or 17.0% and 11.9%, respectively, of the total loans outstanding. These credits were subject to normal underwriting standards

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 6—Loans Receivable and Related Allowance for Loan Losses (continued)

and did not present more than the normal amount of risk assumed by the Bank’s other lending activities. Management believes this concentration does not pose abnormal risk when compared to the risk it assumes in other types of lending. The Bank has no other concentration of loans which exceeds 10% of total loans.

The following tables summarize the activity in the allowance for loan losses by loan class for the six months ended June 30, 2012 and 2011:

	June 30, 2012 Allowance for Loan Losses
	(Dollars in thousands)
	Beginning Balance	Charge- offs	Recoveries	Provision for loan losses	Ending Balance
Commercial and industrial	$1,404	$(200)	$1	$(115)	$1,090
Commercial mortgage	198	—	—	11	209
Commercial construction	10	—	—	—	10
Residential mortgage loans	190	—	—	(29)	161
Home equity lines of credit	94	(190)	—	147	51
Other consumer loans	34	—	16	(22)	28
Unallocated	540	—	—	338	878

Total loans	$2,470	$(390)	$17	$330	$2,427

	June 30, 2011 Allowance for Loan Losses
	(Dollars in thousands)
	Beginning Balance	Charge- offs	Recoveries	Provision for loan losses	Ending Balance
Commercial and industrial	$321	$(198)	$1	$748	$872
Commercial mortgage	486	—	—	(291)	195
Commercial construction	9	—	—	6	15
Residential mortgage loans	382	—	—	(243)	139
Home equity lines of credit	123	—	—	431	554
Other consumer loans	103	(58)	—	(6)	39
Unallocated	837	—	—	(468)	369

Total loans	$2,261	$(256)	$1	$177	$2,183

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 6—Loans Receivable and Related Allowance for Loan Losses (continued)

The following tables present the balance in the allowance for loan losses at June 30, 2012 and December 31, 2011 disaggregated on the basis of the Company’s impairment method by class of loans receivable along with the balance of loans receivable by class disaggregated on the basis of the Company’s impairment methodology:

	June 30, 2012
	Allowance for Loan Losses			Loans Receivables
	(Dollars in thousands)
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial and industrial	$1,090	$938	$152	$62,059	$5,670	$56,389
Commercial mortgage	209	—	209	87,359	—	87,359
Commercial construction	10	—	10	4,166	—	4,166
Residential mortgage loans	161	42	119	52,552	561	51,991
Home equity lines of credit	51	—	51	20,953	246	20,707
Other consumer loans	28	—	28	13,231	—	13,231
Unallocated	878	—	878	—	—	—

Total loans	$2,427	$980	$1,447	$240,320	$6,477	$233,843

	December 31, 2011
	Allowance for Loan Losses			Loans Receivables
	(Dollars in thousands)
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial and industrial	$1,404	$1,260	$144	$58,741	$7,101	$51,640
Commercial mortgage	198	—	198	82,190	—	82,190
Commercial construction	10	—	10	4,494	—	4,494
Residential mortgage loans	190	58	132	57,263	153	57,110
Home equity lines of credit	94	44	50	20,945	436	20,509
Other consumer loans	34	—	34	16,685	—	16,685
Unallocated	540	—	540	—	—	—

Total loans	$2,470	$1,362	$1,108	$240,318	$7,690	$232,628

The Bank had no loans acquired with deteriorated credit quality as of June 30, 2012 and December 31, 2011.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 6—Loans Receivable and Related Allowance for Loan Losses (continued)

The following tables summarize information in regard to impaired loans by loan portfolio class as of June 30, 2012 and December 31, 2011 as well as for the years then ended, respectively:

	June 30, 2012
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial and industrial	$—	$—	$—	$—	$—
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	424	424	—	141	10
Home equity lines of credit	246	700	—	310	—
Other consumer loans	—	—	—	—	—

With an allowance recorded:
Commercial and industrial	$5,670	$6,025	$938	$5,803	$24
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	137	144	42	140	—
Home equity lines of credit	—	—	—	—	—
Other consumer loans	—	—	—	—	—

Total:
Commercial and industrial	$5,670	$6,025	$938	$5,803	$24
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	561	568	42	281	10
Home equity lines of credit	246	700	—	310	—
Other consumer loans	—	—	—	—	—

Total	$6,477	$7,293	$980	$6,394	$34

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 6—Loans Receivable and Related Allowance for Loan Losses (continued)

	December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial and industrial	$1,216	$1,322	$—	$1,236	$—
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Other consumer loans	—	—	—	—	—

With an allowance recorded:
Commercial and industrial	$5,885	$6,043	$1,260	$2,918	$130
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	153	154	58	65	7
Home equity lines of credit	436	700	44	515	—
Other consumer loans	—	—	—	—	—

Total:
Commercial and industrial	$7,101	$7,365	$1,260	$4,154	$130
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	153	154	58	65	7
Home equity lines of credit	436	700	44	515	—
Other consumer loans	—	—	—	—	—

Total	$7,690	$8,219	$1,362	$4,734	$137

The following table presents nonaccrual loans by classes of the loan portfolio as of June 30, 2012 and December 31, 2011:

	June 30, 2012	December 31, 2011
	(Dollars in thousands)
Commercial and industrial	$4,815	$6,227
Commercial mortgage	—	—
Commercial construction	—	—
Residential mortgage loans	561	153
Home equity lines of credit	246	436
Other consumer loans	—	—

Total loans	$5,622	$6,816

The Bank’s policy for interest income recognition on nonaccrual loans is to recognize income under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Bank. The Bank will not recognize income if these factors do not exist. Interest that would have been accrued on non-accruing loans under the original terms but was not recognized as interest income totaled $96 thousand for the six months ended June 30, 2012 and $152 thousand for the year ended December 31, 2011.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 6—Loans Receivable and Related Allowance for Loan Losses (continued)

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of June 30, 2012 and December 31, 2011:

	June 30, 2012
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial:
Commercial and industrial	$55,326	$1,474	$5,259	$—	$62,059
Commercial mortgage	86,142	812	405	—	87,359
Commercial construction	3,569	597	—	—	4,166
Residential mortgage loans	51,503	489	560	—	52,552
Consumer:
Home equity lines of credit	20,550	157	246	—	20,953
Other consumer loans	13,231	—	—	—	13,231

Total	$230,321	$3,529	$6,470	$—	$240,320

	December 31, 2011
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial:
Commercial and industrial	$48,665	$834	$9,242	$—	$58,741
Commercial mortgage	79,850	—	2,340	—	82,190
Commercial construction	3,897	—	597	—	4,494
Residential mortgage loans	56,617	493	153	—	57,263
Consumer:
Home equity lines of credit	20,350	159	436	—	20,945
Other consumer loans	16,643	—	42	—	16,685

Total	$226,022	$1,486	$12,810	$—	$240,318

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of June 30, 2012 and December 31, 2011:

	June 30, 2012
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables
	(Dollars in thousands)
Commercial:
Commercial and industrial	$—	$85	$1,046	$1,131	$60,928	$62,059
Commercial mortgage	—	—	—	—	87,359	87,359
Commercial construction	—	—	—	—	4,166	4,166
Residential mortgage loans	—	424	—	424	52,128	52,552
Consumer:
Home equity lines of credit	—	—	246	246	20,707	20,953
Other consumer loans	33	—	—	33	13,198	13,231

Total	$33	$509	$1,292	$1,834	$238,486	$240,320

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 6—Loans Receivable and Related Allowance for Loan Losses (continued)

	December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables
	(Dollars in thousands)
Commercial:
Commercial and industrial	$87	$560	$2,412	$3,059	$55,682	$58,741
Commercial mortgage	—	—	—	—	82,190	82,190
Commercial construction	—	—	—	—	4,494	4,494
Residential mortgage loans	—	153	—	153	57,110	57,263
Consumer:
Home equity lines of credit	—	—	436	436	20,509	20,945
Other consumer loans	117	—	—	117	16,568	16,685

Total	$204	$713	$2,848	$3,765	$236,553	$240,318

As of June 30, 2012 and December 31, 2011, there were no loans greater than 90 days past due and still accruing.

The Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Bank’s allowance for loan losses.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

The following tables reflect information regarding the Bank’s troubled debt restructurings as of June 30, 2012 and December 31, 2011:

	June 30, 2012
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post- Modification Outstanding Recorded Investments
	(Dollars in thousands)
Troubled debt restructurings:
Commercial and industrial	2	$4,583	$4,318
Commercial mortgage	—	—	—
Commercial construction	—	—	—
Residential mortgage loans	1	144	144
Home equity lines of credit	1	695	695
Other consumer loans	—	—	—

Total	4	$5,422	$5,157

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 6—Loans Receivable and Related Allowance for Loan Losses (continued)

	December 31, 2011
	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
	(Dollars in thousands)
Troubled debt restructurings:
Commercial and industrial	1	$3,665	$3,400
Commercial mortgage	—	—	—
Commercial construction	—	—	—
Residential mortgage loans	1	144	144
Home equity lines of credit	1	695	695
Other consumer loans	—	—	—

Total	3	$4,504	$4,239

The home equity line of credit troubled debt restructuring listed above totaling $695 thousand was in default at both June 30, 2012 and December 31, 2011. All other troubled debt restructuring loans have not subsequently defaulted in the prior twelve months as of each of these dates.

Note 7—Other Real Estate Owned

Other real estate owned is presented net of an allowance for losses which totaled $170 thousand as of both June 30, 2012 and December 31, 2011.

Expenses applicable to other real estate for the six months ended June 30, 2012 and 2011 include the following:

	June 30, 2012	June 30, 2011
	(Dollars in thousands)
Net loss on sales of other real estate	$—	$316
Operating expenses, net of rental income	—	56

	$—	$372

Note 8—Shareholders’ Equity

During the initial offering period in 2005, the Company sold 2,107,500 shares of common stock at $10.00 per share, which resulted in net proceeds of $21.0 million, as well as warrants to purchase a total of 421,500 shares of common stock at an exercise price of $12.50 per share with an expiration date in November 2010, five years from the date of issuance. As of February 29, 2008, in connection with the acquisition of Prestige, First Priority issued an additional 976,137 shares of common stock and warrants to purchase 195,227 shares of its common stock at an exercise price of $12.50 per share with an expiration date in October 2012, resulting in additional equity of $7.4 million. Subsequently, on October 28, 2010, the Company’s Board of Directors authorized an extension of the expiration date of the total 616,727 warrants outstanding to December 31, 2013.

On August 1, 2008, 39,292 shares of common stock were issued to convert $390 thousand of convertible subordinated debentures, issued in June and July 2007, which the Company elected to convert, resulting in additional equity of $403 thousand. On December 31, 2009, 20,302 shares of restricted common stock were

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 8—Shareholders’ Equity (continued)

issued to a select group of executives of the Company under provisions of the Company’s Deferred Compensation Plan which became effective January 1, 2009, as described in Note 15. Of the 20,302 restricted shares issued under this plan, 1,003 shares were forfeited during 2010 resulting in 19,299 restricted shares remaining outstanding as of December 31, 2011 and June 30, 2012.

On February 20, 2009, First Priority entered into a Letter Agreement with the Treasury (the “Purchase Agreement”) as part of the Treasury’s TARP Capital Purchase Program, pursuant to which the Company issued and sold, and the Treasury agreed to purchase, (i) 4,579 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $100 par value per share, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), and (ii) a warrant (the “Warrant) to purchase, on a net basis, up to 229 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $100 per share (the “Series B Preferred Stock”), with an exercise price of $100 per share, for an aggregate purchase price of $4.58 million in cash, less $29 thousand in legal issuance costs. The Company entered into a side letter agreement with Treasury, dated February 20, 2009, which, among other things, clarified that to the extent the terms of any of the Purchase Agreement, the Warrant or the terms of the Series A Preferred Stock or the Series B Preferred Stock are inconsistent with the American Recovery and Reinvestment Act of 2009 (“ARRA”), as it may be amended from time to time, or any rule or regulation promulgated thereunder, the ARRA and such rules and regulations shall control. On February 20, 2009, the Treasury immediately exercised the Warrant, on a cashless basis, which resulted in the issuance of the 229 shares of the Series B Preferred Stock. The Series A and Series B Preferred Stock were recorded at fair value and will be amortized to liquidation value over a five year expected life.

On December 18, 2009, First Priority entered into an additional Purchase Agreement with the Treasury as part of the Treasury’s TARP Capital Purchase Program for Small Banks, pursuant to which the Company issued and sold, and the Treasury agreed to purchase, (i) 4,596 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $100 par value per share, having a liquidation preference of $1,000 per share (the “Series C Preferred Stock”), for an aggregate purchase price of $4.60 million in cash, less $8 thousand in legal issuance costs.

The issuance and sale of the Series A Preferred Stock, the Warrant, the Series B Preferred Stock, and the Series C Preferred Stock were private placements exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The Series A and Series C Preferred Stock pays cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Series B Preferred Stock pays cumulative dividends at a rate of 9% per annum. The Series A, B and C Preferred Stock have no maturity date and rank senior to common stock with respect to dividends and upon liquidation, dissolution, or winding up. The Company may redeem the Series A or Series C Preferred Stock, in whole or in part, at its liquidation preference plus accrued and unpaid dividends at any time as permitted by the ARRA and the rules and regulations promulgated thereunder. The Series B Preferred Stock may not be redeemed until all of the Series A Preferred Stock has been redeemed.

The Purchase Agreements, pursuant to which the preferred shares were sold, contain limitations on the payment of dividends on the common stock and on the Company’s ability to repurchase its common stock, and subjects the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (“EESA”). As a condition to the closing of the transaction, each of the Company’s Senior Executive Officers (as defined in the Purchase Agreement) (the “Senior Executive Officers”) executed a waiver (the “Waiver”) voluntarily waiving any claim against the Treasury or the Company for any changes to such Senior Executive Officer’s compensation or benefits that are required to comply with the regulation issued by the Treasury under the TARP Capital Purchase Plan and acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 8—Shareholders’ Equity (continued)

agreements (including so-called “golden parachute” agreements) (collectively, “Benefit Plans”) as they relate to the period the Treasury holds any equity securities of the Company acquired through the TARP Capital Purchase Plan.

The Company has also effected changes to its benefits plans as may be necessary to comply with the executive compensation provisions of EESA. These restrictions will cease when the Treasury ceases to own any debt or preferred securities of the Company acquired pursuant to the Purchase Agreement.

On June 19, 2012, the Treasury notified the Company via a letter that it is considering inclusion of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock issued to the Treasury under the TARP Capital Purchase Program as part of a series of pooled auctions of CPP investments. According to the letter, the Treasury will also offer the Company the opportunity to opt-out of the pooled auction if they decide, with regulatory approval, to make a bid to repurchase all of the remaining outstanding CPP securities or designate a single (or single group of investors) to make a bid to purchase these securities. Subsequently, as permitted, the Company opted out of such pooled auction and has entered into an agreement to designate a third party to make a bid to purchase these securities. The third party will grant the Company an option to purchase, in whole or in part and from time to time, shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock it owns during a 27-month period commencing on the date of the third party’s purchase from the Treasury at agreed upon prices not to exceed the liquidation preference for such preferred stock, in addition to all accrued but unpaid dividends and interest. There can be no assurances that any third party bid to purchase the Company’s outstanding Fixed Rate Cumulative Perpetual Preferred Stock will be accepted by the Treasury. If the Treasury does not accept the third party bid to purchase such securities, the Treasury may conduct an individual auction or other process, including placing such securities into a pooled sale process, for disposing of such securities.

Note 9—Deferred Compensation Plan

In December 2008, the Company adopted a Deferred Compensation Plan for the benefit of a select group of executives of the Company, eligibility as determined by the Board of Directors. The Plan was an unfunded arrangement which became effective January 1, 2009. The Plan was subject to annual renewal by the Board of Directors and was terminated effective close of business December 31, 2009. However, the amounts that certain executive officers elected to defer under the Plan remain subject to the terms and conditions outlined in the Plan.

The Plan required each eligible plan participant to make an election which defined the participant’s voluntary election deferral amount for the following year. The participant’s annual salary would be reduced for that year by the amount of the deferral amount, which will be paid to the participant in the future, plus interest, upon the Company reaching a Profitability Date, which was defined in the Plan as the last day of a calendar year (Plan Year) in which (1) the Company reports three quarters of profitability during such calendar year, and (2) the Company also achieves profitability for that entire calendar year. Both of these criteria must be met inclusive of the required accrual of compensation cost related to this plan.

At the end of the 2009 Plan Year, the Company credited to each participant’s Company Contribution Account a number of shares of Restricted Stock equal to 100% of the amount of Deferrals for the Plan Year divided by $10, defined by the plan as the greater of: (1) the current market value of the Company’s common stock at the end of

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 9—Deferred Compensation Plan (continued)

the Plan year or (2) $10. The Participant will become 100% vested in this restricted stock upon: (1) the Company reaching a Profitability Date, as defined above and (2) continued employment until the later of the three year anniversary of the Profitability Date or the five year anniversary of the date on which contributions were made.

Change in Control provisions exist by which both the Participant’s Deferral and the Company Contribution will become fully vested immediately upon a change of control of the Company, as defined in the agreements.

For the 2009 Plan Year, the Board of Directors designated twelve executives of the Company eligible to participate in the Plan. All twelve of these executives elected to participate in the plan resulting in a total salary deferral for the 2009 Plan Year of $203 thousand. On December 31, 2009, the Company issued 20,302 shares of restricted common stock which were credited to each Participant’s Company Contribution Account based on a conversion price of $10 per share. During 2010, 1,003 of these shares were forfeited, related to a salary deferral of $10 thousand which was also forfeited under the plan, resulting in 19,299 shares remaining outstanding under this plan as of December 31, 2011 and June 30, 2012. These shares are restricted and subject to the vesting requirements as defined within the Plan.

During the second quarter of 2012, management made a determination that it was more likely than not that the Company would meet the requirements of the Plan’s Profitability Date during and by the end of 2012; and therefore, accrued all related expenses required by the Plan through June 30, 2012 totaling $255 thousand. These expenses consisted of $193 thousand of previously deferred salary expense, $15 thousand of related interest calculated on deferred salaries and $47 thousand of compensation costs related to the issuance of restricted stock. The accrued expenses related to the deferred salaries and interest would be paid only if the requirements of the Plan are met for the full year of 2012, and assuming that these requirements are met as of December 31, 2012, the restricted stock will vest on December 31, 2015 or upon a Change of Control as determined by the Plan.

Note 10—Stock Compensation Program

In 2005, the Company adopted the 2005 Stock Compensation Program, which was amended at the Company’s annual meeting on April 23, 2009 as the 2009 Stock Compensation Program (the “Program”) and further amended effective March 18, 2010. The Program allows equity benefits to be awarded in the form of Incentive Stock Options, Compensatory Stock Options or Restricted Stock. The Program authorizes the Board of Directors to grant options up to an aggregate maximum of 825,000 shares to officers, other employees and directors of the Company. Only employees of the Company will be eligible to receive Incentive Stock Options and such grants are subject to the limitations under Section 422 of the Internal Revenue Code.

All stock options granted under the Program fully vest in four years from the date of grant (or potentially earlier upon a change of control) and terminate ten years from the date of the grant. The exercise price of the options granted shall be the fair market value of a share of common stock at the time of the grant, with a minimum exercise price of $10 per share for shares issued prior to March 18, 2010. Effective March 18, 2010, the Company’s stock compensation program was amended to eliminate the minimum exercise price.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 10—Stock Compensation Program (continued)

A summary of stock option activity for the six months ended June 30, 2012 is presented below:

	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	695,350	$8.94
Granted during year	23,000	5.87
Forfeited/cancelled during year	(6,000)	5.95

Outstanding at end of year (1)	712,350	$8.87

Exercisable at end of year (1)	489,850	$10.01

(1)	Included in options outstanding and exercisable at June 30, 2012 are 100,000 organizer options, with an exercise price of $10.00 per share, exchanged as part of the 2008 acquisition of Prestige which were issued outside of the Program.

The weighted average remaining contractual life of all outstanding stock options and exercisable options at June 30, 2012 was 5.50 years and 4.07 years, respectively. The aggregate intrinsic value of options outstanding and exercisable options was $105 thousand and $0, respectively, as of June 30, 2012.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The table below provides the weighted average assumptions for the six months ended June 30, 2012:

2012
Dividend yield	0.0%
Expected life	7 years
Expected volatility	36%
Risk-free interest rate	1.28%
Weighted average fair value	$2.32

The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. Due to the Company’s lack of sufficient historical exercise data and the limited period of time for which shares have been issued, the “simplified” method is used to determine the expected life of options, calculated as the average of the sum of the vesting term and original contractual term for all periods presented. The expected volatility percentage is based on the average expected volatility of similar public financial institutions in the Company’s market area. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant.

As of June 30, 2012, there was $313 thousand of unrecognized compensation cost related to non-vested stock options granted after January 1, 2007. That cost is expected to be recognized over a weighted average period of 3.0 years. There was no tax benefit recognized related to this stock-based compensation.

Restricted Stock grants fully vest three years from the date of grant (or potentially earlier upon a change of control), subject to the recipient remaining an employee of the Company. Upon issuance of the shares, resale of the shares is restricted during the vesting period, during which the shares may not be sold, pledged, or otherwise disposed of. Prior to the vesting date and in the event the recipient terminates association with Company for any reasons other than death, disability or change of control, the recipient forfeits all rights to the shares that would otherwise be issued under the grant. Restricted stock awards granted under the Plan were recorded at the date of the award based on the estimated fair value of the shares. As of June 30, 2012, there was $75 thousand of unrecognized compensation cost related to restricted stock, which will be amortized through December 31, 2015.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 10—Stock Compensation Program (continued)

A summary of restricted stock award activity is presented below for the six months ended June 30, 2012:

	Shares	Weighted Average Exercise Price
Outstanding at beginning of year (1)	19,299	$5.81
Granted during year	2,075	5.87
Forfeited/cancelled during year	(250)	5.87

Outstanding at end of year	21,124	$5.82

(1)	Included in outstanding restricted stock are 19,299 grants issued as part of the 2009 Deferred Compensation Plan (see Note 9).

Note 11—Federal Income Taxes

Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company evaluates the likelihood of realizing our deferred tax asset by estimating sources of future taxable income and the impact of tax planning strategies. The Company has considered tax planning strategies, future market growth, forecasted earnings and future taxable income in determining the realizability of deferred tax assets. If we were to make a determination that it is more likely than not that the deferred tax assets for which we had established a valuation allowance would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded.

The components of the net deferred tax asset at June 30, 2012 and December 31, 2011 are as follows:

	June 30, 2012	December 31, 2011
	(Dollars in thousands)
Deferred tax assets:
Allowance for loan losses	$568	$558
Organization and start-up costs	159	168
Net operating loss carryforwards	2,447	2,732
Net operating loss carryforwards—acquired	572	572
Contribution carryforward	17	17
Non-qualified stock option expense	139	104
Interest deferral on non-accrual loans	90	95
Other real estate owned deferred costs	59	59
Alternative minimum tax payments	40	—
Other	13	14

	4,104	4,319
Valuation allowance	(2,330)	(3,282)

Total Deferred Tax Assets, Net of Valuation Allowance	1,774	1,037

Deferred tax liabilities:
Unrealized gain on available for sale securities	309	293
Property and equipment	30	50
Cash basis conversions	148	168
Other	1	2

	488	513

Net Deferred Tax Asset	$1,286	$524

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 11—Federal Income Taxes (continued)

The Company has net operating loss (“NOL”) carryforwards available to reduce future federal income taxes of approximately $7.2 million at June 30, 2012, which expire in 2026 through 2030. In addition, the Company also acquired a NOL for tax purposes related to the acquisition of Prestige Community Bank which totaled $1.7 million as of June 30, 2012 and is subject to certain limitations and expires in 2028 if not fully utilized. As the Company is able to utilize the acquired NOL, the impact of this reduction in the Company’s tax liability is recognized as a reduction of goodwill.

Reconciliation of the statutory federal income tax expense (benefit) computed at 34% to the income tax expense (benefit) included in the consolidated statements of income is as follows:

	For the six months ended June 30,
	2012	2011
	(Dollars in thousands)
Federal income tax expense (benefit) at statutory rate of 34%	$113	$(185)
Increase (decrease) in taxes resulting from:
Tax exempt interest income, net	(7)	—
Non-deductible collateral protection expense	57	152
Non-deductible merger related costs	44	—
Valuation allowance	(1,245)	(49)
Other	7	7

Income tax benefit	$(1,031)	$(75)

Note 12—Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At June 30, 2012 and December 31, 2011, outstanding commitments to extend credit consisting of total unfunded commitments under lines of credit were $53.6 million and $51.9 million, respectively. In addition, as of these same respective periods, there were $1.2 million and $524 thousand of commitments issued under performance standby letters of credit which were secured by either customer deposit balances or liens on real estate.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 12—Financial Instruments with Off-Balance Sheet Risk (continued)

In addition, as of June 30, 2012 and December 31, 2011 the Bank pledged $199 thousand of deposit balances at each respective period at a correspondent bank to support a $199 thousand letter of credit issued on behalf of a customer of the Bank. This transaction is fully secured by the customer through a pledge of the customer’s deposits at the Bank.

Note 13—Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of June 30, 2012, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

The Bank’s capital amounts and ratios at June 30, 2012 and December 31, 2011 are presented below:

	Actual		Minimum Capital Requirement				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)
June 30, 2012
Total capital (to risk-weighted assets)	$28,627	12.80%	$	≥17,891	≥	8.0%	$	≥22,364	≥	10.0%
Tier 1 capital (to risk-weighted assets)	26,190	11.71	≥	8,945	≥	4.0	≥	13,418	≥	6.0
Tier 1 capital (to total assets)	26,190	9.54	≥	10,978	≥	4.0	≥	13,722	≥	5.0

December 31, 2011
Total capital (to risk-weighted assets)	$28,227	12.81%	$	≥17,624	≥	8.0%	$	≥22,031	≥	10.0%
Tier 1 capital (to risk-weighted assets)	25,747	11.69	≥	8,812	≥	4.0	≥	13,218	≥	6.0
Tier 1 capital (to total assets)	25,747	8.98	≥	11,470	≥	4.0	≥	14,338	≥	5.0

First Priority’s ability to pay cash dividends is dependent on receiving cash in the form of dividends from First Priority Bank. However, certain restrictions exist regarding the ability of First Priority Bank to transfer funds to First Priority in the form of cash dividends. All dividends are currently subject to prior approval of the Pennsylvania Department of Banking and the FDIC and are payable only from the undivided profits of First Priority Bank, with the exception of an exemption enacted by the Pennsylvania Department of Banking which allows the Bank to pay dividends related to the issuance of preferred stock under the U.S. Department of the Treasury’s Troubled Asset Relief Program—Capital Purchase Program. In addition, the payment of dividends by First Priority, including dividends, to the U.S. Department of the Treasury under the Capital Purchase Program, requires prior approval of The Federal Reserve Bank when net income for the past four quarters is not sufficient to fund the dividend payments over that same period or when such payment would negatively impact capital adequacy of the Company. However, even though the Bank has achieved profitability for the first six months of 2012, neither First Priority nor the Bank have undivided profits from which to pay cash dividends to the common shareholders.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 13—Regulatory Matters (continued)

The Company’s capital amounts and ratios are similar to those of the Bank.

Note 14—Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of June 30, 2012 and December 31, 2011 and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with FASB ASC Topic 820 – Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in some instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

FASB ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC Topic 820 are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 14—Fair Value Measurements and Fair Values of Financial Instruments (continued)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2012 and December 31, 2011 are as follows:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in thousands)
As of June 30, 2012:
Obligations of U.S. government agencies and corporations	$1,000	$—	$1,000	$—
Obligations of states and political subdivisions	12,016	—	12,016	—
Agency mortgage-backed securities	11,439	—	11,439	—
Money market mutual fund	529	529	—	—

Total assets measured at fair value on a recurring basis	$24,984	$529	$24,455	$—

As of December 31, 2011:
Obligations of U.S. government agencies and corporations	$6,007	$—	$6,007	$—
Obligations of states and political subdivisions	9,053	—	9,053	—
Agency mortgage-backed securities	10,173	—	10,173	—
Money market mutual fund	28	28	—	—

Total assets measured at fair value on a recurring basis	$25,261	$28	$25,233	$—

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2012 and December 31, 2011 are as follows:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in thousands)
As of June 30, 2012:
Impaired loans	$5,497	$—	$—	$5,497
Other real estate owned	230	—	—	230
Repossessed assets	44	—	—	44

Total assets measured at fair value on a nonrecurring basis	$5,771	$—	$—	$5,771

As of December 31, 2011:
Impaired loans	$6,328	$—	$—	$6,328
Other real estate owned	230	—	—	230
Repossessed assets	89	—	—	89

Total assets measured at fair value on a nonrecurring basis	$6,647	$—	$—	$6,647

Management generally uses a discounted appraisal technique in valuing impaired assets, resulting in the discounting of the collateral values underlying each impaired asset. A discounted tax assessment rate has been applied for smaller assets to determine the discounted collateral value. Discounts generally range from 10 – 15%,

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 14—Fair Value Measurements and Fair Values of Financial Instruments (continued)

which represents charges that are anticipated in the liquidation of the asset and other considerations. All impaired loans are classified as Level 3 in the fair value hierarchy. Collateral may be real estate and / or business assets. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment.

Of the total impaired loan portfolio at June 30, 2012 totaling $6.5 million, $5.8 million carried at cost had a fair value of $4.8 million, with a specific reserve allocation of $980,000, and $670 thousand was carried at cost with no specific allocation as the fair value of the collateral exceeded the carrying value.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful.

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at June 30, 2012 and December 31, 2011:

Cash and Cash Equivalents

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Securities

The fair value of securities available for sale (carried at fair value) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments, if applicable.

Loans Receivable

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal.

Impaired Loans

Impaired loans are those that are accounted for under FASB ASC Topic 310, Receivables, in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 14—Fair Value Measurements and Fair Values of Financial Instruments (continued)

lowest level of input that is significant to the fair value measurements. The fair value consists of impaired loan balances of $6.5 million, net of a valuation allowance of $1.0 million as of June 30, 2012 and impaired loans of $7.7 million, net of a valuation allowance of $1.4 million as of the year ended December 31, 2011.

Other Real Estate Owned

Other real estate owned consists of properties acquired as a result of deeds in lieu of foreclosure, foreclosure or through other means related to collateral on Bank loans. Costs relating to the development or improvement of assets are capitalized, and costs relating to holding the property are charged to expense. The Company had $230 thousand of other real estate owned at both June 30, 2012 and December 31, 2011.

Repossessed Assets

Repossessed assets consist of personal property, specifically manufactured housing, that has been acquired for debts previously contracted and are included in other assets on the balance sheet. Costs relating to these assets are charged to expense. There was $44 thousand and $89 thousand of repossessed assets at June 30, 2012 and December 31, 2011, respectively.

Restricted Investment in Bank Stock

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and accrued interest payable approximates fair value.

Deposit Liabilities

The fair values disclosed for demand deposits (interest and noninterest checking), money market and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market to the maturities of the time deposits.

Short-Term Borrowings

The carrying amounts of short-term borrowings approximate their fair values.

Long-Term Debt

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

First Priority Financial Corp.

Unaudited Notes to Consolidated Financial Statements

Note 14—Fair Value Measurements and Fair Values of Financial Instruments (continued)

Off-Balance Sheet Financial Instruments

Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

At June 30, 2012 and December 31, 2011, the estimated fair values of the Company’s financial instruments were as follows:

	June 30, 2012
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$5,497	$5,497	$5,497	—	—
Securities available for sale	24,984	24,984	529	24,455	—
Loans receivable, net	237,656	241,573	—	—	241,573
Restricted stock	1,324	1,324	—	—	1,324
Accrued interest receivable	1,041	1,041	—	1,041	—

Liabilities:
Deposits	242,267	244,717	—	244,717	—
Long-term debt	3,000	3,067	—	3,067	—
Accrued interest payable	453	453	—	453	—

Off-balance sheet credit related instruments:
Commitments to extend credit	—	—	—	—	—

	December 31, 2011
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$16,218	$16,218	$16,218	—	—
Securities available for sale	25,261	25,261	28	25,233	—
Loans receivable, net	237,645	241,522	—	—	241,522
Restricted stock	1,461	1,461	—	—	1,461
Accrued interest receivable	1,055	1,055	—	1,055	—

Liabilities:
Deposits	245,736	248,314	—	248,314	—
Short-term borrowings	3,000	3,000	—	3,000	—
Long-term debt	8,000	8,189	—	8,189	—
Accrued interest payable	482	482	—	482	—

Off-balance sheet credit related instruments:
Commitments to extend credit	—	—	—	—	—

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

First Priority Financial Corp.

We have audited the accompanying consolidated balance sheets of First Priority Financial Corp. and its subsidiary (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Priority Financial Corp. and its subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ ParenteBeard LLC

ParenteBeard LLC

Reading, Pennsylvania

August 7, 2012

First Priority Financial Corp.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2011	December 31, 2010
Assets
Cash and due from banks	$3,243	$1,393
Interest bearing deposits in banks	12,975	313

Total cash and cash equivalents	16,218	1,706

Securities available for sale (amortized cost: $24,400 and $24,947, respectively)	25,261	24,953

Loans receivable	240,115	233,540
Less: allowance for loan losses	2,470	2,261

Net loans	237,645	231,279

Restricted investments in bank stocks	1,461	1,783
Premises and equipment, net	1,055	1,248
Deferred taxes	524	325
Accrued interest receivable	1,056	1,135
Other real estate owned	230	2,223
Goodwill	1,083	1,194
Other assets	1,230	2,211

Total Assets	$285,763	$268,057

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$23,757	$17,116
Interest-bearing	221,979	210,577

Total deposits	245,736	227,693

Short-term borrowings	3,000	1,605
Long-term debt	8,000	8,000
Accrued interest payable	482	551
Other liabilities	688	2,981

Total Liabilities	257,906	240,830

Shareholders’ Equity
Preferred stock, $100 par value; authorized 10,000,000 shares; liquidation value: $1,000 per share:
Series A: 5%; 4,579 shares issued and outstanding; liquidation value: $4,579	4,456	4,399
Series B: 9%; 229 shares issued and outstanding; liquidation value: $229	242	247
Series C: 5%; 4,596 shares issued and outstanding; liquidation value: $4,596	4,591	4,590
Common stock, $1 par value; authorized 10,000,000 shares; 3,142,000 shares issued and outstanding	3,142	3,142
Surplus	26,062	25,966
Accumulated deficit	(11,497)	(11,123)
Accumulated other comprehensive income	861	6

Total Shareholders’ Equity	27,857	27,227

Total Liabilities and Shareholders’ Equity	$285,763	$268,057

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Income

(In thousands, except per share data)

	For the year ended December 31,
	2011	2010
Interest Income
Loans receivable, including fees	$12,643	$11,454
Securities—taxable	960	1,238
Securities—exempt from federal taxes	10	6
Interest bearing deposits and other	12	4
Federal funds sold and securities purchased under agreements to resell	—	1

Total Interest Income	13,625	12,703

Interest Expense
Deposits	3,979	4,177
Short-term borrowings	8	43
Long-term debt	331	331

Total Interest Expense	4,318	4,551

Net Interest Income	9,307	8,152
Provision for Loan Losses	1,082	1,307

Net Interest Income after Provision for Loan Losses	8,225	6,845

Non-Interest Income
Wealth management fee income	265	199
Gains on sales of investment securities	1,114	877
Other	162	167

Total Non-Interest Income	1,541	1,243

Non-Interest Expenses
Salaries and employee benefits	5,264	4,854
Occupancy and equipment	1,064	954
Data processing equipment and operations	455	469
Professional fees	719	606
Marketing, advertising, and business development	116	187
FDIC insurance assessments	282	356
Pennsylvania bank shares tax expense	175	148
Collateral protection expense	594	—
Other real estate owned	495	218
Other	532	506

Total Non-Interest Expenses	9,696	8,298

Income (Loss) Before Income Taxes	70	(210)
Income Tax Benefit	(88)	(325)

Net Income	$158	$115

Preferred dividends, including net amortization	532	471

Loss to Common Shareholders	$(374)	$(356)

Loss per common share
Basic and diluted	$(0.12)	$(0.11)

Weighted average common shares outstanding
Basic and diluted	3,142	3,143

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Shareholders’ Equity

For the Years Ended December 31, 2011 and 2010

(Dollars in thousands)

	Preferred Stock	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehen- sive Income	Total
Balance—December 31, 2009	$9,183	$3,143	$25,943	$(10,767)	$177	$27,679
Preferred stock dividends	—	—	—	(418)	—	(418)
Net amortization on preferred stock	53	—	—	(53)	—	—
Forfeiture of restricted common stock	—	(1)	1	—	—	—
Comprehensive loss:
Net income	—	—	—	115	—	115
Net unrealized holding loss on available for sale securities arising during the period	—	—	—	—	(171)	(171)

Total Comprehensive Loss						(56)

Stock options expense	—	—	22	—	—	22

Balance—December 31, 2010	$9,236	$3,142	$25,966	$(11,123)	$6	$27,227
Preferred stock dividends	—	—	—	(479)	—	(479)
Net amortization on preferred stock	53	—	—	(53)	—	—
Comprehensive income:
Net income	—	—	—	158	—	158
Net unrealized holding gain on available for sale securities arising during the period	—	—	—	—	855	855

Total Comprehensive Income						1,013

Stock options expense	—	—	96	—	—	96

Balance—December 31, 2011	$9,289	$3,142	$26,062	$(11,497)	$861	$27,857

See notes to consolidated financial statements.

First Priority Financial Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the year ended December 31,
	2011	2010
Cash Flows from Operating Activities
Net income	$158	$115
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for loan losses	1,082	1,307
Provision for foreclosed asset losses	148	113
Depreciation and amortization	249	256
Net (accretion) and amortization of securities (discounts) and premiums	119	(24)
Stock based compensation expense	96	22
Gains on sales of investment securities	(1,114)	(877)
Loss on sale of other real estate owned, net	316	—
Deferred income tax benefit	(88)	(325)
(Increase) decrease in accrued interest receivable	79	(109)
(Increase) decrease in other assets	528	(708)
Decrease in accrued interest payable	(69)	(47)
Increase (decrease) in other liabilities	12	(90)

Net Cash Provided by (Used in) Operating Activities	1,516	(367)

Cash Flows from Investing Activities
Net increase in loans	(7,511)	(41,825)
Purchases of securities available for sale	(34,851)	(38,384)
Redemption (purchase) of restricted stock	322	91
Proceeds from maturities or calls of securities available for sale	19,928	23,723
Proceeds from the sale of securities available for sale	14,656	22,071
Proceeds from the sale of other real estate owned	1,549	—
Purchases of premises and equipment	(56)	(194)

Net Cash Used in Investing Activities	(5,963)	(34,518)

Cash Flows from Financing Activities
Net increase in deposits	18,043	37,938
Net increase (decrease) in short-term borrowings	1,395	(2,326)
Proceeds from the issuance of preferred stock	—	—
Cash dividends paid on preferred stock	(479)	(459)

Net Cash Provided by Financing Activities	18,959	35,153

Net Increase in Cash and Cash Equivalents	14,512	268
Cash and Cash Equivalents—Beginning	1,706	1,438

Cash and Cash Equivalents—Ending	$16,218	$1,706

Supplementary Disclosures of Cash Flows Information
Noncash activity:
Trade date accounting for investment securities purchases	$—	$2,305
Transfer of loans receivable to other real estate owned	$73	$2,336
Cash paid during year for interest on deposits and borrowings	$4,387	$4,598

See notes to consolidated financial statements.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies

Organization and Nature of Operations

First Priority Financial Corp.

First Priority Financial Corp. (“First Priority”, the “Company”) was formed on May 11, 2007 under an agreement of reorganization and merger, dated as of February 20, 2007, which provided that First Priority Bank (the “Bank”) become a wholly-owned subsidiary of the Company, a Pennsylvania corporation formed by the Bank for the purpose of becoming a holding company for the Bank, which began operations in 2005. As such, the Company is subject to the rules and regulations of the Federal Reserve Board. Following the reorganization, the Bank continued its operations at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the reorganization.

The Company’s assets consist principally of its investment in the Bank and the primary activities are conducted through the Bank. The Company’s revenue is dependent primarily on net interest income, which is the difference between the interest income earned on loans, investments, and other earning assets and the interest paid on deposits and other interest bearing liabilities. Total revenue is also affected by non-interest income which is primarily derived from asset management related fees, service charges and other banking related fees, as well as gains recorded from the sale of investment securities or losses incurred from the sale of other real estate.

The Company’s operations are significantly affected by prevailing economic conditions, competition, and the monetary, fiscal, and regulatory policies of governmental agencies. Lending activities are influenced by a number of factors, including the general credit needs of individuals and small and medium-sized businesses in the Company’s market area, competition, the current regulatory environment, the level of interest rates, and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, competition, account maturities, and the level of personal income and savings in the market area.

First Priority Bank

The Bank was incorporated on May 25, 2005 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania chartered, FDIC insured bank. The Bank commenced operations on November 14, 2005 and is a full service commercial bank providing personal and business lending, deposit products and wealth management services. As a state chartered bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The Bank serves customers in southeastern Pennsylvania.

In March 2007, the Bank opened its second full-service office which is located in Wyomissing, Pennsylvania serving customers in the Berks County market. Effective February 29, 2008, the Company completed its acquisition of Prestige Community Bank (“Prestige”), a de novo bank headquartered in Newtown, Bucks County, Pennsylvania, with offices in Newtown and Pipersville, Pennsylvania. On April 1, 2009, First Priority Bank opened its fifth full-service office located in Blue Bell, Pennsylvania, and on October 22, 2010, the Bank opened its Towamencin Office, a full-service office located in Lansdale, Pennsylvania. Both of these offices serve customers in Montgomery County, Pennsylvania.

On April 28, 2010, the Bank formed a wholly owned subsidiary, FMG Realty, Inc., solely for the purpose of holding certain other real estate acquired by the Bank through its loan workout process or acquired from deeds in lieu of foreclosure.

Basis of Presentation

The accompanying consolidated financial statements consist of the parent company, First Priority Financial Corp. and its consolidated wholly owned subsidiary, First Priority Bank. The consolidated balance sheets and related

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

statements of income of the Company are substantially the same as the balance sheets and statements of income of the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

These statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Subsequent Events

The Company has evaluated subsequent events for potential recognition and/or disclosure through the date these consolidated financial statements were issued.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, stock-based compensation, impairment of goodwill, impairment of restricted investments in bank stocks and the valuation of deferred tax assets and other real estate owned.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within the western and northwestern suburbs surrounding Philadelphia. Note 3 of the Notes to Consolidated Financial Statements discusses the types of securities that the Company currently invests in. Note 4 discusses the types of lending that the Company engages in. Although the Company intends to have a diversified loan portfolio, its debtors’ ability to honor their contracts will be influenced by the region’s economy. The Company does not have any significant concentrations to any one customer; Note 4 discusses lending concentrations to any one particular industry.

The Company’s investment portfolio consists principally of obligations of the United States and its agencies and obligations of states and political subdivisions. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places deposits in correspondent accounts and, on occasion, sells Federal funds to qualified financial institutions. Management believes credit risk associated with correspondent accounts and with Federal funds sold is not significant. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

Presentation of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold and short-term money market securities. Generally, Federal funds are purchased or sold for one day periods. Short-term investments are generally purchased with a maturity date of less than three months.

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Available for sale securities are carried at fair value.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

Unrealized gains and losses on available for sale investment securities are reported as increases or decreases in other comprehensive income as a component of shareholders’ equity. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the term of each security. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements, or anticipated movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for the amortization of premium and accretion of discount, computed by a method which approximates the interest method over the terms of the securities. At December 31, 2011 and 2010, the Company had no securities classified as held to maturity.

In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. When a determination is made that an other-than-temporary impairment exists but the Company does not intend to sell the debt security and it is more likely than not that it will be required to sell the debt security prior to its anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

Restricted Investments in Bank Stocks

Restricted investments in bank stocks, which represents the required investment in the common stock of correspondent banks, are carried at cost and consists of stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and Atlantic Central Bankers Bank. Federal law requires a member institution of the FHLB to hold FHLB stock according to a predetermined formula. Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.

In December 2008, the FHLB notified member banks that it was suspending dividend payments and the repurchase of capital stock. Subsequent to 2008, the FHLB, based on earnings and capital retention, began to repay in limited amounts excess capital stock owned by member banks. During 2011 and 2010, the Company received capital stock redemptions of $322 thousand and $91 thousand, respectively. Further, in 2012, the FHLB declared a dividend at an annualized rate of 0.10%, payable to FHLB shareholders on February 23, 2012, and repurchased an additional $71 thousand of excess capital stock.

The determination of whether a decline affects the ultimate recoverability of their cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

Management believes no impairment charge is necessary related to the FHLB restricted stock as of December 31, 2011.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) by the interest method based on the contractual terms of the related loans, or if the commitment expires unexercised, recognized in income upon expiration

The loans receivable portfolio is segmented into commercial, residential mortgage loans and consumer loans. Commercial loans consist of the following classes: commercial and industrial, commercial construction and commercial mortgage loans. Consumer loans consist of home equity lines of credit and all other consumer loans.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans is generally either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time, and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Residential Mortgage Loans Held for Sale

Mortgage loans originated for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are provided for in a valuation allowance by charges to operations. The Company obtains commitments from the secondary market investors prior to closing of the loans; therefore, no gains or losses are recognized when the loans are sold. The Company receives origination fees from the secondary market investors. At December 31, 2011 and 2010, there were no residential mortgage loans held for sale.

Allowance for Loan Losses

The allowance for loan losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the consolidated balance sheet. The allowance for credit losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Management team with experience, depth, and knowledge in banking and in many areas of lending. Each contributes to the sound credit culture and control within the Bank.

5.	Volume and severity of past due, classified and nonaccrual loans as well as and other loan modifications.

6.	The Bank engages a third party to perform an independent review of the loan portfolio as a measure for quality and consistency in credit evaluation and credit decisions.

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

A majority of the Bank’s loans are to business owners of many types. The Bank makes commercial loans for real estate development and other business purposes required by the customer base.

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Residential mortgages and home equity loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential mortgages and home equity loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Residential mortgages have amortizations up to 30 years and home equity loans have maturities up to 10 years.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are secured.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual residential mortgage loans, home equity loans and other consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Troubled Debt Restructurings

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring may be modified by means of extending the maturity date of the loan, reducing the interest rate on the loan to a rate which is below market, a combination of rate adjustments and maturity extensions, or by other means including covenant modifications, forbearances or other concessions.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

Generally, interest is not accrued on loans that were non-accrual prior to the troubled debt restructuring until they have performed in accordance with the modified terms for a period of at least six months. Interest is accrued on troubled debt restructurings which were performing in accordance with their terms prior to the restructure and continue to perform in accordance with their modified terms. Management evaluates the allowance for loan losses with respect to troubled debt restructurings under the same policy and guidelines as all other performing loans are evaluated with respect to the allowance for loan losses.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Any write-down, at or prior to the dates the real estate is considered foreclosed, is charged to the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance (write-downs) are included in other non-interest expenses. Any gain or loss upon the sale of real estate owned is charged to operations as incurred.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, ranging from 3 to 10 years. Leasehold improvements are amortized over the term of the lease or estimated useful lives, whichever is shorter.

Employee Benefit Plans

The Company’s 401(k) plan allows eligible participants to set aside a certain percentage of their salaries before taxes. The Company may elect to match employee contributions up to a specified percentage of their respective salaries in an amount determined by the Board of Directors. The Company’s matching contributions related to the plan resulted in expenses of $105 thousand and $97 thousand for the years ended December 31, 2011 and 2010, respectively.

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the fair value of the identifiable net assets acquired in accordance with the purchase method of accounting. Goodwill is not amortized but is reviewed for potential impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment. Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Company employs general industry practices in evaluating the fair value of its goodwill. Any impairment loss related to goodwill and other intangible assets is reflected as other non-interest expense in the statement of income in the period in which the impairment is determined. No assurance can be given that future impairment tests will not result in a charge to earnings.

The Company also acquired a NOL for tax purposes related to the acquisition of Prestige Community Bank, in February 2008, totaling $2.0 million which is subject to certain limitations and expires in 2028 if not fully utilized. As the Company is able to utilize the NOL related to Prestige, the impact of this reduction in the Company’s tax liability would be recorded as a reduction of goodwill. During 2011, $327 thousand of the acquired NOL was utilized to offset taxable income and resulted in a reduction of goodwill totaling $111 thousand.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes

Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company files a consolidated federal income tax return with the Bank.

The Company adopted guidance on accounting for uncertainty in income taxes. A tax position is recognized as a benefit at the largest amount that is more-likely-than not to be sustained in a tax examination based solely on its merits. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained. Under the threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would result in recognition of a liability for unrecognized tax benefits as of December 31, 2011 and December 31, 2010.

Accruals of interest and penalties related to unrecognized tax benefits, when applicable, are recognized in income tax expense.

Earnings Per Common Share

Basic earnings per common share exclude dilution and are computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per common share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Proceeds assumed to have been received on such exercise or conversion, are assumed to be used to purchase shares of the Company’s common stock at the average market price during the period, as required by the “treasury stock method” of accounting. The effects of securities or other contracts to issue common stock are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive.

Stock Options

Compensation costs related to share-based payment transactions are recognized in the financial statements over the period that an employee provides service in exchange for the award. For the two years ended December 31, 2011, compensation expense related to outstanding stock options of $96 thousand and $22 thousand, respectively, is included in salaries and employee benefits in the accompanying consolidated statements of income. There was no tax benefit recognized related to this stock-based compensation.

Comprehensive Income

The Company presents as a component of comprehensive income the amounts from transactions and other events which currently are excluded from the consolidated statements of income and are recorded directly to shareholders’ equity. These amounts consist of unrealized holding gains on available for sale securities.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

The components of other comprehensive income (loss) for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
	(Dollars in thousands)
Net unrealized gains on securities arising during the year	$1,969	$706
Plus: reclassification adjustment for net gains included in net income	(1,114)	(877)

Total other comprehensive income (loss)	$855	$(171)

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated balance sheet when they are funded.

Recent Accounting Pronouncements

In April 2011, the FASB issued (ASU) 2011-02 Receivables (Topic 310) A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This Update gives creditors additional guidance and clarification for evaluating whether or not a creditor has granted a concession and whether or not a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual period beginning on or after June 15, 2011 and should be applied retrospectively to the beginning of the annual period of adoption. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-02.

In April 2011, the FASB issued (ASU) 2011-03 Transfers and Servicing (Topic 860) Reconsideration of Effective Control for Repurchase Agreements. The purpose of this Update is to improve the accounting for repurchase agreements and other agreements that entitle and obligate transferors to repurchase or redeem financial assets prior to their maturity. This Update removes from the assessment of effective control, the criterion requiring the transferor to have the ability to repurchase or redeem financial assets at substantially the agreed terms even in the event of default by the transferee and the collateral maintenance implementation guidance related to that criterion. The amendments in this Update are effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to new or modification transactions that occur after the effective date. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-03.

In May 2011, the FASB issued (ASU) 2011-04 Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The purpose of this Update is to change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This Update clarifies the Board’s intent about the application of existing fair value measurement and disclosure requirements and includes changes to particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way. The amendments in this Update are effective during interim and annual period

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies (continued)

beginning on or after December 15, 2011. Early application by public entities is not permitted. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-04.

In June 2011, the FASB issued (ASU) 2011-05 Comprehensive Income (Topic 220) Presentation of Comprehensive Income. The purpose of this Update is to indicate that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. In December 2011, the FASB issued (ASU) 2011-12 which deferred the effective date of this amendment until the first interim or annual period beginning on or after December 15, 2011 which should be applied retrospectively. There were no significant impact to amounts reported in the consolidated financial position or results of operations.

In September 2011, the FASB issued (ASU) 2011-08 Intangibles—Goodwill and Other (Topic 350) Testing Goodwill for Impairment. The purpose of this amendment is to simplify how entities test goodwill for impairment. This amendment permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350. The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent. These amendments are effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early application is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-08

In December 2011, the FASB issued (ASU) 2011-11 Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities. The purpose of this amendment is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. This amendment requires an entity to address significant differences in amounts presented in the statements of financial position by disclosing both gross and net information about instruments and transactions eligible for offset. This amendment covers derivatives, sale and repurchase agreements and reverse sale and repurchase agreements. These amendments are effective for annual reporting periods beginning on or after January 1, 2013. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-11.

Note 2—Restrictions on Cash and Due From Banks

As of December 31, 2011 and 2010, the Company’s reservable liabilities were below the threshold established by the Federal Reserve Bank and therefore, the Company was not required to maintain reserves (in the form of deposits with the Federal Reserve Bank or a correspondent bank on behalf of the Federal Reserve Bank).

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 3—Securities Available for Sale

The amortized cost, unrealized gains and losses, and the estimated fair value of the Company’s investment securities available for sale are as follows:

	December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Obligations of U.S. government agencies and corporations	$6,000	$7	$—	$6,007
Obligations of states and political subdivisions	8,511	565	(23)	9,053
Agency mortgage-backed securities	9,861	312	—	10,173
Money market mutual fund	28	—	—	28

Total investment securities available for sale	$24,400	$884	$(23)	$25,261

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Obligations of U.S. government agencies and corporations	$15,095	$48	$(73)	$15,070
Obligations of states and political subdivisions	9,506	150	(119)	9,537
Money market mutual fund	346	—	—	346

Total investment securities available for sale	$24,947	$198	$(192)	$24,953

There were no individual securities in a continuous unrealized loss position for twelve months or longer as of December 31, 2011 and 2010.

Securities with a carrying value of $11.7 million and $10.3 million at December 31, 2011 and 2010, respectively, were pledged to secure repurchase agreements, secured borrowings, and a letter of credit.

The amortized cost and fair value of securities as of December 31, 2011 by contractual maturity are shown below. Certain of these investment securities have call features which allow the issuer to call the security prior to its maturity date at the issuer’s discretion.

	December 31, 2011
	Available for Sale Securities
	Amortized Cost	Fair Value
	(Dollars in thousands)
Due within one year	$—	$—
Due after one year through five years	6,500	6,524
Due after five years through ten years	543	591
Due after ten years	17,329	18,118

	24,372	25,233
Money market mutual fund	28	28

Total	$24,400	$25,261

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 4—Loans Receivable and Related Allowance for Loan Losses

Loans receivable consist of the following at December 31, 2011 and 2010:

	2011	2010
	(Dollars in thousands)
Commercial:
Commercial and industrial	$58,741	$57,546
Commercial mortgage	82,190	75,663
Commercial construction	4,494	4,693

Total commercial	145,425	137,902

Residential mortgage loans	57,263	57,618

Consumer:
Home equity lines of credit	20,945	19,186
Other consumer loans	16,685	19,050

Total consumer	37,630	38,236

Total loans	240,318	233,756
Allowance for loan losses	(2,470)	(2,261)
Net deferred loan fees	(203)	(216)

Total loans receivable, net	$237,645	$231,279

Approximately 59% of total loans were variable or adjustable interest rate loans at December 31, 2011, which includes floating loans that reprice immediately with market rates and adjustable loans that will reprice at a specified future date during the life of the loan. The remaining 41% of loans have fixed predetermined interest rates or are floating rate loans which are currently fixed at interest rate floors.

The Bank’s loans consist of credits to borrowers spread over a broad range of industrial classifications. The largest concentrations of loans are to lessors of nonresidential buildings and lessors of residential buildings and dwellings. As of December 31, 2011, these loans totaled $37.3 million and $30.5 million, respectively, or 15.7% and 12.8%, respectively, of the total loans outstanding. These credits were subject to normal underwriting standards and did not present more than the normal amount of risk assumed by the Bank’s other lending activities. Management believes this concentration does not pose abnormal risk when compared to the risk it assumes in other types of lending. The Bank has no other concentration of loans which exceeds 10% of total loans.

Changes in the allowance for loan losses for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
	(Dollars in thousands)
Balance, beginning of year	$2,261	$2,358
Provision for loan losses	1,082	1,307
Charge-offs	(875)	(1,427)
Recoveries	2	23

Balance, end of year	$2,470	$2,261

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 4—Loans Receivable and Related Allowance for Loan Losses (continued)

The following tables summarize the activity in the allowance for loan losses by loan class for the year ended December 31, 2011 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2011:

	Allowance for Loan Losses
	(Dollars in thousands)
	Beginning Balance	Charge- offs	Recoveries	Provision for loan losses	Ending Balance
Commercial and industrial	$321	$(544)	$2	$1,625	$1,404
Commercial mortgage	487	—	—	(289)	198
Commercial construction	9	—	—	1	10
Residential mortgage loans	382	—	—	(192)	190
Home equity lines of credit	123	(259)	—	230	94
Other consumer loans	103	(72)	—	3	34
Unallocated	836	—	—	(296)	540

Total loans	$2,261	$(875)	$2	$1,082	$2,470

The following tables present the balance in the allowance for loan losses at December 31, 2011 and 2010 disaggregated on the basis of the Company’s impairment method by class of loans receivable along with the balance of loans receivable by class disaggregated on the basis of the Company’s impairment methodology:

	December 31, 2011
	Allowance for Loan Losses			Loans Receivables
	(Dollars in thousands)
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial and industrial	$1,404	$1,260	$144	$58,741	$7,101	$51,640
Commercial mortgage	198	—	198	82,190	—	82,190
Commercial construction	10	—	10	4,494	—	4,494
Residential mortgage loans	190	58	132	57,263	153	57,110
Home equity lines of credit	94	44	50	20,945	436	20,509
Other consumer loans	34	—	34	16,685	—	16,685
Unallocated	540	—	540	—	—	—

Total loans	$2,470	$1,362	$1,108	$240,318	$7,690	$232,628

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 4—Loans Receivable and Related Allowance for Loan Losses (continued)

	December 31, 2010
	Allowance for Loan Losses			Loans Receivables
	(Dollars in thousands)
	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial and industrial	$321	$35	$286	$57,546	$1,356	$56,190
Commercial mortgage	486	—	486	75,663	—	75,663
Commercial construction	9	—	9	4,693	—	4,693
Residential mortgage loans	382	—	382	57,618	—	57,618
Home equity lines of credit	123	—	123	19,186	—	19,186
Other consumer loans	103	—	103	19,050	—	19,050
Unallocated	837	—	837	—	—	—

Total loans	$2,261	$35	$2,226	$233,756	$1,356	$232,400

The Bank had no loans acquired with deteriorated credit quality as of December 31, 2011 and 2010.

The following tables summarize information in regards to impaired loans by loan portfolio class as of December 31, 2011 and 2010 as well as for the years then ended, respectively:

	2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(Dollars in thousands)
With no related allowance recorded:
Commercial and industrial	$1,216	$1,322	$—	$1,236	$—
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Other consumer loans	—	—	—	—	—

With an allowance recorded:
Commercial and industrial	$5,885	$6,043	$1,260	$2,918	$130
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	153	154	58	65	7
Home equity lines of credit	436	700	44	515	—
Other consumer loans	—	—	—	—	—

Total:
Commercial and industrial	$7,101	$7,365	$1,260	$4,154	$130
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	153	154	58	65	7
Home equity lines of credit	436	700	44	515	—
Other consumer loans	—	—	—	—	—

Total	$7,690	$8,219	$1,362	$4,734	$137

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 4—Loans Receivable and Related Allowance for Loan Losses (continued)

2010
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
(Dollars in thousands)
With no related allowance recorded:
Commercial and industrial	$1,321	$1,321	$—	$1,321	$8
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Other consumer loans	—	—	—	—	—

With an allowance recorded:
Commercial and industrial	$35	$35	$35	$41	$1
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Other consumer loans	—	—	—	—	—

Total:
Commercial and industrial	$1,356	$1,356	$35	$1,362	$9
Commercial mortgage	—	—	—	—	—
Commercial construction	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Other consumer loans	—	—	—	—	—

Total	$1,356	$1,356	$35	$1,362	$9

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2011 and 2010:

	2011	2010
	(Dollars in thousands)
Commercial and industrial	$6,227	$1,356
Commercial mortgage	—	—
Commercial construction	—	—
Residential mortgage loans	153	—
Home equity lines of credit		—
Other consumer loans	436	—

Total loans	$6,816	$1,356

The Bank’s policy for interest income recognition on nonaccrual loans is to recognize income under the cash basis when the loans are both current and the collateral on the loan is sufficient to cover the outstanding obligation to the Bank. The Bank will not recognize income if these factors do not exist. Interest that would have been accrued on non-accruing loans under the original terms but was not recognized as interest income totaled $152 thousand and $27 thousand for the years ended December 31, 2011 and 2010.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 4—Loans Receivable and Related Allowance for Loan Losses (continued)

The following tables present the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2011 and 2010:

	2011
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial:
Commercial and industrial	$48,665	$834	$9,242	$—	$58,741
Commercial mortgage	79,850	—	2,340	—	82,190
Commercial construction	3,897	—	597	—	4,494

Residential mortgage loans	56,617	493	153	—	57,263

Consumer:
Home equity lines of credit	20,350	159	436	—	20,945
Other consumer loans	16,643	—	42	—	16,685

Total	$226,022	$1,486	$12,810	$—	$240,318

	2010
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial:
Commercial and industrial	$48,996	$3,876	$4,674	$—	$57,546
Commercial mortgage	74,826	837	—	—	75,663
Commercial construction	3,116	1,577	—	—	4,693

Residential mortgage loans	56,970	501	147	—	57,618

Consumer:
Home equity lines of credit	19,027	159	—	—	19,186
Other consumer loans	18,994	—	56	—	19,050

Total	$221,929	$6,950	$4,877	$—	$233,756

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 4—Loans Receivable and Related Allowance for Loan Losses (continued)

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of December 31, 2011 and 2010:

	2011
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables
	(Dollars in thousands)
Commercial:
Commercial and industrial	$87	$560	$2,412	$3,059	$55,682	$58,741
Commercial mortgage	—	—	—	—	82,190	82,190
Commercial construction	—	—	—	—	4,494	4,494

Residential mortgage loans	—	153	—	153	57,110	57,263

Consumer:
Home equity lines of credit	—	—	436	436	20,509	20,945
Other consumer loans	117	—	—	117	16,568	16,685

Total	$204	$713	$2,848	$3,765	$236,553	$240,318

	2010
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables
	(Dollars in thousands)
Commercial:
Commercial and industrial	$1,543	$—	$1,356	$2,899	$54,647	$57,546
Commercial mortgage	—	—	—	—	75,663	75,663
Commercial construction	—	—	—	—	4,693	4,693

Residential mortgage loans	—	—	—	—	57,618	57,618

Consumer:
Home equity lines of credit	—	—	—	—	19,186	19,186
Other consumer loans	—	56	—	56	18,994	19,050

Total	$1,543	$56	$1,356	$2,955	$230,801	$233,756

As of December 31, 2011 and 2010, there were no loans greater than 90 days past due and still accruing.

The Bank may grant a concession or modification for economic or legal reasons related to a borrower's financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (“TDR”). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers' operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Bank's allowance for loan losses.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower's financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 4—Loans Receivable and Related Allowance for Loan Losses (continued)

The following table reflects information regarding the Bank’s troubled debt restructurings for the year ended December 31, 2011:

	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post- Modification Outstanding Recorded Investments
	(Dollars in thousands)
Troubled debt restructurings:
Commercial and industrial	1	$3,665	$3,400
Commercial mortgage	—	—	—
Commercial construction	—	—	—
Residential mortgage loans	1	144	144
Home equity lines of credit	1	695	695
Other consumer loans	—	—	—

Total	3	$4,504	$4,239

The home equity line of credit troubled debt restructuring listed above totaling $695 thousand was in default at December 31, 2011. All other troubled debt restructuring loans have not subsequently defaulted in the last twelve months as of December 31, 2011.

As of December 31, 2010, there were no troubled debt restructurings.

Note 5—Transactions with Executive Officers, Directors and Principal Shareholders

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal shareholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve more than the normal risk of collectibility.

Activity of these loans is as follows:

	For the year ended December 31,
	2011	2010
	(Dollars in thousands)
Balance, beginning of period	$7,218	$6,368
New loans	2,010	2,005
Repayments	(2,804)	(1,155)

Balance, December 31	$6,424	$7,218

Deposits of related parties totaled $6.8 million and $7.9 million at December 31, 2011 and 2010, respectively.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 6—Premises and Equipment

The components of premises and equipment at December 31, 2011 and 2010 are as follows:

	2011	2010
	(Dollars in thousands)
Leasehold improvements	$1,111	$1,109
Furniture, fixtures and equipment	787	752
Automobile	21	21
Computer equipment and data processing software	361	342

	2,280	2,224
Accumulated depreciation	(1,225)	(976)

	$1,055	$1,248

Depreciation expense for the years ended December 31, 2011 and 2010 was $249 thousand and $256 thousand, respectively.

Note 7—Other Real Estate Owned

Other real estate owned is presented net of an allowance for losses. An analysis of the allowance for losses on other real estate is as follows for the years ended December 31, 2011 and 2010:

	2011	2010
	(Dollars in thousands)
Balance at beginning of year	$113	$—
Provision for losses	117	113
Charge-offs	(60)	—
Recoveries	—	—

Balance at end of period	$170	$113

Expenses applicable to other real estate for the years ended December 31, 2011 and 2010 include the following:

	2011	2010
	(Dollars in thousands)
Net loss on sales of other real estate	$316	$—
Provision for losses	117	113
Operating expenses, net of rental income	62	105

	$495	$218

Note 8—Deposits

The components of deposits at December 31, 2011 and 2010 are as follows:

	2011	2010
	(Dollars in thousands)
Demand, non-interest bearing	$23,757	$17,116
Demand, interest-bearing	5,156	3,859
Money market and savings accounts	57,480	45,407
Time, $100,000 and over	38,993	32,832
Time, other	120,350	128,479

	$245,736	$227,693

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 8—Deposits (continued)

Included in time, other at December 31, 2011 and 2010 are brokered deposits of $57.1 million, and $56.9 million, respectively.

At December 31, 2011, the scheduled maturities of time deposits are as follows:

2011
(Dollars in thousands)
2012	$61,406
2013	44,112
2014	28,791
2015	17,879
2016	7,155

$159,343

Note 9—Short-Term Borrowings

At December 31, 2011, short-term borrowings outstanding as of December 31, 2011 consisted of $3.0 million of secured overnight borrowings with the FHLB, secured by investment securities pledged of $3.2 million. Short-term borrowings outstanding as of December 31, 2010 consisted of $1.2 million of secured overnight borrowings with the FHLB, secured by investment securities pledged of $1.3 million, and $0.4 million of unsecured borrowings under a line of credit with a correspondent bank. The Company’s short-term borrowings generally consist of borrowings from the FHLB, Federal funds purchased, securities sold under repurchase agreements and other secured borrowings from correspondent banks.

As of December 31, 2011 and 2010, the Company had a borrowing facility with a correspondent bank totaling $10 million, of which $2 million is available unsecured. The remaining $8 million is a secured line of credit with security provided, when utilized, by a pledge of the Company’s investment assets. In addition, based on margin requirements of the FHLB and the level of collateral available to satisfy delivery requirements of the FHLB, the Bank estimates its borrowing capacity with the FHLB to be in excess of $40 million at both December 31, 2011 and 2010. FHLB advances outstanding on these same dates were $11.0 million and $9.2 million, respectively. First Priority Bank was notified in late December, 2011 that it was no longer required to deliver physical collateral to support borrowings from the FHLB.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 9—Short-Term Borrowings (continued)

A summary of short-term borrowings at or for the years ended December 31, 2011 and 2010 follows:

	2011	2010
	(Dollars in thousands)
Federal funds purchased:
Balance at year end	$—	$355
Weighted average rate at year end	—	1.00%
Maximum month end balance	$—	$785
Average daily balance during the year	$54	$93
Weighted average rate during the year	1.01%	1.16%

Securities sold under agreements to repurchase:
Balance at year end	$—	$—
Weighted average rate at year end	—	—
Maximum month end balance	$—	$—
Average daily balance during the year	$—	$—
Weighted average rate during the year	—	—

Other short-term borrowings:
Balance at year end	$3,000	$1,250
Weighted average rate at year end	0.34%	0.67%
Maximum month end balance	$11,000	$17,750
Average daily balance during the year	$3,440	$7,305
Weighted average rate during the year	0.23%	0.58%

The maximum balance represents the highest indebtedness for each category of short-term borrowed funds at any month end during each of the periods shown.

Note 10—Long-Term Debt

Long-term debt, consisting of FHLB advances, totaled $8.0 million at both December 31, 2011 and 2010 with a weighted average interest rate of 4.08% for each respective period. First Priority Bank became a member of FHLB in March 2008. Advances are collateralized by restricted investments in FHLB bank stock totaling $1.4 million and $1.7 million at December 31, 2011 and 2010, respectively, certain residential mortgage loans, and certain agency and mortgage backed securities. Advances are made pursuant to several different credit programs offered from time to time by the FHLB. Investment securities pledged as collateral to secure these borrowings totaled $8.5 million and $8.8 million at December 31, 2011 and 2010, respectively.

At December 31, 2011, scheduled maturities of long-term borrowings with the FHLB are as follows:

	Balance	Weighted Average Rate
	(Dollars in thousands)
2012	$6,000	4.09%
2013	2,000	4.05%

	$8,000	4.08%

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 11—Lease Commitments

Pursuant to the terms of lease agreements in effect at December 31, 2011, pertaining to premises, future minimum lease payments by year and in the aggregate, under these lease agreements, are as follows:

Minimum Lease Payments
(Dollars in thousands)
2012	$608
2013	608
2014	608
2015	608
2016	427
Thereafter	2,048

$4,907

The minimum lease payments shown above include payments for the entire initial term of two lease agreements, both of which contain options for the Company to cancel the lease midway through the initial lease periods for an incremental fee. The lease for the Bank’s Towamencin Office contains pre-determined rental costs for the initial ten years of the lease which has been included in the minimum lease payments above, including an initial five year renewal option, based on management’s expectations for this location. All other option periods for which the Company has an option to extend the lease beyond initial periods have not been included as part of the minimum lease payments.

Lease expense for all leases for the two years ended December 31, 2011 was $614 thousand and $568 thousand, respectively.

Note 12—Change in Control Agreements

The Company has entered into change of control agreements with its Chief Executive Officer and other senior officers. Upon resignation after a change in the control of the Company, as defined in the agreements, the individuals will receive monetary compensation in the amount set forth in the agreements. The agreements will automatically renew each year unless written notice electing not to renew is given by the Company or individual.

On February 20 and December 18, 2009, the Company issued preferred stock to the U.S. Department of the Treasury under the “Troubled Asset Relief Program—Capital Purchase Program” which placed limitations on executive payments which effectively eliminates any payments under these change in control agreements during the period that the Treasury holds any equity securities of the Company acquired through this program. Note 13 discusses the issuance of the preferred stock under this program.

Note 13—Shareholders’ Equity

During the initial offering period in 2005, the Company sold 2,107,500 shares of common stock at $10.00 per share, which resulted in net proceeds of $21.0 million, as well as warrants to purchase a total of 421,500 shares of common stock at an exercise price of $12.50 per share with an expiration date in November 2010, five years from the date of issuance. As of February 29, 2008, in connection with the acquisition of Prestige, First Priority issued an additional 976,137 shares of common stock and warrants to purchase 195,227 shares of its common

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 13—Shareholders’ Equity (continued)

stock at an exercise price of $12.50 per share with an expiration date in October 2012, resulting in additional equity of $7.4 million. Subsequently, on October 28, 2010, the Company’s Board of Directors authorized an extension of the expiration date of the total 616,727 warrants outstanding to December 31, 2013.

On August 1, 2008, 39,292 shares of common stock were issued to convert $390 thousand of convertible subordinated debentures, issued in June and July 2007, which the Company elected to convert, resulting in additional equity of $403 thousand. On December 31, 2009, 20,302 shares of restricted common stock were issued to a select group of executives of the Company under provisions of the Company’s Deferred Compensation Plan which became effective January 1, 2009, as described in Note 15. Of the 20,302 restricted shares issued under this plan, 1,003 shares were forfeited during 2010 resulting in 19,299 restricted shares remaining outstanding as of December 31, 2011 and December 31, 2010.

On February 20, 2009, First Priority entered into a Letter Agreement with the Treasury (the “Purchase Agreement”) as part of the Treasury’s TARP Capital Purchase Program, pursuant to which the Company issued and sold, and the Treasury agreed to purchase, (i) 4,579 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $100 par value per share, having a liquidation preference of $1,000 per share (the “Series A Preferred Stock”), and (ii) a warrant (the “Warrant) to purchase, on a net basis, up to 229 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $100 per share (the “Series B Preferred Stock”), with an exercise price of $100 per share, for an aggregate purchase price of $4.58 million in cash, less $29 thousand in legal issuance costs. The Company entered into a side letter agreement with Treasury, dated February 20, 2009, which, among other things, clarified that to the extent the terms of any of the Purchase Agreement, the Warrant or the terms of the Series A Preferred Stock or the Series B Preferred Stock are inconsistent with the American Recovery and Reinvestment Act of 2009 (“ARRA”), as it may be amended from time to time, or any rule or regulation promulgated thereunder, the ARRA and such rules and regulations shall control. On February 20, 2009, the Treasury immediately exercised the Warrant, on a cashless basis, which resulted in the issuance of the 229 shares of the Series B Preferred Stock. The Series A and Series B Preferred Stock were recorded at fair value and will be amortized to liquidation value over a five year expected life.

On December 18, 2009, First Priority entered into an additional Purchase Agreement with the Treasury as part of the Treasury’s TARP Capital Purchase Program for Small Banks, pursuant to which the Company issued and sold, and the Treasury agreed to purchase, (i) 4,596 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C, $100 par value per share, having a liquidation preference of $1,000 per share (the “Series C Preferred Stock”), for an aggregate purchase price of $4.60 million in cash, less $8 thousand in legal issuance costs.

The issuance and sale of the Series A Preferred Stock, the Warrant, the Series B Preferred Stock, and the Series C Preferred Stock were private placements exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The Series A and Series C Preferred Stock will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Series B Preferred Stock will pay cumulative dividends at a rate of 9% per annum. The Series A, B and C Preferred Stock have no maturity date and rank senior to common stock with respect to dividends and upon liquidation, dissolution, or winding up. The Company may redeem the Series A or Series C Preferred Stock, in whole or in part, at its liquidation preference plus accrued and unpaid dividends at any time as permitted by the ARRA and the rules and regulations promulgated thereunder. The Series B Preferred Stock may not be redeemed until all of the Series A Preferred Stock has been redeemed.

The Purchase Agreements, pursuant to which the preferred shares were sold, contain limitations on the payment of dividends on the common stock and on the Company’s ability to repurchase its common stock, and subjects the Company to certain of the executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (“EESA”). As a condition to the closing of the transaction, each of the Company’s

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 13—Shareholders’ Equity (continued)

Senior Executive Officers (as defined in the Purchase Agreement) (the “Senior Executive Officers”) executed a waiver (the “Waiver”) voluntarily waiving any claim against the Treasury or the Company for any changes to such Senior Executive Officer’s compensation or benefits that are required to comply with the regulation issued by the Treasury under the TARP Capital Purchase Plan and acknowledging that the regulation may require modification of the compensation, bonus, incentive and other benefit plans, arrangements and policies and agreements (including so-called “golden parachute” agreements) (collectively, “Benefit Plans”) as they relate to the period the Treasury holds any equity securities of the Company acquired through the TARP Capital Purchase Plan.

The Company has also effected changes to its benefits plans as may be necessary to comply with the executive compensation provisions of EESA. These restrictions will cease when the Treasury ceases to own any debt or preferred securities of the Company acquired pursuant to the Purchase Agreement.

Note 14—Stock Compensation Program

In 2005, the Company adopted the 2005 Stock Compensation Program, which was amended at the Company’s annual meeting on April 23, 2009 as the 2009 Stock Compensation Program (the “Program”) and further amended effective March 18, 2010. The Program allows equity benefits to be awarded in the form of Incentive Stock Options, Compensatory Stock Options or Restricted Stock. The Program authorizes the Board of Directors to grant options up to an aggregate maximum of 825,000 shares to officers, other employees and directors of the Company. Only employees of the Company will be eligible to receive Incentive Stock Options and such grants are subject to the limitations under Section 422 of the Internal Revenue Code.

All options granted under the Program fully vest in four years from the date of grant (or potentially earlier upon a change of control) and terminate ten years from the date of the grant. The exercise price of the options granted shall be the fair market value of a share of common stock at the time of the grant, with a minimum exercise price of $10 per share for shares issued prior to March 18, 2010. Effective March 18, 2010, the Company’s stock compensation program was amended to eliminate the minimum exercise price. Restricted Stock grants fully vest three years from the date of grant (or potentially earlier upon a change of control), subject to the recipient remaining an employee of the Company.

A summary of the status of the Program is presented below:

	For the Periods Ended December 31,
	2011		2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	536,750	$10.02	559,000	$10.03
Granted during year	186,000	5.58	12,500	10.00
Forfeited/cancelled during year	(27,400)	7.18	(34,750)	10.21

Outstanding at end of year (1)	695,350	$8.94	536,750	$10.02

Exercisable at end of year (1)	473,750	$10.00	461,750	$10.00

(1)	Included in options outstanding and exercisable at year end are 100,000 organizer options, with an exercise price of $10.00 per share, exchanged as part of the 2008 acquisition of Prestige which were issued outside of the Program.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 14—Stock Compensation Program (continued)

The weighted average remaining contractual life of all outstanding stock options and exercisable options at December 31, 2011 was 5.88 years and 4.51 years, respectively. The aggregate intrinsic value of options outstanding and exercisable options was $49 thousand and $0, respectively, as of December 31, 2011.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2011	2010
Dividend yield	0.0%	0.0%
Expected life	7 years	7 years
Expected volatility	35%	35%
Risk-free interest rate	2.54%	3.24%
Weighted average fair value	$2.31	$1.50

The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. Due to the Company’s lack of sufficient historical exercise data and the limited period of time for which shares have been issued, the “simplified” method is used to determine the expected life of options, calculated as the average of the sum of the vesting term and original contractual term for all periods presented. The expected volatility percentage is based on the average expected volatility of similar public financial institutions in the Company’s market area. The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant.

As of December 31, 2011, there was $314 thousand of unrecognized compensation cost related to non-vested stock options granted after January 1, 2007. That cost is expected to be recognized over a weighted average period of 3.2 years. There was no tax benefit recognized related to this stock-based compensation.

Note 15—Deferred Compensation Plan

In December 2008, the Company adopted a Deferred Compensation Plan for the benefit of a select group of executives of the Company, eligibility as determined by the Board of Directors. The Plan was an unfunded arrangement which became effective January 1, 2009. The Plan was subject to annual renewal by the Board of Directors and was terminated effective close of business December 31, 2009. However, the amounts that certain executive officers elected to defer under the Plan remain subject to the terms and conditions outlined in the Plan.

The Plan required each eligible plan participant to make an election which defined the participant’s voluntary election deferral amount for the following year. The participant’s annual salary would be reduced for that year by the amount of the deferral amount, which will be paid to the participant in the future, plus interest, upon the Company reaching a Profitability Date, which was defined in the Plan as the last day of a calendar year (Plan Year) in which (1) the Company reports three quarters of profitability during such calendar year, and (2) the Company also achieves profitability for that entire calendar year. Both of these criteria must be met inclusive of the required accrual of compensation cost related to this plan.

At the end of the 2009 Plan Year, the Company credited to each participant’s Company Contribution Account a number of shares of Restricted Stock equal to 100% of the amount of Deferrals for the Plan Year divided by $10, defined by the plan as the greater of: (1) the current market value of the Company’s common stock at the end of the Plan year or (2) $10. The Participant will become 100% vested in this restricted stock upon: (1) the Company reaching a Profitability Date, as defined above and (2) continued employment until the later of the three year anniversary of the Profitability Date or the five year anniversary of the date on which contributions were made.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 15—Deferred Compensation Plan (continued)

Change in Control provisions exist by which both the Participant’s Deferral and the Company Contribution will become fully vested immediately upon a change of control of the Company, as defined in the agreement under Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated therreunder.

For the 2009 Plan Year, the Board of Directors designated twelve executives of the Company eligible to participate in the Plan. All twelve of these executives elected to participate in the plan resulting in a total salary deferral for the 2009 Plan Year of $203 thousand. On December 31, 2009, the Company issued 20,302 shares of restricted common stock which were credited to each Participant’s Company Contribution Account based on a conversion price of $10 per share. During 2010, 1,003 of these shares were forfeited, related to a salary deferral of $10 thousand which was also forfeited under the plan, resulting in 19,299 shares remaining outstanding under this plan as of December 31, 2011 and December 31, 2010. These shares are restricted and subject to the vesting requirements as defined within the Plan.

Note 16—Federal Income Taxes

Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company evaluates the likelihood of realizing our deferred tax asset by estimating sources of future taxable income and the impact of tax planning strategies. The Company has considered tax planning strategies, future market growth, forecasted earnings and future taxable income in determining the realizability of deferred tax assets. If we were to make a determination that it is more likely than not that the deferred tax assets for which we had established a valuation allowance would be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded.

The components of the net deferred tax asset at December 31, 2011 and 2010 are as follows:

	2011	2010
	(Dollars in thousands)
Deferred tax assets:
Allowance for loan losses	$558	$543
Organization and start-up costs	168	186
Net operating loss carryforwards	2,732	2,933
Net operating loss carryforwards—acquired	572	684
Contribution carryforward	17	12
Non-qualified stock option expense	104	74
Interest deferral on non-accrual loans	95	43
Other real estate owned deferred costs	59	74
Other	14	9

	4,319	4,558
Valuation allowance	(3,282)	(4,011)

Total Deferred Tax Assets, Net of Valuation Allowance	1,037	547

Deferred tax liabilities:
Unrealized gain on available for sale securities	293	2
Discount accretion	—	1
Property and equipment	50	75
Cash basis conversions	168	141
Other	2	3

	513	222

Net Deferred Tax Asset	$524	$325

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 16—Federal Income Taxes (continued)

The Company has net operating loss (“NOL”) carryforwards available to reduce future federal income taxes of approximately $8.0 million at December 31, 2011, which expire in 2026 through 2030. In addition, the Company also acquired a NOL for tax purposes related to the acquisition of Prestige Community Bank which totaled $1.7 million as of December 31, 2011 and is subject to certain limitations and expires in 2028 if not fully utilized. As the Company is able to utilize the acquired NOL, the impact of this reduction in the Company’s tax liability is recognized as a reduction of goodwill.

Income tax benefit for the years ended December 31, 2011, 2010 and 2009 was comprised of the following:

	2011	2010
	(Dollars in thousands)
Federal:
Current	$—	$—
Deferred benefit	(88)	(325)

Income tax benefit	$(88)	$(325)

The difference between federal income tax at the statutory rate of 34% and the actual income tax benefit for the years ended December 31, 2011 and 2010 is principally attributable to non-deductible expenses related to insurance premiums paid in 2011 to secure the Bank’s position and protect its interests on three life insurance policies which serve as collateral on related loans, the utilization of net operating losses and the reduction of the valuation allowance on deferred tax assets.

Reconciliation of the statutory federal income tax expense (benefit) computed at 34% to the income tax expense (benefit) included in the consolidated statements of income is as follows:

	For the year ended December 31,
	2011	2010
	(Dollars in thousands)
Federal income tax expense (benefit) at statutory rate of 34%	$24	$(71)
Increase (decrease) in taxes resulting from:
Tax exempt interest income, net	(2)	(1)
Non-deductible collateral protection expense	202	—
Valuation allowance	(325)	(265)
Other	13	12

Income tax benefit	$(88)	$(325)

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before income taxes. Penalties are recorded in other expenses, net, and interest paid or received is recorded in interest expense or interest income, respectively, in the consolidated statement of income. As of December 31, 2011 and 2010, there was no interest or penalties accrued for the Company. With limited exception, tax years prior to 2008 are closed to examination by Federal and State taxing authorities.

Note 17—Earnings (Loss) Per Common Share

All weighted average shares, actual shares and per share information in the consolidated financial statements have been adjusted retroactively for the effect of stock dividends and splits, if applicable, in the calculation of basic and diluted earnings (loss) per common share. See Note 1 of the consolidated financial statements for a discussion on the calculation of earnings (loss) per common share.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 17—Earnings (Loss) Per Common Share (continued)

Diluted earnings per common share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Proceeds assumed to have been received on such exercise or conversion, are assumed to be used to purchase shares of the Company’s common stock at the average market price during the period, as required by the “treasury stock method” of accounting. For purposes of calculating the basic and diluted loss per share, the Company’s reported net loss is adjusted for dividends on preferred stock and net accretion/amortization related to the issuance of preferred stock to determine the net loss to common shareholders.

The calculations of basic and diluted loss per common share are presented below for the two years ended December 31, 2011:

	For the year ended December 31,
	2011	2010
	(In thousands, except per share information)
Basic and diluted loss per share
Net income	$158	$115
Preferred stock dividends paid or declared	(479)	(418)
Net discount accretion on preferred stock	(53)	(53)

Net loss to common shareholders	$(374)	$(356)
Weighted average basic and fully diluted common shares outstanding	3,142	3,143
Basic and diluted loss per share	$(0.12)	$(0.11)
The amount of preferred stock dividends and the net accretion or amortization related to each series of preferred stock is presented below for the two years ended December 31, 2011:

	For the year ended December 31,
	2011	2010
	(Dollars in thousands)
Preferred dividends:
Preferred Series A	$229	$200
Preferred Series B	20	18
Preferred Series C	230	200

Total preferred dividends	$479	$418

Net accretion (amortization) on preferred stock:
Preferred Series A	$(57)	$(58)
Preferred Series B	5	7
Preferred Series C	(1)	(2)

Total net accretion (amortization) on preferred stock	$(53)	$(53)

Note 18—Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 18—Financial Instruments with Off-Balance Sheet Risk (continued)

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, 2011 and 2010, outstanding commitments to extend credit consisting of total unfunded commitments under lines of credit were $51.9 million and $52.1 million, respectively. In addition, as of December 31, 2011 and 2010, there were $524 thousand and $780 thousand, respectively, of commitments issued under performance standby letters of credit which were secured by either customer deposit balances or liens on real estate.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

In addition, as of December 31, 2011 the Bank pledged $199 thousand of deposit balances held at a correspondent bank and as of December 31, 2010, the Bank pledged investment securities with a market value of $212 thousand as collateral with the same correspondent bank to support a $199 thousand letter of credit issued on behalf of a customer of the Bank. This transaction is fully secured by the customer through a pledge of deposits of its deposits at the Bank.

Note 19—Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2011, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 19—Regulatory Matters (continued)

The Bank’s capital amounts and ratios at December 31, 2011 and 2010 are presented below:

	Actual		Minimum Capital Requirement				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)
December 31, 2011
Total capital (to risk-weighted assets)	$28,227	12.81%	$	≥17,624	≥	8.0%	$	≥22,031	≥	10.0%
Tier 1 capital (to risk-weighted assets)	25,747	11.69	≥	8,812	≥	4.0	≥	13,218	≥	6.0
Tier 1 capital (to total assets)	25,747	8.98	≥	11,470	≥	4.0	≥	14,338	≥	5.0

December 31, 2010
Total capital (to risk-weighted assets)	$28,131	13.00%	$	≥17,308	≥	8.0%	$	≥21,635	≥	10.0%
Tier 1 capital (to risk-weighted assets)	25,852	11.95	≥	8,654	≥	4.0	≥	12,981	≥	6.0
Tier 1 capital (to total assets)	25,852	9.95	≥	10,393	≥	4.0	≥	12,991	≥	5.0

First Priority’s ability to pay cash dividends is dependent on receiving cash in the form of dividends from First Priority Bank. However, certain restrictions exist regarding the ability of First Priority Bank to transfer funds to First Priority in the form of cash dividends. All dividends are currently subject to prior approval of the Pennsylvania Department of Banking and the FDIC and are payable only from the undivided profits of First Priority Bank, with the exception of an exemption enacted by the Pennsylvania Department of Banking which allows the Bank to pay dividends related to the issuance of preferred stock under the U.S. Department of the Treasury’s Troubled Asset Relief Program—Capital Purchase Program. In addition, the payment of dividends by First Priority, including dividends, to the U.S. Department of the Treasury under the Capital Purchase Program, requires prior approval of The Federal Reserve Bank when net income for the past four quarters is not sufficient to fund the dividend payments over that same period or when such payment would negatively impact capital adequacy of the Company. Note 13 discusses the issuance of the preferred stock under the Capital Purchase Program. However, even though the Bank achieved profitability during both 2011 and 2010, neither First Priority nor the Bank have undivided profits from which to pay cash dividends to the common shareholders.

The Federal Reserve Board approved a final rule in February 2008 that expands the definition of a small bank holding company (“BHC”) under the Board’s Small Bank Holding Company Policy Statement and the Board’s risk-based and leverage capital guidelines for bank holding companies. In its revisions to the Policy Statement, the Federal Reserve Board has raised the small BHC asset size threshold from $150 million to $500 million and amended the related qualitative criteria for determining eligibility as a small BHC for the purposes of the policy statement and the capital guidelines.

The policy statement facilitates the transfer of ownership of small community banks by permitting debt levels at small BHC’s that are higher than what would typically be permitted for larger BHC’s. Because small BHC’s may, consistent with the policy statement, operate at a level of leverage that generally is inconsistent with the capital guidelines, the capital guidelines provide an exemption for small BHC’s. Based on the ruling, First Priority Financial Corp. meets the eligibility criteria of a small BHC and is exempt from regulatory capital requirements administered by the federal banking agencies.

The Company’s capital amounts and ratios are similar to those of the Bank.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 20—Fair Value Measurements and Fair Values of Financial Instruments

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with FASB ASC Topic 820 – Fair Value Measurements and Disclosures, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in some instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The recent fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

FASB ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC Topic 820 are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 20—Fair Value Measurements and Fair Values of Financial Instruments (continued)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2011 and 2010 are as follows:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in thousands)
As of December 31, 2011:
Obligations of U.S. government agencies and corporations	$6,007	$—	$6,007	$—
Obligations of states and political subdivisions	9,053	—	9,053	—
Agency mortgage-backed securities	10,173	—	10,173	—
Money market mutual fund	28	28	—	—

Total assets measured at fair value on a recurring basis	$25,261	$28	$25,233	$—

As of December 31, 2010:
Obligations of U.S. government agencies and corporations	$15,070	$—	$15,070	$—
Obligations of states and political subdivisions	9,537	—	9,537	—
Money market mutual fund	346	346	—	—

Total assets measured at fair value on a recurring basis	$24,953	$346	$24,607	$—

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2011 and 2010 are as follows:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(Dollars in thousands)
As of December 31, 2011:
Impaired loans	$6,328	$—	$—	$6,328
Other real estate owned	230	—	—	230
Repossessed assets	89	—	—	89

Total assets measured at fair value on a nonrecurring basis	$6,647	$—	$—	$6,647

As of December 31, 2010:
Impaired loans	$1,321	$—	$—	$1,321
Other real estate owned	2,223	—	—	2,223
Repossessed assets	46	—	—	46

Total assets measured at fair value on a nonrecurring basis	$3,590	$—	$—	$3,590

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 20—Fair Value Measurements and Fair Values of Financial Instruments (continued)

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2011 and 2010:

Cash and Cash Equivalents

The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.

Securities

The fair value of securities available for sale (carried at fair value) and held to maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. For certain securities which are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence (Level 3). In the absence of such evidence, management’s best estimate is used. Management’s best estimate consists of both internal and external support on certain Level 3 investments. Internal cash flow models using a present value formula that includes assumptions market participants would use along with indicative exit pricing obtained from broker/dealers (where available) were used to support fair values of certain Level 3 investments.

Loans Receivable

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal.

Impaired Loans

Impaired loans are those that are accounted for under FASB ASC Topic 310, Receivables, in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of impaired loan balances of $7.7 million, net of a valuation allowance of $1.4 million as of December 31, 2011 and impaired loans of $1.4 million, net of a valuation allowance of $35 thousand as of the year ended December 31, 2010.

Restricted Investment in Bank Stock

The carrying amount of restricted investment in bank stock approximates fair value, and considers the limited marketability of such securities.

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 20—Fair Value Measurements and Fair Values of Financial Instruments (continued)

Accrued Interest Receivable and Payable

The carrying amount of accrued interest receivable and accrued interest payable approximates fair value.

Deposit Liabilities

The fair values disclosed for demand deposits (interest and noninterest checking), money market and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market to the maturities of the time deposits.

Short-Term Borrowings

The carrying amounts of short-term borrowings approximate their fair values.

Long-Term Debt

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Off-Balance Sheet Financial Instruments

Fair values for the Company’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

At December 31, 2011 and 2010, the estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Assets:
Cash and cash equivalents	$16,218	$16,218	$1,706	$1,706
Securities available for sale	25,261	25,261	24,953	24,953
Loans receivable, net	237,645	241,522	231,279	236,186
Restricted stocks	1,461	1,461	1,783	1,783
Accrued interest receivable	1,055	1,055	1,135	1,135

Liabilities:
Deposits	245,736	248,314	227,693	231,036
Short-term borrowings	3,000	3,000	1,605	1,605
Long-term debt	8,000	8,189	8,000	8,397
Accrued interest payable	482	482	551	551

Off-balance sheet credit related instruments:
Commitments to extend credit	—	—	—	—

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 21—Parent Company Only Financial Information

Condensed financial statements of First Priority Financial Corp. follow:

CONDENSED BALANCE SHEETS

	December 31,
	2011	2010
	(Dollars in thousands)
Assets
Cash and cash equivalents	$182	$250
Investment in subsidiary	27,691	27,052
Other assets	6	1

Total assets	$27,879	$27,303

Liabilities and shareholders’ equity
Other liabilities	$22	$76
Shareholders’ equity	27,857	27,227

Total liabilities and shareholders’ equity	$27,879	$27,303

CONDENSED INCOME STATEMENTS

	For the year ended
	December 31, 2011	December 31, 2010
	(Dollars in thousands)
Dividend income from subsidiary	$479	$418
Interest from subsidiary	1	2

Total income	480	420

Non-interest expenses	15	30

Total expenses	15	30

Income before equity in undistributed net loss of subsidiary and income taxes	465	390

Income tax benefit	(5)	—
Equity in undistributed net loss of subsidiary	(312)	(275)

Net income	$158	$115

First Priority Financial Corp.

Notes to Consolidated Financial Statements

Note 21—Parent Company Only Financial Information (continued)

CONDENSED STATEMENTS OF CASH FLOWS

	For the year ended
	December 31, 2011	December 31, 2010
	(Dollars in thousands)
Operating activities:
Net income	$158	$115
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net loss of subsidiary	312	275
Decrease in dividends due from subsidiary	—	40
Net increase in other assets	(5)	—
Net increase (decrease) in other liabilities	(54)	45
Other	—	2

Net cash provided by operating activities	411	477

Financing activities:
Cash dividends paid on preferred stock	(479)	(459)

Net cash used by financing activities	(479)	(459)

Net increase (decrease) in cash and cash equivalents	(68)	18

Cash and cash equivalents at beginning of the period	250	232

Cash and cash equivalents at end of the period	$182	$250

Note 22 –- Merger with Affinity Bancorp, Inc.

On May 23, 2012, First Priority and Affinity Bancorp, Inc. (“Affinity”), the holding company for Affinity Bank, jointly announced a definitive agreement to merge their respective holding companies and bank subsidiaries. The proposed combination will create a full-service community bank serving Berks, Chester, Montgomery and Bucks County markets, with little branch overlap. On a pro forma basis as of June 30, 2012, the resulting bank will have approximately $460 million in total assets, approximately $325 million in loans, approximately $390 million in deposits and be considered well capitalized under capital adequacy guidelines. The transaction is expected to close in the fourth quarter of 2012, subject to receipt of regulatory approvals and the approval of the shareholders of each institution. The Affinity name will continue to be used in the Berks County marketplace and the First Priority name will be used in Montgomery, Chester and Bucks Counties. The Company will be headquartered in Malvern, PA.

Under the terms of the merger agreement, shareholders of Affinity will receive 0.9813 newly issued shares of First Priority in exchange for each Affinity share currently held. As a result of the transaction, Affinity’s shareholders are expected to own approximately 38% of the combined company and First Priority’s shareholders are expected to own approximately 62%. These relative percentages may change based on the outcome of the additional capital issued in relation to completion of the merger.

Board of Directors and Executive Officers of First Priority

The following table sets forth as to each of the current directors of First Priority, his or her age, principal occupation and business experience, the period during which he or she has served as a director of First Priority, an affiliate or predecessor, director class and other business relationships. There are no family relationships between any of the listed persons, except that Mr. Worthington is the uncle of Mr. Spinieo.

Name and Principal Occupation	Age	Directorship Class (16)
Howard R. Berlin	76	Class I
Private Investor, retired managing director of Neuberger Berman, LLC (1)

John K. Desmond, Jr.	88	Class I
Owner and Operator of The Desmond Hotel and Conference Center and The Desmond Hotel (2)

Mary Ann Messmer	58	Class I
Executive Vice President, First Priority and First Priority Bank (3)

Alan P. Novak	63	Class I
Attorney, Conrad O’Brien PC and President, Novak Strategic Advisors (4)

Patrick M. Smith	57	Class I
Certified Public Accountant & Partner of Rosenberg, Smith, Cooney and Migliore, PC (5)

Lawrence E. Donato	64	Class II
Executive Vice President and Chief Financial Officer, First Priority, and Executive Vice President and Chief Operating Officer, First Priority Bank (6)

Mel A. Shaftel	69	Class II
Private Investor (7)

Christopher E. Spinieo	41	Class II
Owner, Spinieo, Inc. (8)

Michael G. Wade	44	Class II
Owner, Knights Abstract, Inc. (9)

William L. Wetty	67	Class II
Private Investor and retired founder of A&L Handles, Inc. (10)

Robert J. Fairbaugh	52	Class III
Certified Public Accountant and an Owner of Dunlap & Associates, PC (11)

Vincent P. Small, Jr.	68	Class III
Private Investor and Business Consultant (12)

David E. Sparks	68	Class III
Chairman, President and Chief Executive Officer, First Priority and First Priority Bank (13)

Karen G. Tarte	50	Class III
Private Investor (14)

Samuel J. Worthington, Jr.	55	Class III
Owner, Newtown Athletic Club and Horsham Athletic Club (15)

(1)	Mr. Berlin has been a director of First Priority and First Priority Bank since February 2008. Mr. Berlin is a Chartered Financial Analyst and was a managing director of Neuberger Berman, LLC from 1988 to 2001.
(2)	Mr. Desmond has been a director of First Priority Bank since its inception in 2005. He has served as a director of First Priority since its formation in 2007. Mr. Desmond was a member of the board of directors of Millennium Bank from 1999 until 2004.

(3)	Ms. Messmer currently serves as Executive Vice President of First Priority and First Priority Bank since September 2011. Prior to assuming her current position, Ms. Messmer served as President of First Priority Bank since November 2005. Before that, Ms. Messmer was a Vice President with Nova Savings Bank from June 2004 to January 2005 and Senior Vice President and Head of Private Banking with Millennium Bank from 1999 until 2004. Ms. Messmer has been a director of First Priority since its formation in 2007 and a director of First Priority Bank since its inception in 2005.
(4)	Mr. Novak has been a director of First Priority since its formation in 2007 and a director of First Priority Bank since 2006. Mr. Novak has been an attorney with the law firm of Conrad O’Brien since 1994. Mr. Novak also serves as President of Novak Strategic Advisors since 2001. Mr. Novak was Chairman of the Republican State Committee of Pennsylvania from 1996 to 2005.
(5)	Mr. Smith has been a director of First Priority Bank since 2008, and was added to First Priority’s board of directors in 2009. Mr. Smith has been a partner in the certified public accounting firm of Rosenberg, Smith, Cooney and Migliore, P.C. since 1991.
(6)	Mr. Donato has been a director and the Chief Operating Officer of First Priority Bank since it was formed in 2005 and a director, Executive Vice President and Chief Financial Officer of First Priority since it was formed in 2007. Mr. Donato was Chief Executive Officer of Fiserv Securities, Inc. from 1998 until 2003.
(7)	Mr. Shaftel has been a director of First Priority Bank since it was formed in 2005 and a director of First Priority since it was formed in 2007. He has been a private investor since 2004. He was Managing Director of Rosetta Group, an investment management and financial advisory firm, from 1998 through 2003 and a member of the board of directors of Millennium Bank from 1998 until 2004. Mr. Shaftel was a Vice Chairman of Lehman Brothers until his retirement in 1997.
(8)	Mr. Spinieo has been a director of First Priority and First Priority Bank since 2008. He is the owner and President of Spinieo, Inc., a construction company specializing in masonry, landscape and construction which he founded in 1990.
(9)	Mr. Wade has been a director of First Priority Bank since 2008 and joined the board of First Priority in 2009. He founded and has operated Knights Abstract, Inc., a title insurance company, since 1995.
(10)	Mr. Wetty has been a director of First Priority Bank since its formation in 2005 and a director of First Priority since 2007. He founded A&L Handles, Inc., Pottstown, Pennsylvania and served as the company’s owner, President and Chief Executive Officer until its sale and his retirement in 2002.
(11)	Mr. Fairbaugh has been a director of both First Priority and First Priority Bank since 2008. He is a Certified Public Accountant and since 1999 has been an owner of Dunlap & Associates, PC in Chalfont, Pennsylvania.
(12)	Mr. Small has been a director of First Priority Bank since it was formed in 2005 and a director of First Priority since it was formed in 2007. He retired as a partner from PricewaterhouseCoopers in 1999. He served as a member of the board of directors of Millennium Bank from 2002 to 2004, and a member of the board of directors of Harleysville National Corporation from 2004 to 2005.
(13)	Mr. Sparks has served as a director, Chairman and Chief Executive Officer of First Priority Bank from its inception in 2005 and in September, 2011 also became the President of First Priority Bank and has been a director, Chairman, President and CEO of First Priority since its inception in 2007. Prior to that, Mr. Sparks was Chairman and Chief Executive Officer of Millennium Bank from 1998 to 2004.
(14)	Ms. Tarte has been a director of First Priority and First Priority Bank since 2009. She is a private investor and does voluntary work for charitable organizations.
(15)	Mr. Worthington has been a director of both First Priority and First Priority Bank since 2008. He is an owner of the Newtown Athletic Club in Newtown, Pennsylvania, a facility specializing in providing health and recreation services to its members. In 2001, the Newtown Athletic Club became a partner in Healthquest of Flemington, New Jersey, which specializes in providing health and recreation services. Mr. Worthington is also a partner in the Horsham Athletic Club in Horsham, Pennsylvania.
(16)	Class I directorships are currently set to expire at the annual meeting of First Priority shareholders in 2015; Class II directorships are currently set to expire at the annual meeting of First Priority shareholders in 2013; and Class III directorships are currently set to expire at the annual meeting of First Priority shareholders in 2014.

Director Independence

The First Priority board of directors has affirmatively determined that Ms. Tarte and Messrs. Berlin, Desmond, Fairbaugh, Novak, Shaftel, Small, Smith, Spinieo, Wade, Wetty and Worthington are independent within the meaning of the Nasdaq listing standards. In addition, all members of the board serving on the Audit and Compensation Committees are independent within the meaning of the Nasdaq listing standards applicable to each committee. On the audit committee, Messrs. Fairbaugh, Small and Smith have been designated the “audit committee financial experts” and meet the qualifications to serve as such under the NASDAQ listing standards.

Security Ownership of Certain Beneficial Holders of First Priority

The table below sets forth information, as of the record date, concerning (a) each person that is known to us to be the beneficial owner of more than 5% of First Priority’s common stock, (b) each of First Priority’s directors and executive officers and (c) all of First Priority’s directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. At the close of business on the record date, First Priority had [3,144,053] shares of common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of the record date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner is c/o First Priority, 2 West Liberty Boulevard, Suite 104, Malvern, Pennsylvania 19355.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned
5% or greater shareholders
David E. Sparks (2)(3)(4)	255,050	7.75%
Chairman, President and Chief Executive Officer

Starboard Fund for New Bancs, LP	249,600	7.94%
Martin Fiascone, General Partner 550 W. Jackson Blvd, 14th Floor Chicago, IL 60606

Conwell Limited Partnership (5)	144,000	4.58%
Jerome S. Goodman, General Partner 2828 Charter Rd. Philadelphia, PA 19154

Wellington Limited Partnership (5)	66,000	2.10%
Jerome S. Goodman, General Partner 2828 Charter Rd. Philadelphia, PA 19154

Current Officers and Directors (exclusive of Mr. Sparks, whose beneficial ownership is referenced under the heading 5% or greater shareholders)
Howard R. Berlin (6)	135,000	4.29%
Director

John K. Desmond, Jr. (3)(7)	74,171	2.36%
Director

Lawrence E. Donato (2)(3)(4)	145,280	4.41%
Director, Executive Vice President and Chief Financial Officer

Robert J. Fairbaugh (3)(6)	10,682	*
Director

Mary Ann Messmer (2)(3)(4)(5)	60,873	1.94%
Director, Executive Vice President

Alan P. Novak (3)(7)	16,032	*
Director

Mel A. Shaftel (3)(7)	91,571	2.91%
Director

Vincent P. Small, Jr. (7)	52,737	1.68%
Director

Patrick M. Smith (6)	11,500	*
Director

Christopher E. Spinieo (3)(6)	47,145	1.50%
Director

Karen G. Tarte (3)	254,166	8.08%
Director

Michael G. Wade (6)	14,500	*
Director

William L. Wetty (3)(7)	87,371	2.78%
Director

Samuel J. Worthington, Jr. (6)	141,000	4.48%
Director

All officers and directors as a group (15 persons)	1,397,078	42.45%

*	Less than 1%
(1)	Shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares. Also includes shares the holder has the right to acquire within sixty (60) days of [—], 2012, and therefore amounts shown include warrants and options to acquire First Priority common stock that are exercisable on or before [—], 2012. As of the date of this proxy statement, the number of shares represented by warrants and vested options which have been granted to all directors, executive officers and management as a group totaled [183,814] and [248,500] shares, respectively.
(2)	Includes the following number of vested options granted at an exercise price of $10.00 per share on December 22, 2005, to each executive officer under the 2005 Program: Mr. Sparks—59,000 stock options; Mr. Donato—44,000 stock options; Ms. Messmer—44,000 stock options. These options fully vested on December 21, 2009.
(3)	Mr. Sparks’ beneficial ownership includes 75,050 shares of common stock and 15,000 warrants owned by his wife and 1,050 shares of common stock and 200 warrants owned by his children with respect to which Mr. Sparks does not exercise voting and investment power.

Mr. Desmond’s beneficial ownership includes 10,000 shares of common stock and 2,000 warrants held by Mr. Desmond’s son with respect to which Mr. Desmond does not exercise voting or investment power.

Mr. Donato’s beneficial ownership includes 82,171 shares of common stock and 15,000 warrants owned jointly with his wife and 1,000 shares of common stock and 200 warrants owned by his children with respect to which Mr. Donato does not exercise voting and investment power.

Mr. Fairbaugh’s beneficial ownership includes 1,818 shares of common stock and 364 warrants owned by his wife with respect to which Mr. Fairbaugh does not exercise voting and investment power.

Ms. Messmer’s beneficial ownership includes 5,000 shares of common stock and 1,000 warrants held jointly with her husband and 5,000 shares and 1,000 warrants held in the name of her husband.

Mr. Novak’s beneficial ownership includes 5,000 shares of common stock and 1,000 warrants owned by a limited partnership with respect to which Mr. Novak is a limited partner and does not exercise voting and investment power.

Mr. Shaftel’s beneficial ownership includes 5,000 shares of common stock and 1,000 warrants owned by a trust in which Mr. Shaftel shares voting and investment power.

Mr. Spinieo’s beneficial ownership includes 2,662 shares of common stock and 532 warrants owned by his wife with respect to which Mr. Spinieo does not exercise voting and investment power.

Ms. Tarte’s beneficial ownership includes 30,166 shares of common stock, 500 warrants and 9,000 vested options owned by her spouse with respect to which Ms. Tarte does not exercise voting and investment power, and a total of 175,000 shares and 35,000 warrants owned by Conwell Limited Partnership and Wellington Limited Partnership. Ms. Tarte is a limited partner in these partnerships and does not exercise voting and investment power.

Mr. Wetty’s beneficial ownership includes 66,171 shares of common stock and 12,200 warrants owned jointly with his wife.

(4)	Includes the following number of shares of restricted stock granted on December 31, 2009, pursuant to First Priority’s Deferred Compensation Plan: Mr. Sparks – 5,019 shares; Mr. Donato – 2,509 shares; and Ms. Messmer – 1,656 shares. The restricted shares become 100% vested upon the later of the three-year anniversary of a Profitability Date (defined below) or the five-year anniversary of the restricted stock grant date (December 31, 2014). A Profitability Date is defined in the Plan as the last day of a calendar year in which First Priority reports three quarters of profitability as well as a profit for that entire calendar year; provided that the individual must also remain employed with First Priority until the vesting date, subject to certain exceptions set forth in the plan, such as termination without cause. The restricted shares become fully vested upon a change of control. The individuals exercise voting power over the restricted shares but do not have investment power until the restriction is removed. See “Nonqualified Defined Contribution and Other Deferred Compensation Plans” below.
(5)	Jerome S. Goodman, as a General Partner of each of these entities, is deemed to be a beneficial owner of the shares held by these partnerships, which combined represent 6.64% of our outstanding shares of common stock. One of First Priority’s directors, Karen G. Tarte, is a limited partner in these entities.
(6)	The number of shares beneficially owned by each director includes immediately exercisable options issued to former directors of Prestige Community Bank as a grant for their contribution to Prestige Community Bank’s at-risk organizing capital. Messrs. Berlin and Worthington each were issued 15,000 options. Mr. Spinieo was issued 10,000 options and Messrs. Fairbaugh, Smith and Wade each were issued 2,500 options.
(7)	Includes a total of 9,000 options granted on December 22, 2005 to each of Messrs. Desmond, Shaftel, Small and Wetty and 9,000 options granted on March 23, 2006 to Mr. Novak in each case under First Priority’s 2005 Stock Compensation Program (the “2005 Program”). All options granted under the 2005 Program were granted at an exercise price of $10.00 per share, vested in full four years from the date of grant and terminate ten years from the date of grant.

Compensation Committee Interlocks and Insider Participation

No member of First Priority’s compensation committee is or has been an officer or employee of First Priority or First Priority Bank. Also, during 2011, none of First Priority’s executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on First Priority’s compensation committee.

Transactions with Related Parties

Certain directors and executive officers of First Priority, and their associates, were customers of and had transactions with First Priority Bank in the ordinary course of business during the fiscal year ended December 31, 2011. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risks of collectability or present other unfavorable features. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis. The aggregate extensions of credit to all such persons, as a group, totaled $5.7 million at June 30, 2012.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information with respect to First Priority’s named executive officers for the last two fiscal years(1). The compensation committee establishes the salaries for these executive officers.

Name and Title (1)	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (5) ($)	Total ($)
David E. Sparks,	2011	$193,365	$0	$0	$57,750	$0	$0	$19,500	$270,615
Chairman, President and Chief Executive Officer	2010	$175,000	$0	$0	$0	$0	$0	$17,787	$192,787

Lawrence E. Donato,	2011	$173,754	$0	$0	$34,650	$0	$0	$11,393	$219,797
Executive Vice President and Chief Financial Officer	2010	$162,000	$0	$0	$0	$0	$0	$11,028	$173,028

Mary Ann Messmer,	2011	$174,550	$0	$0	$34,650	$0	$0	$13,270	$222,470
Executive Vice President	2010	$165,000	$8,317	$0	$0	$0	$0	$10,965	$175,965

(1)	Mr. Sparks is also the Chairman, President and Chief Executive Officer of First Priority Bank. Mr. Donato is also Executive Vice President and Chief Operating Officer of First Priority Bank.
(2)	Includes the amount of salary that Messrs. Sparks and Donato and Ms. Messmer voluntarily deferred in 2009 and is subject to risk of forfeiture pursuant to terms of First Priority’s Deferred Compensation Plan. See “Nonqualified Defined Contribution and Other Deferred Compensation Plans” on page 218. Messrs. Sparks and Donato and Ms. Messmer voluntarily deferred $50,000, $25,000 and $16,500, respectively.
(3)	The amounts reported represent production bonuses, based on previously approved loan, deposit and fee targets.
(4)	The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(5)	Includes for Mr. Sparks: a car allowance or car lease payments of $8,400 for 2011 and $7,200 for 2010 for business use of his vehicle, the expense of a country club membership used for business generation in the amount of $5,300 for 2011 and 2010 and First Priority Bank’s 401(k) matching contribution in the amount of $5,800 for 2011 and $5,287 for 2010;

Includes for Mr. Donato: a car allowance for business use of his vehicle of $6,000 for 2011 and 2010 and First Priority Bank’s 401(k) matching contribution in the amount of $5,393 for 2011 and $5,028 for 2010; and

Includes for Ms. Messmer a car allowance for business use of her vehicle of $7,800 for 2011 and 2010 and First Priority Bank’s 401(k) matching contribution in the amount of $5,470 for 2011 and $3,195 for 2010.

Outstanding Equity Awards at Fiscal Year End – 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David E. Sparks	59,000	0	—	$10.00	12/22/15	5,019	$29,462	0	0
	0	1,000		$10.25	12/11/18
	0	25,000		$5.58	5/6/21

Lawrence E. Donato	44,000	0	—	$10.00	12/22/15	2,509	$14,728	0	0
	0	1,000		$10.25	12/11/18
	0	15,000		$5.58	5/6/21

Mary Ann Messmer	44,000	0	—	$10.00	12/22/15	1,656	$9,721	0	0
	0	1,000		$10.25	12/11/18
	0	15,000		$5.58	5/6/21

(1)	Options granted vest in full on the fourth anniversary of the grant date and terminate ten years from the date of grant.
(2)	Market value per share is based on First Priority’s year end book value of $5.87 per share.

Option Exercises and Stock Vested—2011

First Priority’s named executive officers did not exercise any stock options during the year ended December 31, 2011.

Pension Benefits

First Priority’s named executive officers participate in First Priority Bank’s 401(k) plan that as of 2009 provides for a 50% match on the first 6% of the officers’ contribution to the plan. In 2011, First Priority Bank’s match for Messrs. Sparks and Donato and Ms. Messmer were $5,800, $5,393 and $5,470, respectively.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

On December 11, 2008, First Priority’s board of directors approved a deferred compensation plan, which became effective on January 1, 2009. The plan is administered by First Priority’s compensation committee. Messrs. Sparks and Donato and Ms. Messmer were eligible to participate in the plan, along with other highly compensated employees and other management as selected by First Priority’s board of directors.

Compensation amounts elected to be deferred by the participants in the plan will become 100% vested on December 31 of a calendar year in which First Priority has three quarters of profitability and is also profitable for that respective calendar year (the so-called “profitability date”). At the end of a plan year in which compensation is deferred, the executive will be granted restricted stock equal to the amount of the deferred compensation divided by the greater of the current market value of First Priority common stock at the date of grant or $10.00 (the “First Priority Contribution”). The First Priority Contribution will vest on the later of: (i) the three year anniversary of the profitability date, or (ii) the five year anniversary of the date on which First Priority’s credited the First Priority’s Contribution to the participant’s account.

If a profitability date does not occur by the five year anniversary of the last day of the year in which the deferral and First Priority Contribution were made, the deferral and First Priority Contribution for that plan year will be forfeited. Also, upon termination of employment any portion of a participant’s account that has not yet vested will be forfeited, except in the case of termination without cause or due to disability, death or retirement, in which case the participant will become 100% vested in his or her entire account upon such occurrence. Participants in the plan become 100% vested in their deferrals and First Priority Contributions upon a change in control, as defined in the plan.

Messrs. Sparks and Donato and Ms. Messmer voluntarily deferred 2009 salary of $50,000, $25,000 and $16,500, respectively, pursuant to the plan. The plan was discontinued after 2009 and no further deferrals have been made thereunder.

Potential Payments upon Termination or Change in Control

Messrs. Sparks and Donato and Ms. Messmer have entered into change in control agreements with First Priority Bank. The change in control agreements provide for the receipt of a lump-sum cash payment in the event that the individual’s employment is terminated involuntarily or he or she resigns for specified events of “good reason” following a change in control of First Priority Bank. The cash payment would be in an amount equal to two times the sum of (i) the individual’s highest base salary for the year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to the executive by First Priority Bank with respect to one of the two calendar years immediately preceding the year of termination. The executive would also receive a cash payment in lieu of continued pension, welfare and other benefits, including health insurance.

First Priority issued preferred stock to the Treasury under the TARP CPP. As a result, pursuant to Section 111 of Emergency Economic Stabilization Act of 2008, First Priority is prohibited from making any payments to its executive officers for a separation from service (except for payments for services performed or benefits accrued) during the period in which any obligation arising from such sale remains outstanding. Accordingly, the executive officers voluntarily waived their change in control agreements for as long as the preferred stock issued to the Treasury is outstanding.

Compensation of Directors

The following table sets forth a summary of the compensation that First Priority paid to its non-employee directors in 2011.

Name	Fees Earned Or Paid In Cash ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Howard R. Berlin	—	—	1,000	—	1,000
John K. Desmond, Jr.	—		3,000	—	3,000
Robert J. Fairbaugh	—		2,000	—	2,000
Alan P. Novak	—		1,000	—	1,000
Mel A. Shaftel	—		5,500	—	5,500
Vincent P. Small, Jr.	—		5,500	—	5,500
Patrick M. Smith	—		2,000	—	2,000
Christopher E. Spinieo	—		1,000	—	1,000
Karen G. Tarte	—		1,000	—	1,000
Michael G. Wade	—		1,000	—	1,000
William L. Wetty	—		2,000	—	2,000
Samuel J. Worthington, Jr.	—		2,000	—	2,000

(1)	For their service on the First Priority board of directors from the 2010 annual shareholders’ meeting to the 2011 annual shareholders’ meeting:

•	all non-employee directors received an option grant to purchase 1,000 shares of First Priority common stock;

•	the Chairmen of the Audit and Compensation Committees of First Priority’s board of directors each received an option grant to purchase 3,500 shares of First Priority common stock;

•	the Chairman of the Nominating Committee of First Priority’s board of directors received an option grant to purchase 1,000 shares of First Priority common stock; and

•	non-chair members of the Audit and Compensation Committees meeting their full year service requirement for 2010 each received an option grant to purchase 1,000 shares of First Priority common stock.

•	The terms of all of the foregoing option grants were:

•	grant date—May 6, 2011;

•	exercise price—$5.58;

•	vesting date—fourth anniversary of the date of grant, subject to acceleration upon a change of control; and

•	termination date—tenth anniversary of the grant date.

(2)	For their service on the First Priority board of directors from the date of the 2011 annual shareholders’ meeting to the 2012 annual shareholders’ meeting, all non-employee directors received an option grant to purchase 1,000 shares of First Priority common stock and members of the Audit and Compensation Committees meeting their full year service requirement for 2011 each received an option grant to purchase 1,000 shares of First Priority common stock.

•	The terms of these option grants will be:

•	grant date—May 4, 2012;

•	exercise price—$5.87 based on First Priority’s book value per share at March 31, 2012;

•	vesting date—fourth anniversary of the date of grant, subject to acceleration upon a change of control; and

•	termination date—tenth anniversary of the grant date.

THE AFFINITY SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to Affinity shareholders by Affinity’s board of directors in connection with the solicitation of proxies from the holders of Affinity common stock for use at the special meeting of Affinity shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on [—], 2012 at [—], local time, at [—], subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, Affinity shareholders will be asked to consider and vote upon the following proposals:

1.	Adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page 38;

2.	Approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement; and

3.	Transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At this time, the Affinity board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.

Shareholders Entitled to Vote

The close of business on [—], 2012 has been fixed by Affinity’s board of directors as the record date for the determination of those holders of Affinity common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were [—] shares of Affinity common stock outstanding and entitled to vote, held by approximately [—] holders of record. A list of the shareholders of record entitled to vote at the special meeting will be available for examination by Affinity shareholders. A list of such shareholders will be available for inspection at the special meeting and for ten days prior to the meeting at Affinity’s headquarters located at 1310 Broadcasting Road, PO Box 7068, Wyomissing PA 19610, during normal business hours.

Quorum and Required Vote

Each holder of record of shares of Affinity common stock as of the Affinity record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Affinity common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting is required to approve all matters to be considered at the special meeting.

How Shares Will Be Voted at the Special Meeting

All shares of Affinity common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies as included in this joint proxy statement/prospectus.

If you hold shares of Affinity common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes will not affect the outcomes of any of the proposals.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Affinity shareholders may vote in person at the special meeting or by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting. Should you have any questions on the procedure for voting your shares, please contact Affinity’s Corporate Secretary, Beth D. Mayers, 1310 Broadcasting Road, PO Box 7068, Wyomissing PA 19610.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Affinity, or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The Affinity Secretary’s mailing address is 1310 Broadcasting Road, PO Box 7068, Wyomissing PA 19610. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

Affinity will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Affinity will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Affinity common stock and secure their voting instructions. Affinity will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Affinity may use several of its regular employees, who will not be specially compensated, to solicit proxies from Affinity shareholders, either personally or by telephone, facsimile, letter or other electronic means.

First Priority and Affinity will share equally the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus.

Attending the Meeting

All holders of Affinity common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting.

Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

AFFINITY SPECIAL MEETING—PROPOSAL NO. 1

ADOPTION OF THE MERGER AGREEMENT

Affinity is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger”, beginning on page 38. As discussed in detail in the sections entitled “The Merger—Affinity’s Reasons for the Merger”, and “—Recommendation of Affinity’s Board of Directors”, beginning on pages 49 and 51, respectively, after careful consideration, the Affinity board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Affinity’s shareholders and the board unanimously approved the merger agreement. Accordingly, Affinity’s board of directors unanimously recommends that Affinity shareholders vote “FOR” adoption of the merger agreement.

Required Vote

Adoption of the merger agreement requires the affirmative vote for the proposal of a majority of all votes cast, in person and by proxy, at the Affinity special meeting. Abstentions and broker non-votes will not affect the vote on adoption of the merger agreement.

AFFINITY SPECIAL MEETING—PROPOSAL NO. 2

AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the Affinity special meeting, the number of shares of Affinity common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Affinity common stock voting in favor is insufficient to adopt the merger agreement, Affinity management intends to move to adjourn the special meeting in order to enable the Affinity board of directors more time to solicit additional proxies. In that event, Affinity will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, Affinity is asking you to grant discretionary authority to the holder of any proxy solicited by the Affinity board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Affinity approve the adjournment proposal, Affinity could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Vote Required

Pursuant to Affinity’s bylaws, the adjournment proposal requires the affirmative vote of a majority of all votes cast, in person and by proxy, at the Affinity special meeting. Abstentions and broker non-votes will not affect the vote on the adjournment proposal.

Recommendation of the Affinity Board of Directors

The Affinity board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

Affinity Affiliate Letter

As of the record date, directors and executive officers of Affinity and their affiliates had the right to vote [308,301] shares of Affinity common stock, or [15.6]% of the outstanding Affinity common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and officers of Affinity has executed an Affiliate Letter in favor of First Priority pursuant to which he or she has agreed to vote all shares of Affinity common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

INFORMATION ABOUT AFFINITY BANCORP, INC.

Business

Affinity is a Pennsylvania corporation headquartered in Wyomissing, Pennsylvania, that provides a full range of commercial and consumer banking services through its wholly-owned banking subsidiary, Affinity Bank of Pennsylvania, a state chartered, FDIC-insured, full-service community bank headquartered at 1310 Broadcasting Road, PO Box 7068, Wyomissing, PA 19610 (tel. (610) 898-7700)). At June 30, 2012, Affinity had total consolidated assets of $174.3 million, deposits of $148.5 million and shareholders’ equity of $12.3 million. Affinity’s common stock is not traded on any exchange, and there is no established public trading market for the stock. No broker makes a market in Affinity’s stock. Affinity’s website is http://www.affinitybankpa.com.

Affinity Bank was originally incorporated in 2003 under the laws of Pennsylvania as a commercial bank. In 2009, Affinity became the bank holding company for Affinity Bank. Affinity Bank now engages in a full-service mortgage, commercial and consumer banking business and operates from five branch offices located within Berks County, Pennsylvania.

Affinity Bank’s primary market area consists of Berks County, Pennsylvania, with a small amount of business being conducted in contiguous counties as well. Competition for deposit and loan products comes from other insured financial institutions such as commercial banks, thrift institutions and credit unions in Affinity Bank’s market area as well as from out-of-market financial institutions that offer deposits and loans over the internet and through other delivery channels

Affinity Bank grants commercial, mortgage and consumer loans to its customers. As of June 30, 2012, Affinity Bank’s loan portfolio included commercial and multi-family real estate loans, commercial business loans and lines of credit, residential first mortgage loans, home equity term loans and lines of credit, residential construction loans, and other consumer loans. Substantially all of Affinity Bank’s borrowers are located in Berks and contiguous counties.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis summarizes Affinity’s results of operations and highlights material changes for the six months ended June 30, 2012 and 2011, the years ended December 31, 2011 and 2010, and its financial condition as of June 30, 2012, December 31, 2011 and December 31, 2010. This discussion is intended to provide additional information which may not be readily apparent from the consolidated selected financial data included in this report. Reference should be made to the selected financial data presented for a complete understanding of the following discussion and analysis.

You should read this discussion and analysis in conjunction with the consolidated unaudited financial statements for the six months ended June 30, 2012 and the audited consolidated financial statements for the year ended December 31, 2011 beginning on page 239 of this document.

This discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties, such as Affinity’s plans, objectives, expectations and intentions. Therefore, this analysis should be read in conjunction with the “Cautionary Statement Regarding Forward-Looking Statements” on page 37.

Overview

Affinity is a Pennsylvania corporation headquartered in Wyomissing, Pennsylvania, that provides a full range of commercial and consumer banking services through Affinity Bank which is a full-service community bank headquartered at 1310 Broadcasting Road, PO Box 7068, Wyomissing, PA 19610 (tel. (610) 898-7700). Affinity had total consolidated assets of $174.3 million, deposits of $148.5 million and shareholders’ equity of

$12.3 million at June 30, 2012 and total consolidated assets of $177.6 million, deposits of $151.8 million and shareholders’ equity of $12.2 million at December 31, 2011. Affinity’s consolidated net income (loss), as well as a snapshot of its financial picture, for the respective six and twelve month periods and at the end thereof, as well as certain key ratios, are set forth in the table below:

	June 30, 2012	December 31,
Dollars in thousands (except per share data)		2011	2010
FOR THE PERIOD:
Net income (loss)	$(250)	$40	$329
Per common share:
Basic Earnings	$(0.13)	$0.02	$0.17
Cash Dividends	$0.00	$0.00	$0.00
Book Value	$6.25	$6.21	$5.94

FINANCIAL CONDITION AT PERIOD-END:
Assets	$174,272	$177,573	$170,269
Net Loans	$86,145	$90,943	$90,535
Deposits	$148,469	$151,802	$143,283
Shareholders’ Equity	$12,310	$12,233	$11,690

RATIOS:
Return on Average Assets	(0.29)%	0.02%	0.19%
Return on Average Equity	(4.35)%	0.35%	2.89%
Shareholders’ Equity to Assets	7.06%	6.89%	6.86%

Affinity’s results of operations depend primarily on net interest income. Net interest income is the difference between interest income earned on interest-earning assets, primarily loans and investment securities, and the interest paid on interest-bearing liabilities, primarily deposits. Net interest income is directly impacted by the market interest rate environment, the shape of the market yield curve and timing of the placement and repricing of interest-earning assets and interest-bearing liabilities on Affinity’s balance sheet. Results of operations are also directly affected by general economic conditions in the local geographic area, as well as throughout the country and the world.

Results of Operations for the Six Months Ended June 30, 2012 as Compared to June 30, 2011:

(unaudited) (dollars in thousands)
	2012	2011	$ change	% change
Interest income	$3,413	$3,531	$(118)	(3.3)%
Interest expense	918	1,067	(149)	(13.9)%

Net interest income	2,495	2,464	31	1.3%
Provision for loan losses	115	235	(120)	(51.0)%

Net interest income after provision for loan losses	2,380	2,229	151	6.8%
Other operating income	100	93	7	7.5%
Other operating expenses	2,750	2,341	409	17.5%

Income (loss) before income taxes	(270)	(19)	(251)	(1,321.1)%
Income tax expense (benefit)	(20)	(13)	7	53.8%
Net income (loss)	$(250)	$(6)	$(244)	(4,066.7)%

Net Income (Loss). Net loss for the first six months of 2012 increased to $(250,000) compared to a net loss of $(6,000) for the same period in 2011, an increase of $(244,000). Basic net loss per common share was $(0.13) for the first six months of 2012 compared to a net income per common share of $0.00 for the same period in 2011. The decrease in earnings was primarily attributable to higher operating expenses. Included in operating expenses for the first six months of 2012 is $156,000 of incurred merger-related costs.

Net Interest Income and Margin. Net interest income represents the excess of interest income from earning assets less interest expense on interest bearing liabilities. Net interest margin is the percentage of net interest income to earning assets. Net interest income and net interest margin are affected by fluctuations in interest rates and by changes in the amounts and mix of earning assets and interest bearing liabilities. Net interest income for the six month period ended June 30, 2012 increased by $31,000, or 1.3%, compared to the same period in 2011, while the net interest margin decreased to 2.96% from 3.00% for the respective periods.

The slight increase in net interest income was a result of Affinity Bank’s efforts to decrease rates paid on deposits. Affinity management was able to decrease rates in 2012 without a significant loss in deposits. While there was some deposit loss in personal accounts as a result of a competitor’s above-market rate offers, Affinity Bank was able to mitigate this loss with increases in its business accounts. Net interest margin decreased slightly due to lower rates earned on investment securities and the change in the mix of interest –earning assets.

Interest Income. Interest income for the six month period ended June 30, 2012 decreased by $118,000, or 3.3%, to $3,413,000 from $3,531,000 for the same period in 2011. This decrease includes decreases of $98,000, or 3.7%, in interest on loans and $20,000, or 2.3%, in interest from securities. The average balance of loans decreased $1.8 million from $92.4 million at June 30, 2011 to $90.4 million at June 30, 2012. Average security balances increased by $2.0 million for the two quarters in 2012 to $78.5 million from $76.5 million for the same period in 2011. During the respective periods, yields on loans fell to 5.06% from 5.60% and security yields declined to 2.23% from 2.60%.

Interest rates have generally declined throughout the periods and are at near or at all-time lows. This extremely low interest rate environment is exerting downward pressure on loan and security yields in three ways. First, as variable rate loans and securities reach repricing or call dates, yields are reduced. Second, new loans and securities added are at rates significantly lower than those originated in prior years. Finally, borrowers with fixed rate loans continued to refinance existing higher rate loans into new lower rate loans.

Interest Expense. Interest expense for the six month period ended June 30, 2012 decreased by $149,000, or 13.9%, to $918,000 from $1,067,000 during the same period in 2011. This decrease includes a $138,000, or 16.4%, decrease in interest expense on deposits and a $11,000, or 5.0%, decrease in interest on borrowed funds. The decrease in interest expense on deposits was due to lower average rates paid and lower average balances on certificates of deposit and money market accounts. Most certificates of deposit that matured and renewed over the period were originated in a higher rate environment. The overall cost of interest bearing deposits fell to 1.00% for the six months ended June 30, 2012 from 1.23% for the same period in 2011.

The average cost of borrowed funds decreased to 3.34% for the two quarters ended June 30, 2012 from 3.40% for the same period in 2011. The total average of borrowings outstanding did not change significantly. However, in January of 2012, Affinity Bank renewed its $3.0 million FHLB fixed rate advance at 0.66%. Previously the rate was 1.48%.

Provisions for Loan Losses. Provisions for loan losses charged to earnings are based on management’s judgment after considering a variety of factors, including current economic conditions, diversification of the loan portfolio and delinquency statistics. Also considered by management in determining the amounts charged to earnings are the allowance for loan loss evaluations performed on a regular basis. These evaluations are based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, and estimated value of any underlying collateral. Provisions for loan losses charged to earnings in the first six months of 2012 were $115,000 compared to $235,000 for the same period in 2011. The decrease in the provision for loan losses resulted from a lower level of loans charged-off in the first six months of 2012 compared to the respective period in 2011. For additional comments about Affinity’s credit risk see the discussion under “Loan Quality and Allowance for Loan Losses”.

Other Operating Income. Other operating income for the six months ended June 30, 2012 was $100,000 compared to $93,000 for the same period in 2011. This slight increase was due to increases in customer service charges collected.

Customer Service charges rose to $50,000 for the two quarters ended June 30, 2012 from $41,000 for the same period in 2011, an increase of $9,000, or 22.0%. This increase was due to higher overdraft fees collected and a growth in business checking accounts which provided a larger base on which to charge fees.

Operating Expenses. Total operating expenses for the six months ended June 30, 2012 were $2,750,000 compared to $2,341,000 for the same period in 2011, an increase of $409,000, or 17.5%. Increases in merger costs, data processing, and other real estate expenses were partially offset by decreases in salaries and benefits, equipment depreciation and maintenance, advertising, professional fees, and FDIC insurance expenses.

Comparing the six months ended June 30, 2012 with the same period in 2011, the following discussion further breaks down the variances in other operating expenses. Merger costs were $156,000 for the first six months of 2012 compared to $0 in 2011. Accounting rules require that all merger-related costs incurred through June 30, 2012 be expensed at that time. Data processing costs increased to $153,000 from $139,000, a $14,000, or 9.9%, increase which consists of normal contract increases with our core processor. Other real estate expenses increased to $338,000 from $9,000, a $329,000 increase. Included in other real expenses for the first six months of 2012 were $230,000 in charge-downs on several properties as well as over $100,000 in expenses for legal, maintenance, taxes on those properties. Salaries and benefits decreased to $1,059,000 from $1,073,000 a $14,000, or 1.3%, decrease due to the delayed timing of hiring replacements. Equipment depreciation and maintenance decreased to $131,000 from $164,000, a $33,000, or 20.1%, decrease due to lower levels of depreciation expense. Advertising decreased to $46,000 from $63,000, a $17,000, or 27.0%, decrease which was a result of fewer newspaper advertisements. Professional fees decreased to $90,000 from $100,000, a $10,000, or 10.0%, decrease, due to expected lower audit costs in 2012. Finally, FDIC insurance expense decreased to $80,000 from $125,000, a $45,000, or 35.5%, decrease as a result of the regulatory change in the assessment base.

Income taxes. Income tax benefits of $20,000 and $$13,000 were recorded for the six month periods ended June 30, 2012 and 2011, respectively. A federal tax rate of 34% was applicable to taxable income in both periods. The increase in the tax benefit recorded is due to projected higher levels of taxable income.

Results of Operations for the Years Ended December 31, 2011 as Compared to December 31, 2010:

(dollars in thousands)
	2011	2010	$ change	% change
Interest income	$7,003	$7,577	(574)	-7.6%
Interest expense	2,072	2,452	(380)	-15.5%

Net interest income	4,931	5,125	(194)	-3.8%
Provision for loan losses	560	735	(175)	-23.8%

Net interest income after provision for loan losses	4,371	4,390	(19)	-0.4%
Other operating income	260	533	(273)	-51.2%
Other operating expenses	4,623	4,664	(41)	-0.9%

Income before income taxes	8	259	(251)	-96.9%
Income tax expense (benefit)	(32)	(70)	(38)	-54.3%

Net income	$40	$329	(289)	-87.8%

Net Income (Loss). Affinity recorded net income of $40,000 for the year ended December 31, 2011 compared to net income of $329,000 for the year ended December 31, 2010, a decrease of $289,000, or 87.8%. Basic net income per share was $0.02 for the year ended December 31, 2011 as compared to basic net income per share of $0.17 for the year ended December 31, 2010. The decrease in earnings was primarily attributable to lower realized gains on sales of securities available for sale and lower net interest income. These decreases were partially offset by lower provisions for loan losses.

Net Interest Income and Margin. Net interest income for the year ended December 31, 2011 decreased by $194,000, or 3.8%, compared to the same period in 2010. Net interest margin decreased to 2.93% from 3.15%, for the respective periods. The decrease in net interest income and net interest margin was driven by a continuing declining interest rate environment throughout the year.

Interest Income. Interest income for the year ended December 31, 2011 decreased by $574,000, or 7.6%, to $7,003,000 from $7,577,000 for the same period in 2010. This decrease includes decreases of $454,000, or 8.0%, in interest on loans, $113,000, or 6.0%, in interest from securities and $7,000 in interest on federal funds sold. The average balance of loans outstanding decreased to approximately $91.6 million for the year ended December 31, 2011 from $98.0 million for 2010, and loan yields during the respective periods fell from 5.76% to 5.67%. Average investment balances increased to $76.5 million for 2011 from $64.9 million for 2010 with security yields declining to 2.36% from 2.98%.

During 2011, interest rates continued the declining trend started at the onset of the financial crisis in late 2007. Affinity Bank’s balance sheet structure is similar to most other banks, with liabilities and deposits having shorter maturities than assets. Thus, during the beginning of this declining rate cycle, Affinity Bank’s margins increased, as deposit rates fell at a faster pace than loan rates. Now, as the cycle persists, margins are decreasing as loan yields continue to fall.

Interest Expense. Interest expense for the year ended December 31, 2011 decreased by $380,000, or 15.5%, to $2,072,000 from $2,452,000 for the same period in 2010. This decrease includes a $379,000, or 19.0%, decrease in interest expense on deposits and a $1,000, or 0.2%, decrease in interest on borrowed funds. The decrease in interest expense on deposits was due to lower average rates paid and lower average balances on money market accounts. The overall cost of interest bearing deposits fell to 1.16% for the year ended December 31, 2011 from 1.45% for the same period in 2010.

Provisions for Loan Losses. Provisions for loan losses charged to earnings are based on management’s judgment after considering a variety of factors, including current economic conditions, diversification of the loan portfolio, and delinquency statistics. Also considered by management in determining the amounts charged to earnings are the allowance for loan loss evaluations performed on a regular basis. These evaluations are based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, and estimated value of any underlying collateral. Provisions for loan losses charged to operations in 2011 were $560,000 compared to $735,000 charged in 2010. The decrease in the provision for loan losses reflects a decrease in the level of classified loans and a decrease in the past due loans. For additional comments about Affinity’s credit risk see the discussion under “Loan Quality and Allowance for Loan Losses”.

Other Operating Income. Affinity recorded operating income of $260,000 for the year ended December 31, 2011, a decrease of $273,000, or 51.2%, compared to income of $533,000 recorded in 2010. This decrease was due mostly to the decrease in realized gain on sales of available for sale securities. Realized gains on sales of securities were $72,000 in 2011 compared to $315,000 in 2010. In 2010, Affinity Bank realized more security gains as part of a security swap. Securities were identified that were likely to be called in the near future, and those securities were sold and replaced with nearly-identical yielding securities, thereby minimizing future interest income loss.

Customer fee income and customer service charges fell to $181,000 for the year ended December 31, 2011 from $199,000 for 2010, a decrease of $18,000, or 9.0%. This decrease was due to lower service charges on money market accounts as the average balance on money markets decreased and also due to lower CD early withdrawal penalties.

Operating Expenses. Total operating expenses for the year ended December 31, 2011 were $4,623,000 compared to $4,664,000 for the same period in 2010, a decrease of $41,000, or 0.9%. Decreases in occupancy, equipment depreciation and maintenance, FDIC insurance and other operating expenses were partially offset by increases in data processing, professional fees and PA shares tax.

Comparing the year ended December 31, 2011 with the same period in 2010, the following discussion further breaks down the variances in other operating expenses. Occupancy expenses decreased to $976,000 from $995,000, a $19,000, or 1.9%, decrease, due to lower CAM charges on the leased branch locations. Equipment depreciation and maintenance decreased to $304,000 from $336,000, a $32,000, or 9.5%, decrease due to Muhlenberg Branch’s equipment becoming fully depreciated at the end of 2011. FDIC insurance decreased to $225,000 from $238,000, a $13,000, or 5.4%, decrease, as a result of the change in the calculation of premiums from total deposits to total assets minus equity. Other operating expenses decreased to $228,000 from $273,000, a $45,000, or 16.5%, decrease due to lower loan related expenses and lower other real estate (OREO) expenses. Data processing costs increased to $284,000 from $276,000, an $8,000, or 2.9%, increase, which is the normal anticipated increase with our core processer. Professional fees increased to $186,000 from $140,000, a $46,000, or 32.9%, increase, related mostly to increased internal audit fees due to a 3 year schedule for our outsourced internal audit function. PA shares tax increased to $125,000 from $115,000, a $10,000, or 8.6%, increase due to the increased asset size of the bank.

Income taxes. Income tax benefits of $32,000 and $70,000 were recorded for the years ended December 31, 2011 and 2010, respectively. The decrease in the tax benefit recorded is due to lower levels of taxable net income for the 2011 period.

Financial Condition

As of June 30, 2012 and December 31, 2011 (dollars in thousands)	June 30, 2012	December 31, 2011	$ Change	% Change
Cash and cash equivalents	$7,264	$1,929	$5,335	276,6%
Securities	73,875	78,233	(4,358)	(5.6)%
Loans, net	86,145	90,943	(4,798)	(5.3)%
Other assets	6,988	6,468	520	8.0%

Total assets	$174,272	$177,573	$(3,301)	(1.9)%

Deposits	$148,469	$151,802	$(3,333)	(2.2)%
Borrowed funds	13,000	13,149	(149)	(1.1)%
Other liabilities	493	389	104	26.7%
Shareholders’ equity	12,310	12,233	77	0.7%

Total liabilities & equity	$174,272	$177,573	$(3,301)	(1.9)%

Balance Sheet. Total assets at June 30, 2012 were $174,272,000, a decrease of $3,301,000, or 1.9%, compared to total assets of $177,573,000 at December 31, 2011. Affinity Bank’s loan demand continues to be weak, due to low real estate activity and prices and low business borrowings as those customers are generally not expanding operations or hiring employees. In addition, as several local competitors offered above market rates on deposits and due to Affinity Bank’s excess liquidity position, management did not actively seek to retain certain high cost deposits.

Net loans outstanding decreased by $4,798,000 or, 5.6%, to $86,145,000 at June 30, 2012 from $90,943,000 at December 31, 2011. This decrease included a decrease in commercial loans of $3,601,000, or 6.8%, a $968,000, or 9.2%, decrease in residential real estate loans and a decrease of $142,000, or 0.5%, in home equity loans. Loan demand from qualified borrowers during the current economic downturn has been significantly lower than Affinity Bank’s historical average, which has had a negative impact on Affinity Bank’s loan portfolio balances.

Total securities decreased by $4,358,000 or 5.6%, to $73,875,000 at June 30, 2012 from $78,233,000 at December 31, 2011. The primary purposes of Affinity’s investment portfolio are to provide a source of liquidity sufficient to meet deposit withdraws or loan funding demands, to assist in the management of interest rate risk and to secure certain public deposits. As securities were maturing or called, Affinity did not immediately replace those securities due to the run off of higher cost deposits. Some securities were replaced subsequent to June 30, 2012.

Cash and cash equivalents increased by $5,335,000, or 276.6%, to $7,264,000 at June 30, 2012 from $1,929,000 at December 31, 2011, due to an increase in the cash letter to the Federal Reserve at June 30, 2012 and also due to the increase in Federal Funds Sold. Federal Funds Sold totaled $4,132,000 at June 30, 2012 compared to $0 at December 31, 2011. This increase is due to the timing of maturing or called securities and the subsequent purchase of new securities, with several settlements occurring subsequent to June 30, 2012.

Affinity’s deposit base is comprised of demand deposits, NOW accounts, money market accounts, savings accounts, and time deposits obtained from individuals and businesses within the communities where branch offices are located. Deposits decreased by $3,333,000, or 2.2%, to $148,469,000 at June 30, 2012 from $151,802,000 at December 31, 2011. The decrease includes a decrease in money market savings of $5,636,000, partially offset by an increase in demand accounts of $1,528,000 and an increase in NOW accounts of $760,000. Daily fluctuations in the Cash Management product lead the decrease in money market savings as well as the run-off of consumer money due to the informal policy of not matching several local competitors’ above market rates.

Loan Quality and Allowance for Loan Losses. As of June 30, 2012, charge-offs to total loans was 0.01% and the ratio of non-performing loans to total loans was 4.46%. The allowance for loan losses at June 30, 2012 was $1,282,000, or 1.47% of loans outstanding, compared to an allowance at December 31, 2011 of $1,179,000, or 1.28%, of loans outstanding. Management believes reserve levels are adequate to absorb any probable losses in the loan portfolio.

As of December 31, 2011 and December 31, 2010: (dollars in thousands)	December 31, 2011	December 31, 2010	$ Change	% Change
Cash on hand & in banks	$1,929	$1,712	$217	12.7%
Securities	78,233	72,311	5,922	8.2%
Loans, net	90,943	90,535	408	0.5%
Other assets	6,468	5,711	757	13.3%

Total assets	$177,573	$170,269	$7,304	4.3%

Deposits	$151,802	$143,283	$8,519	5.9%
Borrowed funds	13,149	14,868	(1,719)	-11.6%
Other liabilities	389	428	(39)	-9.1%
Shareholders’ equity	12,233	11,690	543	4.6%

Total liabilities & equity	$177,573	$170,269	$7,304	4.3%

Balance Sheet. Total assets at December 31, 2011 were $177,573,000, an increase of $7,304,000, or 4.3%, compared to total assets of $170,269,000 at December 31, 2010. The increase in assets year over year was primarily due to an increase in Affinity’s investment securities.

Cash on hand and in banks increased by $217,000, or 12.7%, to $1,929,000 at December 31, 2011 from $1,712,000 at December 31, 2010. The increase was due mostly to the Due from Federal Reserve Bank and the level of the cash letter outstanding at December 31, 2011 versus December 31, 2010.

Securities increased by $5,922,000, or 8.2%, to $78,233,000 at December 31, 2011 from $72,311,000 at December 31, 2010. Because Affinity Bank continued to experience weak loan demand, excess funds received from deposit growth were invested in securities.

Net loans outstanding increased by $408,000, or 0.5%, to $90,943,000 at December 31, 2011 from $90,535,000 at December 31, 2010. This increase includes an increase of approximately $3,522,000, or 7.1%, year over year in commercial loans, partially offset by decreases in residential mortgage loans of $1,300,000, or 10.9%, and consumer loans of $2,063,000, or 6.7%, year over year. Loan demand from qualified borrowers during the current economic downturn has been significantly lower than Affinity Bank’s historical average, which has had a negative impact on all of Affinity Bank’s loan portfolio balances.

Affinity’s deposit base is comprised of noninterest bearing demand deposits, interest bearing demand accounts (NOW accounts), money market accounts, savings accounts, and time deposits obtained from individuals and businesses within the communities where branch offices are located. Deposits increased by $8,519,000, or 5.9%, to $151,802,000 at December 31, 2011 from $143,283,000 at December 31, 2010. Non-interest bearing demand deposits increased $2,978,000, or 50%, to $8,923,000 at December 31, 2011 due mostly to several large year-end deposits by business customers. Interest bearing demand deposits increased $2,115,000, or 5.9%, which was mostly due to the addition of a school district to the municipal interest checking product. Time deposits over $100,000 increased from $15,800,000 at December 31, 2010 to $18,427,000 largely due to the $1.2 million increase in brokered CD’s as well consumer CD’s as customers appeared to increase their savings rate in response to the difficult economic times.

Loan Quality and Allowance for Loan Losses. As of December 31, 2011, charge-offs, net of recoveries, to total loans were less than .89%. The allowance for loan losses at December 31, 2011 was $1,179,000, or 1.28%, of loans outstanding, compared to an allowance at December 31, 2010 of $1,443,000, or 1.57%, of loans outstanding. Management believes reserve levels are adequate to absorb any probable losses in the loan portfolio.

Non-Performing Assets

Non-performing assets include non-accrual loans, restructured loans, loans 90 days past due which are still accruing interest other real estate owned (OREO) and impaired loans. Non-accrual loans represent loans where interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress and the loan is performing according to the revised terms. The following is a summary of non-performing assets (dollars in thousands):

	June 30, 2012	December 31, 2011	December 31, 2010
Non-accrual loans	$3,044	$2,056	$3,772
Restructured loans	—	—	—
Loans 90 days past due and still accruing	—	269	102
Other real estate owned (OREO)	787	690	372
Impaired Loans	—	—	—

Total non-performing assets	$3,831	$3,015	$4,246

Capital Resources

Affinity seeks to maintain a strong capital base to support growth and allow for future business expansion and to provide stability to current operations. Shareholders’ equity at June 30, 2012 increased to $12,310,000, an increase of $77,000, or 0.6%, from $12,233,000 at December 31, 2011. Shareholders’ equity at December 31, 2011 increased by $543,000, or 4.6%, compared to $11,690,000 at December 31, 2010. Included in shareholders’ equity is the fair value adjustment (net of taxes) for securities classified as available for sale. These securities appreciated in value by a net $299,000 during the period from December 31, 2011 to June 30, 2012 and by $475,000 during the period from December 31, 2010 to December 31, 2011. Thus, excluding the securities appreciation, shareholders’ equity decreased by $222,000 and increased by $68,000 during the respective periods. The decrease during the six months ended June 30, 2012 resulted from the net loss of $250,000. The increase during the year ended December 31, 2011 resulted for the most part from the net income of $40,000. As of June 30, 2012, December 31, 2011, and December 31, 2010, Affinity’s capital position exceeded all regulatory requirements.

Regulatory Capital

Affinity Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Affinity Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors. Failure to meet capital requirements can initiate regulatory action.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the tables below) of Total Capital and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2011 and 2010, that Affinity Bank met all capital adequacy requirements to which it is subject.

As of June 30, 2012, December 31, 2011 and 2010, the most recent notification from regulatory agencies categorized Affinity Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Affinity Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table (dollar figures are in thousands). There are no conditions or events since those notifications that management believes have changed those categories.

					Minimum Amounts
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2012:
Total capital (to risk-weighted assets)	$12,627	14.2%	$7,135	8.0%	$8,918	10.0%
Tier 1 capital (to risk-weighted assets)	11,510	12.9%	3,567	4.0%	5,351	6.0%
Tier 1 capital (to average assets)	11,510	6.6%	6,962	4.0%	8,703	5.0%

December 31, 2011:
Total capital (to risk-weighted assets)	$12,625	13.5%	$7,465	8.0%	$9,330	10.0%
Tier 1 capital (to risk-weighted assets)	11,465	12.3%	3,732	4.0%	5,598	6.0%
Tier 1 capital (to average assets)	11,465	6.4%	7,184	4.0%	8,979	5.0%

December 31, 2010:
Total capital (to risk-weighted assets)	$12,556	13.8%	$7,258	8.0%	$9,073	10.0%
Tier 1 capital (to risk-weighted assets)	11,419	12.6%	3,629	4.0%	5,444	6.0%
Tier 1 capital (to average assets)	11,419	6.6%	6,945	4.0%	8,682	5.0%

The PDB prohibits the payment of dividends until the recovery of all organizational and pre-opening expenses from operating profits. Furthermore, under the Banking Code, a bank may declare and pay dividends only out of accumulated net earnings, and cash dividends may not be paid unless all required transfers to statutory surplus have been made and the payment will not reduce statutory surplus. The Banking Code generally requires the maintenance of statutory surplus at least equal to the amount of stated capital (par value times number of shares), and if surplus is less than stated capital, requires that at least ten percent of net earnings be transferred to surplus prior to the payment of dividends.

Off-Balance Sheet Arrangements

Affinity Bank, in the normal course of its business, is party to financial instruments with off-balance-sheet risk. These instruments are required to meet the financial needs of its customers and include such instruments as unused lines of credit, letters of credit and other loan commitments. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

Affinity Bank’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, is represented by the contractual or notional amount of those instruments, although material losses are not anticipated. Affinity Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The following table identifies the contract or notional amount of those instruments:

(dollars in thousands)	June 30, 2012	December 31, 2011	December 31, 2010
Financial instruments whose contract amounts represent risk:
Commitments to extend credit	$1,626	$1,646	$1,935

Unfunded commitments under lines of credit	$11,851	$12,192	$13,755

Standby letters of credit	$770	$795	$0

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Affinity Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Affinity Bank upon extensions of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory, and equipment.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are collateralized and do usually contain a specified maturity date, and may not be drawn upon to the total extent to which Affinity Bank is committed.

Standby letters of credit are conditional commitments issued by Affinity Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Affinity Bank holds collateral supporting those commitments for which collateral is deemed necessary.

Critical Accounting Policies

The foregoing discussion and analysis of financial condition and results of operations is based upon Affinity’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or US GAAP. US GAAP is complex and requires management to apply significant judgment to various accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply these principles where actual measurement is not possible or practical. Actual results may differ from these estimates under different assumptions or conditions. In management’s opinion, the most critical accounting policies and estimates impacting Affinity’s consolidated financial statements are listed below. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on the financial statements.

Principles of Consolidation and Nature of Operations

The consolidated financial statements include the accounts of Affinity Bancorp, Inc. and its wholly-owned subsidiary, Affinity Bank of Pennsylvania (collectively the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation. Affinity Bancorp, Inc. is a Pennsylvania business corporation organized in 2009, and is registered as a bank holding company pursuant to Section 3(a)(5)(c) of the BHC Act and Section 225.17 of Regulation Y. It owns all of the capital stock of Affinity Bank, giving Affinity Bank more flexibility in meeting its capital needs as Affinity Bank continues to grow. The Company, as a holding company, is subject to regulation and supervision by the FRB.

Affinity Bank is a state chartered bank that provides full banking services. Affinity Bank is subject to regulation by the PDB and the FDIC of the United States and undergoes periodic examinations by these regulatory agencies. Affinity Bank grants commercial, mortgage and consumer loans to its customers located primarily in Berks County, Pennsylvania. Affinity Bank also provides a variety of deposit products to its customers including checking, savings and term certificate accounts.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other-than-temporary impairments of securities, and the fair value of financial instruments.

Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Berks County, Pennsylvania. Note 3 discusses the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Securities—Available for Sale

Management determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Purchases and sales of investment securities are accounted for on a trade date basis.

Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision to sell a security classified as available for sale would be based on various factors, including movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains and losses are reported as increases or decreases in other comprehensive income or loss. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Affinity Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

In regard to debt securities, if the Company does not intend to sell the securities and it is more likely than not that the Company will not be required to sell the debt security prior to recovery, the Company will then evaluate whether a credit loss has occurred. To determine whether a credit loss has occurred, the Company compares the amortized cost of the debt security to the present value of the cash flows the Company expects to be collected. If the Company expects a cash flow shortfall, the Company will consider a credit loss to have occurred and will then consider the impairment to be other than temporary. The Company will recognize the amount of the impairment loss related to the credit loss in our results of operation, with the remaining portion of the loss recorded through comprehensive income, net of applicable taxes. The Company recognized no other-than-temporary impairment changes during the years ended December 31, 2011 and 2010.

Restricted Stocks

The Company’s investment in equity securities are primarily comprised of required levels of investment in the stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and Atlantic Central Bankers Bank. Accordingly, these investments are restricted assets, carried at cost because these stocks are not actively traded and have no readily determinable market value.

Management evaluates the restricted stock for impairment in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 942-325-35, Financial Services—Depository and Lending (Investments—Subsequent Measurement). Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.

Loans

The Company grants commercial, mortgage and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial and residential mortgage loans throughout Berks County, Pennsylvania. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at their outstanding unpaid principal balances, net of allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield using the effective interest method. The Company is amortizing these amounts over the contractual life of the loan.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as watch, substandard, or doubtful. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans that have been segmented into groups with similar characteristics and is based on historical loss experience adjusted for qualitative factors. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is evaluated on a loan-by-loan basis for commercial and construction loans and is measured as the difference between a loan’s carried value on the balance sheet and its fair market value. Based on the nature of the loan, its fair value reflects one of the following three measures: (i) the fair market value of collateral if the loan is a collateral dependent; (ii) the present value of expected future cash flows discounted at the loan’s effective interest rate; (iii) the loan’s value as observable in the secondary market.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Other Real Estate Owned

Foreclosed properties are those properties for which the Company has taken physical possession in connection with loan foreclosure proceedings.

At the time of foreclosure, foreclosed real estate is recorded at lower of cost or fair value less costs to sell, which becomes the property’s new basis. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried as “other real estate owned” at the new basis. Improvements to the property are added to the basis of the assets. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are classified as “other expenses.”

At December 31, 2011 and 2010, other real estate owned was approximately $690,000 and $372,000, respectively, and is included in other assets on the consolidated balance sheets. Changes in the valuation allowance are included in other expenses.

Income Taxes

Deferred income taxes are provided on the liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. The Company and its subsidiary file a consolidated federal income tax return.

In accordance with ASC 740, Accounting for Uncertainty in Income Taxes, the Company accounts for uncertain tax positions, if any, as required. Using that guidance, as of “year-end,” the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The years 2008 and forward are open for purposes of potential audits by tax authorities.

Stock Compensation Plans

Stock compensation accounting guidance (FASB ASC 718, Compensation—Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in consolidated financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost of all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Sholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Off Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Value of Financial Instruments

Fair value of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 17. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Affinity’s Financial Statements

AFFINITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	Unaudited June 30, 2012	December 31, 2011
ASSETS
Cash and due from banks	$3,108	$1,903
Interest-bearing demand deposits with banks	24	26
Federal funds sold	4,132	—

Total cash and cash equivalents	7,264	1,929
Interest-bearing time deposits	2,300	1,600
Securities available-for-sale	73,875	78,233
Restricted stocks, at cost	1,100	1,124
Loans, net of allowance for loan losses (2012—$1,282; 2011—$1,179)	86,145	90,943
Premises and equipment, net	1,339	1,435
Accrued interest receivable	619	624
Deferred income taxes	—	84
Prepaid FDIC assessment	384	459
Other assets	1,246	1,142

TOTAL ASSETS	$174,272	$177,573

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest bearing	$10,451	$8,923
Interest bearing	138,018	142,879

Total deposits	148,469	151,802
Accrued interest payable	82	101
Short-term borrowings	—	149
Long-term debt	13,000	13,000
Deferred income taxes	51	—
Other liabilities	360	288

TOTAL LIABILITIES	161,962	165,340
STOCKHOLDERS’ EQUITY
Preferred stock, par value $1 per share:
Authorized—25,000,000 shares; none issued	—	—
Common stock, par value $1 per share:
Authorized—50,000,000 shares
Issued and outstanding (2012—1,970,706; 2011—1,969,921 shares)	1,972	1,971
Surplus	12,394	12,367
Accumulated deficit	(3,015)	(2,765)
Accumulated other comprehensive income	959	660

TOTAL STOCKHOLDERS’ EQUITY	12,310	12,233

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$174,272	$177,573

AFFINITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share data)

	For the Six Months Ended June 30
	2012	2011
INTEREST INCOME
Interest and fees on loans	$2,523	$2,621
Interest and dividends on securities:
U.S. Government agencies	339	362
Mortgage-backed securities	513	507
Other securities	22	32
Interest on federal funds sold	3	2
Interest on deposits in banks	13	7

TOTAL INTEREST INCOME	3,413	3,531
INTEREST EXPENSE
Deposits	700	838
Long-term debt and short-term borrowings	218	229

TOTAL INTEREST EXPENSE	918	1,067

NET INTEREST INCOME	2,495	2,464
PROVISION FOR LOAN LOSSES	115	235

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	2,380	2,229
OTHER INCOME
Customer fee income	47	50
Customer service charges	50	41
Mortgage banking activities	3	2

TOTAL OTHER INCOME	100	93
OTHER EXPENSES
Salaries, wages and benefits	1,059	1,073
Occupancy expenses	489	483
Other real estate owned related expenses	338	29
Merger and acquisition costs	156	—
Data processing	153	139
Equipment depreciation and maintenance	131	164
Professional fees	90	100
FDIC insurance	80	125
PA shares tax	65	63
Advertising	46	63
Office supplies and expense	37	37
Other operating expenses	106	65

TOTAL OTHER EXPENSES	2,750	2,341

LOSS BEFORE INCOME TAXES	(270)	(19)
INCOME TAX BENEFIT	(20)	(13)

NET LOSS	$(250)	$(6)

BASIC LOSS PER COMMON SHARE	$(0.13)	$(0.00)

DILUTED LOSS PER COMMON SHARE	$(0.13)	$(0.00)

AFFINITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited, in thousands)

	For the Six Months Ended June 30
	2012	2011
NET LOSS	$(250)	$(6)

OTHER COMPREHENSIVE INCOME
Change in unrealized gain (loss) on securities available-for-sale,	429	511
Reclassification adjustment and income tax effects	24	6

	453	517
Deferred income tax effect	(154)	(176)

TOTAL OTHER COMPREHENSIVE INCOME	299	341

TOTAL COMPREHENSIVE INCOME	$49	$335

AFFINITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

For the Six Months Ended June 30, 2012 and 2011

(Unaudited, in thousands)

	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
BALANCES AT DECEMBER 31, 2010	$1,970	$12,340	$(2,805)	$185	$11,690

COMPREHENSIVE INCOME
Net loss	—	—	(6)	—	(6)
Change in unrealized gain (loss) on securities available-for-sale, net of reclassification adjustment and income tax effects	—	—	—	341	341

TOTAL COMPREHENSIVE INCOME					335

Issuance of 785 shares of common stock	1	8	—	—	9
Stock option expense—stock grants	—	19	—	—	19

BALANCES AT JUNE 30, 2011	$1,971	$12,367	$(2,811)	$526	$12,053

BALANCES AT DECEMBER 31, 2011	$1,971	$12,367	$(2,765)	$660	$12,233

COMPREHENSIVE INCOME
Net loss	—	—	(250)	—	(250)
Change in unrealized gain (loss) on securities available-for-sale, net of reclassification adjustment and income tax effects	—	—	—	299	299

TOTAL COMPREHENSIVE INCOME					49

Issuance of 785 shares of common stock	1	8	—	—	9
Stock option expense—stock grants	—	19	—	—	19

BALANCES AT JUNE 30, 2012	$1,972	$12,394	$(3,015)	$959	$12,310

AFFINITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Six Months Ended June 30
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(250)	$(6)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	113	146
Deferred income taxes	(20)	(13)
Stock grants issued and options exercised, net	9	9
Stock compensation expense	19	19
Provision for loan losses	115	235
Amortization (accretion) of securities, net	297	155
Amortization of deferred loan (fees) costs, net	1	12
Decrease (increase) in prepaid FDIC assessment	75	117
(Increase) decrease in accrued interest receivable and other assets	(98)	41
Increase (decrease) in accrued interest payable and other liabilities	52	(77)

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	313	638

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in interest bearing time deposits	(700)	—
Proceeds from sales, maturities and principal repayments of available-for-sale securities	17,944	14,532
Proceeds from sale of restricted stock	75	115
Purchases of available-for-sale securities	(13,430)	(4,073)
Purchases of restricted stock	(50)	(175)
Loans (made to) repaid by customers, net of principal collected	4,682	(572)
Purchases of premises and equipment	(17)	(11)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	8,504	9,816

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	(3,333)	3,183
Proceeds from (repayments of) short-term borrowings, net	(149)	(1,868)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(3,482)	1,315

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,335	11,769

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,929	1,712

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,264	$13,481

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid on deposits and borrowed funds	$936	$1,081

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Operations

The consolidated financial statements include the accounts of Affinity Bancorp, Inc. and its wholly-owned subsidiary, Affinity Bank of Pennsylvania (collectively the “Company”, “Affinity”). All significant intercompany balances and transactions have been eliminated in consolidation. Affinity Bancorp, Inc. is a Pennsylvania business corporation organized in 2009, and is registered as a bank holding company pursuant to section 3(a)(5)(c) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and section 225.17 of Regulation Y. It owns all of the capital stock of Affinity Bank of Pennsylvania (the “Bank”), giving the Bank more flexibility in meeting its capital needs as the Bank continues to grow. The Company, as a holding company, is subject to regulation and supervision by the Board of Governors of the Federal Reserve System.

The Bank is a state chartered bank that provides full banking services. The Bank is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation ("FDIC") of the United States and undergoes periodic examinations by these regulatory agencies. The Bank grants commercial, mortgage and consumer loans to its customers located primarily in Berks County, Pennsylvania. The Bank also provides a variety of deposit products to its customers including checking, savings and term certificate accounts.

Basis of Presentation

The accompanying unaudited consolidated financial statements were prepared in accordance with instructions to Form 10-Q, and therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States (“GAAP”). However, all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of these financial statements have been included. These financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for Affinity Bancorp, Inc. for the year ended December 31, 2011, beginning on page 258 of this document. The results of interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, stock-based compensation, the valuation of deferred tax assets, other-than-temporary impairments of securities, and the fair value of financial instruments.

Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Berks County, Pennsylvania. Note 5 discusses the types of securities that the Company invests in. Note 6 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Securities—Available for Sale

Management determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Purchases and sales of investment securities are accounted for on a trade date basis.

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision to sell a security classified as available for sale would be based on various factors, including movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains and losses are reported as increases or decreases in other comprehensive income or loss. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

In regard to debt securities, if the Company does not intend to sell the securities and it is more likely than not that the Company will not be required to sell the debt security prior to recovery, the Company will then evaluate whether a credit loss has occurred. To determine whether a credit loss has occurred, the Company compares the amortized cost of the debt security to the present value of the cash flows the Company expects to be collected. If the Company expects a cash flow shortfall, the Company will consider a credit loss to have occurred and will then consider the impairment to be other than temporary. The Company will recognize the amount of the impairment loss related to the credit loss in our results of operation, with the remaining portion of the loss recorded through comprehensive income, net of applicable taxes. The Company recognized no other-than-temporary impairment changes during the years ended June 30, 2012 and 2011.

Restricted Stocks

The Company’s investment in equity securities are primarily comprised of required levels of investment in the stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and Atlantic Central Bankers Bank. Accordingly, these investments are restricted assets, carried at cost because these stocks are not actively traded and have no readily determinable market value.

Management evaluates the restricted stock for impairment in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 942-325-35, Financial Services—Depository and Lending (Investments—Subsequent Measurement). Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.

Loans

The Company grants commercial, mortgage and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial and residential mortgage loans throughout Berks County, Pennsylvania. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at their outstanding unpaid principal balances, net of allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

origination costs, are deferred and recognized as an adjustment of the yield using the effective interest method. The Company is amortizing these amounts over the contractual life of the loan.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as watch, substandard, or doubtful. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans that have been segmented into groups with similar characteristics and is based on historical loss experience adjusted for qualitative factors. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is evaluated on a loan-by-loan basis for commercial and construction loans and is measured as the difference between a loan’s carried value on the balance sheet and its fair market value. Based on the nature of the loan, its fair value reflects one of the following three measures: (i) the fair market value of collateral if the loan is a collateral dependent; (ii) the present value of expected future cash flows discounted at the loan’s effective interest rate; (iii) the loan’s value as observable in the secondary market.

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Other Real Estate Owned

Foreclosed properties are those properties for which the Company has taken physical possession in connection with loan foreclosure proceedings.

At the time of foreclosure, foreclosed real estate is recorded at lower of cost or fair value less costs to sell, which becomes the property’s new basis. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried as “other real estate owned” at the new basis. Improvements to the property are added to the basis of the assets. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are classified as “other expenses.”

At June 30, 2012 and December 31, 2011, other real estate owned was approximately $787,000 and $690,000, respectively, and is included in other assets on the consolidated balance sheets. Changes in the valuation allowance are included in other expenses.

Income Taxes

Deferred income taxes are provided on the liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. The Company and its subsidiary file a consolidated federal income tax return.

In accordance with ASC 740, Accounting for Uncertainty in Income Taxes, the Company accounts for uncertain tax positions, if any, as required. Using that guidance, as of “year-end,” the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The years 2009 and forward are open for purposes of potential audits by tax authorities.

Stock Compensation Plans

Stock compensation accounting guidance (FASB ASC 718, Compensation—Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in consolidated financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost of all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Sholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2—MERGER WITH FIRST PRIORITY CORP.

On May 23, 2012, First Priority Financial Corp. (“First Priority”) and Affinity jointly announced a definitive agreement to merge their respective holding companies and bank subsidiaries. The proposed combination will create a full-service community bank serving Berks, Chester, Montgomery and Bucks County markets, with little branch overlap. On a pro forma basis as of June 30, 2012, the resulting bank will have approximately $460 million in total assets, approximately $325 million in loans, approximately $390 million in deposits and be considered well capitalized under capital adequacy guidelines. The transaction is expected to close in the fourth quarter of 2012, subject to receipt of regulatory approvals and the approval of the shareholders of each institution. The Affinity name will continue to be used in the Berks marketplace and the First Priority name will be used in Montgomery, Chester and Bucks Counties. The Company will be headquartered in Malvern, PA.

Under the terms of the merger agreement, shareholders of Affinity will receive 0.9813 newly issued shares of First Priority in exchange for each Affinity share currently held. As a result of the transaction, Affinity’s shareholders are expected to own approximately 38 percent of the combined company and First Priority’s shareholders are expected to own approximately 62 percent. These relative percentages may change based on the outcome of the additional capital issued in relation to completion of the merger.

NOTE 3—RECENTLY ISSUED ACCOUNTING STANDARDS

In April 2011, the FASB issued (ASU) 2011-02 Receivables (Topic 310) A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This Update gives creditors additional guidance and clarification for evaluating whether or not a creditor has granted a concession and whether or not a debtor is experiencing financial difficulties for purposes of determining whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual period beginning on or after June 15, 2011 and should be applied retrospectively to the beginning of the annual period of adoption. No significant impact to amounts reported in the consolidated financial position or results of operations occurred from the adoption of ASU 2011-02.

In April 2011, the FASB issued (ASU) 2011-03 Transfers and Servicing (Topic 860) Reconsideration of Effective Control for Repurchase Agreements. The purpose of this Update is to improve the accounting for repurchase agreements and other agreements that entitle and obligate transferors to repurchase or redeem financial assets prior to their maturity. This Update removes from the assessment of effective control, the criterion requiring the transferor to have the ability to repurchase or redeem financial assets at substantially the agreed terms even in the event of default by the transferee and the collateral maintenance implementation guidance related to that criterion. The amendments in this Update are effective for the first interim or annual period beginning on or after December 15, 2011 and should be applied prospectively to new or modification transactions that occur after the effective date. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-03.

In May 2011, the FASB issued (ASU) 2011-04 Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The purpose of this Update is to change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This Update clarifies the Board's intent about the application of existing fair value measurement and disclosure requirements and includes changes to particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. In addition, to improve consistency in application across jurisdictions some changes in wording are necessary to ensure that U.S. GAAP and IFRS fair value measurement and disclosure requirements are described in the same way. The amendments in this Update are effective during interim and annual period

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—RECENTLY ISSUED ACCOUNTING STANDARDS—CONTINUED

beginning on or after December 15, 2011. Early application by public entities is not permitted. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-04.

In June 2011, the FASB issued (ASU) 2011-05 Comprehensive Income (Topic 220) Presentation of Comprehensive Income. The purpose of this Update is to indicate that an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. In December 2011, the FASB issued (ASU) 2011-12 which deferred the effective date of this amendment until the first interim or annual period beginning on or after December 15, 2011 which should be applied retrospectively. No significant impact to amounts reported in the consolidated financial position or results of operations is expected.

In December 2011, the FASB issued (ASU) 2011-11 Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities. The purpose of this amendment is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. This amendment requires an entity to address significant differences in amounts presented in the statements of financial position by disclosing both gross and net information about instruments and transactions eligible for offset. This amendment covers derivatives, sale and repurchase agreements and reverse sale and repurchase agreements. These amendments are effective for annual reporting periods beginning on or after January 1, 2013. No significant impact to amounts reported in the consolidated financial position or results of operations is expected from the adoption of ASU 2011-11.

NOTE 4—EARNINGS (LOSS) PER COMMON SHARE

Basic earnings (loss) per common share represent the earnings (loss) attributable to shareholders divided by the weighted-average number of common shares outstanding during the period.

Diluted earnings (loss) per common share reflects additional common shares that would have been outstanding if dilutive potential common shares (stock options) had been issued, as well as any adjustment to the earnings (loss) that would result from the assumed issuance.

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4—EARNINGS (LOSS) PER COMMON SHARE—CONTINUED

The calculations of basic and diluted earnings (loss) per common share are presented below for the six months ended June 30, 2012 and 2011 (in thousands, except per share data):

	For the Six Months Ended June 30
	2012	2011
Net loss	$(250)	$(6)

Average common shares outstanding	1,970	1,970
Effect of dilutive stock options	53	53

Average number of common shares used to calculate diluted earnings per common share	2,023	2,023

Basic loss per common share	$(0.13)	$(0.00)
Diluted loss per common share	$(0.13)	$(0.00)

NOTE 5—SECURITIES AVAILABLE FOR SALE

The amortized cost, unrealized gains and losses, and the estimated fair value of investment securities available-for-sale, are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
June 30, 2012:
U.S. Government agencies	$16,000	$49	$(4)	$16,045
Mortgage-backed securities	38,261	1,009	(4)	39,266
Corporate bonds	1,754	—	(14)	1,740
Other securities	16,407	450	(33)	16,824

Total	$72,422	$1,508	$(55)	$73,875

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2011:
U.S. Government agencies	$21,012	$59	$(1)	$21,070
Mortgage-backed securities	42,234	792	(47)	42,979
Corporate bonds	1,000	—	(74)	926
Other securities	12,987	307	(36)	13,258

Total	$77,233	$1,158	$(158)	$78,233

Securities with carrying amounts of approximately $44,888,000 and $47,071,000 at June 30, 2012 and December 31, 2011, respectively, were pledged as collateral for long-term debt and other purposes as required or permitted by law.

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5—SECURITIES AVAILABLE FOR SALE—CONTINUED

The amortized cost and fair value of available for sale securities by contractual maturity at June 30, 2012, are as follows (in thousands):

	Amortized Cost	Fair Value
Within one year or less	$4,774	$4,785
After one year through five years	11,660	11,703
After five years through ten years	16,458	16,846
Over ten years	1,294	1,300
Mortgage-backed securities	38,236	39,241

	$72,422	$73,875

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

For the six months ended June 30, 2012 and 2011, no gross losses or gross gains were realized on sales of available-for-sale securities.

Information pertaining to available-for-sale securities with gross unrealized losses at June 30, 2012 and 2011, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Gross Unrealized Losses
June 30, 2012:
U.S. Government agencies	$996	$(4)	$—	$—	$(4)
Mortgage-backed securities	—	—	2,064	(4)	(4)
Corporate bonds	750	(5)	991	(9)	(14)
Other securities	3,223	(26)	553	(7)	(33)

Total	$4,969	$(35)	$3,608	$(20)	$(55)

December 31, 2011:
U.S. Government agencies	$999	$(1)	$—	$—	$(1)
Mortgage-backed securities	7,263	(32)	3,856	(15)	(47)
Corporate bonds	—	—	926	(74)	(74)
Other securities	1,839	(36)	—	—	(36)

Total	$10,101	$(69)	$4,782	$(89)	$(158)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. At June 30, 2012 and December 31, 2011, management believes that none of the securities with unrealized loss positions are deemed to be impaired.

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—LOANS

The following summarizes the major classification of loans (in thousands):

	June 30 2012	December 31 2011
Commercial	$49,194	$52,803
Residential real estate	9,581	10,549
Home equity	28,256	28,399
Consumer	393	367

Total Loans	87,424	92,118
Unearned net loan origination (fees) costs	3	4
Allowance for loan losses	(1,282)	(1,179)

Loans, net	$86,145	$90,943

Changes in the allowance for loan losses for the six months ended June 30, 2012 and 2011 are as follows (in thousands):

	2012	2011
Balance, beginning of year	$1,179	$1,443
Provision for loan losses	115	235
Charge-offs, net of recoveries	(12)	(234)

Balance, end of year	$1,282	$1,444

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of watch (potential weakness identified), substandard (well-defined weakness), and doubtful (unlikely to be paid in full) within the Company’s internal risk rating system as of June 30, 2012 and December 31, 2011 (in thousands):

June 30, 2012	Pass	Watch	Substandard	Doubtful	Total
Commercial	$40,594	$5,618	$2,982	$—	$49,194
Residential real estate	9,307	—	274	—	9,581
Home equity	27,613	—	643	—	28,256
Consumer	393	—	—	—	393

Total	$77,907	$5,618	$3,899	$—	$87,424

December 31, 2011	Pass	Watch	Substandard	Doubtful	Total
Commercial	$44,367	$6,903	$1,533	$—	$52,803
Residential real estate	10,394	—	155	—	10,549
Home equity	28,031	—	368	—	28,399
Consumer	367	—	—	—	367

Total	$83,159	$6,903	$2,056	$—	$92,118

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—LOANS—CONTINUED

The following table summarizes information in regards to impaired loan by loan portfolio class as of June 30, 2012 and December 31, 2011 (in thousands):

June 30, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Income Interest Recognized
With no related allowance recorded:
Commercial	$1,940	$1,940	$—	$1,955	$2
Residential real estate	274	274	—	276	4
Home equity	30	30	—	30	—
Consumer	—	—	—	—	—

With an allowance recorded:
Commercial	1,042	1,042	93	1,042	39
Residential real estate	—	—	—	—	—
Home equity	613	613	247	614	1
Consumer	—	—	—	—	—

Total:
Commercial	2,982	2,982	93	2,997	41
Residential real estate	274	274	—	276	4
Home equity	643	643	247	644	1
Consumer	—	—	—	—	—

	$3,899	$3,899	$340	$3,917	$46

December 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$904	$904	$—	$1,114	$—
Residential real estate	—	—	—	—	—
Home equity	87	87	—	47	—
Consumer	—	—	—	—	—

With an allowance recorded:
Commercial	629	629	27	1,128	23
Residential real estate	155	155	6	287	—
Home equity	281	281	68	151	1
Consumer	—	—	—	—	—

Total:
Commercial	1,533	1,533	27	2,242	23
Residential real estate	155	155	6	287	—
Home equity	368	368	68	198	1
Consumer	—	—	—	—	—

	$2,056	$2,056	$101	$2,727	$24

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—LOANS—CONTINUED

The following table presents nonaccrual loans by classes of the loan portfolio as of June 30, 2012 and December 31, 2011 (in thousands):

	June 30 2012	December 31 2011
Commercial	$2,127	$1,533
Residential real estate	274	155
Home equity	643	368
Consumer	—	—

Total	$3,044	$2,056

The Bank has no commitments to loan additional funds to borrowers whose loans have become impaired.

The performance and credit quality of the loan portfolio is also monitored by the analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of June 30, 2012 and December 31, 2011 (in thousands):

June 30, 2012	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loan Receivables	Loans Receivable > 90 Days and Accruing
Commercial	$277	$989	$2,013	$3,279	$45,915	$49,194	$—
Residential real estate	—	52	274	326	9,255	9,581	—
Home equity	28	73	626	727	27,529	28,256	—
Consumer	—	—	—	—	393	393	—

Total	$305	$1,114	$2,913	$4,332	$83,092	$87,424	$—

December 31, 2011	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loan Receivables	Loans Receivable > 90 Days and Accruing
Commercial	$216	$—	$1,533	$1,749	$51,054	$52,803	$—
Residential real estate	—	—	339	339	10,210	10,549	184
Home equity	163	144	434	741	27,658	28,399	85
Consumer	—	—	—	—	367	367	—

Total	$379	$144	$2,306	$2,829	$89,289	$92,118	$269

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6—LOANS—CONTINUED

The following table presents the balance in the allowance for loan losses at June 30, 2012 and December 31, 2011, disaggregated on a basis of the Company’s impairment method by class of loans receivable along with the balance of loans receivable by class disaggregated on the base of the Company’s impairment methodology (in thousands):

	Allowance for Loan Loss			Loans Receivable
June 30, 2012	Balance	Balance Related to Loans Individually Evaluated for Impairment	Balance Related to Loans Collectively Evaluated for Impairment	Balance	Balance Individually Evaluated for Impairment	Balance Collectively Evaluated for Impairment
Commercial	$806	$76	$730	$49,194	$2,127	$47,067
Residential real estate	47	—	47	9,581	274	9,307
Home equity	423	247	176	28,256	643	27,613
Consumer	6	—	6	393	—	393

Total	$1,282	$323	$959	$87,424	$3,044	$84,380

	Allowance for Loan Loss			Loans Receivable
December 31, 2011	Balance	Balance Related to Loans Individually Evaluated for Impairment	Balance Related to Loans Collectively Evaluated for Impairment	Balance	Balance Individually Evaluated for Impairment	Balance Collectively Evaluated for Impairment
Commercial	$858	$27	$831	$52,803	$1,533	$51,270
Residential real estate	58	6	52	10,549	155	10,394
Home equity	258	68	190	28,399	368	28,031
Consumer	5	—	5	367	—	367

Total	$1,179	$101	$1,078	$92,118	$2,056	$90,062

NOTE 7—OTHER REAL ESTATE OWNED

Other real estate owned is presented net of an allowance for losses, which no allowance was recorded as of June 30, 2012 and December 31, 2011.

Expenses applicable to other real estate for the six months ended June 30, 2012 and 2011 include the following (in thousands):

	June 30 2012	June 30 2011
Net loss on sales of other real estate	$230	$5
Operating expenses, net of rental income	108	4

Balance, end of year	$338	$9

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8—BORROWINGS

The Company has a maximum borrowing capacity with the Federal Home Loan Bank (“FHLB”) of approximately $74,974,000, of which $13,000,000 of long-term debt advances were outstanding for both the period ending June 30, 2012 and the year ending December 31, 2011. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Company. The maximum borrowing capacity is also reduced by any outstanding FHLB letters of credit of which approximately $716,000 were outstanding as of June 30, 2012 and December 31, 2011, respectively.

Long-term debt at June 30, 2012 and December 31, 2011 consists of the following (in thousands):

	Amount		Weighted Average Rate
	June 30 2012	December 31 2011	June 30 2012	December 31 2011
Convertible rate FHLB advance, maturing 3/6/17	$5,000	$5,000	4.24%	4.24%
Convertible rate FHLB advance, maturing 9/18/17	5,000	5,000	3.90%	3.90%
Fixed rate FHLB advance, maturing 1/30/14	3,000	3,000	0.66%	1.48%

Total Long-Term Debt	$13,000	$13,000

The interest rate on the convertible rate FHLB advances can be converted to an adjustable rate at the option of the FHLB. The first possible conversion date is two years from the origination date. If the convertible option is exercised, the advance may be prepaid without penalty. The FHLB advances mature ten years from the origination date.

The Company had an available line-of-credit of $20,000,000 with the FHLB as part of it maximum borrowing capacity, of which no advances were outstanding at June 30, 2012 and $149,000 was outstanding and December 31, 2011, respectively. The line of credit is open-ended and bears interest that is floating (0.25% and 0.34% at June 30, 2012 and December 31, 2011, respectively). Advances from the Federal Home Loan Bank are secured by qualifying assets of the Company.

NOTE 9—FEDERAL INCOME TAXES

The net deferred taxes in the accompanying balance sheets include the following components at December 31 (in thousands):

	2012	2011
Deferred tax assets:
Allowance for loan losses	$436	$401
Accrued interest on nonaccrual loans	122	137
Net operating loss carryforwards	568	624

Total deferred tax assets	1,126	1,162
Less valuation allowance	(668)	(708)

Total deferred tax assets, net of valuation allowance	458	454
Deferred tax liabilities:
Premises and equipment depreciation	(27)	(33)
Net unrealized gain on securities available-for-sale	(494)	(340)
Other	12	3

Total deferred tax liabilities	(509)	(370)

Net deferred tax asset (liability)	$(51)	$84

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9—FEDERAL INCOME TAXES—CONTINUED

The valuation allowance decreased by $40,000 and $252,000 for the period ended June 30, 2012 and the year ended December 31, 2011, respectively.

As of June 30, 2012, the Company has a carryforward net operating loss for federal income tax purposes of approximately $1,670,000, expiring in 2023 through 2027.

The Company recorded an income tax benefit of $20,000 and $13,000 for the six months ended June 30, 2012 and 2011, respectively.

NOTE 10—STOCK OPTION PLANS

The Company has adopted various qualified and nonqualified stock option and warrant plans with approximately 581,000 shares of authorized common stock reserved for key employees and nonemployee organizers and directors.

Options and warrants granted to organizers, directors, and nonexecutive employees are nonqualified, while options granted to officers are qualified “incentive stock options,” and are subject to the provisions of Section 422 of the Internal Revenue Code. Option prices are set at the fair market value of the common stock on the date of grant, and an option’s maximum initial term was set at ten years. All options are exercisable when vested. The following table is a summary of the Company’s stock option and warrant activity and related information:

	June 30	December 31
	2012	2011
Number of options/warrants outstanding at beginning of year	280,982	272,482
Number of options/warrants granted	8,500	8,500
Number of options/warrants exercised	—	—
Number of options forfeited or expired	(40,000)	—

Number of options/warrants outstanding at end of year	249,482	280,982

Number of options/warrants vested and exercisable at end of year	236,794	268,699

Weighted average exercise price per share of exercisable option/warrants at end of year	$8.92	$8.51

Weighted average remaining term, in years	1.9	2.3

Shares authorized and available for grant	287,032	295,532

Stock options and warrants outstanding at June 30, 2012 are exercisable at prices ranging from $6.40 to $11.00 per share.

Shares subject to warrants or options under the Plans may be either from authorized but unissued shares of the Company or shares reacquired by the Company (including, without limitation, shares purchased in the open market or in private transactions).

The Company recognized approximately $19,000 in compensation expense for stock options during the six month periods ended June 30, 2012 and 2011, respectively.

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument of commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At June 30, 2012 and December 31, 2011, the following financial instruments were outstanding whose contract amounts represent credit risk (in thousands):

	June 30 2012	December 31 2011
Commitments to extend credit	$1,626	$1,646
Unfunded commitments under lines of credit	11,851	12,192
Standby letters of credit	770	795

Total commitments	$14,247	$14,633

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory, and equipment.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are collateralized and do usually contain a specified maturity date, and may not be drawn upon to the total extent to which the Company is committed.

Standby letters-of-credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments when deemed necessary by management.

NOTE 12—REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its Bank subsidiary must meet specific capital guidelines that involve

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12—REGULATORY MATTERS—CONTINUED

quantitative measures of its assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets and of Tier I capital to average assets. Management believes, as of June 30, 2012 and December 31, 2011, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2012, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank's actual capital amounts and ratios are as follows (dollar amounts in thousands):

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
As of June 30, 2012:	Amount	Ratio	Amount		Ratio	Amount		Ratio
Total Capital (to risk-weighted assets)	$12,627	14.2%	$	≥7,135	≥8.0%	$	≥8,918	≥10.0%
Tier I Capital (to risk-weighted assets)	11,510	12.9		≥3,567	≥4.0		≥5,351	≥ 6.0
Tier I Capital (to average assets)	11,510	6.6		≥6,962	≥4.0		≥8,703	≥ 5.0

As of December 31, 2011:
Total Capital (to risk-weighted assets)	$12,625	13.5%	$	≥7,465	≥8.0%	$	≥9,330	≥10.0%
Tier I Capital (to risk-weighted assets)	11,465	12.3		≥3,732	≥4.0		≥5,598	≥ 6.0
Tier I Capital (to average assets)	11,465	6.4		≥7,184	≥4.0		≥8,979	≥ 5.0

Dividend Restrictions

The Pennsylvania Department of Banking prohibits the payment of dividends until the recovery of all organizational and pre-opening expenses from operating profits. Furthermore, under the Banking Code, a bank may declare and pay dividends only out of accumulated net earnings, and cash dividends may not be paid unless all required transfers to statutory surplus have been made and the payment will not reduce statutory surplus. The Banking Code generally requires the maintenance of statutory surplus at least equal to the amount of stated capital (par value times number of shares), and if surplus is less than stated capital, requires that at least ten percent of net earnings be transferred to surplus prior to the payment of dividends.

NOTE 13—FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows ASC 820 “Fair Value Measurement and Disclosures” to record fair value adjustments on certain assets and liabilities and to determine fair value disclosures. ASC 820 clarifies that the fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL

INSTRUMENTS—CONTINUED

ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs in those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while the unobservable inputs reflect the Company’s market assumptions. The three levels of the fair value hierarchy under ASC 820 based on these two types of input are as follows:

Level 1:	Valuation is based on quoted prices in active markets for identical assets or liabilities.

Level 2:	Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3:	Valuation is based on model-based techniques that us one or more significant inputs or assumptions that are unobservable in the market.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the consolidated financial statements:

Investment securities available-for-sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market price, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that considers observable market data (Level 2).

Restricted stock: Restricted stocks consist primarily of stock ownership in the Federal Home Loan Bank of Pittsburgh and Atlantic Central Banker’s Bank, as part of the membership requirements of these organizations. There is no trading market for these securities which are subject to redemption by the issuers at par, representing both the carrying value and the fair value on the Company’s books.

The following table sets forth by level, within the fair value hierarchy, the Company’s assets at fair value as of June 30, 2012 and December 31, 2011 (in thousands):

	June 30, 2012
	Level 1	Level 2	Level 3	Total
Assets
Investment securities, available-for-sale	$—	$73,875	$—	$73,875
Restricted stock	—	—	1,100	1,100

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Assets
Investment securities, available-for-sale	$—	$78,233	$—	$78,233
Restricted stock	—	—	1,124	1,124

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL

INSTRUMENTS—CONTINUED

The following table presents additional information about the assets measured at fair value on a recurring basis and for which the Company has utilized Level 3 inputs to determine fair value at June 30, 2012 (in thousands):

Restricted Stock
Balance, beginning of year	$1,124
Purchases, issuances and settlements	(24)

Balance, at end of year	$1,100

Certain financial assets are measured at fair value on a nonrecurring basis in accordance with accounting principles generally accepted in the United States. Adjustments to the fair value of these assets result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Company to measure certain financial assets recorded at fair value on a nonrecurring basis in the consolidated financial statements:

Impaired loans: Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value of the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the consolidated statements of income. The fair value consists of loan balances of $3,898,000, consisting of $2,243,000 of loans with no specific reserve and $1,625,000 of loans balances requiring valuation allowance of $340,000 at June 30, 2012 and loan balances of $2,056,000, consisting of $991,000 of loans with no specific reserve and $1,065,000 of loans with a specific valuation allowance of $101,000 at December 31, 2011.

Other real estate owned: Fair value of foreclosed assets was based on an independent third-party appraisal of the properties and adjusted for selling expenses. These values were determined based on the sales prices of similar properties in the approximate geographic area.

Certain assets such as other real estate owned are measured at fair value less the cost to sell. Management believes that the fair value component in its valuation follows the provision of ASC 820.

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL

INSTRUMENTS—CONTINUED

The following table sets forth the Company’s financial assets subject to fair value adjustments (impairment) on a nonrecurring basis as they are valued at the lower of cost or market. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (in thousands):

	June 30, 2012
	Level 1	Level 2	Level 3	Total
Impaired loans, net	$—	$—	$340	$340
Other real estate owned	—	—	787	787

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Impaired loans, net	$—	$—	$101	$101
Other real estate owned	—	—	690	690

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are not quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments. ASC 820, excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at June 30, 2012 and December 31, 2011:

Cash and Cash Equivalents—The carrying amounts reported in the consolidated balance sheet for cash and short-term instruments approximate those assets’ fair values.

Interest-bearing Deposits in Banks—The carrying amount of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analysis based on current rates for similar deposits.

Securities—Fair values for securities are based on quoted market prices or dealer quotes, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities.

Restricted Stocks—The carrying value of the restricted stocks approximate fair value based on the redemption provisions of the Federal Home Loan Bank and Atlantic Central Bankers Bank.

Loans, Net—For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposit Liabilities—The fair value of demand deposits, savings accounts and certain money market accounts is the amount payable on demand at the reporting date. The carrying amounts for variable-rate fixed-term money market accounts and certificates for deposits approximate their fair values at the reporting

AFFINITY BANCORP, INC. AND SUBSIDIARY

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13—FAIR VALUE MEASUREMENTS AND FAIR VALUE OF FINANCIAL

INSTRUMENTS—CONTINUED

date. The fair value of fixed-rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

Accrued Interest—The carrying amounts of accrued interest receivable and accrued interest payable approximate their fair values.

Long-Term Debt—The fair values of long-term debt are estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance Sheet Instruments—The fair value of commitments to extend credit and letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

At June 30, 2012 and December 31, 2011, the Company’s estimated fair values of financial instruments were as follows (in thousands):

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in Significant
	June 30, 2012		Active Markets for Identical Assets	Other Observable Inputs	Significant Unobservable Inputs
	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$7,264	$7,264	$7,264	$—	$—
Interest-bearing time deposits	2,300	2,300	2,300	—	—
Securities, available for sale	73,875	73,875	—	73,875	—
Restricted stocks, at cost	1,100	1,100	—	—	1,100
Loans, net	86,145	87,040	—	—	87,040
Accrued interest receivable	619	619	—	619	—

Financial liabilities:
Deposits	148,469	149,350	—	149,350	—
Long-term debt	13,000	14,193	—	14,193	—
Accrued interest payable	82	82	—	82	—

			(Level 1)	(Level 2)	(Level 3)
			Quoted Prices in Significant
	December 31, 2011		Active Markets for Identical Assets	Other Observable Inputs	Significant Unobservable Inputs
	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$1,929	$1,929	$1,929	$—	$—
Interest-bearing time deposits	1,600	1,600	1,600	—	—
Securities, available for sale	78,233	78,233	—	78,233	—
Restricted stocks, at cost	1,124	1,124	—	—	1,124
Loans, net	90,943	93,152	—	—	93,152
Accrued interest receivable	624	624	—	624	—

Financial liabilities:
Deposits	151,802	152,763	—	152,763	—
Long-term debt	13,149	14,318	—	14,318	—
Accrued interest payable	101	101	—	101	—

HERBEIN+COMPANY INC.

CERTIFIED PUBLIC ACCOUNTANTS

www.herbein.com

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders

Affinity Bancorp, Inc. and Subsidiary

Wyomissing, Pennsylvania

We have audited the accompanying consolidated balance sheets of Affinity Bancorp, Inc. (the “Company”) and Subsidiary (the "Bank") as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Affinity Bancorp, Inc. and Subsidiary as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Herbein + Company, Inc.

Reading, Pennsylvania

March 19, 2012

reading@herbein.com

AFFINITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31
	2011	2010
	(in thousands, except share data)
ASSETS
Cash and due from banks	$1,903	$1,681
Interest-bearing demand deposits with banks	26	31

Total cash and cash equivalents	1,929	1,712
Interest-bearing time deposits	1,600	600
Securities available-for-sale	78,233	72,311
Restricted stocks, at cost	1,124	1,117
Loans, net of allowance for loan losses (2011—$1,179; 2010—$1,443)	90,943	90,535
Premises and equipment, net	1,435	1,684
Accrued interest receivable	624	549
Deferred income taxes	84	294
Prepaid FDIC assessment	459	671
Other assets	1,142	796

TOTAL ASSETS	$177,573	$170,269

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest bearing	$8,923	$5,945
Interest bearing	142,879	137,338

Total deposits	151,802	143,283
Accrued interest payable	101	119
Short-term borrowings	149	1,868
Long-term debt	13,000	13,000
Other liabilities	288	309

TOTAL LIABILITIES	165,340	158,579
STOCKHOLDERS’ EQUITY
Preferred stock, par value $1 per share:
Authorized—25,000,000 shares; none issued	—	—
Common stock, par value $1 per share:
Authorized—50,000,000 shares
Issued and outstanding (2011—1,969,921; 2010—1,969,136 shares)	1,971	1,970
Surplus	12,367	12,340
Accumulated deficit	(2,765)	(2,805)
Accumulated other comprehensive income	660	185

TOTAL STOCKHOLDERS’ EQUITY	12,233	11,690

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$177,573	$170,269

See accompanying notes.

AFFINITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
	2011	2010
	(in thousands, except share data)
INTEREST INCOME
Interest and fees on loans	$5,193	$5,647
Interest and dividends on securities:
U.S. Government agencies	700	1,036
Mortgage-backed securities	1,023	745
Other securities	62	117
Interest on federal funds sold	3	10
Interest on deposits in banks	22	22

TOTAL INTEREST INCOME	7,003	7,577
INTEREST EXPENSE
Deposits	1,612	1,991
Long-term debt and short-term borrowings	460	461

TOTAL INTEREST EXPENSE	2,072	2,452

NET INTEREST INCOME	4,931	5,125
PROVISION FOR LOAN LOSSES	560	735

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,371	4,390
OTHER INCOME
Gain on sales of available-for-sale securities, net	72	315
Customer fee income	96	97
Customer service charges	85	102
Mortgage banking activities	7	19

TOTAL OTHER INCOME	260	533
OTHER EXPENSES
Salaries, wages and benefits	2,111	2,108
Occupancy expenses	976	995
Equipment depreciation and maintenance	304	336
Advertising	107	111
Data processing	284	276
Professional fees	186	140
Office supplies and expense	77	72
FDIC insurance	225	238
PA shares tax	125	115
Other operating expenses	228	273

TOTAL OTHER EXPENSES	4,623	4,664

INCOME BEFORE INCOME TAXES	8	259
INCOME TAX BENEFIT	(32)	(70)

NET INCOME	$40	$329

BASIC EARNINGS PER SHARE	$0.02	$0.17

DILUTED EARNINGS PER SHARE	$0.02	$0.16

See accompanying notes.

AFFINITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2011 and 2010

(in thousands, except share data)

	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
BALANCES AT DECEMBER 31, 2009	$1,969	$12,308	$(3,134)	$241	$11,384

COMPREHENSIVE INCOME
Net income	—	—	329	—	329
Change in unrealized gain (loss) on securities available-for-sale, net of reclassification adjustment and income tax effects	—	—	—	(56)	(56)

TOTAL COMPREHENSIVE INCOME					273

Issuance of 785 shares of common stock	1	8	—	—	9
Stock option expense—stock grants	—	24	—	—	24

BALANCES AT DECEMBER 31, 2010	1,970	12,340	(2,805)	185	11,690

COMPREHENSIVE INCOME
Net income	—	—	40	—	40
Change in unrealized gain (loss) on securities available-for-sale, net of reclassification adjustment and income tax effects	—	—	—	475	475

TOTAL COMPREHENSIVE INCOME					515

Issuance of 785 shares of common stock	1	8	—	—	9
Stock option expense—stock grants	—	19	—	—	19

BALANCES AT DECEMBER 31, 2011	$1,971	$12,367	$(2,765)	$660	$12,233

See accompanying notes.

AFFINITY BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2011	2010
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$40	$329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	277	327
Deferred income taxes	(32)	(70)
Stock grants issued and options exercised, net	9	9
Stock compensation expense	19	24
Provision for loan losses	560	735
Amortization (accretion) of securities, net	402	146
Amortization of deferred loan (fees) costs, net	15	17
Realized gain on sales of available-for-sale securities	(72)	(315)
Decrease (increase) in prepaid FDIC assessment	212	222
Increase in accrued interest receivable and other assets	(421)	(104)
Decrease in accrued interest payable and other liabilities	(39)	(27)

NET CASH PROVIDED BY OPERATING ACTIVITIES	970	1,293

CASH FLOWS FROM INVESTING ACTIVITIES
Change in interest bearing time deposits	(1,000)	448
Proceeds from sales, maturities and principal repayments of available-for-sale securities	43,116	55,498
Proceeds from sale of restricted stock	206	52
Purchases of available-for-sale securities	(48,651)	(78,853)
Purchases of restricted stock	(213)	(79)
Loans (made to) repaid by customers, net of principal collected	(983)	8,640
Purchases of premises and equipment	(28)	(30)

NET CASH (USED) BY INVESTING ACTIVITIES	(7,553)	(14,324)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	8,519	9,453
Proceeds from (repayments of) short-term borrowings, net	(1,719)	1,868

NET CASH PROVIDED BY FINANCING ACTIVITIES	6,800	11,321

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	217	(1,710)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,712	3,422

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,929	$1,712

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid on deposits and borrowed funds	$2,090	$2,502

See accompanying notes.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Operations

The consolidated financial statements include the accounts of Affinity Bancorp, Inc. and its wholly-owned subsidiary, Affinity Bank of Pennsylvania (collectively the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation. Affinity Bancorp, Inc. is a Pennsylvania business corporation organized in 2009, and is registered as a bank holding company pursuant to section 3(a)(5)(c) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and section 225.17 of Regulation Y. It owns all of the capital stock of Affinity Bank of Pennsylvania (the “Bank”), giving the Bank more flexibility in meeting its capital needs as the Bank continues to grow. The Company, as a holding company, is subject to regulation and supervision by the Board of Governors of the Federal Reserve System.

The Bank is a state chartered bank that provides full banking services. The Bank is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation (“FDIC”) of the United States and undergoes periodic examinations by these regulatory agencies. The Bank grants commercial, mortgage and consumer loans to its customers located primarily in Berks County, Pennsylvania. The Bank also provides a variety of deposit products to its customers including checking, savings and term certificate accounts.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, other-than-temporary impairments of securities, and the fair value of financial instruments.

Concentrations of Credit Risk

Most of the Company’s activities are with customers located within Berks County, Pennsylvania. Note 3 discusses the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks, and federal funds sold all of which mature within ninety days.

Securities—Available for Sale

Management determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Purchases and sales of investment securities are accounted for on a trade date basis.

Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

to sell a security classified as available for sale would be based on various factors, including movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains and losses are reported as increases or decreases in other comprehensive income or loss. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

In regard to debt securities, if the Company does not intend to sell the securities and it is more likely than not that the Company will not be required to sell the debt security prior to recovery, the Company will then evaluate whether a credit loss has occurred. To determine whether a credit loss has occurred, the Company compares the amortized cost of the debt security to the present value of the cash flows the Company expects to be collected. If the Company expects a cash flow shortfall, the Company will consider a credit loss to have occurred and will then consider the impairment to be other than temporary. The Company will recognize the amount of the impairment loss related to the credit loss in our results of operation, with the remaining portion of the loss recorded through comprehensive income, net of applicable taxes. The Company recognized no other-than-temporary impairment changes during the years ended December 31, 2011 and 2010.

Restricted Stocks

The Company’s investment in equity securities are primarily comprised of required levels of investment in the stock of the Federal Home Loan Bank of Pittsburgh (“FHLB”) and Atlantic Central Bankers Bank. Accordingly, these investments are restricted assets, carried at cost because these stocks are not actively traded and have no readily determinable market value.

Management evaluates the restricted stock for impairment in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) 942-325-35, Financial Services—Depository and Lending (Investments—Subsequent Measurement). Management’s determination of whether these investments are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value.

Loans

The Company grants commercial, mortgage and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial and residential mortgage loans throughout Berks County, Pennsylvania. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at their outstanding unpaid principal balances, net of allowance for loan losses and any deferred fees or

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield using the effective interest method. The Company is amortizing these amounts over the contractual life of the loan.

The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as watch, substandard, or doubtful. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans that have been segmented into groups with similar characteristics and is based on historical loss experience adjusted for qualitative factors. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is evaluated on a loan-by-loan basis for commercial and construction loans and is measured as the difference between a loan’s carried value on the

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

balance sheet and its fair market value. Based on the nature of the loan, its fair value reflects one of the following three measures: (i) the fair market value of collateral if the loan is a collateral dependent; (ii) the present value of expected future cash flows discounted at the loan’s effective interest rate; (iii) the loan’s value as observable in the secondary market.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. There were no loans held for sale at December 31, 2011 or 2010.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed for financial reporting by various accelerated and straight-line methods over the following estimated useful lives:

Building improvements	20 years
Leasehold improvements	5 to 15 years
Equipment and furniture	3 to 5 years

Other Real Estate Owned

Foreclosed properties are those properties for which the Company has taken physical possession in connection with loan foreclosure proceedings.

At the time of foreclosure, foreclosed real estate is recorded at lower of cost or fair value less costs to sell, which becomes the property’s new basis. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried as “other real estate owned” at the new basis. Improvements to the property are added to the basis of the assets. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are classified as “other expenses.”

At December 31, 2011 and 2010, other real estate owned was approximately $690,000 and $372,000, respectively, and is included in other assets on the consolidated balance sheets. Changes in the valuation allowance are included in other expenses.

Advertising Costs

It is the Company’s policy to expense advertising costs in the period in which they are incurred.

Income Taxes

Deferred income taxes are provided on the liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of temporary differences between the book and tax bases of the

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. The Company and its subsidiary file a consolidated federal income tax return.

In accordance with ASC 740, Accounting for Uncertainty in Income Taxes, the Company accounts for uncertain tax positions, if any, as required. Using that guidance, as of “year-end,” the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The years 2008 and forward are open for purposes of potential audits by tax authorities.

Earnings (Loss) Per Share

Basic earnings (loss) per share represent the earnings (loss) attributable to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares (stock options) had been issued, as well as any adjustment to the earnings (loss) that would result from the assumed issuance.

Stock Compensation Plans

Stock compensation accounting guidance (FASB ASC 718, Compensation—Stock Compensation) requires that the compensation cost relating to share-based payment transactions be recognized in consolidated financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation cost of all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Sholes model is used to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used for restricted stock awards.

Off Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Value of Financial Instruments

Fair value of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 17. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market conditions could significantly affect the estimates.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES—CONTINUED

Subsequent Events

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 19, 2012, the date the financial statements were available to be issued.

Reclassifications

Certain amounts in the 2010 consolidated financial statements have been reclassified to conform to the 2011 consolidated financial statement presentation.

NOTE 2—RESTRICTIONS ON CASH AND DUE FROM BANKS

The Company is required to maintain an average balance on hand or on deposit with the Federal Reserve Bank. The required reserve balance totaled $1,146,000 and $943,000 as of December 31, 2011 and 2010, respectively.

NOTE 3—SECURITIES

The amortized cost and fair value of securities available-for-sale, are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2011:
U.S. Government agencies	$21,012	$59	$(1)	$21,070
Mortgage-backed securities	42,234	792	(47)	42,979
Corporate bonds	1,000	—	(74)	926
Other securities	12,987	307	(36)	13,258

Total	$77,233	$1,158	$(158)	$78,233

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2010:
U.S. Government agencies	$31,060	$186	$(161)	$31,085
Mortgage-backed securities	33,089	430	(182)	33,337
Corporate bonds	1,250	4	(19)	1,235
Other securities	6,632	80	(58)	6,654

Total	$72,031	$700	$(420)	$72,311

Securities with carrying amounts of approximately $47,071,000 and $42,848,000 at December 31, 2011 and 2010, respectively, were pledged as collateral for long-term debt (Note 7) and other purposes as required or permitted by law.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 3—SECURITIES—CONTINUED

The amortized cost and fair value of available for sale securities by contractual maturity at December 31, 2011, are as follows (in thousands):

	Amortized Cost	Fair Value
Within one year or less	$2,995	$3,009
After one year through five years	17,703	17,694
After five years through ten years	12,893	13,083
Over ten years	1,408	1,468
Mortgage-backed securities	42,234	42,979

	$77,233	$78,233

Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

For the year ended December 31, 2011, no gross losses and gross gains of $72,000 were realized on sales of available-for-sale securities. For the year ended December 31, 2010, gross losses of $1,000 and gross gains of $316,000 were realized on sales of available-for-sale securities.

Information pertaining to available-for-sale securities with gross unrealized losses at December 31, 2011 and 2010, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Gross Unrealized Losses
December 31, 2011:
U.S. Government agencies	$999	$1	$—	$—	$1
Mortgage-backed securities	7,263	32	3,856	15	47
Corporate bonds	—	—	926	74	74
Other securities	1,839	36	—	—	36

Total	$10,101	$69	$4,782	$89	$158

December 31, 2010:
U.S. Government agencies	$14,899	$161	$—	$—	$161
Mortgage-backed securities	16,831	182	—	—	182
Corporate bonds	981	19	—	—	19
Other securities	3,501	58	—	—	58

Total	$36,212	$420	$—	$—	$420

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 3—SECURITIES—CONTINUED

At December 31, 2011, eighteen (18) debt securities had unrealized losses with aggregate depreciation of 1.1 percent from the Company’s amortized cost basis. This unrealized loss relates principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold the debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other-than-temporary.

NOTE 4—LOANS

The following summarizes the major classification of loans (in thousands):

	December 31
	2011	2010
Commercial	$52,803	$49,281
Residential real estate	10,549	11,849
Home equity	28,399	30,427
Consumer	367	402

Total Loans	92,118	91,959

Unearned net loan origination (fees) costs	4	19
Allowance for loan losses	(1,179)	(1,443)

Loans, net	$90,943	$90,535

Changes in the allowance for loan losses for the years ended December 31, 2011 and 2010 are as follows (in thousands):

	2011	2010
Balance, beginning of year	$1,443	$1,462
Provision for loan losses	560	735
Charge-offs, net of recoveries	(824)	(754)

Balance, end of year	$1,179	$1,443

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of watch (potential weakness identified), substandard (well-defined weakness), and doubtful (unlikely to be paid in full) within the Company’s internal risk rating system as of December 31, 2011 (in thousands):

	Pass	Watch	Substandard	Doubtful	Total
Commercial	$44,367	$6,903	$1,533	$—	$52,803
Residential real estate	10,394	—	155	—	10,549
Home equity	28,031	—	368	—	28,399
Consumer	367	—	—	—	367

Total	$83,159	$6,903	$2,056	$—	$92,118

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 4—LOANS—CONTINUED

The following table summarizes information in regards to impaired loan by loan portfolio class as of December 31, 2011 (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$904	$904	$—	$1,114	$—
Residential real estate	—	—	—	—	—
Home equity	87	87	—	47	—
Consumer	—	—	—	—	—

With an allowance recorded:
Commercial	629	629	27	1,128	23
Residential real estate	155	155	6	287	—
Home equity	281	281	68	151	1
Consumer	—	—	—	—	—

Total:
Commercial	1,533	1,533	27	2,242	23
Residential real estate	155	155	6	287	—
Home equity	368	368	68	198	1
Consumer	—	—	—	—	—

	$2,056	$2,056	$101	$2,727	$24

The following table presents nonaccrual loans by classes of the loan portfolio as of December 31, 2011 (in thousands):

Commercial	$1,533
Residential real estate	155
Home equity	368
Consumer	—

Total	$2,056

At December 31, 2010, the total recorded investment in loans on nonaccrual amounted to approximately $3,772,000, and the total recorded investment in loans past due ninety days or more and still accruing interest amounted to approximately $102,000. The average recorded investment in loans on nonaccrual amounted to approximately $3,734,000 for the year ended December 31, 2010. Interest income on nonaccrual loans of $57,000 was recognized for cash payments received in 2010.

At December 31, 2010, the total recorded investment in impaired loans, all of which had allowances determined in accordance with generally accepted accounting principles, amounted to approximately $2,368,000. Management performed an evaluation of expected future cash flows, including the anticipated cash flows from the sale of collateral, and compared that to the carrying value of the impaired loans. Based on these evaluations, the Bank had determined that the allowance for loan losses related to impaired loans amounted to approximately $387,000 at December 31, 2010.

The Bank has no commitments to loan additional funds to borrowers whose loans have become impaired.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 4—LOANS—CONTINUED

The performance and credit quality of the loan portfolio is also monitored by the analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of December 31, 2011 (in thousands):

	30-89 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loan Receivables	Loans Receivable > 90 Days and Accruing
Commercial	$216	$—	$1,533	$1,749	$51,054	$52,803	$—
Residential real estate	—	—	339	339	10,210	10,549	184
Home equity	163	144	434	741	27,658	28,399	85
Consumer	—	—	—	—	367	367	—

Total	$379	$144	$2,306	$2,829	$89,289	$92,118	$269

The following table presents the balance in the allowance for loan losses at December 31, 2011, disaggregated on a basis of the Company’s impairment method by class of loans receivable along with the balance of loans receivable by class disaggregated on the base of the Company’s impairment methodology (in thousands):

	Allowance for Loan Loss			Loans Receivable
	Balance	Balance Related to Loans Individually Evaluated for Impairment	Balance Related to Loans Collectively Evaluated for Impairment	Balance	Balance Individually Evaluated for Impairment	Balance Collectively Evaluated for Impairment
Commercial	$858	$27	$831	$52,803	$1,533	$51,270
Residential real estate	58	6	52	10,549	155	10,394
Home equity	258	68	190	28,399	368	28,031
Consumer	5	—	5	367	—	367

Total	$1,179	$101	$1,078	$92,118	$2,056	$90,062

NOTE 5—PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation of premises and equipment are as follows (in thousands):

	December 31
	2011	2010
Building and improvements	$1,255	$1,255
Leasehold improvements	503	500
Equipment and furniture	1,601	1,576

	3,359	3,331
Less accumulated depreciation	(1,924)	(1,647)

	$1,435	$1,684

Depreciation expense for the years ended December 31, 2011 and 2010 amounted to $277,000 and $327,000, respectively.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 6—DEPOSITS

The components of deposits are as follows (in thousands):

	December 31
	2011	2010
Demand, noninterest bearing	$8,923	$5,945
Demand, interest bearing	37,471	35,626
Savings	61,810	60,194
Time, $100,000 and over	18,427	15,822
Time, other	25,171	25,696

	$151,802	$143,283

At December 31, 2011, the scheduled maturities of time deposits are as follows (in thousands):

2012	$17,831
2013	6,262
2014	6,741
2015	4,927
2016	7,837

$43,598

Time deposits maturing in 2012 include approximately $5,248,000 of brokered certificate of deposits with a national financial institution.

NOTE 7—BORROWINGS

The Company has a maximum borrowing capacity with the Federal Home Loan Bank (“FHLB”) of approximately $72,323,000, of which $13,000,000 of long-term debt advances were outstanding for both years ending December 31, 2011 and 2010. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Company. The maximum borrowing capacity is also reduced by any outstanding FHLB letters of credit of which $716,216 and $0 were outstanding as of December 31, 2011 and 2010, respectively.

Long-term debt at December 31, 2011 and 2010 consists of the following (in thousands):

	Amount		Weighted Average Rate
	2011	2010	2011	2010
Convertible rate FHLB advance, maturing 3/6/17	$5,000	$5,000	4.24%	4.24%
Convertible rate FHLB advance, maturing 9/18/17	5,000	5,000	3.90%	3.90%
Fixed rate FHLB advance, maturing 1/30/12	3,000	3,000	1.48%	1.48%

Total Long-Term Debt	$13,000	$13,000

The interest rate on the convertible rate FHLB advances can be converted to an adjustable rate at the option of the FHLB. The first possible conversion date is two years from the origination date. If the convertible option is exercised, the advance may be prepaid without penalty. The FHLB advances mature ten years from the origination date.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 7—BORROWINGS—CONTINUED

In January 2012, the Company renewed the fixed rate FHLB advance, which matures on January 30, 2014 and bears interest at 0.66 percent per annum.

The Company had an available line-of-credit of $20,000,000 with the FHLB as part of it maximum borrowing capacity, of which $149,000 and $1,868,000 was outstanding at December 31, 2011 and 2010, respectively. The line of credit is open-ended and bears interest that is floating (0.34% at December 31, 2011). Advances from the Federal Home Loan Bank are secured by qualifying assets of the Company.

The Company has an available unsecured line-of-credit with Atlantic Central Banker’s Bank (“ACBB”) of $2,000,000, of which there was no outstanding balance for the years ended December 31, 2011 and 2010. The line of credit matures on June 30, 2012. Advances from Atlantic Central Banker’s Bank are unsecured.

NOTE 8—LEASE COMMITMENTS

The Company has operating lease agreements for its initial banking branch, operations center and administrative offices. The leases expire in March 2018 and require various minimum annual rentals. The Company has the option to extend the lease agreements for one additional five-year period and, contingent upon the exercise of the first option term, one additional four-year period. The Company is also required to pay a monthly fee for its portion of certain operating expenses, including real estate taxes, insurance, utilities, maintenance and repairs in addition to the base rent. Beginning after the fifth year of the initial lease term, the Company has the option to purchase the leased property at a predetermined price, which approximates market value. It can also elect to exercise the option after that time with stipulated escalations.

During 2005, the Company entered into two other lease commitments for the Reading and Sinking Spring branches. The Reading branch has a monthly rent expense of $1,750 for the first year of the ten-year lease. The annual lease obligation increases 2.5 percent per year until expiring in April 2015. The Sinking Spring branch had a monthly rent expense of $11,400 through September 2008, after which the monthly lease obligation increased 15 percent for the remaining five years and expires in September 2013. For the Sinking Spring branch lease, the Company is also responsible for other charges including maintenance, utilities, and its share of real estate taxes assessed.

During 2007, the Company entered into a lease agreement for its Muhlenberg Township branch location. The lease term is for twenty (20) years beginning with the rent commencement date as defined in the lease agreement. Commencement of the lease began in October 2008. The Muhlenberg branch has monthly rent expense of $8,333 for years one through five, $9,333 for years six through ten, $10,453 for years eleven through fifteen, and $11,708 for years sixteen through twenty. The Company has the option to extend the lease agreements for one additional five-year period and, contingent upon the exercise of the first option term, one additional four-year period. The Company is also required to pay its tenant pro-rata share of common area maintenance charges in addition to the base rent.

During 2008, the Company entered into a lease agreement for its Exeter Township branch location. The lease term is for twenty (20) years beginning with the rent commencement date as defined in the lease agreement. Commencement of the lease began in September 2009. The Exeter branch has monthly rent expense of $10,625 for years one through five, $11,475 for years six through ten, $12,393 for years eleven through fifteen, and $13,384 for years sixteen through twenty. The Company has the option to extend the lease agreements for one

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 8—LEASE COMMITMENTS—CONTINUED

additional five-year period and, contingent upon the exercise of the first option term, one additional four-year period. The Company is also required to pay its tenant pro-rata share of common area maintenance charges in addition to the base rent.

Included in other assets are lease premiums paid in connection with the purchase agreements of the Reading and Sinking Spring branches, less accumulated amortization. The unamortized portion of these lease premiums totaled approximately $102,000 and $145,000 at December 31, 2011 and 2010, respectively. Amortization expense was approximately $43,000 for each of the years ended December 31, 2011 and 2010. The lease premiums will continue to be amortized over the term of each lease agreement.

The Company also has a five-year operating type lease contract with a vendor to provide data processing services.

Future minimum payments for all leases are as follows for the years ending December 31 (in thousands):

2012	$668
2013	635
2014	494
2015	485
2016	461
2017 – 2021	2,423
2022 – 2026	1,736
2027 – 2029	674

$7,576

Total expense associated with these operating leases, including utilities, depreciation, real estate taxes, repairs and maintenance, was approximately $976,000 and $995,000 for the years ended December 31, 2011 and 2010, respectively.

NOTE 9—EMPLOYEE BENEFITS

The Company sponsors a SIMPLE IRA defined contribution retirement plan for all eligible employees. The Company matches 100 percent of employee contributions up to 2 percent of an employee’s annual compensation, as required by the plan. The Company’s expense related to this plan for the years ended December 31, 2011 and 2010 was $26,000 and $28,000, respectively.

NOTE 10—EMPLOYMENT AGREEMENT

The Company has an employment agreement with its president/chief executive officer which provides minimum annual salary, minimum stock grants, minimum stock options, and change of control provisions. The term of the agreement automatically renews annually for three-year periods. Upon termination of employment after a change in the control of the Company, as defined in the agreement, the individual will receive monetary compensation in the amount set forth in the agreement.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 11—COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

The components of other comprehensive income and related tax effects for the years ended December 31, were as follows (in thousands):

	2011	2010
Unrealized holding gains (losses) on available for sale securities	$308	$115
Reclassification adjustment for gains (losses) realized in income	412	(200)

Net unrealized gains (losses)	720	(85)
Tax effect	(245)	29

Net of tax amount	$475	$(56)

NOTE 12—INCOME TAXES

The provision for federal income taxes for the years ended December 31, 2011 and 2010 consisted of deferred income tax benefits of $(32,000) and $(70,000), respectively.

The net deferred taxes in the accompanying balance sheets include the following components at December 31 (in thousands):

	2011	2010
Deferred tax assets:
Allowance for loan losses	$401	$490
Accrued interest on nonaccrual loans	137	122
Net operating loss carryforwards	624	777

Total deferred tax assets	1,162	1,389
Less valuation allowance	(708)	(960)

Total deferred tax assets, net of valuation allowance	454	429

Deferred tax liabilities:
Premises and equipment depreciation	(33)	(37)
Net unrealized gain on securities available-for-sale	(340)	(96)
Other	3	(2)

Total deferred tax liabilities	(370)	(135)

Net deferred tax asset	$84	$294

The valuation allowance decreased by $252,000 and $89,000 for the years ended December 31, 2011 and 2010, respectively.

As of December 31, 2011, the Company has a carryforward net operating loss for federal income tax purposes of approximately $1,834,000, expiring in 2023 through 2027.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 13—STOCK OPTION PLANS

The Company has adopted various qualified and nonqualified stock option and warrant plans with approximately 581,000 shares of authorized common stock reserved for key employees and nonemployee organizers and directors.

Options and warrants granted to organizers, directors, and nonexecutive employees are nonqualified, while options granted to officers are qualified “incentive stock options,” and are subject to the provisions of Section 422 of the Internal Revenue Code. Option prices are set at the fair market value of the common stock on the date of grant, and an option’s maximum initial term was set at ten years. All options are exercisable when vested. The following table is a summary of the Company’s stock option and warrant activity and related information:

	Year Ended December 31
	2011	2010
Number of options/warrants outstanding at beginning of year	272,482	266,468
Number of options/warrants granted	8,500	8,250
Number of options/warrants exercised	—	—
Number of options forfeited or expired	—	(2,236)

Number of options/warrants outstanding at end of year	280,982	272,482

Number of options/warrants vested and exercisable at end of year	268,669	261,044

Weighted average exercise price per share of exercisable option/warrants at end of year	$8.51	$7.90

Weighted average remaining term, in years	2.3	3.1

Shares authorized and available for grant	295,532	304,032

Stock options and warrants outstanding at December 31, 2011 are exercisable at prices ranging from $6.40 to $11.00 per share.

Shares subject to warrants or options under the Plans may be either from authorized but unissued shares of the Company or shares reacquired by the Company (including, without limitation, shares purchased in the open market or in private transactions).

The Company recognized approximately $19,000 and $24,000 in compensation expense for stock options for the years ended December 31, 2011 and 2010, respectively.

NOTE 14—TRANSACTIONS WITH RELATED PARTIES

The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, and their related interests, all of which have been, in the opinion of management, on similar terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 14—TRANSACTIONS WITH RELATED PARTIES—CONTINUED

The related party loan activity as of and for the years ended December 31 is summarized as follows (in thousands):

	2011	2010
Balance, beginning	$2,230	$2,446
New loans	933	242
Principal repayments	(406)	(458)

Balance, ending	$2,757	$2,230

NOTE 15—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument of commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At December 31, the following financial instruments were outstanding whose contract amounts represent credit risk (in thousands):

	2011	2010
Commitments to extend credit	$1,646	$1,935
Unfunded commitments under lines of credit	12,192	13,755
Standby letters of credit	795	—

Total commitments	$14,633	$15,690

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory, and equipment.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are collateralized and do usually contain a specified maturity date, and may not be drawn upon to the total extent to which the Company is committed.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 15—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK—CONTINUED

Standby letters-of-credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments when deemed necessary by management.

NOTE 16—REGULATORY CAPITAL MATTERS

The Company and its Bank subsidiary are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its Bank subsidiary must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2011 and 2010, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2011, the most recent notification from the regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios are as follows (dollar amounts in thousands):

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2011:
Total Capital (to risk-weighted assets)	$12,625	13.5%	$	>7,465	>8.0%	$	>9,330	>10.0%
Tier I Capital (to risk-weighted assets)	11,465	12.3		>3,732	>4.0		>5,598	>6.0
Tier I Capital (to average assets)	11,465	6.4		>7,184	>4.0		>8,979	>5.0

As of December 31, 2010:
Total Capital (to risk-weighted assets)	$12,556	13.8%	$	>7,258	>8.0%	$	>9,073	>10.0%
Tier I Capital (to risk-weighted assets)	11,419	12.6		>3,629	>4.0		>5,444	>6.0
Tier I Capital (to average assets)	11,419	6.6		>6,945	>4.0		>8,682	>5.0

Dividend Restrictions

The Pennsylvania Department of Banking prohibits the payment of dividends until the recovery of all organizational and pre-opening expenses from operating profits. Furthermore, under the Banking Code, a bank

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 16—REGULATORY CAPITAL MATTERS—CONTINUED

may declare and pay dividends only out of accumulated net earnings, and cash dividends may not be paid unless all required transfers to statutory surplus have been made and the payment will not reduce statutory surplus. The Banking Code generally requires the maintenance of statutory surplus at least equal to the amount of stated capital (par value times number of shares), and if surplus is less than stated capital, requires that at least ten percent of net earnings be transferred to surplus prior to the payment of dividends.

NOTE 17—FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted ASC 820 “Fair Value Measurement and Disclosures” (previously SFAS No. 157, “Fair Value Measurements”) on January 1, 2008 to record fair value adjustments on certain assets and liabilities and to determine fair value disclosures. ASC 820 clarifies that the fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs in those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while the unobservable inputs reflect the Company’s market assumptions. The three levels of the fair value hierarchy under ASC 820 based on these two types of input are as follows:

Level 1:	Valuation is based on quoted prices in active markets for identical assets or liabilities.

Level 2:	Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3:	Valuation is based on model-based techniques that us one or more significant inputs or assumptions that are unobservable in the market.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the consolidated financial statements:

Investment securities available-for-sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market price, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that considers observable market data (Level 2).

Restricted stock: Restricted stocks consist primarily of stock ownership in the Federal Home Loan Bank of Pittsburgh and Atlantic Central Banker’s Bank, as part of the membership requirements of these organizations. There is no trading market for these securities which are subject to redemption by the issuers at par, representing both the carrying value and the fair value on the Company’s books.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 17—FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL

INSTRUMENTS—CONTINUED

The following table sets forth by level, within the fair value hierarchy, the Company’s assets at fair value as of December 31, 2011 and 2010 (in thousands):

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Assets
Investment securities, available-for-sale	$—	$78,233	$—	$78,233
Restricted stock	—	—	1,124	1,124

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Assets
Investment securities, available-for-sale	$—	$72,311	$—	$72,311
Restricted stock	—	—	1,117	1,117

The following table presents additional information about the assets measured at fair value on a recurring basis and for which the Company has utilized Level 3 inputs to determine fair value at December 31, 2011 (in thousands):

Restricted Stock
Balance, beginning of year	$1,117
Purchases, issuances and settlements	7

Balance, at end of year	$1,124

Certain financial assets are measured at fair value on a nonrecurring basis in accordance with accounting principles generally accepted in the United States. Adjustments to the fair value of these assets result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Company to measure certain financial assets recorded at fair value on a nonrecurring basis in the consolidated financial statements:

Impaired loans: Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value of the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 17—FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL

INSTRUMENTS—CONTINUED

(Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the consolidated statements of income. The fair value consists of the loan balances of $2,056,000, consisting of $991,000 of loans with no specific reserve and $1,065,000 of loans balances requiring valuation allowance of $101,000 at December 31, 2011 and loan balances of $3,871,000, consisting of $1,505,000 of loans with no specific reserve and $2,366,000 of loans with a specific valuation allowance of $387,000 at December 31, 2010.

Other real estate owned: Fair value of foreclosed assets was based on an independent third-party appraisal of the properties and adjusted for selling expenses. These values were determined based on the sales prices of similar properties in the approximate geographic area.

Certain assets such as other real estate owned are measured at fair value less the cost to sell. Management believes that the fair value component in its valuation follows the provision of ASC 820.

The following table sets forth the Company’s financial assets subject to fair value adjustments (impairment) on a nonrecurring basis as they are valued at the lower of cost or market. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement (in thousands):

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Impaired loans, net	$—	$—	$102	$102
Other real estate owned	—	—	961	961

	December 31, 2010
	Level 1	Level 2	Level 3	Total
Impaired loans, net	$—	$—	$387	$387
Other real estate owned	—	—	830	830

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are not quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments. ASC 820, (previously SFAS No. 107, “Disclosure about Fair Value of Financial Instruments,”) excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2011 and 2010:

Cash and Cash Equivalents—The carrying amounts reported in the consolidated balance sheet for cash and short-term instruments approximate those assets’ fair values.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 17—FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL

INSTRUMENTS—CONTINUED

Interest-bearing Deposits in Banks—The carrying amount of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analysis based on current rates for similar deposits.

Securities—Fair values for securities are based on quoted market prices or dealer quotes, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities.

Restricted Stocks—The carrying value of the restricted stocks approximate fair value based on the redemption provisions of the Federal Home Loan Bank and Atlantic Central Bankers Bank.

Loans, Net—For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposit Liabilities—The fair value of demand deposits, savings accounts and certain money market accounts is the amount payable on demand at the reporting date. The carrying amounts for variable-rate fixed-term money market accounts and certificates for deposits approximate their fair values at the reporting date. The fair value of fixed-rate certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

Accrued Interest—The carrying amounts of accrued interest receivable and accrued interest payable approximate their fair values.

Long-Term Debt—The fair values of long-term debt are estimated using discounted cash flow analyses, based on current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance Sheet Instruments—The fair value of commitments to extend credit and letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

AFFINITY BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE 17—FAIR VALUE MEASUREMENT AND FAIR VALUE OF FINANCIAL

INSTRUMENTS—CONTINUED

At December 31, the Company’s estimated fair values of financial instruments were as follows (in thousands):

	2011		2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$1,929	$1,929	$1,712	$1,712
Interest-bearing time deposits	1,600	1,600	600	600
Securities, available for sale	78,233	78,233	72,311	72,311
Restricted stocks, at cost	1,124	1,124	1,117	1,117
Loans, net	90,943	93,152	90,535	92,358
Accrued interest receivable	624	624	549	549

Financial liabilities:
Deposits	151,802	152,763	143,283	144,145
Long-term debt	13,149	14,318	14,868	12,763
Accrued interest payable	101	101	119	119

Off-balance sheet financial instruments:
Commitments to extend credit	—	1,646	—	1,935
Unfunded commitments under lines of credit	—	12,192	—	13,755
Standby letters of credit	—	795	—	—

Board of Directors and Executive Officers of Affinity

Mr. Ehrlich, age 50, is a director and the Chairman, CEO and President of Affinity and its wholly owned subsidiary, Affinity Bank, since their founding. Prior to founding Affinity and Affinity Bank, Mr. Ehrlich was the Executive Vice-President and Chief Lending/Chief Credit Officer for Main Street Bancorp. Prior to assuming this position, he served as the Senior Commercial Lender responsible for all commercial and consumer lending activities, credit administration and collections at Berks County Bank (predecessor to Main Street Bancorp). Mr. Ehrlich is active in many community organizations and currently serves on the board of the Wilson School District.

Irvin Cohen, age 86, has been a member of the Affinity board of directors since its founding in 2002. He served as Chairman, CEO and President of Construction Fasteners, Inc., an international manufacturing company until January 2002, when he sold the company. Mr. Cohen was inducted into the Berks County Business Hall of Fame in March 2002 by the Junior Achievement of Berks County, PA. Mr. Cohen is active in many community organizations and currently serves on the boards of the Reading Public Museum, Manufacturers Association of Berks County, Reading Jewish Community Center, Police Athletic League and Wyomissing Institute of Fine Arts.

Jerome I. Marcus, age 61, has been a member of the Affinity board of directors since February 1, 2012. Dr. Marcus was the Medical Director and CEO of Omega Medical Laboratories, until January 2005, when he sold the business. Dr. Marcus is involved in many civic organizations and is the immediate past President of the Berks County Medical Society.

Barry L. Myers, age 65, has been a member of the Affinity board of directors since its founding in 2002. He served as Chairman, CEO and President of B. L. Myers Bros., Inc., a water well drilling company until December 2001, when he sold the company to his son. Mr. Myers is an owner and director of GES, Inc., a national environmental consulting company. Mr. Myers is involved in many civic organizations.

Frank Sabatucci, age 52, has been a member of the Affinity board of directors since its founding in 2002. He is the owner of Sabatucci Wealth Strategy, LLC., and a licensed real estate broker with Re/Max of Reading, PA. Mr. Sabatucci is also the President of North Temple Builders, Inc., a developer of residential real estate subdivisions, and serves as secretary of the Muhlenberg Township Planning Commission.

Executive Compensation

Summary Compensation Table

The following table sets forth certain information with respect to Affinity’s chief executive officer for the last two fiscal years.

Name and Title	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation (2) ($)	Total Compensation ($)
Steven A. Ehrlich,	2011	$200,000	$0	$7,065	$76,500	$32,712	$316,277
Chairman, President and Chief Executive Officer	2010	$185,000	$15,000	$7,065	$74,250	$26,560	$307,875

(1)	These amounts are the fair market value on the date of the grant.
(2)	All other compensation includes simple IRA employer matching, life insurance, auto allowance and county club membership.

Outstanding Equity Awards at Fiscal Year End—2011

Name	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Steven A. Ehrlich	15,627	—	$6.40	9/26/12
	31,250	—	$6.40	4/11/13
	5,079	—	$6.40	3/1/14
	31,251	—	$8.80	3/1/15
	6,250	—	$8.80	3/1/16
	5,481	—	$11.00	3/1/17
	6,500	—	$11.00	3/1/18
	5,438	1,812	$10.00	3/1/19
	4,125	4,125	$9.00	3/1/20
	2,125	6,375	$9.00	3/1/21

Security Ownership of Certain Beneficial Holders of Affinity

The table below sets forth information, as of July [—], 2012, concerning (a) each person that is known to us to be the beneficial owner of more than 5% of Affinity’s common stock, (b) each of Affinity’s directors and executive officers and (c) all of Affinity’s directors and executive officers as a group. Unless otherwise indicated in a footnote, shares shown as beneficially owned by each person are held either (i) individually by the person indicated, (ii) individually by the person’s spouse or children living in the same household, (iii) jointly with person’s spouse or children living in the same household, or (iv) in the name of a bank, broker or nominee for the account of the person or the person’s spouse. At the close of business on July [—], 2012, Affinity had 1,970,706 shares of common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of July [—], 2012 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
5% or greater shareholders
Walter T. Greth	179,375	7.99%
Steven A. Ehrlich
Chairman of the Board, CEO and President	164,786	7.34%
Jerome I. Marcus
Director	115,625	5.15%

Current Officers and Directors (other than Messrs. Ehrlich and Marcus, whose beneficial ownership is referenced under the heading 5% or greater shareholders)
Irvin Cohen (2)
Director	90,000	4.01%
Frank Sabatucci (2)
Director	75,313	3.36%
Barry L Myers (2)
Director	36,875	1.64%
All officers and directors as a group (5 persons)	482,599	21.50%

(1)	Total common stock at July [—], 2012 includes 1,970,706 shares outstanding and 274,699 shares subject to vested options and warrants.
(2)	The number and percentage of shares beneficially owned includes: by Mr. Ehrlich, 119,920 options and warrants; by Mr. Cohen, 18,126 options and warrants; by Mr. Sabatucci, 18,126 options and warrants; and by Mr. Myers, 18,126 options and warrants.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Affinity shareholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, which we refer to as the PBCL, and Affinity’s articles of incorporation and bylaws. The rights of First Priority shareholders are governed by Pennsylvania law, including the PBCL, and First Priority’s articles of incorporation and bylaws.

Upon consummation of the merger, Affinity shareholders will become First Priority shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of First Priority and Pennsylvania law.

A comparison of the rights of Affinity and First Priority shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to Pennsylvania law and the respective articles of incorporation and bylaws of Affinity and First Priority.

Authorized Capital

Affinity. Affinity is authorized to issue 50,000,000 shares of common stock, $1.00 par value per share, and 25,000,000 shares of preferred stock, $1.00 par value per share.

First Priority. First Priority is authorized to issue 10,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, $100.00 par value per share.

Annual Meetings of Shareholders

Affinity. Affinity’s bylaws provide that an annual meeting will be held at such time and place within the Commonwealth of Pennsylvania as shall be fixed by the board of directors from time to time.

First Priority. First Priority’s bylaws provide that an annual meeting will be held on such day as the board of directors may from time to time determine, or, if not such date is fixed, on the fourth Tuesday of April each year.

Special Meetings of Shareholders

Affinity. Special meetings of the Affinity shareholders can be called by the President, the board of directors or by any two or more shareholders owning, in the aggregate, not less than twenty (20) percent of the shares entitled to vote at the particular meeting.

First Priority. Special meetings of the First Priority shareholders can be called by the Chairman of the Board or a majority of First Priority’s board of directors, or by shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at the particular meeting.

Cumulative Voting

Affinity. Affinity’s articles of incorporation prohibit cumulative voting in the election of directors or otherwise.

First Priority. First Priority’s articles of incorporation prohibit cumulative voting in the election of directors.

Shareholder Nomination of Directors

Affinity. Affinity’s bylaws provide that nominations for the election of directors may be made by the board of directors.

First Priority. First Priority’s bylaws provide that nominations for the election of directors may be made by the board of directors.

Number of Directors

Affinity. Affinity’s bylaws provide that the number of Affinity directors will be not less than five nor more than eleven, as fixed by the board of directors from time to time. Affinity’s board of directors currently consists of five directors.

First Priority. First Priority’s bylaws provide that the number of First Priority directors will be not less than five nor more than twenty-five, as determined from time to time by resolution of First Priority’s board of directors. First Priority’s board currently consists of fifteen directors.

Director Qualifications

Affinity. Each Affinity director must be a shareholder of Affinity. No person is eligible for election as a director if such person will have had his or her seventieth (70th) birthday prior to the commencement of the term for which such director would be elected.

First Priority. Each First Priority director must be a natural person of full age and a citizen of the United States.

Election of Directors

Affinity. The Affinity board of directors is divided into three classes, as nearly equal in number as possible, with each class being elected annually for a three-year term.

First Priority. The First Priority board of directors is divided into three classes, as nearly equal in number as possible, with each class being elected annually for a three-year term.

Vacancies

Affinity. Affinity’s bylaws provide that vacancies in the board of directors may be filled by appointment by a majority vote of the remaining members of the board, and each person so appointed shall serve until the expiration of the term for the class of directors to which such person was appointed. Between annual meetings of the shareholders, the board of directors, by a vote of the majority of the full board, may increase the membership of the board by not more than two members and, by like vote, appoint directors to fill the vacancies created thereby.

First Priority. First Priority’s bylaws provide that vacancies in the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by a majority vote of the remaining directors, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall serve for the balance of the unexpired term and until his or her successor has been selected and qualified or until his or her earlier death, resignation or removal.

Special Meetings of the Board

Affinity. Special meetings of Affinity’s board of directors may be called by the Chairman of the Board, and shall be called at the request of the President or at the request of any three directors. Notice of the time and place of every special meeting, which need not specify the business to be transacted thereat, and which may be verbal or in writing, shall be given by the Chairman of the Board or his designee to each member of the board of directors at least twenty-four (24) hours before the time of the meeting.

First Priority. Special meetings of First Priority’s board of directors may be called by the Chairman of the Board, the President or an Executive Vice President or a majority of the directors then in office. Written notice of the time, date and place of the special meeting must be given to each director at least 24 hours before the time of such meeting, and does not need to specify the business to be transacted at, or the purpose of, the meeting.

Pennsylvania Anti-Takeover Provisions

Under Pennsylvania business corporation law, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Neither First Priority nor Affinity is a registered corporation and therefore neither of them is subject to these anti-takeover provisions.

Voting Rights

Amendment of Articles of Incorporation.

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Affinity. Affinity has not opted-out of the statutory process by which shareholders of an unregistered corporation may propose amendments to its articles of incorporation, and Affinity’s articles may be amended as provided under Pennsylvania law.

First Priority. First Priority’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Articles Eighth (no cumulative voting); Eleventh (vote required to approve certain extraordinary transactions); Twelfth (“change in control”); Thirteenth (prohibition on action by shareholders without a meeting); Fourteenth (amendment of bylaws); Fifteenth (considerations for the evaluation of strategic combinations); Sixteenth (limitations on director liability) and Seventeenth (amendment of articles of incorporation) requires (i) the affirmative vote of holders of at least 80% of the votes that all shareholders are entitled to cast or (ii) the affirmative vote of holders of 80% of the members of the board of directors.

Amendment of Bylaws.

Affinity. Affinity’s bylaws may be altered, amended, added to or repealed by a vote of a majority of the board of directors at any regular meeting of the board, or at any special meeting of the board called for that purpose, except they shall not make or alter any bylaws fixing their qualifications, classifications or term of office. Such action by the board of directors is subject, however, to the general right of the shareholders to change such action.

First Priority. First Priority’s bylaws may be amended, altered, changed or repealed by a majority vote of the board of directors at any regular or special meeting of the board duly convened or the affirmative vote of holders of at least 80% of the votes that all shareholders are entitled to cast, with the following exceptions: under First Priority’s bylaws, amendment, alteration change or repeal of Section 2.2 of the bylaws (Number, Qualifications, Selection and Term of Office of Board of Directors) requires the affirmative vote of holders of at least 80% of the votes that all shareholders are entitled to cast; and under Article Fourteenth of First Priority’s articles of incorporation, Section 2.15 (Personal Liability of Directors) and Article VI (Indemnification and

Insurance) of the bylaws may not be amended to increase the exposure of liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of 80% of the entire board of directors or by the affirmative vote of shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast.

Required Vote for Certain Business Combinations.

Affinity. Any plan or proposal for the merger, consolidation, liquidation or dissolution of Affinity, or any action that would result in the sale or other disposition of all or substantially all of the assets of Affinity, requires the affirmative vote of at least eighty percent (80%) of the outstanding shares entitled to vote at a meeting duly called and held, or such greater vote of the shareholders as shall be required by law, under Affinity’s articles of incorporation and the PBCL; unless the proposed action was approved by 75% of the members of Affinity’s board of directors who have been in office for at least one year.

First Priority. Any plan or proposal for the merger, consolidation, liquidation or dissolution of First Priority, or any action that would result in the sale or other disposition of all or substantially all of the assets of First Priority, will require the affirmative vote of a majority of the votes cast by the holders of shares of First Priority common stock in accordance with First Priority’s articles of incorporation and the PBCL.

MARKET PRICE AND DIVIDEND INFORMATION

Currently, neither the common stock of First Priority nor the common stock of Affinity is traded on a national securities exchange, listing service, or similar trading platform for listing or quotation of securities and there is currently no active or liquid public trading market for the common stock of either First Priority or Affinity. The most recent trading price for First Priority’s common stock known to First Priority’s management was $5.25 per share on May 26, 2011, and the most recent trading price for Affinity’s common stock known to Affinity’s management was $9.00 per share on June 4, 2010. Given the absence of an established trading market and publicly available trading information for First Priority and Affinity shares, such prices may not reflect actual current market values. However, in connection with the contemplation of the merger, First Priority has agreed to apply for such listing or quotation of its common stock on or before April 30, 2013.

Neither First Priority nor Affinity has a history of paying dividends, and no assurance can be given that dividends will be declared on First Priority common stock in the foreseeable future. Federal and state laws also limit the payment of dividends.

LEGAL MATTERS

The validity of the First Priority common stock to be issued in connection with the merger will be passed upon for First Priority by Stevens & Lee, P.C. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for First Priority by Stevens & Lee, P.C. and for Affinity by Barley Snyder, LLP.

EXPERTS

The consolidated financial statements of First Priority Financial Corp. as of December 31, 2011 and 2010, and for each of the years in the two-year period ended December 31, 2011, have been included herein in reliance upon the report of ParenteBeard LLC, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Affinity Bancorp, Inc. as of December 31, 2011 and 2010, and for each of the years in the two-year period ended December 31, 2011, have been included herein in reliance upon the report of Herbein + Company, Inc., independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

First Priority has filed with the SEC a registration statement under the Securities Act that registers the distribution to Affinity shareholders of the shares of First Priority common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of First Priority and a proxy statement of First Priority for its special meeting and of Affinity for its special meeting. The registration statement, including the attached exhibits, contains additional relevant information about First Priority stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this joint proxy statement/prospectus.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330 or on the SEC’s website at www.sec.gov.

First Priority has supplied all information contained in this joint proxy statement/prospectus relating to First Priority and Affinity has supplied all information relating to Affinity. Both First Priority and Affinity are privately-held companies and do not file reports with the SEC. First Priority’s website address is www.fpbk.com and Affinity’s website address is www.affinitybankpa.com. Information on any First Priority or Affinity website is not part of this joint proxy statement/prospectus, and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus.

Neither First Priority nor Affinity has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of First Priority and Affinity made to the other in the merger agreement. Representations and warranties made by First Priority and Affinity are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding First Priority or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

ANNEX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST PRIORITY FINANCIAL CORP.

AND

AFFINITY BANCORP, INC.

MAY 23, 2012

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 23, 2012, is made between First Priority Financial Corp., a Pennsylvania corporation (“First Priority”), and Affinity Bancorp, Inc., a Pennsylvania corporation (“Affinity”).

RECITALS

1. The Board of Directors of each of First Priority and Affinity (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and (ii) has approved this Agreement; and

2. In accordance with the terms of this Agreement, Affinity will merge with and into First Priority (the “Merger”), and immediately thereafter Affinity Bank of Pennsylvania, a Pennsylvania-chartered bank and wholly owned subsidiary of Affinity (“Affinity Bank”), will be merged with and into First Priority Bank, a Pennsylvania-chartered bank and wholly owned subsidiary of First Priority (“First Priority Bank”); and

3. At or prior to the execution and delivery of this Agreement, each of the directors and officers of Affinity has executed a letter agreement in favor of First Priority, in the form attached hereto as Exhibit A, dated as of the date hereof (the “Affinity Affiliate Letter”), pursuant to which each such director or officer has agreed, among other things, to vote all shares of Affinity Common Stock owned by such Person, as defined in Article I, Section 1.1, in favor of the approval of this Agreement and the transactions contemplated hereby; and

4. At or prior to the execution and delivery of this Agreement, each of the directors and officers of First Priority, has executed a letter agreement in favor of Affinity, in the form attached hereto as Exhibit B, dated as of the date hereof (the “First Priority Affiliate Letter”), pursuant to which each such director or officer has agreed, among other things, to vote all shares of First Priority Common Stock owned by such Person, as defined in Article I, Section 1.1, in favor of the approval of this Agreement and the transactions contemplated hereby; and

5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, as defined in Article I, Section 1.1; and

6. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Affinity” shall mean Affinity Bancorp, Inc., a Pennsylvania corporation, with its principal offices located at 1310 Broadcasting Road, Wyomissing, Pennsylvania 19610. References to Affinity shall mean Affinity on a consolidated basis unless the context clearly indicates otherwise.

“Affinity Acquisition Proposal” shall have the meaning set forth in Section 6.10.

“Affinity Acquisition Transaction” shall have the meaning set forth in Section 6.10.

“Affinity Affiliate Letters” shall have the meaning set forth in the Recitals.

“Affinity Bank” shall mean Affinity Bank of Pennsylvania, a Pennsylvania-chartered bank, with its principal offices located at 1310 Broadcasting Road, Wyomissing, Pennsylvania 19610, which is a wholly owned subsidiary of Affinity.

“Affinity Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Affinity Common Stock” shall mean the common stock, par value $1.00 per share, of Affinity.

“Affinity Disclosure Schedule” shall mean a written disclosure schedule delivered by Affinity to First Priority specifically referring to the appropriate section of this Agreement.

“Affinity Financial Statements” shall mean (i) the audited consolidated financial statements of Affinity as of December 31, 2011, and for the two years ended December 31, 2011, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Affinity as of the end of each calendar quarter following December 31, 2011 and for the periods then ended, including the notes thereto.

“Affinity Material Contracts” shall have the meaning set forth in Section 4.8(c).

“Affinity Option” shall mean an option to purchase shares of Affinity Common Stock issued by Affinity and as set forth on Affinity Disclosure Schedule 4.2(a).

“Affinity Recommendation” shall have the meaning set forth in Section 8.1.

“Affinity Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“Affinity Regulatory Reports” means the Call Reports of Affinity Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date, and all reports filed with the PDB or FRB by Affinity or Affinity Bank from December 31, 2011 through the Closing Date.

“Affinity Shareholders’ Meeting” shall have the meaning set forth in Section 8.1.

“Affinity Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Affinity or Affinity Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Affinity Bank.

“Affinity Warrant” shall mean a warrant to purchase shares of Affinity Common Stock issued by Affinity and as set forth in Affinity Disclosure Schedule 4.2(a).

“Agreement” means this agreement, together with the Exhibits, the Affinity Disclosure Schedule and the First Priority Disclosure Schedule, and any amendments hereto.

“Articles of Merger” shall mean the articles of merger to be executed by First Priority and Affinity and filed with the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Bank Merger” shall mean the merger of Affinity Bank with and into First Priority Bank, with First Priority Bank as the surviving institution, as contemplated by Section 2.7.

“Bank Plan of Merger” shall have the meaning set forth in Section 2.7.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates First Priority Bank or Affinity Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Certificate” shall mean certificates evidencing shares of Affinity Common Stock.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, and the regulations promulgated thereunder.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“CPP” shall have the meaning set forth in Section 5.11(d).

“Dissenting Shares” shall have the meaning set forth in Section 3.1(g).

“Effective Time” shall have the meaning set forth in Section 2.2 hereof.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by First Priority, and reasonably acceptable to Affinity, which shall act as agent for First Priority in connection with the exchange procedures for exchanging certificates for shares of Affinity Common Stock for certificates for shares of First Priority Common Stock as provided in Article III.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“First Priority” shall mean First Priority Financial Corp., a Pennsylvania corporation, with its principal executive offices located at 2 West Liberty Boulevard, Suite 104, Malvern, PA 19355. References to First Priority shall mean First Priority on a consolidated basis unless the context clearly indicates otherwise.

“First Priority Acquisition Proposal” shall have the meaning set forth in Section 7.10.

“First Priority Acquisition Transaction” shall have the meaning set forth in Section 7.10.

“First Priority Affiliate Letters” shall have the meaning set forth in the Recitals.

“First Priority Bank” shall mean First Priority Bank, a Pennsylvania-chartered bank, with its principal offices located at 2 West Liberty Boulevard, Suite 104, Malvern, PA 19355, which is a wholly owned subsidiary of First Priority.

“First Priority Benefit Plan” shall have the meaning set forth in Section 5.12(a).

“First Priority Common Stock” shall mean the common stock, par value $1.00 share, of First Priority.

“First Priority Disclosure Schedule” shall mean a written disclosure schedule delivered by First Priority to Affinity specifically referring to the appropriate section of this Agreement.

“First Priority Financial Statements” shall mean (i) the audited consolidated financial statements of First Priority as of December 31, 2011, and for the two years ended December 31, 2011, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of First Priority as of the end of each calendar quarter following December 31, 2011 and for the periods then ended, including the notes thereto.

“First Priority Material Contracts” shall have the meaning set forth in Section 5.8(c).

“First Priority Option” means the options to purchase shares of First Priority Common Stock described on First Priority Disclosure Schedule 5.2(a).

“First Priority Preferred Stock” shall have the meaning set forth in Section 5.2(a).

“First Priority Private Placement” shall have the meaning set forth in Section 7.19.

“First Priority Recommendation” shall have the meaning set forth in Section 8.1.

“First Priority Regulatory Agreement” shall have the meaning set forth in Section 5.11.

“First Priority Regulatory Reports” means the Call Reports of First Priority Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2011, through the Closing Date, and all reports filed with the PDB or FRB by First Priority or First Priority Bank from December 31, 2011 through the Closing Date.

“First Priority Shareholders’ Meeting” shall have the meaning set forth in Section 8.1.

“First Priority Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by First Priority or First Priority Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of First Priority Bank.

“First Priority Warrant” shall mean the warrants to purchase First Priority Common Stock or First Priority Preferred Stock described on First Priority Disclosure Schedule 5.2(a).

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other material written notice received by that Person.

“Material Adverse Effect” shall mean, with respect to First Priority or Affinity, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, financial condition, results of operations or business of First Priority and the First Priority Subsidiaries taken as a whole, or Affinity and the Affinity Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Affinity, on the one hand, or First Priority, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war other otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or unless such facts are otherwise an exception set forth herein); (h) changes in the banking industry that do not have a materially disproportionate impact on such party; or (i) any action taken in compliance with or in furtherance of any resolution or agreement with or at the direction of a Bank Regulator or in accordance or compliance with a Regulatory Agreement and the direct or indirect costs, consequences, or effects thereof.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall mean the consideration payable in accordance with Article III.

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of First Priority Common Stock to be offered to holders of Affinity Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Termination Date” shall mean February 28, 2013.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310

“U.S. Treasury” shall mean the United States Department of Treasury.

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Affinity shall merge with and into First Priority, with First Priority as the resulting or surviving corporation; and (b) the separate existence of Affinity shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Affinity shall be vested in and assumed by First Priority in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of Affinity Common Stock (other than Treasury Stock) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III. Immediately after the Merger, Affinity Bank shall merge with and into First Priority Bank, with First Priority Bank as the resulting institution.

2.2. Effective Time; Closing.

(a) Closing. The closing (“Closing”) shall occur no later than the close of business on the fifth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Articles of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBCL. The “Effective Time” shall mean the time specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing the Articles of Merger.

(b) Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Stevens & Lee, 620 Freedom Business Center, King of Prussia, Pennsylvania 19406, at 10:00 a.m., or at such other place or time upon which First Priority and Affinity mutually agree.

(c) Deliveries at Closing. At or prior to Closing there shall be delivered to First Priority and Affinity the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, First Priority shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.

2.3. Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of First Priority as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

2.4. Directors and Officers.

(a) Effective as of the Effective Time, the Board of Directors of First Priority shall consist of (i) six (6) current directors of First Priority who are independent directors as provided in the NASDAQ listing rules (the “First Priority Directors”), (ii) David E. Sparks, the current Chairman and Chief Executive Officer of First Priority, and Steven A. Ehrlich, the current Chairman and Chief Executive Officer of Affinity, and (iii) four (4) of Affinity’s current directors who are independent directors as provided in the NASDAQ listing rules (the “Affinity Directors”), each to hold office until his or her successor is elected and qualified in accordance with applicable law and the articles of incorporation and bylaws of First Priority. The Affinity Directors and the First Priority Directors shall be acceptable to both First Priority and Affinity. In the event there are not four current Affinity directors who would qualify as independent under NASDAQ listing rules, Affinity shall be permitted to propose another individual to serve as an Affinity Director, subject to the provisions of this paragraph. The classes of the Board of Directors of First Priority in which the Affinity Directors will serve shall be mutually agreed by Affinity and First Priority, with the understanding that appointees of each party will be distributed among the classes of directorship of First Priority.

(b) The officers of First Priority immediately prior to the Effective Time shall be the officers of First Priority after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified. In addition, effective as of the Effective Time, the Board of Directors of First Priority shall cause Steven A. Ehrlich to be appointed as President of First Priority and David E. Sparks to be appointed as Chairman and Chief Executive Officer of First Priority.

(c) Effective as of the effective date of the Bank Merger, the Board of Directors of First Priority Bank shall consist of those persons serving as directors of First Priority pursuant to paragraph (a) above and such other individuals as are mutually acceptable to First Priority and Affinity, each to hold office until his or her successor is elected and qualified in accordance with applicable law and the articles of incorporation and bylaws of First Priority Bank.

(d) The officers of First Priority Bank immediately prior to the effective date of the Bank Merger shall be the officers of First Priority Bank after the effective date of the Bank Merger, in each case until their respective successors are duly elected or appointed and qualified. Effective as of the effective date of the Bank Merger, the Board of Directors of First Priority Bank shall cause David E. Sparks to be appointed as Chairman of First Priority Bank and Steven A. Ehrlich to be appointed as President and Chief Executive Officer of First Priority Bank.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBCL.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither First Priority, Affinity nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. First Priority and Affinity each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1(e) or include such opinions with the Registration Statement, which certificates shall be effective as of the date of such opinions.

2.7. Bank Merger.

First Priority and Affinity shall cause Affinity Bank to merge with and into First Priority Bank, with First Priority Bank surviving such merger, concurrently with, or as soon as practicable after, the Effective Time in accordance with the Bank Plan of Merger, which will be substantially in the Form of Exhibit C attached hereto (the “Bank Plan of Merger”). In addition, concurrently with, or as soon as reasonably practicable after, the execution and delivery of this Agreement, First Priority will cause First Priority Bank, and Affinity will cause Affinity Bank, to execute and deliver the Bank Plan of Merger.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1. Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of First Priority, Affinity or the holders of any of the shares of Affinity Common Stock, the Merger shall be effected in accordance with the following terms:

(a) Each share of First Priority Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger. Each share of First Priority Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall have such rights, preferences, privileges and voting powers, and limitations and restrictions as such shares had immediately prior to the Effective Time.

(b) All shares of Affinity Common Stock held in the treasury of Affinity (“Treasury Stock”) and each share of Affinity Common Stock owned by First Priority immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“First Priority Owned Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefore.

(c) Subject to the provisions of this Article III, each share of Affinity Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock, First Priority Owned Shares and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive .9813 shares of First Priority Common Stock for each share of Affinity Common Stock (the “Exchange Ratio”).

(d) After the Effective Time, shares of Affinity Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive Merger Consideration as set forth in this Article.

(e) If First Priority shall, at any time after March 31, 2012 but before the Effective Time, (i) declare a dividend with respect to its common stock in shares of First Priority capital stock with a record date prior to the Effective Time (or any security convertible into or exchangeable for capital stock), (ii) combine the outstanding shares of First Priority Common Stock into a smaller number of shares, (iii) split or subdivide the outstanding shares of First Priority Common Stock, or (iv) reclassify or recapitalize or otherwise adjust the shares of First Priority Common Stock, then, in any such event, the number of shares of First Priority Common Stock to be delivered to Affinity shareholders who are entitled to receive shares of First Priority Common Stock in exchange for shares of Affinity Common Stock shall be adjusted so that each Affinity shareholder shall be entitled to receive such number of shares of First Priority Common Stock as such shareholder would have been entitled to receive if the Effective Time had occurred immediately prior to the happening of such event. (By way of illustration, if First Priority declares a stock dividend of 7% payable with respect to a record date on or prior to the Effective Time, the Exchange Ratio shall be adjusted upward by 7%).

(f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of First Priority Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to First Priority Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Priority. In lieu of the issuance of any such fractional share, First Priority shall pay to each former holder of Affinity Common Stock who otherwise would be entitled to receive a fractional share of First Priority Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the fair market value of First Priority Common Stock on the trading day immediately preceding the Closing Date as mutually determined in good faith by First Priority, Affinity and their financial advisors. For purposes of determining any fractional share interest, all shares of Affinity Common Stock owned by an Affinity shareholder shall be combined so as to calculate the maximum number of whole shares of First Priority Common Stock issuable to such Affinity shareholder.

(g) Notwithstanding anything in this Agreement to the contrary, shares of Affinity Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 1930 of the PBCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 1930 of the PBCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost his or her right to appraisal and payment under the PBCL, such holder’s shares of Affinity Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares.

3.2. Procedures for Exchange of Affinity Common Stock.

(a) First Priority to Make Merger Consideration Available. Ten (10) days prior to the Effective Time, or as soon as practical prior to the Effective Time, First Priority shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Affinity Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of First Priority Common Stock and an aggregate amount of cash sufficient to pay any cash that may be payable in lieu of any fractional shares of First Priority Common Stock (such cash and certificates for shares of First Priority Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange of Certificates. First Priority shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration and cash in lieu of fractional shares, if any, into which the Affinity Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of Affinity (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be affected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of First Priority Common Stock (if any) to which such former holder of Affinity Common Stock shall have become entitled pursuant to the provisions of Section 3.1 hereof and (ii) a check representing the amount of cash (if any) payable in lieu of fractional shares of First Priority Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

(c) Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Affinity Common Stock shall have no rights, after the Effective Time, with respect to such Affinity Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to First Priority Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of First Priority Common Stock represented by such Certificate.

(d) Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Affinity of Affinity Common Stock that was issued and outstanding immediately prior to the Effective Time other than to settle transfers of Affinity Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

(f) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, First Priority shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to First Priority (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither First Priority nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by First Priority, the posting by such person of a bond in such amount as First Priority may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) Withholding. First Priority or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Affinity Common Stock such amounts as First Priority (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by First Priority or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Affinity Common Stock in respect of whom such deduction and withholding were made by First Priority or the Exchange Agent.

(i) No Liability. None of First Priority, Affinity any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Treatment of Affinity Warrants and Options. Affinity Disclosure Schedule 4.2(a) sets forth all of the outstanding Affinity Warrants and Affinity Options as of the date hereof, which schedule includes, for each warrant, the name of the individual holder of the warrant, the exercise price, the vesting schedule and the expiration date. At the Effective Time, all Affinity Warrants and Affinity Options that are outstanding and unexercised immediately prior thereto shall be converted, in their entirety, automatically into the right to receive warrants and options, respectively, to purchase shares of First Priority Common Stock upon the same terms and conditions as the Affinity Warrants and Affinity Options, giving effect to any provisions of any applicable plan or grant which provides for the acceleration of the vesting thereof, except that the number of shares and exercise price of the warrants shall be adjusted as follows:

(A) The number of shares of First Priority Common Stock to be subject to the converted Affinity Warrants and Affinity Options shall be equal to the product of the number of shares of Affinity Common Stock subject to the Affinity Warrants and Affinity Options, respectively, and the Exchange Ratio, provided that any fractional shares of First Priority Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(B) The exercise price per share of First Priority Common Stock under the converted Affinity Warrants and Affinity Options shall be equal to the exercise price per share of Affinity Common Stock under the Affinity Warrants and Affinity Options, respectively, divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

At all times after the Effective Time, First Priority shall reserve for issuance such number of shares of First Priority Common Stock as necessary so as to permit the exercise of converted Affinity Warrants and Affinity Options in the manner contemplated by this Agreement and in the instruments pursuant to which such Affinity Warrants and Affinity Options were granted.

(k) Reservation of Shares. First Priority shall reserve for issuance a sufficient number of shares of First Priority Common Stock for the purpose of issuing shares of First Priority Common Stock to the Affinity shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AFFINITY

Affinity represents and warrants to First Priority that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Affinity Disclosure Schedule delivered by Affinity to First Priority on the date hereof. Affinity has made a good faith effort to ensure that the disclosure on each schedule of the Affinity Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Affinity Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of Affinity shall include the Knowledge of Affinity Bank.

4.1. Organization.

(a) Affinity is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Affinity has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b) Affinity Bank is a Pennsylvania-chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Affinity Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of Affinity Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Affinity Bank when due. Affinity Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Affinity Disclosure Schedule 4.1(c) sets forth each Affinity Subsidiary, the state of organization of each Affinity Subsidiary and the percentage of the outstanding equity securities or membership or other interests owned by Affinity or Affinity Bank. Each Affinity Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Affinity Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(d) The respective minute books of Affinity, Affinity Bank and each other Affinity Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Affinity has made available to First Priority true and correct copies of the articles of incorporation or charter and bylaws of Affinity, Affinity Bank and each other Affinity Subsidiary, each as in effect on the date hereof.

4.2. Capitalization.

(a) The authorized capital stock of Affinity consists of 50,000,000 shares of common stock, $1.00 par value per share, and 25,000,000 shares of preferred stock, $1.00 par value per share. There are 1,970,706 shares of Affinity Common Stock outstanding, and each of such shares is validly issued, fully paid and nonassessable, and free of preemptive rights. There are no shares of Affinity preferred stock issued and outstanding. There are no shares of Affinity Common Stock held by Affinity as Treasury Stock. As of the date hereof, no shares of Affinity Common Stock are reserved for issuance, except for an aggregate of 289,482 shares of Affinity Common Stock reserved for issuance upon the exercise of Affinity Options and Affinity Warrants. Neither Affinity nor any Affinity Subsidiary has or is bound by any Rights of any character or any rights relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Affinity Common Stock or Affinity preferred stock, other than those set forth on Affinity Disclosure Schedule 4.2(a). Affinity Disclosure Schedule 4.2(a) sets forth the name of each holder of options, warrants or other rights to purchase, and securities convertible or exchangeable into, Affinity Common Stock or Affinity preferred stock, the number of shares each such individual may acquire pursuant to the exercise of such warrants, the grant and vesting dates, and the exercise price relating to the warrants held.

(b) Affinity owns all of the capital stock of Affinity Bank, free and clear of any lien or encumbrance. Except for the Affinity Subsidiaries, Affinity does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Affinity Subsidiaries, equity interests held by Affinity Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Affinity Subsidiaries, including stock in the FHLB. Except as set forth on Affinity Disclosure Schedule 4.2(b), either Affinity or Affinity Bank owns all of the outstanding shares of capital stock or equity interests of each Affinity Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c) To Affinity’s Knowledge, except as set forth on Affinity Disclosure Schedule 4.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Affinity Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of Affinity or any Affinity Subsidiary to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Affinity Disclosure Schedule 4.2(d).

4.3. Authority; No Violation.

(a) Affinity has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Affinity’s shareholders, to consummate the transactions contemplated hereby. Affinity Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger, subject to receipt of all necessary Regulatory Approvals. The execution and delivery of this Agreement by Affinity and the consummation by Affinity of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Affinity, and no other corporate proceedings on the part of Affinity, except for the approval of the Affinity shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Affinity and, subject to (i) approval by the shareholders of Affinity, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by First Priority, constitutes the valid and binding obligation of Affinity, enforceable against Affinity in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Affinity Bank concurrently with, or as soon as reasonably practicable after, the execution and delivery of this Agreement, will constitute the valid and binding obligation of Affinity Bank, enforceable against Affinity Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals and Affinity’s and First Priority’s compliance with any conditions contained therein, and to the receipt of the approval of the shareholders of Affinity, (i) the execution and delivery of this Agreement by Affinity, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Affinity with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Affinity or any Affinity Subsidiary, including Affinity Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Affinity or any Affinity Subsidiary or any of their respective properties or assets, or (C) except as set forth in Affinity Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Affinity or any Affinity Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Affinity or any Affinity Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4. Consents.

Except as set forth on Affinity Schedule 4.4 and except for the Regulatory Approvals, approval of the shareholders of Affinity, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by

Affinity or the Bank Plan of Merger by Affinity Bank and (b) the completion by Affinity of the transactions contemplated hereby or by Affinity Bank of the Bank Merger. Affinity has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Affinity or Affinity Bank to complete the transactions contemplated by this Agreement.

4.5. Financial Statements; Undisclosed Liabilities.

(a) Affinity has previously made available, or will make available, to First Priority the Affinity Regulatory Reports. The Affinity Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Affinity as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Affinity has previously made available or will make available to First Priority the Affinity Financial Statements. The Affinity Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein) the consolidated financial position, results of operations and cash flows of Affinity and the Affinity Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c) As of the date of each balance sheet included in the Affinity Financial Statements, neither Affinity nor Affinity Bank, as applicable, has had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Affinity Financial Statements or Affinity Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(d) The records, systems, controls, data and information of Affinity and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Affinity or any Affinity Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5(d). Affinity (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Affinity, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Affinity by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Affinity’s outside auditors and the audit committee of Affinity’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Affinity’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Affinity’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Affinity’s auditors and audit committee and a copy has previously been made available to First Priority.

(e) Since December 31, 2011, (i) neither Affinity nor any of its Subsidiaries nor, to the Knowledge of Affinity, any director, officer, employee, auditor, accountant or representative of Affinity or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Affinity or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Affinity or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Affinity or any of its Subsidiaries, whether or not employed by Affinity or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Affinity or any of its officers, directors, employees or agents to the Board of Directors of Affinity or any committee thereof or to any director or officer of Affinity.

4.6. Taxes.

Except as described in Affinity Disclosure Schedule 4.6, Affinity and the Affinity Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Affinity has duly filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, Affinity and every Affinity Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Affinity and any Affinity Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth in Affinity Disclosure Schedule 4.6, as of the date of this Agreement, Affinity has received no written notice of, and to Affinity’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Affinity or any Affinity Subsidiary, and no written claim has been made by any authority in a jurisdiction where Affinity or any Affinity Subsidiary does not file tax returns that Affinity or any Affinity Subsidiary is subject to taxation in that jurisdiction. Affinity and the Affinity Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Affinity and each Affinity Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Affinity and each Affinity Subsidiary, to Affinity’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth in Affinity Disclosure Schedule 4.6, neither Affinity nor any Affinity Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.

4.7. No Material Adverse Effect.

Affinity has not suffered any Material Adverse Effect since December 31, 2011, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Affinity.

4.8. Material Contracts; Leases; Defaults.

(a) Except as set forth in Affinity Disclosure Schedule 4.8(a), neither Affinity nor any Affinity Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Affinity or any Affinity Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Affinity or any Affinity Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Affinity or any Affinity Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Affinity or any Affinity Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Affinity or any Affinity Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Affinity or any Affinity Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Affinity or any Affinity Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Affinity Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by Affinity, Affinity Bank or any Affinity Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Affinity Disclosure Schedule 4.8(b), identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Affinity nor any Affinity Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (“Affinity Material Contracts”) have been made available to First Priority on or before the date hereof, and are in full force and effect on the date hereof, and neither Affinity nor any Affinity Subsidiary (nor, to the Knowledge of Affinity, any other party to any Affinity Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any Affinity Material Contract. Except as listed on Affinity Disclosure Schedule 4.8(c), no party to any Affinity Material Contract will have the right to terminate any or all of the provisions of any such Affinity Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Since December 31, 2011, through and including the date of this Agreement, neither Affinity nor any Affinity Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2011 (which amounts have been previously made available to First Priority), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Affinity Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Affinity Common Stock, or any Right to any executive officer, director or employee other than grants made in the ordinary course of business consistent with past practice under any option or benefit plan and set forth on Affinity Disclosure Schedule 4.2(a), (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Affinity or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Affinity or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9. Ownership of Property; Insurance Coverage.

(a) Affinity and each Affinity Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by Affinity or any Affinity Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Affinity Regulatory Reports and in the Affinity Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an Affinity Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Affinity Financial Statements. Affinity and the Affinity Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Affinity and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Affinity nor any Affinity Subsidiary is in default in any material respect under any lease for any real or personal property to which either Affinity or any Affinity Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Affinity.

(b) With respect to all agreements pursuant to which Affinity or any Affinity Subsidiary has purchased securities subject to an agreement to resell, if any, Affinity or such Affinity Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) Affinity and each Affinity Subsidiary currently maintain insurance considered by Affinity to be reasonable for their respective operations in accordance with industry practice. Neither Affinity nor any Affinity Subsidiary, except as set forth in Affinity Disclosure Schedule 4.9(c), has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Affinity or any Affinity Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Affinity and each Affinity Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Affinity Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by Affinity and each Affinity Subsidiary as well as the other matters required to be disclosed under this Section.

4.10. Legal Proceedings.

Except as set forth in Affinity Disclosure Schedule 4.10, neither Affinity nor any Affinity Subsidiary is a party to any, and there are no pending or, to Affinity’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Affinity or any Affinity Subsidiary, (b) to which Affinity or any Affinity Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Affinity or Affinity Bank to perform under this Agreement.

4.11. Compliance With Applicable Law.

(a) Each of Affinity and each Affinity Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Affinity nor any Affinity Subsidiary has received any written notice to the contrary. The Board of Directors of Affinity Bank has adopted and Affinity Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Affinity and each Affinity Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Affinity; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Other than those listed on Affinity Disclosure Schedule 4.11(c), since January 1, 2010, neither Affinity nor any Affinity Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Affinity or any Affinity Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Affinity or any Affinity Subsidiary; (iii) requiring, or threatening to require, Affinity or any Affinity Subsidiary, or indicating that Affinity or any Affinity Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Affinity or any Affinity Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Affinity or any Affinity Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Affinity Regulatory Agreement”). Copies of all Affinity Regulatory Agreements, if any, and all related correspondence between or among Affinity or any Affinity Subsidiary and any Bank Regulator have heretofore been made available to First

Priority. Neither Affinity nor any Affinity Subsidiary has consented to or entered into any Affinity Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to Affinity Bank as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

4.12. Employee Benefit Plans.

(a) Affinity Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements under which any current or former employee, director or independent contractor of Affinity or any Affinity Subsidiary has any present or future right to benefits or under which Affinity or any Affinity Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Affinity Benefit Plans.”

(b) With respect to each Affinity Benefit Plan, Affinity has made available to First Priority a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Affinity Benefit Plan which is required to file such annual return/report.

(c) (i) Each Affinity Benefit Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Affinity Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Affinity or any Affinity Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Affinity Disclosure Schedule 4.12, no Affinity Benefit Plan provides, and Affinity and the Affinity Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; (v) Affinity and the Affinity Subsidiaries, as applicable, have made or provided for all contributions required under the terms of each Affinity Benefit Plan and all contributions have been made within the time required by applicable law; and (vi) to the Knowledge of Affinity, neither Affinity or any Affinity Subsidiary has engaged in a transaction with respect to any Affinity Benefit Plan which would subject Affinity or any Affinity Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d) Affinity and the Affinity Subsidiaries do not maintain, and have never maintained, a defined benefit plan. None of the Affinity Benefit Plans is a “multiemployer plan” (within the meaning of ERISA section 3(37)) and none of Affinity, the Affinity Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) Except as set forth in Affinity Disclosure Schedule 4.12, with respect to any Affinity Benefit Plan, the assets of any trust under such Affinity Benefit Plan, Affinity Benefit Plan sponsor, Affinity Benefit Plan fiduciary or Affinity Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Affinity, threatened and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) Except as set forth in Affinity Disclosure Schedule 4.12, the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Affinity or any Affinity Subsidiary to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.

(g) All Affinity Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in compliance with Section 409A of the Code. Except as set forth in Affinity Disclosure Schedule 4.12, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, Affinity Disclosure Schedule 4.12 sets forth the amounts of any unfunded deferred compensation payable to any employee or director of Affinity.

(h) Affinity has not communicated to any current or former employee thereof any intention or commitment to modify any Affinity Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(i) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Affinity or any Affinity Subsidiary with respect to any ongoing, frozen, or terminated Affinity or Affinity Subsidiary Plan.

(j) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Affinity Benefit Plan within the past twelve (12) months.

4.13. Environmental Matters.

Except as may be set forth in Affinity Disclosure Schedule 4.13, with respect to Affinity and each Affinity Subsidiary:

(a) Neither (i) the conduct nor operation of the business of Affinity or any Affinity Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Affinity or any Affinity Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Affinity or any Affinity Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Affinity or any Affinity Subsidiary by reason of any Environmental Laws. Neither Affinity nor any Affinity Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Affinity or any Affinity Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Affinity or any Affinity Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Affinity or any Affinity Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Affinity’s Knowledge, threatened, before any court, Governmental Entity or other forum against Affinity or any Affinity Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Affinity or any Affinity Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by Affinity or any of the Affinity Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Affinity or any of the Affinity Subsidiaries except in compliance with Environmental Laws in all material respects.

4.14. Brokers, Finders and Financial Advisors.

Neither Affinity nor any Affinity Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Boenning & Scattergood, Inc. (“Boenning”) by Affinity and the fee payable pursuant thereto.

4.15. Loan Matters.

(a) The allowance for loan losses reflected in Affinity’s audited consolidated balance sheet at December 31, 2011 was, and the allowance for loan losses shown on Affinity’s balance sheets for periods ending after December 31, 2011 was or will be, adequate, as of the date thereof, under GAAP.

(b) Affinity Disclosure Schedule 4.15(b) sets forth a listing, as of March 31, 2012, by account, of: (i) all loans (including loan participations) of Affinity Bank or any other Affinity Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Affinity Bank or any other Affinity Subsidiary which have been terminated by Affinity Bank or any other Affinity Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Affinity Bank or any other Affinity Subsidiary during the past twelve months of, or has asserted against Affinity Bank or any other Affinity Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Affinity Bank, each borrower, customer or other party which has given Affinity Bank or any other Affinity Subsidiary any oral notification of, or orally asserted to or against Affinity Bank or any other Affinity Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Affinity Bank or any Affinity Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Affinity Disclosure Schedule 4.15(b), all loans of Affinity Bank have been classified as of March 31, 2012 in accordance with the loan policies and procedures of Affinity Bank.

(c) All loans receivable (including discounts) and accrued interest entered on the books of Affinity and the Affinity Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Affinity’s or the appropriate Affinity Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Affinity and the Affinity Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Affinity or the appropriate Affinity Subsidiary free and clear of any liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Affinity Disclosure Schedule 4.15(e) sets forth, as of March 31, 2012, a schedule of all executive officers and directors of Affinity who have outstanding loans from Affinity or Affinity Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of Affinity, no shares of Affinity Common Stock were purchased with the proceeds of a loan made by Affinity or any Affinity Subsidiary.

4.16. Related Party Transactions.

Except as set forth in Affinity Disclosure Schedule 4.16, neither Affinity nor any Affinity Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Affinity or any Affinity Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of Affinity or any Affinity Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Affinity nor any Affinity Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Affinity is inappropriate.

4.17. Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. Except as set forth on Affinity Disclosure Schedule 4.17, neither Affinity nor any Affinity Subsidiary originates, maintains or administers credit card accounts.

(b) Merchant Processing. Except as set forth on Affinity Disclosure Schedule 4.17, neither Affinity nor any Affinity Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

4.18. Required Vote.

The affirmative vote of a majority of the votes cast at the Affinity Shareholders’ Meeting by the holders of shares of Affinity Common Stock is required to approve this Agreement and the Merger under Affinity’s articles of incorporation and the PBCL; provided that this Agreement and the Merger were approved by 75% of the members of Affinity’s Board of Directors who have been in office for at least one year, which approval by such percentage of the eligible members of the Board of Directors of Affinity was obtained prior to the execution of this Agreement by First Priority.

4.19. Registration Obligations.

Neither Affinity nor any Affinity Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.20. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Affinity’s own account, or for the account of one or more of Affinity’s Subsidiaries or their customers (all of which are set forth in Affinity Disclosure Schedule 4.20), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Affinity or any Affinity Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Affinity nor any Affinity Subsidiary, nor to the Knowledge of Affinity any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.21. Fairness Opinion.

Affinity has received a written opinion from Boenning to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Exchange Ratio is fair to Affinity shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22. Trust Accounts.

Affinity Bank and each Affinity Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Affinity Bank nor any other Affinity Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

4.23. Intellectual Property.

Affinity and each Affinity Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Affinity’s or each of Affinity’s Subsidiaries’ business, and neither Affinity nor any Affinity Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Affinity and each Affinity Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Affinity’s Knowledge, the conduct of the business of Affinity and each Affinity Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.24. Labor Matters.

There are no labor or collective bargaining agreements to which Affinity or any Affinity Subsidiary is a party. To the Knowledge of Affinity, there is no activity involving Affinity or any Affinity Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against Affinity or any Affinity Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Affinity, threatened against Affinity or any Affinity Subsidiary (other than routine employee grievances that are not related to union employees). Affinity and each Affinity Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.25. Affinity Information Supplied.

The information relating to Affinity and any Affinity Subsidiary to be contained in the Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26. Quality of Representations.

The representations made by Affinity in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FIRST PRIORITY

First Priority represents and warrants to Affinity that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the First Priority Disclosure Schedules delivered by First Priority to Affinity on the date hereof. First Priority has made a good faith effort to ensure that the disclosure on each schedule of the First Priority Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the First Priority Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of First Priority shall include the Knowledge of First Priority Bank.

5.1. Organization.

(a) First Priority is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. First Priority has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b) First Priority Bank is a Pennsylvania-chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. First Priority Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of First Priority Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Priority Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) First Priority Disclosure Schedule 5.1(c) sets forth each First Priority Subsidiary, the state of organization of each First Priority Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such First Priority Subsidiary owned by First Priority or First Priority Bank.

Each First Priority Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each First Priority Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(d) The respective minute books of First Priority and each First Priority Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, First Priority has made available to Affinity true and correct copies of the articles of incorporation and bylaws of First Priority and First Priority Bank and each other First Priority Subsidiary, each as in effect on the date hereof.

5.2. Capitalization.

(a) The authorized capital stock of First Priority consists of 10,000,000 shares of common stock, $1.00 par value, of which 3,144,103 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock, $100 par value (“First Priority Preferred Stock”), of which 4,579 shares of Series A Preferred Stock, 229 shares of Series B Preferred Stock and 4,596 shares of Series C Preferred Stock are outstanding. There are no shares of First Priority Common Stock held by First Priority as treasury stock. Neither First Priority nor any First Priority Subsidiary has or is bound by any Rights of any character or any rights relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Priority Common Stock or First Priority Preferred Stock, or any other security of First Priority or any First Priority Subsidiary, other than those set forth on First Priority Disclosure Schedule 5.2(a). First Priority Disclosure Schedule 5.2(a) sets forth the name of each holder and the number of outstanding options, warrants, or other rights to purchase, and securities convertible or exchangeable into First Priority Common Stock or First Priority Preferred Stock, the number of shares each holder may acquire pursuant to the exercise of such options and warrants, the grant and vesting dates, and the exercise price relating to the options or warrants held.

(b) First Priority owns all of the capital stock of First Priority Bank free and clear of any lien or encumbrance. Except for the First Priority Subsidiaries, First Priority does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of First Priority Subsidiaries, equity interests held by First Priority Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of First Priority Subsidiaries, including stock in the FHLB. Either First Priority or First Priority Bank owns all of the outstanding shares of capital stock or equity interests of each First Priority Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c) To First Priority’s Knowledge, except as set forth on First Priority Disclosure Schedule 5.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Priority Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of First Priority or any First Priority Subsidiary to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on First Priority Disclosure Schedule 5.2(d).

5.3. Authority; No Violation.

(a) First Priority has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by First Priority’s shareholders, to consummate the transactions contemplated hereby. First Priority Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to complete the Bank Merger, subject to receipt of all necessary Regulatory Approvals. The execution and delivery of this Agreement by First Priority and the completion by First Priority of the transactions contemplated hereby, including the Merger have been duly and validly approved by the Board of Directors of First Priority, and no other corporate proceedings on the part of First Priority are necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by First Priority and, subject to the receipt of the Regulatory Approvals and approval by the required vote of First Priority’s shareholders and due and valid execution and delivery of this Agreement by Affinity, constitutes the valid and binding obligations of First Priority, enforceable against First Priority in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by First Priority Bank concurrently with, or as soon as reasonably practicable after, the execution and delivery of this Agreement, will constitute the valid and binding obligation of First Priority Bank, enforceable against First Priority Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals and approval by the required vote of First Priority’s shareholders and Affinity’s and First Priority’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by First Priority, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by First Priority with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of First Priority or any First Priority Subsidiary, including First Priority Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Priority or any First Priority Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Priority or any First Priority Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4. Consents.

Except for the Regulatory Approvals, approval of the shareholders of First Priority, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by First Priority or the Bank Plan of Merger by First Priority Bank and (b) the completion by First Priority of the transactions contemplated hereby or by First Priority Bank of the Bank Merger. First Priority has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of First Priority or First Priority Bank to complete the transactions contemplated by this Agreement.

5.5. Financial Statements; Undisclosed Liabilities.

(a) First Priority has previously made available, or will make available, to Affinity the First Priority Regulatory Reports. The First Priority Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of First Priority as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) First Priority has previously made available or will make available to Affinity the First Priority Financial Statements. The First Priority Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of First Priority and the First Priority Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c) At the date of each balance sheet included in the First Priority Financial Statements, neither First Priority nor First Priority Bank has had or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Priority Financial Statements or First Priority Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and the absence of footnotes.

(d) The records, systems, controls, data and information of First Priority and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Priority or any First Priority Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5(d). First Priority (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to First Priority, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Priority by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to First Priority’s outside auditors and the audit committee of First Priority’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect First Priority’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in First Priority’s internal control over financial reporting. These disclosures (if any) were made in writing by management to First Priority’s auditors and audit committee and a copy has previously been made available to Affinity.

(e) Since December 31, 2011, (i) neither First Priority nor any of its Subsidiaries nor, to the Knowledge of First Priority, any director, officer, employee, auditor, accountant or representative of First Priority or any First Priority Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Priority or any First Priority Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Priority or any First Priority Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing First Priority or any First Priority Subsidiary, whether or not employed by First Priority or any First Priority Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by First Priority or any of its officers, directors, employees or agents to the Board of Directors of First Priority or any committee thereof or to any director or officer of First Priority.

5.6. Taxes.

First Priority and the First Priority Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. First Priority has duly filed, and will file, all federal, state and local tax returns required to be filed by, or with respect to, First Priority and each First Priority Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all federal, state and local taxes that have been incurred by or are due or claimed to be due from First Priority and any First Priority Subsidiary by any taxing authority or pursuant to any tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, First Priority has received no written notice of, and to First Priority’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Priority or any First Priority Subsidiary, and no written claim has been made by any authority in a jurisdiction where First Priority or any First Priority Subsidiary does not file tax returns that First Priority or any First Priority Subsidiary is subject to taxation in that jurisdiction. First Priority and the First Priority Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. First Priority and each First Priority Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Priority and each First Priority Subsidiary, to the Knowledge of First Priority, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as set forth in First Priority Schedule 5.6, neither First Priority nor any First Priority Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding.

5.7. No Material Adverse Effect.

First Priority has not suffered any Material Adverse Effect since December 31, 2011, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Priority.

5.8. Material Contracts; Leases; Defaults.

(a) Except as set forth in First Priority Disclosure Schedule 5.8(a), neither First Priority nor any First Priority Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of First Priority or any First Priority Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of First Priority or any First Priority Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of First Priority or any First Priority Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by First Priority or any First Priority Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Priority or any First Priority Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates First Priority or any First Priority Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by First Priority or any First Priority Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) First Priority Disclosure Schedule 5.8(b) identifies each parcel of real estate owned, leased or subleased by First Priority, First Priority Bank or a First Priority Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in First Priority Disclosure Schedule 5.8(b), identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither First Priority nor any First Priority Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 5.8(a) and 5.8(b) (“First Priority Material Contracts”) have been made available to Affinity on or before the date hereof, and are in full force and effect on the date hereof, and neither First Priority nor any First Priority Subsidiary (nor, to the Knowledge of First Priority, any other party to any First Priority Material Contract) has materially breached any provision of, or is in default in any respect under any term of, any First Priority Material Contract. Except as listed on First Priority Disclosure Schedule 5.8(c), no party to any First Priority Material Contract will have the right to terminate any or all of the provisions of any such First Priority Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Since December 31, 2011, through and including the date of this Agreement, neither First Priority nor any First Priority Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2011 (which amounts have been previously made available to Affinity), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on First Priority Disclosure Schedule 5.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of First Priority Common Stock, or any Right to any executive officer, director or employee other than grants made in the ordinary course of business consistent with past practice under any option or benefit plan and set forth on First Priority Disclosure Schedule 5.2(a), (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of First Priority or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $10,000 other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of First Priority or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

5.9. Ownership of Property; Insurance.

(a) First Priority and each First Priority Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by First Priority or any First Priority Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Priority Financial Statements or First Priority Regulatory Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a First Priority Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property that do not adversely affect the value or use of such real property, and (iv) those described and reflected in the First Priority Financial Statements. First Priority and the First Priority Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by First Priority and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither First Priority or any First Priority Subsidiary is in default in any material respect under any lease for any real or personal property to which either First Priority or any First Priority Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on First Priority.

(b) With respect to all agreements pursuant to which First Priority or any First Priority Subsidiary has purchased securities subject to an agreement to resell, if any, First Priority or such First Priority Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) First Priority and each First Priority Subsidiary currently maintain insurance considered by First Priority to be reasonable for their respective operations in accordance with industry practice. Neither First Priority nor any First Priority Subsidiary, except as set forth in First Priority Disclosure Schedule 5.9(c), has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by First Priority or any First Priority Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years First Priority and each First Priority Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. First Priority Disclosure Schedule 5.9(c) identifies all material policies of insurance maintained by First Priority and each First Priority Subsidiary as well as the other matters required to be disclosed under this Section.

5.10. Legal Proceedings.

Except as set forth in First Priority Disclosure Schedule 5.10, neither First Priority nor any First Priority Subsidiary is a party to any, and there are no pending or, to the Knowledge of First Priority, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against First Priority or any First Priority Subsidiary, (b) to which First Priority or any First Priority Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of First Priority or First Priority Bank to perform under this Agreement.

5.11. Compliance With Applicable Law.

(a) Each of First Priority and each First Priority Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither First Priority nor any First Priority Subsidiary has received any written notice to the contrary. The Board of Directors of First Priority Bank has adopted and First Priority Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of First Priority and each First Priority Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Priority; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2010, neither First Priority nor any First Priority Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that First Priority or any First Priority Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to First Priority or any First Priority Subsidiary; (iii) requiring or threatening to require First Priority or any First Priority Subsidiary, or indicating that First Priority or any First Priority Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Priority or any First Priority Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) except as disclosed in First Priority Disclosure Schedule 5.11(c), directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Priority or any First Priority Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “First Priority Regulatory Agreement”). Copies of all First Priority Regulatory Agreements, if any, and all related correspondence between or among First Priority or any First Priority Subsidiary and any Bank Regulator have heretofore been made available to Affinity. Neither First Priority nor any First Priority Subsidiary has consented to or entered into any First Priority Regulatory Agreement that is currently in effect or that was in effect since January 1, 2010. The most recent regulatory rating given to First Priority Bank as to compliance with the CRA is satisfactory or better.

(d) First Priority has complied, in all material respects, with the requirements applicable to it as a result of its participation in the Troubled Asset Relief Program Capital Purchase Program (“CPP”) including, but not limited to, making all necessary quarterly and annual filings and all payments required to be made in respect of the preferred stock issued to the United States Department of the Treasury in connection with its participation in the CPP.

5.12. Employee Benefit Plans.

(a) First Priority Disclosure Schedule 5.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements under which any current or former employee, director or independent contractor of First Priority or any First Priority Subsidiary has any present or future right to benefits or under which First Priority or any First Priority Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “First Priority Benefit Plans.”

(b) With respect to each First Priority Benefit Plan, First Priority has made available to Affinity a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each First Priority Benefit Plan which is required to file such annual return/report.

(c) Each First Priority Benefit Plan has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each First Priority Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject First Priority or any First Priority Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in First Priority Disclosure Schedule 5.12, no First Priority Benefit Plan provides, and First Priority and the First Priority Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; and (v) First Priority and the First Priority Subsidiaries, as applicable, have made or provided for all contributions required under the terms of each First Priority Benefit Plan and all contributions have been made within the time required by applicable law; and (vi) to the Knowledge of First Priority, neither First Priority or any First Priority Subsidiary has engaged in a transaction with respect to any First Priority Benefit Plan which would subject First Priority or any First Priority Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(d) First Priority and the First Priority Subsidiaries do not maintain, and have never maintained, a defined benefit plan. None of the First Priority Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of First Priority, the First Priority Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) Except as set forth in First Priority Disclosure Schedule 5.12, with respect to any First Priority Benefit Plan, the assets of any trust under such First Priority Benefit Plan, First Priority Benefit Plan sponsor, First Priority Benefit Plan fiduciary or First Priority Benefit Plan administrator, (i) no actions, suits or claims

(other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of First Priority, threatened and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) Except as set forth in First Priority Disclosure Schedule 5.12, the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of First Priority or any First Priority Subsidiary to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director.

(g) All First Priority Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in compliance with Section 409A of the Code. Except as set forth in First Priority Disclosure Schedule 5.11, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, First Priority Disclosure Schedule 5.11 sets forth the amounts of any unfunded deferred compensation payable to any employee or director of First Priority.

(h) First Priority has not communicated to any current or former employee thereof any intention or commitment to modify any First Priority Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(i) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by First Priority or any First Priority Subsidiary with respect to any ongoing, frozen, or terminated First Priority or First Priority Subsidiary Plan.

(j) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any First Priority Benefit Plan within the past twelve (12)  months.

5.13. Environmental Matters.

Except as may be set forth in First Priority Disclosure Schedule 5.13, with respect to First Priority and each First Priority Subsidiary:

(a) Neither the conduct nor operation of the business of First Priority or any First Priority Subsidiary nor any condition of any property currently or previously owned or operated by First Priority or any First Priority Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon First Priority or any First Priority Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to First Priority or any First Priority Subsidiary by reason of any Environmental Laws. Neither First Priority nor any First Priority Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that First Priority or any First Priority Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by First Priority or any First Priority Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon First Priority or any First Priority Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the First Priority’s Knowledge, threatened, before any court, Governmental Entity or other forum against First Priority or any First Priority Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by First Priority or any First Priority Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by First Priority or any of the First Priority Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by First Priority or any of the First Priority Subsidiaries except in compliance with Environmental Laws in all material respects.

5.14. Brokers, Finders and Financial Advisors

Neither First Priority nor any First Priority Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Griffin Financial Group, LLC (“Griffin”) and the fee payable pursuant thereto.

5.15. Loan Matters.

(a) The allowance for loan losses reflected in First Priority’s audited consolidated balance sheet at December 31, 2011 was, and the allowance for loan losses shown on First Priority’s balance sheets for periods ending after December 31, 2011 was or will be, adequate, as of the date thereof, under GAAP.

(b) First Priority Disclosure Schedule 5.15(b) sets forth a listing, as of March 31, 2012, by account, of: (i) all loans (including loan participations) of First Priority Bank or any other First Priority Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of First Priority Bank or any other First Priority Subsidiary which have been terminated by First Priority Bank or any other First Priority Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified First Priority Bank or any other First Priority Subsidiary during the past twelve months of, or has asserted against First Priority Bank or any other First Priority Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of First Priority Bank, each borrower, customer or other party which has given First Priority Bank or any other First Priority Subsidiary any oral notification of, or orally asserted to or against First Priority Bank or any other Affinity Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by First Priority Bank or any First Priority Bank Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on First Priority Disclosure Schedule 5.15(b), all loans of First Priority Bank have been classified as of March 31, 2012 in accordance with the loan policies and procedures of First Priority Bank.

(c) All loans receivable (including discounts) and accrued interest entered on the books of First Priority and the First Priority Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of First Priority’s or the appropriate First Priority Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of First Priority and the First Priority Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by First Priority or the appropriate First Priority Subsidiary free and clear of any liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) First Priority Disclosure Schedule 5.15(e) sets forth, as of March 31, 2012, a schedule of all executive officers and directors of First Priority who have outstanding loans from First Priority or First Priority Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of First Priority, no shares of First Priority Common Stock were purchased with the proceeds of a loan made by First Priority or any Affinity Subsidiary.

5.16. No Affinity Capital Stock.

Neither First Priority nor any First Priority Subsidiary beneficially owns, directly or indirectly, any shares of Affinity Common Stock, or any options, warrants or other rights to acquire any Affinity Common Stock, except pursuant to the Merger as contemplated in this Agreement.

5.17. First Priority Common Stock

The shares of First Priority Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights. First Priority has or as of the Effective Time will have sufficient authorized and unissued shares to issue the Merger Consideration at the Effective Time.

5.18. Related Party Transactions.

Except as set forth in First Priority Disclosure Schedule 5.18, neither First Priority nor any First Priority Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First Priority or any First Priority Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of First Priority or any First Priority Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Priority nor any First Priority Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Priority is inappropriate.

5.19. Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. Except as set forth on First Priority Disclosure Schedule 5.19, neither First Priority nor any First Priority Subsidiary originates, maintains or administers credit card accounts.

(b) Merchant Processing. Except as set forth on First Priority Disclosure Schedule 5.19, neither First Priority nor any First Priority Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

5.20. Required Vote.

The affirmative vote of a majority of the votes cast at the First Priority Shareholders’ Meeting by the holders of shares of First Priority Common Stock is required to approve this Agreement and the Merger under First Priority’s articles of incorporation and the PBCL.

5.21. Registration Obligations.

Except for the shares of First Priority Common Stock to be issued under Article III of this Agreement, neither First Priority nor any First Priority Subsidiary is under any obligation, contingent or otherwise, that will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

5.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for First Priority’s own account, or for the account of one or more of Affinity’s Subsidiaries or their customers (all of which are set forth in First Priority Disclosure Schedule 5.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of First Priority or any First Priority Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First Priority nor any First Priority Subsidiary, nor to the Knowledge of First Priority any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.23. Fairness Opinion.

First Priority has received a written opinion from Griffin to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Exchange Ratio is fair to First Priority shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.24. Trust Accounts.

Affinity Bank and each Affinity Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Affinity Bank nor any other Affinity Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

5.25. Intellectual Property.

First Priority and each First Priority Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of First Priority’s or each of First Priority’s Subsidiaries’ business, and neither First Priority nor any First Priority Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. First Priority and each First Priority Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To First Priority’s Knowledge, the conduct of the business of First Priority and each First Priority Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.26. Labor Matters.

There are no labor or collective bargaining agreements to which First Priority or any First Priority Subsidiary is a party. To the Knowledge of First Priority, there is no activity involving First Priority or any First Priority Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or threatened against First Priority or any First Priority Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of First Priority, threatened against First Priority or any First Priority Subsidiary (other than routine employee grievances that are not related to union employees). First Priority and each First Priority Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

5.27. First Priority Information Supplied.

The information relating to First Priority and any First Priority Subsidiary to be contained in the Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.28. Quality of Representations.

The representations made by First Priority in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE VI

COVENANTS OF AFFINITY

6.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of First Priority (which shall not be unreasonably withheld, conditioned or delayed), Affinity will, and it will cause each Affinity Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Affinity agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Affinity Disclosure Schedule 6.1(b), (iii) consented to by First Priority in writing and, except with respect to paragraphs 1, 2, 7 and 8 of this Section 6.1(b), such consent not to be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, Affinity will not, and it will cause each Affinity Subsidiary not to:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) change the number of authorized or issued shares of its capital stock, issue any shares of Affinity capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) Affinity may issue shares of Affinity Common Stock upon the valid exercise, in accordance with the information set forth in Affinity Disclosure Schedule 4.2(a), of presently outstanding Affinity Options and Affinity Warrants, and (ii) any Affinity Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice;

(3) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4) other than as set forth in Affinity Disclosure Schedule 6.1(b)(4), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Affinity Disclosure Schedule 4.8(a) and Affinity Disclosure Schedule 4.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees, and (iii) as required by statute, regulations or regulatory guidance. Neither Affinity nor any Affinity Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $100,000 except as set forth in Affinity Disclosure Schedule 6.1(b)(5), provided that Affinity or an Affinity Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. Any bonus or incentive plan adopted for services performed on or after May 14, 2012 shall be in such form and with such terms as mutually agreed to by Affinity (or an Affinity Subsidiary) and First Priority (provided that all such plans in place for 2012 shall operate in accordance with their current terms for the performance period ending December 31, 2012);

(6) except as otherwise expressly permitted under this Agreement or as set forth on Affinity Disclosure Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(7) except as otherwise provided in Section 6.10, merge or consolidate Affinity or any Affinity Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Affinity or any Affinity Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Affinity, or any Affinity Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any Affinity Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8) except as otherwise provided in Section 6.10, sell or otherwise dispose of the capital stock of Affinity or any Affinity Subsidiary or sell or otherwise dispose of any asset of Affinity or of any Affinity Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Affinity or of any Affinity Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(9) voluntarily take any action that would result in any of the representations and warranties of Affinity or Affinity Bank set forth in this Agreement becoming untrue as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating Affinity or Affinity Bank;

(11) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Affinity or any Affinity Subsidiary is a party;

(12) purchase any securities, including equity securities, except in accordance with past practice pursuant to policies approved by the Affinity Board of Directors and in effect on the date hereof;

(13) except as permitted under Section 6.1(b)(2), issue or sell any equity or debt securities;

(14) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), except in accordance with past practice pursuant to policies approved by the Affinity Board of Directors and in effect on the date hereof;

(15) except as set forth on the Affinity Disclosure Schedule 6.1(b)(15), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(18) enter into any new line of business;

(19) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(20) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any Affinity Employee Plan;

(21) except as set forth in Affinity Disclosure Schedule 6.1(b)(21), make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22) except as set forth in Affinity Disclosure Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Affinity or Affinity Bank of more than $50,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(24) Except as a result of settlement negotiations that commenced prior to May 1, 2012 and previously disclosed to First Priority, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $15,000 individually or $30,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that Affinity may not charge-off through settlement, compromise or discharge more than $100,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with First Priority;

(25) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(26) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of First Priority (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of First Priority (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(28) other than charitable contributions contractually committed on the date hereof, make any charitable contribution prior to the Effective Time in excess of Affinity’s budgeted amount for 2012 previously submitted to First Priority or agree to make any such contribution for any period after the Effective Time; or

(29) agree to do any of the foregoing.

6.2. Current Information.

(a) During the period from the date of this Agreement to the Effective Time, Affinity will cause one or more of its representatives to confer with representatives of First Priority and report the general status of its ongoing operations at such times as First Priority may reasonably request. Affinity will promptly notify First Priority of any material change in the normal course of its business or in the operation of its and Affinity Subsidiaries’ properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Affinity or any Affinity Subsidiary. Without limiting the foregoing, senior officers of First Priority and Affinity shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Affinity and the Affinity Subsidiaries, in accordance with applicable law, and Affinity shall give due consideration to First Priority’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither First Priority nor any First Priority Subsidiary shall, under any circumstance, be permitted to exercise control of Affinity or any Affinity Subsidiary prior to the Effective Time. Provided, however, Affinity shall not be required to take any action that would provide access to or disclose information where such access or disclosure would, in Affinity’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by Affinity of the privilege protecting communications between Affinity and any of its legal counsel.

(b) Affinity Bank and First Priority Bank shall meet on a regular basis to discuss and plan for either (i) the conversion of Affinity Bank’s data processing and related electronic informational systems to those used by First Priority Bank or (ii) the conversion of First Priority Bank’s data processing and related electronic informational systems to those used by Affinity Bank, which planning shall include, but not be limited to, discussion of the possible termination of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that neither party shall be obligated to take any such actions prior to the Effective Time and, unless the parties otherwise agree, no conversion shall take place prior to the Effective Time.

(c) Affinity Bank shall provide First Priority Bank, within ten (10) business days after the end of each calendar month, a written list of Nonperforming Assets. On a monthly basis, Affinity shall provide First Priority Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d) Affinity shall promptly inform First Priority upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Affinity or any Affinity Subsidiary under any labor or employment law.

6.3. Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, Affinity shall afford to, and shall cause each Affinity Subsidiary to afford to, First Priority and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Affinity and each Affinity Subsidiary will furnish First Priority and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as First Priority or its representatives shall from time to time reasonably request.

(b) First Priority agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Affinity and its Subsidiaries.

(c) In addition, Affinity shall permit employees of First Priority reasonable access to and participation in matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of Affinity and any Affinity Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant First Priority or any First Priority employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, First Priority shall hold in confidence all confidential information of Affinity on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, First Priority will continue to comply with the terms of such Confidentiality Agreement.

6.4. Financial and Other Statements.

(a) Promptly upon receipt thereof, Affinity will furnish to First Priority copies of each annual, interim or special audit of the books of Affinity and the Affinity Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Affinity by such auditors in connection with each annual, interim or special audit of the books of Affinity and the Affinity Subsidiaries made by such auditors.

(b) Affinity will furnish to First Priority copies of all documents, statements and reports as it or any Affinity Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within 15 days after the end of each month, Affinity will deliver to First Priority a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) Affinity will advise First Priority promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Affinity or any of the Affinity Subsidiaries.

(d) With reasonable promptness, Affinity will furnish to First Priority such additional financial data that Affinity possesses and as First Priority may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

Affinity shall maintain, and cause each Affinity Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, Affinity will promptly supplement or amend the Affinity Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Affinity Disclosure Schedule or that is necessary to correct any information in such Affinity Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Affinity Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

Affinity shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Affinity agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Affinity.

6.9. Failure to Fulfill Conditions.

In the event that Affinity determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Priority.

6.10. No Other Bids and Related Matters.

(a) Except as set forth in Section 6.10(b), Affinity shall not, and shall cause each Affinity Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Affinity Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an Affinity Acquisition Proposal; (ii) respond to any inquiry relating to an Affinity Acquisition Proposal or an Affinity Acquisition Transaction (defined below); (iii) recommend or endorse an Affinity Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Affinity Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Priority) any information or data with respect to Affinity or any Affinity Subsidiary or otherwise relating to an Affinity Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Affinity is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Affinity Acquisition Proposal or approve or resolve to approve any Affinity Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Affinity Acquisition Proposal. Any violation of the foregoing restrictions by Affinity or any Affinity Representative, whether or not such Affinity Representative is so authorized and whether or not such Affinity Representative is purporting to act on behalf of Affinity or otherwise, shall be deemed to be a breach of this Agreement by Affinity. Affinity and each Affinity Subsidiary shall, and shall cause each of the Affinity Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Affinity Acquisition Proposal.

For purposes of this Agreement, “Affinity Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Priority), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Affinity Acquisition Transaction. For purposes of this Agreement, “Affinity Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Affinity or any Affinity Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Affinity or any Affinity Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Affinity and each Affinity Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Affinity or any Affinity Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Affinity or any Affinity Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.10(a), Affinity may respond to or engage in any discussions or negotiations with, or provide any confidential information or data to, any Person in response to an unsolicited bona fide Affinity Acquisition Proposal, if, but only if, (A) the Affinity Shareholders’ Meeting shall not have occurred; (B) Affinity shall have complied in all material respects with the provisions of this Section 6.10; (C) Affinity’s Board of Directors shall have determined, based on the advice of its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; (D) Affinity has received a bona fide unsolicited written Affinity Acquisition Proposal that did not result from a breach of this Section 6.10; (E) Affinity’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Affinity Acquisition Proposal constitutes or is reasonably likely to result in an Affinity Superior Proposal and; (F) Affinity has provided First Priority with notice of such determination within one (1) business day thereafter; and (G) prior to furnishing or affording access to any information or data with respect to Affinity or any Affinity Subsidiary or otherwise relating to an Affinity Acquisition Proposal, Affinity receives from such Person a confidentiality agreement with terms no less favorable to Affinity than those contained in the Confidentiality Agreement. Affinity shall promptly provide to First Priority any non-public information regarding Affinity or Affinity Subsidiary provided to any other Person that was not previously provided to First Priority, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Affinity Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Affinity Acquisition Transaction on terms that the Affinity Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Affinity Common Stock or all, or substantially all, of the assets of Affinity and any Affinity Subsidiary on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is substantially more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate to all of Affinity’s shareholders than the Merger and the transactions contemplated by this Agreement, in light of the other terms of such proposal, considering, among other things, the structure and strategic fit of the transaction in comparison to the Merger (Affinity having considered the strategic fit with the other likely parties in a transaction structured in a manner similar to the Merger and has found that none of such parties are likely to be as attractive in this respect as First Priority), the factors set forth in Section 1715 of the PBCL (including, without limitation, the resources, intent, and conduct (past, stated, and potential) of the third party making the proposal for an Affinity Acquisition Transaction and the effects on the communities served by Affinity), any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal. For purposes of clause (ii)(A) of this paragraph, a proposal shall not be considered an Affinity Superior Proposal unless it involves the acquisition of all the outstanding shares of Affinity Common Stock at a price per share substantially in excess of the value of the Merger Consideration.

(c) Affinity shall promptly (and in any event within twenty-four (24) hours) notify First Priority in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Affinity or any Affinity Representatives, in each case in connection with any Affinity Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. Affinity agrees that it shall keep First Priority informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Except as set forth in Section 6.10(e), neither the Affinity Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to First Priority in connection with the transactions contemplated by this Agreement (including the Merger), the Affinity Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the Affinity Shareholders Meeting or otherwise, inconsistent with the Affinity Recommendation (it being understood that taking a neutral position or no position with respect to an Affinity Acquisition Proposal shall be considered an adverse modification of the Affinity Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Affinity Acquisition Proposal; or (iii) enter into (or cause Affinity or any Affinity Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Affinity Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10(b)) or (B) requiring Affinity to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.10(d), prior to the date of the Affinity Shareholders’ Meeting, the Affinity Board of Directors may approve or recommend to the shareholders of Affinity an Affinity Superior Proposal and withdraw, qualify or modify the Affinity Recommendation in connection therewith (an “Affinity Subsequent Determination”) after the fifth (5th) business day following First Priority’s receipt of a notice (the “Notice of Affinity Superior Proposal”) from Affinity advising First Priority that the Affinity Board of Directors has decided that a bona fide unsolicited written Affinity Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes an Affinity Superior Proposal (it being understood that Affinity shall be required to deliver a new Notice of Affinity Superior Proposal in respect of any revised Affinity Superior Proposal from such third party or its Affiliates that Affinity proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the Affinity Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to Affinity’s shareholders under applicable law, and (ii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by First Priority since its receipt of such Notice of Affinity Superior Proposal (provided, however, that First Priority shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Affinity’s Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10(e) and (B) that such Affinity Acquisition Proposal constitutes an Affinity Superior Proposal; and Affinity shall provide written notice (the “Final Notice of Affinity Superior Proposal”) to First Priority of its determination to accept the Affinity Superior Proposal no later than one (1) business day following expiration of such five (5) business day period.

(f) Nothing contained in this Section 6.10 or elsewhere in this Agreement shall prohibit Affinity from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to Affinity’s shareholders is required under applicable law.

6.11. Reserves and Merger-Related Costs.

Affinity agrees to consult with First Priority with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). First Priority and Affinity shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as First Priority shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until First Priority shall have irrevocably certified to Affinity that all conditions set forth in Article IX to the obligation of First Priority to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.12. Board of Directors and Committee Meetings.

Affinity and Affinity Bank shall permit representatives of First Priority (no more than two) to attend any meeting of the Board of Directors of Affinity and/or Affinity Bank or the Executive and Loan Committees thereof as an observer, provided that neither Affinity nor Affinity Bank shall be required to permit the First Priority representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to First Priority’s participation.

6.13. Affiliate Letters.

Affinity shall deliver to First Priority, concurrently with the execution of this Agreement, the Affinity Affiliate Letters.

6.14. Approval of Bank Plan of Merger.

Affinity shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of Affinity Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Affinity Bank in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.

6.15. Proxy Solicitor.

If First Priority requests, Affinity shall retain a proxy solicitor in connection with the solicitation of Affinity shareholder approval of this Agreement.

ARTICLE VII

COVENANTS OF FIRST PRIORITY

7.1. Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Affinity (which shall not be unreasonably withheld, conditioned or delayed) First Priority will, and it will cause each First Priority Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. First Priority agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in First Priority Disclosure Schedule 7.1(b), (iii) consented to by Affinity in writing and, except with respect to paragraphs 1, 2, 7, and 8 of this Section 7.1(b), such consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, First Priority will not, and it will cause each First Priority Subsidiary not to:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) change the number of authorized or issued shares of its capital stock, issue any shares of First Priority capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) First Priority may issue shares of First Priority Common Stock upon the valid exercise, in accordance with the information set forth in First Priority Disclosure Schedule 5.2(a), of presently outstanding First Priority Options and First Priority Warrants, and (ii) any First Priority Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations) consistent with past practice;

(3) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4) other than as set forth in First Priority Disclosure Schedule 7.1(b)(4), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on First Priority Disclosure Schedule 5.8(a) and First Priority Disclosure Schedule 5.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees, and (iii) as required by statute, regulations or regulatory guidance. Neither First Priority nor any First Priority Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $100,000, provided that First Priority or a First Priority Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. Any bonus or incentive plan adopted for services performed on or after May 14, 2012 shall be in such form and with such terms as mutually agreed to by First Priority (or a First Priority Subsidiary) and Affinity (provided that all such plans in place for 2012 shall operate in accordance with their current terms for the performance period ending December 31, 2012);

(6) except as otherwise expressly permitted under this Agreement or as set forth on First Priority Disclosure Schedule 7.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(7) except as otherwise provided in Section 7.10, merge or consolidate First Priority or any First Priority Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of First Priority or any First Priority Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First Priority, or any First Priority Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any First Priority Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8) except as otherwise provided in Section 7.10, sell or otherwise dispose of the capital stock of First Priority or any First Priority Subsidiary or sell or otherwise dispose of any asset of First Priority or of any First Priority Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of First Priority or of any First Priority Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(9) voluntarily take any action that would result in any of the representations and warranties of First Priority or First Priority Bank set forth in this Agreement becoming untrue as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating First Priority or First Priority Bank;

(11) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which First Priority or any First Priority Subsidiary is a party;

(12) purchase any securities, including any equity securities, except in accordance with past practice pursuant to policies approved by the First Priority Board of Directors and in effect on the date hereof;

(13) except as permitted under Section 7.1(b)(2), issue or sell any equity or debt securities;

(14) make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), except in accordance with past practice pursuant to policies approved by the First Priority Board of Directors and in effect on the date hereof;

(15) except as set forth on the First Priority Disclosure Schedule 7.1(b)(15), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(18) enter into any new line of business;

(19) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(20) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any First Priority Employee Plan;

(21) except as set forth in First Priority Disclosure Schedule 7.1(b)(21), make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22) except as set forth in First Priority Disclosure Schedule 7.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by First Priority or First Priority Bank of more than $50,000 annually, or containing any financial commitment extending beyond 24 months from the date hereof;

(24) except as a result of settlement discussions that commenced prior to May 1, 2012, and were previously disclosed to Affinity, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $15,000 individually or $30,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that First Priority may not charge-off through settlement, compromise or discharge more than $100,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Affinity;

(25) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(26) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Affinity (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Affinity (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(28) other than charitable contributions contractually committed on the date hereof, make any charitable contribution prior to the Effective Time in excess of First Priority’s budgeted amount for 2012 previously submitted to Affinity or agree to make any such contribution for any period after the Effective Time; or

(29) agree to do any of the foregoing.

7.2. Current Information.

(a) During the period from the date of this Agreement to the Effective Time, First Priority will cause one or more of its representatives to confer with representatives of First Priority and report the general status of its ongoing operations at such times as First Priority may reasonably request. First Priority will promptly notify Affinity of any material change in the normal course of its business or in the operation of its and First Priority Subsidiaries’ properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving First Priority or any First Priority Subsidiary. Without limiting the foregoing, senior officers of Affinity and First Priority shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of First Priority and the First Priority Subsidiaries, in accordance with applicable law, and First Priority shall give due consideration to Affinity’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Affinity nor any Affinity Subsidiary shall, under any circumstance, be permitted to exercise control of First Priority or any First Priority Subsidiary prior to the Effective Time. Provided, however, First Priority shall not be required to take any action that would provide access to or disclose information where such access or disclosure would, in First Priority’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by First Priority of the privilege protecting communications between First Priority and any of its legal counsel.

(b) First Priority Bank and Affinity Bank shall meet on a regular basis to discuss and plan for either (i) the conversion of Affinity Bank’s data processing and related electronic informational systems to those used by First Priority Bank or (ii) the conversion of First Priority Bank’s data processing and related electronic informational systems to those used by Affinity Bank, which planning shall include, but not be limited to, discussion of the possible termination of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that neither party shall be obligated to take any such actions prior to the Effective Time and, unless the parties otherwise agree, no conversion shall take place prior to the Effective Time.

(c) First Priority Bank shall provide Affinity Bank, within ten (10) business days after the end of each calendar month, a written list of Nonperforming Assets. On a monthly basis, First Priority shall provide Affinity Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d) First Priority shall promptly inform First Affinity upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of First Priority or any First Priority Subsidiary under any labor or employment law.

7.3. Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, First Priority shall afford to, and shall cause each First Priority Subsidiary to afford to, Affinity and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of First Priority and each First Priority Subsidiary will furnish Affinity and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Affinity or its representatives shall from time to time reasonably request.

(b) Affinity agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of First Priority and its Subsidiaries.

(c) In addition, First Priority shall permit employees of Affinity reasonable access to and participation in matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of First Priority and any First Priority Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant Affinity or any Affinity employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, Affinity shall hold in confidence all confidential information of First Priority on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Affinity will continue to comply with the terms of such Confidentiality Agreement.

7.4. Financial and Other Statements.

(a) Promptly upon receipt thereof, First Priority will furnish to Affinity copies of each annual, interim or special audit of the books of First Priority and the First Priority Subsidiaries made by its independent auditors and copies of all internal control reports submitted to First Priority by such auditors in connection with each annual, interim or special audit of the books of First Priority and the First Priority Subsidiaries made by such auditors.

(b) First Priority will furnish to Affinity copies of all documents, statements and reports as it or any First Priority Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within 15 days after the end of each month, First Priority will deliver to Affinity a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) First Priority will advise Affinity promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of First Priority or any of the First Priority Subsidiaries.

(d) With reasonable promptness, First Priority will furnish to Affinity such additional financial data that First Priority possesses and as First Priority may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

7.5. Maintenance of Insurance.

First Priority shall maintain, and cause each First Priority Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.6. Disclosure Supplements.

From time to time prior to the Effective Time, First Priority will promptly supplement or amend the First Priority Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First Priority Disclosure Schedule or that is necessary to correct any information in such First Priority Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such First Priority Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.7. Consents and Approvals of Third Parties.

First Priority shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.8. Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, First Priority agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to First Priority.

7.9. Failure to Fulfill Conditions.

In the event that First Priority determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Priority.

7.10. No Other Bids and Related Matters.

(a) Except as set forth in Section 7.10(b), First Priority shall not, and shall cause each First Priority Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “First Priority Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to a First Priority Acquisition Proposal; (ii) respond to any inquiry relating to a First Priority Acquisition Proposal or a First Priority Acquisition Transaction (defined below); (iii) recommend or endorse a First Priority Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any First Priority Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Affinity) any information or data with respect to First Priority or any First Priority Subsidiary or otherwise relating to a First Priority Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which First Priority is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any First Priority Acquisition Proposal or approve or resolve to approve any First Priority Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a First Priority Acquisition Proposal. Any violation of the foregoing restrictions by First Priority or any First Priority Representative, whether or not such First Priority Representative is so authorized and whether or not such First Priority Representative is purporting to act on behalf of First Priority or otherwise, shall be deemed to be a breach of this Agreement by First Priority. First Priority and each First Priority Subsidiary shall, and shall cause each of the First Priority Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential First Priority Acquisition Proposal.

For purposes of this Agreement, “First Priority Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Priority), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a First Priority Acquisition Transaction. For purposes of this Agreement, “First Priority Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving First Priority or any First Priority Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of First Priority or any First Priority Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of First Priority and each First Priority Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of First Priority or any First Priority Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of First Priority or any First Priority Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 7.10(a), First Priority may respond to or engage in any discussions or negotiations with, or provide any confidential information or data to, any Person in response to an unsolicited bona fide First Priority Acquisition Proposal, if, but only if, (A) the First Priority Shareholders’ Meeting shall not have occurred; (B) First Priority shall have complied in all material respects with the provisions of this Section 7.10; (C) First Priority’s Board of Directors shall have determined, based on the advice of its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; (D) First Priority shall have received a bona fide unsolicited written First Priority Acquisition Proposal that did not result from a breach of this Section 7.10; (E) First Priority’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such First Priority Acquisition Proposal constitutes or is reasonably likely to result in a First Priority Superior Proposal and; (F) First Priority has provided Affinity with notice of such determination within one (1) business day thereafter; and (G) prior to furnishing or affording access to any information or data with respect to First Priority or any First Priority Subsidiary or otherwise relating to a First Priority Acquisition Proposal, First Priority receives from such Person a confidentiality agreement with terms no less favorable to First Priority than those contained in the Confidentiality Agreement. First Priority shall promptly provide to Affinity any non-public information regarding First Priority or First Priority Subsidiary provided to any other Person that was not previously provided to Affinity, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “First Priority Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a First Priority Acquisition Transaction on terms that the First Priority Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of First Priority Common Stock or all, or substantially all, of the assets of First Priority and any First Priority Subsidiary on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is substantially more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate to all of First Priority’s shareholders than the Merger and the transactions contemplated by this Agreement, in light of the other terms of such proposal, considering, among other things, the structure and strategic fit of the transaction in comparison to the Merger, the factors set forth in Section 1715 of the PBCL (including, without limitation, the resources, intent, and conduct (past, stated, and potential) of the third party making the proposal for a First Priority Acquisition Transaction and the effects on the communities served by First Priority), any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal. For purposes of clause (ii)(A) of this paragraph, a proposal shall not be considered a First Priority Superior Proposal unless it involves the acquisition of all the outstanding shares of First Priority Common Stock at a price per share substantially in excess of its book value at March 31, 2012.

(c) First Priority shall promptly (and in any event within twenty-four (24) hours) notify Affinity in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, First Priority or any First Priority Representatives, in each case in connection with any First Priority Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. First Priority agrees that it shall keep Affinity informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Except as set forth in Section 7.10(e), neither the First Priority Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Affinity in connection with the transactions contemplated by this Agreement (including the Merger), the First Priority Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the First Priority Shareholders Meeting or otherwise, inconsistent with the First Priority Recommendation (it being understood that taking a neutral position or no position with respect to a First Priority Acquisition Proposal shall be considered an adverse modification of the First Priority Recommendation);

(ii) approve or recommend, or publicly propose to approve or recommend, any First Priority Acquisition Proposal; or (iii) enter into (or cause First Priority or any First Priority Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any First Priority Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 7.10(b)) or (B) requiring First Priority to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 7.10(d), prior to the date of the First Priority Shareholders’ Meeting, the First Priority Board of Directors may approve or recommend to the shareholders of First Priority a First Priority Superior Proposal and withdraw, qualify or modify the First Priority Recommendation in connection therewith (a “First Priority Subsequent Determination”) after the fifth (5th) business day following Affinity’s receipt of a notice (the “Notice of First Priority Superior Proposal”) from First Priority advising Affinity that the First Priority Board of Directors has decided that a bona fide unsolicited written First Priority Acquisition Proposal that it received (that did not result from a breach of this Section 7.10) constitutes a First Priority Superior Proposal (it being understood that First Priority shall be required to deliver a new Notice of First Priority Superior Proposal in respect of any revised First Priority Superior Proposal from such third party or its Affiliates that First Priority proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the First Priority Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to First Priority’s shareholders under applicable law, and (ii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Affinity since its receipt of such Notice of First Priority Superior Proposal (provided, however, that Affinity shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), First Priority’s Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 7.10(e) and (B) that such First Priority Acquisition Proposal constitutes a First Priority Superior Proposal; and First Priority shall provide written notice (the “Final Notice of First Priority Superior Proposal”) to Affinity of its determination to accept the First Priority Superior Proposal no later than one (1) business day following expiration of such five (5) business day period.

(f) Nothing contained in this Section 76.10 or elsewhere in this Agreement shall prohibit First Priority from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to First Priority’s shareholders is required under applicable Law.

7.11. Reserves and Merger-Related Costs.

First Priority agrees to consult with Affinity with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). First Priority and Affinity shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby.

7.12. Board of Directors and Committee Meetings.

First Priority and First Priority Bank shall permit representatives of Affinity (no more than two) to attend any meeting of the Board of Directors of First Priority and/or First Priority Bank or the Executive and Loan Committees thereof as an observer, provided that neither First Priority nor First Priority Bank shall be required to permit the Affinity representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to Affinity’s participation.

7.13. Affiliate Letters.

First Priority shall deliver to Affinity, concurrently with the execution of this Agreement, the First Priority Affiliate Letters.

7.14. Approval of Bank Plan of Merger.

First Priority shall take all action necessary and appropriate to approve the Bank Plan of Merger as sole shareholder of First Priority Bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by First Priority Bank in accordance with applicable laws and regulations and as soon as practicable after completion of the Merger on the Effective Time.

7.15. Proxy Solicitor.

If Affinity requests, First Priority shall retain a proxy solicitor in connection with the solicitation of First Priority shareholder approval of this Agreement.

7.16. Employee Benefits.

(a) After the Closing Date, the Affinity Benefit Plans may, at First Priority’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated; provided, however, that any Affinity Benefit Plan that contains a cash or deferred arrangement under Code Section 401(k) will, after the Closing Date, be merged with and into the First Priority Benefit Plan that contains a cash or deferred arrangement under Code Section 401(k). Employees of Affinity or any Affinity Subsidiary who become participants in a First Priority Benefit Plan shall, for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels under such plans, be given credit for service as an employee of Affinity or Affinity Bank or any predecessor thereto prior to the Effective Time. This Agreement shall not be construed to limit the ability of First Priority or First Priority Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(b) In the event of any termination or consolidation of any Affinity health plan with any First Priority health plan, First Priority shall make available to employees of Affinity or any Affinity Subsidiary who continue employment with First Priority or a First Priority Subsidiary (“Continuing Employees”) and their dependents health coverage on the same basis as it provides such coverage to First Priority employees. Unless a Continuing Employee affirmatively terminates coverage under an Affinity health plan prior to the time that such Continuing Employee becomes eligible to participate in the First Priority health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Affinity health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of First Priority and their dependents. In the event of a termination or consolidation of any Affinity health plan, terminated Affinity employees and qualified beneficiaries will have the right to continuation coverage under group health plans of First Priority in accordance with COBRA and/or other applicable law. With respect to any Continuing Employee, any coverage limitation under the First Priority health plan due to any pre-existing condition shall be waived by the First Priority health plan to the degree that such condition was covered by the Affinity health plan and such condition would otherwise have been covered by the First Priority health plan in the absence of such coverage limitation. First Priority shall cause the applicable First Priority Benefit Plan to recognize any medical or other health expense incurred by a Continuing Employee in the plan year that includes the Effective Date for purposes of determining any applicable deductible and annual out of pocket expense thereunder.

(c) In the event First Priority terminates the employment (other than as a result of unsatisfactory performance of their respective duties) of any employees of Affinity or Affinity Bank (other than employees of Affinity or Affinity Bank who are subject to employment contracts), First Priority shall pay severance benefits to such employees as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, one week’s salary plus one week’s salary for each year of service with Affinity or Affinity Bank; (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of First Priority or its successor; or (C) as otherwise agreed between Affinity and First Priority.

(d) First Priority agrees to honor, or cause one of its Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on Affinity Disclosure Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent First Priority or any of its Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law.

7.17. Directors and Officers Indemnification and Insurance.

(a) For a period of six years after the Effective Time, First Priority shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Affinity or Affinity Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of First Priority, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Affinity or an Affinity Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Affinity under the PBCL and under Affinity’s articles of incorporation and bylaws. First Priority shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Affinity under the PBCL and under Affinity’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify First Priority (but the failure so to notify First Priority shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices First Priority) and shall deliver to First Priority the undertaking referred to in the previous sentence.

(b) In the event that either First Priority or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Priority shall assume the obligations set forth in this Section 7.17.

(c) First Priority shall maintain, or shall cause First Priority Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Affinity (provided, that First Priority may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall First Priority be required to expend pursuant to this subsection more than 150% of the annual cost currently expended by Affinity with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Priority shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Affinity agrees in order for First Priority to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d) The obligations of First Priority provided under this Section 7.17 are intended to be enforceable against First Priority directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of First Priority.

7.18. Stock Reserve.

First Priority agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.19. Capital Raise. First Priority shall complete, on or prior to the Effective Date and conditioned upon Closing, a private placement transaction (the “First Priority Private Placement”) under Section 4(2) of the Securities Act in the amount of $6,000,000 to “accredited investors” (as defined in Section 5.01 of Regulation D under the Securities Act). First Priority shall provide Affinity and its advisors with an opportunity to review and comment on the offering materials for the First Priority Private Placement. Affinity shall have the right to review and approve in advance all characterizations of the information relating to Affinity and any Affinity Subsidiary which appear in any materials used in connection with the First Priority Private Placement. Shares of First Priority Common Stock offered and sold in the First Priority Private Placement shall be priced at the estimated pro forma tangible common equity per share of First Priority Common Stock as of September 30, 2012, and the opportunity to participate in the First Priority Private Placement shall be allocated among potential investors on an approximately pro-forma legacy ownership basis among shareholders of Affinity and First Priority as mutually agreed between Affinity and First Priority.

7.20. Qualification for Trading. First Priority shall apply for trading of its common stock on a national securities exchange, listing service, or similar trading platform for listing or quotation of securities that is mutually acceptable to Affinity and First Priority on or before April 30, 2013.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Shareholder Meetings.

(a) Affinity will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Affinity Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Affinity’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Affinity shareholders (the “Affinity Recommendation”) and otherwise support the Merger.

(b) First Priority will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “First Priority Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in First Priority’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the First Priority shareholders (the “First Priority Recommendation”) and otherwise support the Merger.

8.2. Proxy Statement-Prospectus.

(a) For the purposes of (i) registering First Priority Common Stock to be offered to holders of Affinity Common Stock and First Priority Common Stock to be issued upon the exercise of options and warrants to purchase First Priority Common Stock to be issued in exchange for Affinity Options and Affinity Warrants in connection with the Merger with the SEC under the Securities Act and (ii) holding the Affinity Shareholders’ Meeting and the First Priority Shareholders’ Meeting, First Priority shall draft and prepare, and Affinity shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Affinity shareholders and the First Priority Shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). First Priority shall file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of First Priority and Affinity shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Affinity and First Priority shall thereafter promptly mail the Proxy Statement-Prospectus to the Affinity shareholders and the First Priority Shareholders. First Priority shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Affinity shall furnish all information concerning Affinity and the holders of Affinity Common Stock as may be reasonably requested in connection with any such action.

(b) Affinity shall provide First Priority with any information concerning itself that First Priority may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and First Priority shall notify Affinity promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Affinity promptly copies of all correspondence between First Priority or any of its representatives and the SEC. First Priority shall give Affinity and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Affinity and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of First Priority and Affinity agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Affinity Common Stock entitled to vote at the Affinity Shareholders Meeting and to the holders of the First Priority Common Stock entitled to vote at the First Priority Shareholders Meeting at the earliest practicable time.

(c) Affinity and First Priority shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Affinity shall cooperate with First Priority in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and First Priority shall file an amended Registration Statement with the SEC, and Affinity shall mail an amended Proxy Statement-Prospectus to the Affinity shareholders and First Priority shall mail an amended Proxy Statement-Prospectus to the First Priority shareholders. If requested by First Priority, Affinity shall obtain a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Affinity, in form and substance that is customary in transactions such as the Merger.

8.3. Regulatory Approvals.

Each of Affinity and First Priority will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. Affinity and First Priority will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Affinity or First Priority to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Affinity shall have the right to review and approve in advance all characterizations of the information relating to Affinity and any Affinity Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. First Priority shall give Affinity and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Affinity and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. First Priority shall notify Affinity promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

8.4. CPP Compliance. First Priority shall timely provide all notices required, and promptly request any approvals or authorizations required, as a result of the transactions contemplated by this Agreement pursuant to the terms of the designation of the First Priority preferred shares which have been issued to the United States Department of the Treasury pursuant to its participation in CPP or as otherwise required by the rules and regulations applicable to CPP participants, and otherwise comply with all such rules and regulations.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Affinity and by the requisite vote of the shareholders of First Priority.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either Affinity or First Priority, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Affinity, Affinity Bank, First Priority Bank, and First Priority or materially impair the value of Affinity or Affinity Bank to First Priority or of First Priority and First Priority Bank to Affinity.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of First Priority Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, First Priority shall have received an opinion of Stevens & Lee, and Affinity shall have received an opinion of Barley Snyder, each reasonably acceptable in form and substance to First Priority and Affinity, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require and rely upon customary representations contained in certificates of officers of First Priority and Affinity and their respective subsidiaries.

(f) Regulatory Capital. As of the Closing Date, First Priority shall have sufficient regulatory capital (i) to be considered “well capitalized” and (ii) to receive all Regulatory Approvals necessary to complete the transactions contemplated by this Agreement.

(g) Employment Agreement. Steven A. Ehrlich shall have entered into a new employment agreement substantially in the form attached as Exhibit D.

(h) Capital Raise. First Priority shall have received in escrow proceeds of the First Priority Private Placement of at least $6,000,000, which are subject to release to First Priority upon no conditions other than the Closing.

(i) Affinity Dissenters’ Rights. Holders of no more than 3.0% of Affinity Common Stock shall have exercised dissenters’ rights under Subchapter D of Chapter 15 of the PBCL.

9.2. Conditions to the Obligations of First Priority under this Agreement.

The obligations of First Priority under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of Affinity set forth in this Agreement or in any certificate or agreement delivered by Affinity pursuant to the provisions hereof shall be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except for changes contemplated by this Agreement). For purposes of this condition to Closing, no representation or warranty of Affinity contained in Article IV shall be deemed untrue or incorrect, and Affinity shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect The foregoing standard shall not apply to representations and warranties contained in Sections 4.1(a), 4.1(b) and 4.1(c), and in Sections 4.2, 4.3 and 4.7, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

(b) Agreements and Covenants. Affinity shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Affinity shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Affinity or any Affinity Subsidiary.

(e) Officer’s Certificate. Affinity shall have delivered to First Priority a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (f) of this Section 9.2 have been satisfied.

9.3. Conditions to the Obligations of Affinity under this Agreement.

The obligations of Affinity under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. Each of the representations and warranties of First Priority set forth in this Agreement or in any certificate or agreement delivered by First Priority pursuant to the provisions hereof shall be true and correct, in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date and except for changes contemplated by this Agreement). For the purposes of this condition to Closing, no representation or warranty of First Priority contained in Article V shall be deemed untrue or incorrect, and First Priority shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect. The foregoing standard shall not apply to representations and warranties contained in Sections 5.1(a), 5.1(b), and 5.1(c), and in Sections 5.2, 5.3, 5.7, and 5.17, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

(b) Agreements and Covenants. First Priority shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. First Priority shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to First Priority First Priority Bank.

(e) Payment of Merger Consideration. First Priority shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Affinity with a certificate evidencing such delivery.

(f) Officer’s Certificate. First Priority shall have delivered to Affinity a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Affinity:

(a) At any time by the mutual written agreement of First Priority and Affinity;

(b) By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by Affinity) or Section 9.3(a) (in the case of a breach of a representation or warranty by First Priority);

(c) By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of covenant by Affinity) or Section 9.3(b) (in the case of a breach of covenant by First Priority);

(d) By either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by First Priority and Affinity; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) By either party if (i) the shareholders of Affinity fail to approve the transactions contemplated by this Agreement at a special meeting of Affinity shareholders called for that purpose; or (ii) the shareholders of First Priority fail to approve the transactions contemplated by this Agreement at a special meeting of First Priority shareholders called for that purpose;

(f) By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) By the Board of Directors of First Priority (i) if Affinity has received an Affinity Superior Proposal and (ii) in accordance with Section 6.10 of this Agreement, the Board of Directors of Affinity (A) enters into an acquisition agreement with respect to the Affinity Superior Proposal, (B) terminates this Agreement, (C) withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to First Priority, or (D) delivers a Final Notice of Affinity Superior Proposal;

(h) By the Board of Directors of Affinity if (i) First Priority has received a First Priority Superior Proposal and (ii) in accordance with Section 7.10 of this Agreement, the Board of Directors of First Priority (A) enters into an acquisition agreement with respect to the First Priority Superior Proposal, (B) terminates this Agreement, (C) withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Affinity, or (D) delivers a Final Notice of First Priority Superior Proposal;

(i) By the Board of Directors of Affinity if Affinity has received an Affinity Superior Proposal and, in accordance with Section 6.10, the Board of Directors of Affinity has delivered a Final Notice of Affinity Superior Proposal; or

(j) By the Board of Directors of First Priority if First Priority has received a First Priority Superior Proposal and, in accordance with Section 7.10, the Board of Directors of First Priority has delivered a Final Notice of First Priority Superior Proposal.

10.2. Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.7, 11.10, 11.11, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) In the event this Agreement is terminated by First Priority pursuant to Section 10.1(e)(i) and (A) prior to such termination any person shall have publicly proposed or announced an Affinity Acquisition Transaction and (B) within twelve (12) months after such termination, Affinity enters into an agreement with respect to an Affinity Acquisition Transaction or completes an Affinity Acquisition Transaction, then First Priority, in its sole and absolute discretion, and as its sole and exclusive remedy, may elect, upon written notice to Affinity within ten (10) business days after such termination (the “First Priority Break-Up Election Notice”), to require Affinity to make a cash payment in the amount of $1,000,000 (the “First Priority Termination Fee”). Affinity shall pay to First Priority the First Priority Termination Fee within ten (10) business days after written demand by First Priority after closing of an Affinity Acquisition Transaction. Such payment shall be made by wire transfer of immediately available funds to an account designated by First Priority.

(iv) In the event this Agreement is terminated by Affinity pursuant to Section 10.1(e)(ii) and (A) prior to such termination any person shall have publicly proposed or announced a First Priority Acquisition Transaction and (B) within twelve (12) months after such termination, First Priority enters into an agreement with respect to a First Priority Acquisition Transaction or complete a First Priority Acquisition Transaction, then Affinity, in its sole and absolute discretion, and as its sole and exclusive remedy, may elect, upon written notice to First Priority within ten (10) business days after such termination (the “Affinity Break-Up Election Notice”), to require First Priority to make a cash payment in the amount of $1,000,000 upon such termination (the “Affinity Termination Fee”). First Priority shall pay to Affinity the Affinity Termination Fee within ten (10) business days after written demand by Affinity after closing of a First Priority Acquisition Transaction. Such payment shall be made by wire transfer of immediately available funds to an account designated by Affinity.

(v) In the event that First Priority terminates this Agreement in accordance with Section 10.1(g) or Affinity terminates this Agreement in accordance with Section 10.1(i), Affinity shall pay to First Priority (i) $250,000 of the First Priority Termination Fee within ten (10) business days after First Priority gives notice of such termination, and (ii) the remaining $750,000 of the First Priority Termination Fee within ten (10) business days after written demand by First Priority after the closing of an Affinity Acquisition Transaction. Such payments shall be made by wire transfer of immediately available funds to an account designated by First Priority.

(vi) In the event that Affinity terminates this Agreement in accordance with Section 10.1(h) or First Priority terminates this Agreement in accordance with Section 10.1(j), First Priority shall pay to Affinity (i) $250,000 of the Affinity Termination Fee within ten (10) business days after Affinity gives notice of such termination, and (ii) the remaining $750,000 of the Affinity Termination Fee within ten (10) business days after written demand by First Priority after the closing of a First Priority Acquisition Transaction. Such payments shall be made by wire transfer of immediately available funds to an account designated by Affinity.

(c) The right to receive payment of the First Priority Termination Fee or Affinity Termination Fee under Section 10.2(b) (iii), (iv), (v), (vi) will constitute the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

10.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Affinity), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Affinity and First Priority, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to Affinity’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1. Confidentiality.

Except as specifically set forth herein, First Priority and Affinity mutually agree to be bound by the terms of the confidentiality agreement dated February 1, 2012 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

11.2. Public Announcements.

Affinity and First Priority shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Affinity nor First Priority shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

11.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(a), Article III, Section 7.17, and Section 7.20.

11.4. Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of First Priority, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.5. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next business day delivery, addressed as follows:

If to Affinity, to:	Steven A. Ehrlich Chairman, President and Chief Executive Officer Affinity Bancorp, Inc. 1310 Broadcasting Road P.O. Box 7068 Wyomissing, Pennsylvania 19610 Fax: (610) 898-7751

With required copies (which shall not constitute notice) to:	Kimberly J. Decker, Esq. Barley Snyder 126 East King Street Lancaster, PA 17602 Fax: (717) 291-4660

If to First Priority, to:	David E. Sparks Chairman, President and Chief Executive Officer First Priority Financial Corp. 2 West Liberty Boulevard, Suite 104 Malvern, Pennsylvania 19355 Fax: (484) 527-4038

With required copies (which shall not constitute notice) to:	David W. Swartz, Esq. Stevens & Lee, P.C. 111 North Sixth Street Reading, Pennsylvania 19601 Fax: (610) 988-0815

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier and requesting next business day delivery.

11.6. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.8(b) and 7.9 and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.8. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.9. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.10. Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.11. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12. Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Eastern District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, First Priority and Affinity have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

FIRST PRIORITY FINANCIAL CORP.

Dated: May 23, 2012	By:	/s/ David E. Sparks
		Name:	David E. Sparks
		Title:	Chairman, President and Chief Executive Officer

AFFINITY BANCORP, INC.

Dated: May 23, 2012	By:	/s/ Steven A. Ehrlich
		Name:	Steven A. Ehrlich
		Title:	Chairman, President and Chief Executive Officer

ANNEX B

607 Washington Street

Reading, PA 19601

Phone:    (610) 478-2105

Email:    info@go2griffin.com

Fax:    (610) 478-2222

May 23, 2012

The Board of Directors

First Priority Financial Corp.

Two West Liberty Boulevard

Suite 104

Malvern, PA 19355

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to First Priority Financial Corp. (the “Company”) of the exchange ratio required under the Agreement and Plan of Merger (the “Agreement”) between the Company and Affinity Bancorp, Inc. (“Affinity”) calling for the merger of Affinity with and into the Company with the Company surviving the merger in a strategic merger of equals transaction. Pursuant to the Agreement, Affinity will merge with and into the Company, and each outstanding share of Affinity common stock, other than shares of Affinity common stock held in treasury or owned by the Company and its affiliates, will be converted into 0.9813 shares (the “Exchange Ratio”) of Company Common Stock (the “Transaction”). Affinity common stock held in treasury or owned by the Company and its affiliates will be cancelled at the closing of the Transaction.

In connection with providing our opinion, we have (i) reviewed a draft of the Agreement dated May 22, 2012; (ii) reviewed and discussed with the Company certain publicly available business and financial information concerning Affinity and the Company and the banking, economic and regulatory environments in which they operate; (iii) reviewed and discussed with management of Affinity certain financial information as of December 31, 2011 and March 31, 2012 and for the periods then ended; (iv) reviewed and discussed with the Company matters relating to Affinity’s and the Company’s recent and pro forma liquidity, performance, asset quality, reserve levels, capital adequacy, growth expectations, strategic goals, and access to capital; (v) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions we deemed relevant; (vi) compared the financial condition and operating performance of each of the Company and Affinity with publicly available information concerning other companies we deemed relevant; (vii) compared the current and historical trading prices of certain publicly traded companies to the value attributed to the Company’s Common Stock in connection with the determination of the Exchange Ratio; (viii) considered the extensive efforts expended by management of the Company in attempting to identify a merger partner; and (ix) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of Affinity and the Company with respect to certain aspects of the Transaction, the past and current financial condition and business operations of Affinity and the Company, the strategy behind the combination and the resulting financial condition, future prospects and operations of Affinity and the Company, cost savings expected to be realized by Affinity and the Company in connection with the Transaction, the effects of the Transaction on the financial condition and future prospects of the Company on a pro forma consolidated basis, and certain other matters we believed necessary or appropriate to our opinion.

In providing our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Affinity and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not reviewed individual credit files of Affinity or the Company, nor have we conducted or been provided with any valuation or appraisal of any assets or liabilities (including any derivative or off-balance sheet liabilities) of Affinity or the Company, nor have we evaluated the solvency of Affinity or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are adequate. We are also not experts in the computation or evaluation of deferred taxes and, accordingly we have assumed such computations are correct and that the net deferred tax asset of Affinity and the Company are recoverable. In relying on financial analyses provided to us by Affinity and the Company or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. With your consent, our review of Affinity was limited to certain publicly-available information and discussions with the management of Affinity regarding the past and current business operations, financial condition and future prospects of Affinity.

We express no view as to any analyses, forecasts, estimates, or the assumptions on which they were based. We have also assumed that the representations and warranties made by Affinity and the Company in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis and that the covenants and agreements contained therein will be performed in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained without any adverse effect on Affinity or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio and we express no opinion as to the fairness of the Transaction to any particular constituency of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of the Company payable by reason of the Transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is completed. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we have had investment banking relationships with Affinity and the Company, for which we have received customary compensation. We call to the Company’s attention, as we have previously disclosed to the Company, that we are affiliated with Stevens & Lee, which firm is providing certain legal services to the Company in connection with the Transaction.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of Griffin Financial Group, LLC. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction and may not be relied upon by any other person for any other reason. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in any proxy statement mailed to stockholders of the Company provided that the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analysis in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

GRIFFIN FINANCIAL GROUP LLC

ANNEX C

May 23, 2012

Board of Directors

Affinity Bancorp, Inc.

1310 Broadcasting Road

Wyomissing, PA 19610

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Affinity Bancorp, Inc. (“Affinity”) of the exchange ratio (as defined below) in the proposed merger (the “Proposed Merger”) by and between Affinity and First Priority Financial Corp. (“First Priority”) as set forth in the Agreement and Plan of Merger dated May 23, 2012 (the “Merger Agreement”). As detailed in the Merger Agreement, Affinity will merge with and into First Priority, and each share of Affinity will be converted into the right to receive 0.9813 shares (the “Exchange Ratio”) of First Priority common stock (the “Shares”), with cash to be paid in lieu of fractional shares.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, First Priority and Affinity or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of First Priority and Affinity for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We have acted as Affinity’s financial advisor in connection with the Merger and will receive a fee for our service, a portion of which is contingent upon consummation of the Proposed Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach. Affinity has also agreed to indemnify us against certain liabilities arising out of our engagement.

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of First Priority and Affinity and reviewed certain internal financial analyses and forecasts prepared by the management of First Priority and Affinity, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance of First Priority and Affinity, (iv) studied and analyzed the consolidated financial and operating data of First Priority and Affinity, (v) reviewed the pro forma financial impact of the Proposed Merger on First Priority, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of First Priority and Affinity, (vi) considered the terms and conditions of the Proposed Merger between First Priority and Affinity as compared with the terms and conditions of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of First Priority’s and Affinity’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by First Priority and Affinity, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by First Priority and Affinity including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning First Priority and Affinity nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We express no opinion as to any financial projections or the

Members of the Board
May 23, 2012
Page 2

assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of First Priority or Affinity, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of First Priority and Affinity, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of First Priority and Affinity as to their most likely future performance. We have further relied on the assurances of management of First Priority and Affinity that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheets of First Priority and Affinity are adequate to cover such losses; we have not reviewed individual loans or credit files of First Priority and Affinity. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are not waived. We have assumed that the Proposed Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger.

Our opinion is based upon information provided to us by the management of First Priority and Affinity, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. Our opinion does not address the relative merits of the Merger and the other business strategies that Affinity’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of Affinity’s Board of Directors to proceed with the Merger. In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third parties regarding alternatives to the Transaction. We are expressing no opinion as to the value of the Shares when issued to holders of outstanding Affinity common stock pursuant to the Merger Agreement or the prices at which the Shares may trade at any time. Our opinion is for the information of Affinity’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors of Affinity in connection with the Proposed Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that this opinion may be referenced and included in its entirety in any filing made by First Priority in respect to the Proposed Merger with the Securities and Exchange Commission. Boenning & Scattergood, Inc. has not provided investment banking services in the past to either Affinity or First Priority. Boenning & Scattergood, Inc. has not had any material relationship with Affinity during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc. and Affinity. This Opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by Affinity’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Proposed Merger by any other shareholders of Affinity.

Members of the Board
May 23, 2012
Page 3

Based on the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio offered pursuant to the Merger Agreement, is fair, from a financial point of view, to Affinity.

Sincerely,

Boenning & Scattergood, Inc.

ANNEX D

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

Excerpt from Subchapter 19C

Section 1930. Dissenters’ rights.

(a) General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b) Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

(c) Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

Subchapter 15D—Dissenters Rights

Section 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

•	Section 1906I (relating to dissenters rights upon special treatment).

•	Section 1930 (relating to dissenters rights).

•	Section 1931(d) (relating to dissenters rights in share exchanges).

•	Section 1932I (relating to dissenters rights in asset transfers).

•	Section 1952(d) (relating to dissenters rights in division).

•	Section 1962I (relating to dissenters rights in conversion).

•	Section 2104(b) (relating to procedure).

•	Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

•	Section 2325(b) (relating to minimum vote requirement).

•	Section 2704I (relating to dissenters rights upon election).

•	Section 2705(d) (relating to dissenters rights upon renewal of election).

•	Section 2904(b) (relating to procedure).

•	Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

•	Section 7104(b)(3) (relating to procedure).

(b) Exceptions.

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932I or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters’ rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed).

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters’ rights under section 1906I (relating to dissenters’ rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763I (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

Section 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection I, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) Effectuation of the proposed corporate action;

(2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article VI of First Priority’s bylaws provides indemnification of directors, officers and other agents of First Priority and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Section 6.1(d) of First Priority’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under an agreement, vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Section 6.1(e) of First Priority’s bylaws, First Priority maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering First Priority for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by First Priority.

The foregoing is only a general summary of certain aspects of Pennsylvania law and First Priority’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of Article VI, Section 6.1 of the bylaws of First Priority.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 23, 2011, between First Priority Financial Corp. and Affinity Bancorp, Inc. (included in Part I as Annex A included in this Registration Statement).

3.1(i)	Articles of Incorporation of First Priority Financial Corp. (incorporated by reference to Exhibit 3.1 to First Priority’s registration statement No. 333-147950 on Form S-4 filed with the SEC on December 7, 2007)

3.1(ii)	Certificate of Designations for the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” of First Priority Financial Corp. (incorporated by reference to Exhibit 3.3 to First Priority’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 24, 2009)

3.1(iii)	Certificate of Designations for the “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” of First Priority Financial Corp. (incorporated by reference to Exhibit 3.4 to First Priority’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 24, 2009)

3.1(iv)*	Certificate of Designations for the “Fixed Rate Cumulative Perpetual Preferred Stock, Series C” of First Priority Financial Corp.

3.2	Bylaws of First Priority Financial Corp. (incorporated by reference to Exhibit 3.2 to First Priority’s registration statement No. 333-147950 on Form S-4 filed with the SEC on December 7, 2007)

5.1	Opinion of Stevens & Lee, P.C. as to the legality of the securities to be registered

8.1	Opinion of Stevens & Lee, P.C. as to the tax consequences of the merger

8.2	Opinion of Barley Snyder, LLP as to the tax consequences of the merger

10.1	Change in Control Agreement between First Priority Financial Corp. and David E. Sparks (incorporated by reference to Exhibit 10.2 to First Priority’s registration statement No. 333-147950 on Form S-4 filed with the SEC on December 7, 2007)

10.2*	Employment Agreement between First Priority Financial Corp. and Steven A. Ehrich

10.3	Change in Control Agreement between First Priority Financial Corp. and Lawrence E. Donato (incorporated by reference to Exhibit 10.3 to First Priority’s registration statement No. 333-147950 on Form S-4 filed with the SEC on December 7, 2007)

10.4	Change in Control Agreement between First Priority Financial Corp. and Mary Ann Messmer (incorporated by reference to Exhibit 10.4 to First Priority’s registration statement No. 333-147950 on Form S-4 filed with the SEC on December 7, 2007)

21.1*	Subsidiaries of First Priority Financial Corp.

23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)

23.2	Consent of Barley Snyder, LLP (included in Exhibit 8.2 to this Registration Statement)

23.3	Consent of ParenteBeard LLC

23.4*	Consent of Griffin Financial Group LLC

23.5	Consent of Herbein + Company, Inc.

23.6*	Consent of Boenning and Scattergood, Inc.

24.1*	Powers of Attorney

99.1*	Form of Proxy Card for Special Meeting of Shareholders of First Priority Financial Corp.

99.2*	Form of Proxy Card for Special Meeting of Shareholders of Affinity Bancorp, Inc.

99.3	Opinion of Griffin Financial Group LLC (included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement)

99.4	Opinion of Boenning and Scattergood, Inc. (included as Annex C to the Joint Proxy Statement/Prospectus contained in this Registration Statement)

*	Previously filed.

(d) Financial statement schedules: Not applicable.

(e) Reports, opinion or appraisals: The opinion of Griffin Financial Group LLC is included as Annex B to the joint proxy statement/prospectus and the opinion of Boenning and Scattergood, Inc. is included as Annex C to the joint proxy statement/prospectus.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration from with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

(c) The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(f) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Priority Financial Corp, has duly caused this amendment to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malvern, Commonwealth of Pennsylvania, on September 19, 2012.

FIRST PRIORITY FINANCIAL CORP.

By:	/s/ David E. Sparks
Name:	David E. Sparks
Title:	Chairman, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David E. Sparks David E. Sparks	Chairman, President and Chief Executive Officer; Director (Principal Executive Officer)	September 19, 2012

/s/ Lawrence E. Donato Lawrence E. Donato	Executive Vice President and Chief Financial Officer; Director (Principal Financial and Accounting Officer)	September 19, 2012

* Mary Ann Messmer	Executive Vice President; Director	September 19, 2012

* Howard R. Berlin	Director	September 19, 2012

* John K. Desmond, Jr.	Director	September 19, 2012

* Robert J. Fairbaugh	Director	September 19, 2012

* Alan P. Novak	Director	September 19, 2012

* Mel A. Shaftel	Director	September 19, 2012

* Vincent P. Small, Jr.	Director	September 19, 2012

* Patrick M. Smith	Director	September 19, 2012

* Christopher E. Spinieo	Director	September 19, 2012

* Karen G. Tarte	Director	September 19, 2012

* Michael G. Wade	Director	September 19, 2012

* William L. Wetty	Director	September 19, 2012

* Samuel J. Worthington, Jr.	Director	September 19, 2012

* By	/s/ David E. Sparks David E. Sparks Attorney in fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 23, 2011, between First Priority Financial Corp. and Affinity Bancorp, Inc. (included in Part I as Annex A included in this Registration Statement).

3.1(i)	Articles of Incorporation of First Priority Financial Corp. (incorporated by reference to Exhibit 3.1 to First Priority’s registration statement No. 333-147950 on Form S-4 filed with the SEC on December 7, 2007)

3.1(ii)	Certificate of Designations for the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” of First Priority Financial Corp. (incorporated by reference to Exhibit 3.3 to First Priority’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 24, 2009)

3.1(iii)	Certificate of Designations for the “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” of First Priority Financial Corp. (incorporated by reference to Exhibit 3.4 to First Priority’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 24, 2009)

3.1(iv)*	Certificate of Designations for the “Fixed Rate Cumulative Perpetual Preferred Stock, Series C” of First Priority Financial Corp.

3.2	Bylaws of First Priority Financial Corp. (incorporated by reference to Exhibit 3.2 to First Priority’s registration statement No. 333-147950 on Form S-4 filed with the SEC on December 7, 2007)

5.1	Opinion of Stevens & Lee, P.C. as to the legality of the securities to be registered

8.1	Opinion of Stevens & Lee, P.C. as to the tax consequences of the merger

8.2	Opinion of Barley Snyder, LLP as to the tax consequences of the merger

10.1	Change in Control Agreement between First Priority Financial Corp. and David E. Sparks (incorporated by reference to Exhibit 10.2 to First Priority’s registration statement No. 333-147950 on Form S-4 filed with the SEC on December 7, 2007)

10.2*	Employment Agreement between First Priority Financial Corp. and Steven A. Ehrich

10.3	Change in Control Agreement between First Priority Financial Corp. and Lawrence E. Donato (incorporated by reference to Exhibit 10.3 to First Priority’s registration statement No. 333-147950 on Form S-4 filed with the SEC on December 7, 2007)

10.4	Change in Control Agreement between First Priority Financial Corp. and Mary Ann Messmer (incorporated by reference to Exhibit 10.4 to First Priority’s registration statement No. 333-147950 on Form S-4 filed with the SEC on December 7, 2007)

21.1*	Subsidiaries of First Priority Financial Corp.

23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)

23.2	Consent of Barley Snyder, LLP (included in Exhibit 8.2 to this Registration Statement)

23.3	Consent of ParenteBeard LLC

23.4*	Consent of Griffin Financial Group LLC

23.5	Consent of Herbein + Company, Inc.

23.6*	Consent of Boenning and Scattergood, Inc.

24.1*	Powers of Attorney

99.1*	Form of Proxy Card for Special Meeting of Shareholders of First Priority Financial Corp.

99.2*	Form of Proxy Card for Special Meeting of Shareholders of Affinity Bancorp, Inc.

99.3	Opinion of Griffin Financial Group LLC (included as Annex B to the Joint Proxy Statement/Prospectus contained in this Registration Statement)

99.4	Opinion of Boenning and Scattergood, Inc. (included as Annex C to the Joint Proxy Statement/Prospectus contained in this Registration Statement)

*	Previously filed.